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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

INTERLINE BRANDS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of Interline Brands, Inc.
(2)	Aggregate number of securities to which transaction applies:
31,003,251 shares of Interline Brands, Inc. common stock (excluding 927,386 shares of common stock owned by P2 Capital Master Fund I, L.P.) issued and outstanding as of June 18, 2012; options to purchase 3,070,683 shares of Interline Brands, Inc. common stock vested and outstanding as of June 18, 2012 with exercise prices less than $25.50 per share; and 718,436 restricted share units outstanding as of June 18, 2012 that, upon consummation of the merger, will automatically vest in accordance with their terms.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$25.50 per share of Interline Brands, Inc. common stock.
(4)	Proposed maximum aggregate value of transaction:
$832,823,639.07 (the sum of (A) 31,003,251 shares of Interline Brands, Inc. common stock (excluding 927,386 shares of common stock owned by P2 Capital Master Fund I, L.P.) multiplied by $25.50 per share, (B) 3,070,683 shares of Interline Brands, Inc. common stock subject to options with exercise prices less than $25.50, multiplied by $7.79 per share (which is the excess of $25.50 over the weighted average exercise price per share of $17.71) and (C) 718,436 shares of Interline Brands, Inc. common stock subject to restricted share units that, upon consummation of the merger, will automatically vest in accordance with their terms, multiplied by $25.50).
	(5)	Total fee paid: $95,441.59

The filing fee was calculated, in accordance with Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, by multiplying 0.0001146 by the sum of the proposed maximum aggregate value of the transaction.
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Interline Brands, Inc.
701 San Marco Boulevard
Jacksonville, Florida 32207
(904) 421-1400

August 1, 2012

Dear Stockholder:

        You are cordially invited to attend a special meeting of stockholders of Interline Brands, Inc., a Delaware corporation ("Interline" or the "Company"), to be held on August 29, 2012, at 10:00 a.m., local time, at the offices of the Company, located at 701 San Marco Boulevard, Jacksonville, Florida 32207.

        At the special meeting, you will be asked to (i) adopt an Agreement and Plan of Merger, dated as of May 29, 2012 (as it may be amended, the "merger agreement"), by and among Isabelle Holding Company Inc., a Delaware corporation (which corporation may be converted into a Delaware limited liability company prior to the closing of the merger (as defined herein)), an affiliate of GS Capital Partners VI L.P. and interests of which will be owned, at the closing of the transactions contemplated by the merger agreement, by one or more investment funds managed by P2 Capital Partners, LLC and certain members of Company management ("Parent"), Isabelle Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company, pursuant to which Merger Sub will be merged with and into the Company (the "merger") with the Company surviving as a wholly owned subsidiary of Parent and (ii) cast an advisory (non-binding) vote to approve certain agreements or understandings, with and items of compensation that are based on or otherwise related to the merger payable to, certain Interline named executive officers under agreements with the Company (the "golden parachute" compensation).

        If the merger is completed, each share of Interline common stock, par value $0.01 per share, that you own immediately prior to the effective time of the merger, other than as provided below, will be converted into the right to receive $25.50 in cash (the "per share merger consideration"), without interest and less applicable withholding taxes. The following shares of Interline common stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (a) shares of common stock owned by the Company, (b) shares of common stock owned by Parent or Merger Sub, including shares contributed to Parent by P2 Capital Master Fund I, L.P., an affiliated fund of P2 Capital Partners, LLC or (c) shares of common stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware. Immediately following the completion of the merger, Parent will own all of the Company's issued and outstanding capital stock. As a result, the Company will no longer have its stock listed on the New York Stock Exchange and will no longer be required to file periodic and other reports with the Securities and Exchange Commission with respect to Interline common stock. After the merger, you will no longer have an equity interest in the Company and will not participate in any potential future earnings of the Company.

        The Company's Board of Directors has unanimously approved and authorized the merger agreement and the transactions contemplated by the merger agreement, including the merger, determined that the merger agreement is advisable and in the best interest of the Company's stockholders, and recommends that you vote "FOR" adoption of the merger agreement. In arriving at its recommendations, the Company's Board of Directors carefully considered a number of factors described in the accompanying Proxy Statement.

        The Company's Board of Directors also recommends that you vote "FOR" advisory (non-binding) approval of the "golden parachute" compensation. Adoption of the merger agreement and approval of the "golden parachute" compensation are subject to separate votes by the Company's stockholders, and approval of the "golden parachute" compensation is not a condition to completion of the merger.

        In considering the recommendation of the Company's Board of Directors, you should be aware that some of the Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company's stockholders generally.

        If your shares are held in "street name" by your broker, bank or other nominee, your broker, bank or other nominee will be unable to vote your shares without receiving instructions from you. You should instruct your broker, bank or other nominee to vote your shares, and you should do so following the procedures provided by your broker, bank or other nominee. Failure to instruct your broker, bank or other nominee to vote your shares will have the same effect as voting against adoption of the merger agreement and approval of the advisory non-binding vote on the "golden parachute" compensation.

        If you do not hold your shares in "street name" and you complete, sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of adoption of the merger agreement and approval of the "golden parachute" compensation. If you fail to return your proxy card and fail to vote at the special meeting, the effect will be the same as a vote against adoption of the merger agreement and approval of the advisory non-binding vote on "golden parachute" compensation. Returning the proxy card does not deprive you of your right to attend the special meeting and vote your shares in person.

        Your proxy may be revoked at any time before it is voted by submitting a later-dated proxy to the Company by Internet, by telephone or by mail, by submitting a written revocation to the Company's corporate secretary prior to the vote at the special meeting, or by attending and voting in person at the special meeting. For shares held in "street name," you may revoke or change your vote by submitting instructions to your bank, broker or other nominee.

        Any holder of Interline common stock who does not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Interline common stock in lieu of the per share merger consideration if the merger is completed, but only if they submit a written demand for appraisal of their shares before the taking of the vote on the merger agreement at the special meeting and they comply with all requirements of Section 262 of the General Corporation Law of the State of Delaware for exercising appraisal rights, which are summarized in the accompanying Proxy Statement.

        The merger cannot be completed unless the holders of a majority of the outstanding shares of Interline common stock adopt the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card or submit your proxy by following the instructions on the proxy card.

        Thank you for your continued support.

Sincerely,

Michael J. Grebe Chairman of the Board and Chief Executive Officer

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document or the accompanying Proxy Statement. Any representation to the contrary is a criminal offense.

        The accompanying Proxy Statement is dated August 1, 2012 and is first being mailed to the Company's stockholders on or about August 1, 2012.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 29, 2012

INTERLINE BRANDS, INC.

To the Stockholders of Interline Brands, Inc.:

        Notice is hereby given that a special meeting of stockholders of Interline Brands, Inc., a Delaware corporation ("Interline" or the "Company"), will be held on August 29, 2012, at 10:00 a.m., local time, at the offices of the Company, located at 701 San Marco Boulevard, Jacksonville, Florida 32207, for the following purposes:

  1.
  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 29, 2012 (as it may be amended, the "merger agreement"), by and among Isabelle Holding Company Inc., a Delaware corporation (which corporation may be converted into a Delaware limited liability company prior to the closing of the merger (as defined herein)), an affiliate of GS Capital Partners VI L.P. and interests of which will be owned, at the closing of the transactions contemplated by the merger agreement, by one or more investment funds managed by P2 Capital Partners, LLC and certain members of Company management ("Parent"), Isabelle Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company, providing for the merger of Merger Sub with and into the Company (the "merger"), with the Company surviving the merger as a wholly owned subsidiary of Parent;

  2.
  To consider and cast an advisory (non-binding) vote on a proposal to approve certain agreements or understandings with, and items of compensation payable to, the Company's named executive officers that are based on or otherwise related to the merger (the "golden parachute" compensation);

  3.
  To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

  4.
  To consider and vote upon any other matters that properly come before the special meeting or any adjournment or postponement thereof.

        Only holders of record of Interline common stock, par value $0.01 per share, at the close of business on July 26, 2012, the record date of the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

        The merger agreement, the merger and the "golden parachute" compensation arrangements are more fully described in the accompanying Proxy Statement, which the Company urges you to read carefully and in its entirety. A copy of the merger agreement is attached as Appendix A to the accompanying Proxy Statement, which the Company also urges you to read carefully and in its entirety.

        The merger cannot be completed unless the holders of a majority of the outstanding shares of Interline common stock approve the merger agreement. The approval of the "golden parachute" compensation is advisory (non-binding) and is not a condition to completion of the merger. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card or submit your proxy by Internet, by telephone or by mail following the instructions on the proxy card.

        The affirmative vote of the holders of a majority of the shares of Interline common stock outstanding and entitled to vote is necessary to adopt the merger agreement.

        The Company's Board of Directors has unanimously approved and authorized the merger agreement, and recommends that you vote "FOR" adoption of the merger agreement. The Company's Board of Directors recommends that you vote "FOR" approval, on an advisory (non-binding) basis, of the "golden parachute" compensation payable to the Company's named executive officers in connection with the merger.

        Under the Delaware General Corporation Law, the Company's stockholders may exercise appraisal rights in connection with the merger. Stockholders who do not vote in favor of the proposal to adopt the merger agreement and who comply with all of the other necessary procedural requirements under the Delaware General Corporation Law will have the right to dissent from the merger and to seek appraisal of the fair value of their Interline shares in lieu of receiving the per share merger consideration, as determined by the Delaware Court of Chancery. For a description of appraisal rights and the procedures to be followed to assert them, stockholders should review the provisions of Section 262 of the General Corporation Law of the State of Delaware, a copy of which is included as Appendix B to the accompanying Proxy Statement.

        The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for the approval of the advisory (non-binding) proposal on "golden parachute" compensation.

        The Company urges you to read the Proxy Statement and merger agreement carefully and in their entirety.

        If you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Michael Agliata via telephone at (904) 421-1471 or via email at Michael.Agliata@interlinebrands.com. You may also call the Company's proxy solicitor Georgeson Inc., toll-free at 1-888-206-5896.

BY ORDER OF THE BOARD OF DIRECTORS

Michael Agliata Vice President, General Counsel and Secretary

August 1, 2012

        Please do not send your Interline common stock certificates to the Company at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

 Proxy Statement

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ii

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INTERLINE BRANDS, INC.
701 San Marco Boulevard
Jacksonville, Florida 32207

PROXY STATEMENT

        This Proxy Statement contains information related to a special meeting of stockholders of Interline Brands, Inc. to be held on August 29, 2012, at 10:00 a.m., local time, at the offices of the Company, located at 701 San Marco Boulevard, Jacksonville, Florida 32207, and at any adjournments or postponements thereof. The Company is furnishing this Proxy Statement to the Company's stockholders as part of the solicitation of proxies by the Company's Board of Directors for use at the special meeting. At the special meeting you will be asked to, among other things, consider and vote on the adoption of the merger agreement. This Proxy Statement is first being mailed to stockholders on or about August 1, 2012.

SUMMARY TERM SHEET

        This following summary term sheet highlights selected information contained in this Proxy Statement and may not contain all of the information that is important to you. The Company urges you to read this entire Proxy Statement carefully, including the appendices, before voting. The Company has included section references to direct you to a more complete description of the topics described in this summary term sheet. You may obtain the information incorporated by reference into this Proxy Statement without charge by following the instructions in "Where Stockholders Can Find More Information" beginning on page 103. Unless the context requires otherwise, references in this Proxy Statement to the "Company" or "Interline" refer to Interline Brands, Inc., a Delaware corporation, references to "Parent" refer to Isabelle Holding Company Inc., a Delaware corporation (which corporation may be converted into a Delaware limited liability company prior to the closing of the merger (as defined herein)), and references to "Merger Sub" refer to Isabelle Acquisition Sub Inc., a Delaware corporation.

  •
  Purpose of Stockholders' Vote.  You are being asked to:

  •
  consider and vote upon a proposal (the "merger proposal") to adopt the Agreement and Plan of Merger, dated as of May 29, 2012, by and among Parent, Merger Sub and the Company, as it may be amended from time to time, which is referred to in this Proxy Statement as it may so be amended, as the "merger agreement". A copy of the merger agreement is attached hereto as Appendix A. Pursuant to the merger agreement, Merger Sub will be merged with and into the Company (the "merger"), and the Company will continue as the surviving corporation and become a wholly owned subsidiary of Parent. If the merger is completed, each issued and outstanding share of Interline common stock, other than as provided below, will be converted into the right to receive $25.50 in cash, without interest and less applicable withholding taxes. The following shares of Interline common stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (a) shares of common stock owned by the Company, (b) shares of common stock owned by Parent or Merger Sub, including shares contributed to Parent by P2 Capital Master Fund I, L.P., an affiliated fund of P2 Capital Partners, LLC (the "P2 Fund") and certain members of the Company management or (c) shares of common stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"). See "The Special Meeting" beginning on page 22 and "The Merger (Proposal 1)" beginning on page 26; and

  •
  approve on an advisory (non-binding) basis certain agreements and other items of compensation tied to or based on the merger payable to the Company's named executive officers under arrangements with the Company (which is referred to in this Proxy Statement as the "golden parachute" compensation). See "Advisory Vote on Golden Parachute Compensation (Proposal 2)" beginning on page 96.

  •
  Required Vote of the Company's Stockholders.

  •
  Under the DGCL, the affirmative vote of the holders of a majority of the shares of Interline common stock outstanding and entitled to vote is necessary to approve the merger agreement. Abstentions and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

  •
  The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for the approval of the advisory (non-binding) proposal on the "golden parachute" compensation. The vote to approve the "golden parachute" compensation is advisory only and will not be binding on the Company or Parent and is not a condition to completion of the merger. If the merger agreement is adopted by the stockholders and completed, the "golden parachute" compensation may be paid to the Company's named executive officers even if stockholders fail to approve the golden parachute compensation. Abstentions are treated as a vote against the proposal to approve the "golden parachute" compensation if your shares are otherwise present in person or otherwise represented in proxy at the special meeting. However, broker non-votes (or other failures to vote) will have no effect on the proposal to approve the "golden parachute" compensation.

  •
  The approval of the proposal to adjourn the special meeting if there are not sufficient votes to adopt the merger proposal requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the special meeting and entitled to vote thereon. See "The Special Meeting—Record Date; Stockholders Entitled to Vote; Quorum; Voting Information" beginning on page 23 and "Advisory Vote on Golden Parachute Compensation (Proposal 2)" beginning on page 96.

  •
  Parties Involved in the Proposed Transaction.  The Company, a Delaware corporation headquartered in Jacksonville, Florida, is a leading national distributer and direct marketer of maintenance, repair and operations products. Parent is a Delaware corporation (which corporation may be converted into a Delaware limited liability company prior to the consummation of the merger) affiliated with GS Capital Partners VI L.P. and interests of which will be owned, at the closing of the transactions contemplated by the merger agreement, by one or more investment funds managed by P2 Capital Partners, LLC and certain members of Company management. Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent. Both Parent and Merger Sub were formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. See "The Companies" beginning on page 19.

  •
  Special Meeting.  The stockholders' vote will take place at a special meeting to be held on August 29, 2012, at 10:00 a.m., local time, at the offices of the Company, located at 701 San Marco Boulevard, Jacksonville, Florida 32207. See "The Special Meeting" beginning on page 22.

  •
  Conditions to the Merger.  The completion of the merger is subject to the satisfaction or waiver of conditions, which are described in "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 89. These conditions include, among others:

  •
  the adoption of the merger agreement by the holders of a majority of the outstanding shares of Interline common stock;

    •
    the expiration or termination of the regulatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), which waiting period terminated on June 20, 2012;

    •
    the absence of any order or law of any governmental entity that restrains, enjoins or otherwise prohibits the consummation of the merger or the other material transactions contemplated by the merger agreement;

    •
    the absence of a material adverse effect on the Company;

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    the delivery of a certificate of the chief financial officer of the Company to Parent certifying that the unrestricted cash as of the closing date of the Company and its domestic subsidiaries available to be lawfully dividended to the Company by its subsidiaries in compliance with the Existing Indenture (less the principal amount drawn under the Company's existing ABL credit facility as of the closing date) is not less than $50 million;

    •
    the Company's, Parent's and Merger Sub's performance in all material respects of their agreements and covenants in the merger agreement (subject to certain exceptions); and

    •
    the accuracy of the representations and warranties of the Company (subject in certain cases to certain materiality, knowledge and other qualifications), and the accuracy of the representation and warranty with regard to the ability as of May 29, 2012 of Interline Brands, Inc., a New Jersey corporation and a direct subsidiary of the Company ("Interline New Jersey"), to make restricted payments in compliance with the indenture governing the outstanding 7.00% senior subordinated notes due 2018 issued by Interline New Jersey (the "Existing Notes") in an amount of not less than $200 million.

  •
  Marketing Period.  The merger agreement provides that the closing of the merger is to take place on the third business day after the day on which the conditions to closing (other than those conditions that by their terms are to be satisfied by actions taken at the closing) are satisfied or waived. However, if the marketing period has not ended at such time, then the marketing period will commence on September 5, 2012 and end on September 25, 2012 and the closing may not occur earlier than September 28, 2012, unless Parent agrees to an earlier closing. Notwithstanding the requirement in the immediately preceding sentence, Parent has advised the Company that Parent expects the merger to close in early to mid September if all of the conditions to closing are satisfied or waived by that time, although there is no assurance that the merger will close prior to September 28, 2012, if at all. For additional information on the marketing period, see "The Merger Agreement—Closing and Effective Time of The Merger; Marketing Period" beginning on page 68.

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  Regulatory Approvals.  The merger cannot be completed until the Company and Parent each (i) file a notification and report form under the HSR Act and (ii) the applicable waiting periods have expired or been terminated. Early termination of the waiting period under the HSR Act with respect to the merger was granted on June 20, 2012. See "The Merger (Proposal 1)—Regulatory Approvals."

  •
  Record Date.  You are entitled to vote at the special meeting if you owned shares of Interline common stock at the close of business on July 26, 2012, which is the record date for the special meeting. On the record date, 31,930,798 shares of Interline common stock were outstanding and entitled to vote at the special meeting. See "The Special Meeting—Record Date; Stockholders Entitled to Vote; Quorum; Voting Information" beginning on page 23.

  •
  Voting Information.  You will have one vote for each share of Interline common stock that you owned at the close of business on the record date. If your shares are held in "street name" by a broker, you will need to provide your broker with instructions on how to vote your shares. Before voting your shares of Interline common stock, you should read this Proxy Statement in its entirety, including its appendices, and carefully consider how the merger affects you. Then, submit your completed, dated and signed proxy by Internet, by telephone or by mail, as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, please refer to "The Special Meeting—Record Date; Stockholders Entitled to Vote; Quorum; Voting Information" beginning on page 23.

  •
  Board Recommendation.  The Company's Board of Directors, after careful consideration, has unanimously approved and authorized the merger agreement and the transactions contemplated by the merger agreement, including the merger, determined that the merger agreement is advisable and in the best interests of the stockholders of the Company, and recommends that you vote "FOR" adoption of the merger agreement. The Company's Board of Directors also recommends that you vote "FOR" approval of the "golden parachute" compensation. See "The Merger (Proposal 1)—Recommendation of the Company's Board of Directors" beginning on page 34 and see "Advisory Vote on Golden Parachute Compensation (Proposal 2)" beginning on page 96.

  •
  Opinion of Barclays.  On May 28, 2012, in connection with the merger, the Company's financial advisor, Barclays Capital Inc. ("Barclays"), rendered its oral opinion, which opinion was subsequently confirmed in a written opinion dated May 29, 2012, to the Company's Board of Directors to the effect that, as of that date and based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, the per share merger consideration of $25.50 to be offered to the stockholders of the Company in the merger was fair, from a financial point of view, to such stockholders (other than P2 Capital Partners, LLC and its affiliated funds).

    The full text of the written opinion, dated May 29, 2012, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion, is attached as Appendix C to this Proxy Statement. The Company encourages you to read the opinion carefully in its entirety. Barclays' opinion is addressed to the Company's Board of Directors, addresses only the fairness, from a financial point of view, of the per share merger consideration to be offered to the stockholders of Interline (other than P2 Capital Partners, LLC and its affiliated funds) and does not constitute a recommendation to any stockholder of Interline as to how such stockholder should vote with respect to the merger or any other matter.

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  Financing of the Merger.  Parent has obtained equity commitments from GS Capital Partners VI Fund, L.P. ("GS Fund VI"), GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P. and GS Capital Partners VI GmbH & Co (collectively, the "GS Funds") and the P2 Fund and Parent has advised the Company that Merger Sub has obtained the debt financing commitments from Goldman Sachs Lending Partners LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A. for the transactions contemplated by the merger agreement, the aggregate proceeds of which (together with cash on hand of the Company at closing) are expected to be sufficient for Parent and Merger Sub to pay the aggregate merger consideration, the amounts payable with respect to the Company's stock options and the Company's restricted share units, and the related fees and expenses of the transactions contemplated by the merger agreement. The consummation of the merger is not subject to any financing conditions (although funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided). See "The Merger (Proposal 1)—Merger Financing" beginning on page 51.

  •
  Limited Guarantees.  In connection with the merger agreement, GS Fund VI and the P2 Fund have each executed a limited guarantee in favor of the Company to guarantee, subject to the limitations described therein, 100% in the case of GS Fund VI and 8.05% in the case of the P2 Fund, of the payment of certain payment obligations that may be owed by Parent and/or Merger Sub pursuant to the merger agreement, including certain indemnification and reimbursement obligations under the merger agreement, the payment of any reverse termination fee that may become payable by Parent and Merger Sub following a termination of the merger agreement by the Company in specified circumstances, and all costs and expenses (including attorney's fees and expenses) reasonably incurred by the Company in connection with the enforcement of the limited guarantee or the exercise of specific performance under the merger agreement. The guarantees are subject to an overall cap of $68.4 million plus the amount of the reimbursement and indemnification obligations under the merger agreement and any costs and expenses reasonably incurred by the Company in connection with the enforcement of the limited guarantee or the exercise of specific performance under the merger agreement. The Company is contractually entitled to require such affiliates to perform under the guarantees. See "The Merger (Proposal 1)—Merger Financing" beginning on page 51.

  •
  Interests of the Company's Directors and Executive Officers in the Merger.  No stockholder is entitled to receive any special merger consideration. However, in considering the recommendation of the Company's Board of Directors, you should be aware that some of the Company's executive officers and directors have interests in the merger that may be different from your interests as a stockholder and that may present actual or potential conflicts of interest. Additionally, the Company's chief executive officer has agreed to reinvest $6.7 million in Parent at the time of the merger, and it is anticipated that other members of the Company's senior management will reinvest between 30% and 50% of their after-tax proceeds from the merger attributable to each component of their existing equity, on terms to be agreed upon between management and Parent, a portion of which, in each case, may be satisfied through an exchange of shares and/or options (which in the case of options will be based on the intrinsic value of the exchanged options on the date of closing of the merger) in the Company for shares and/or options in Parent. These interests are discussed in "The Merger (Proposal 1)—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 54 and "Advisory Vote on Golden Parachute Compensation (Proposal 2)" beginning on page 96.

  •
  Material U.S. Federal Income Tax Consequences of the Merger.  The merger will be a taxable event for United States ("U.S.") federal income tax purposes. Each U.S. holder (as defined in this Proxy Statement) will recognize a taxable gain or loss equal to the difference between the consideration received (prior to reduction for any applicable withholding taxes) in the merger and the U.S. holder's adjusted tax basis in the shares of Interline common stock surrendered. See "The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences" beginning on page 62 for a discussion of material U.S. federal income tax consequences of the merger to certain U.S. holders. The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

  •
  Treatment of Outstanding Options, Restricted Share Units and Restricted Stock.  Unless otherwise agreed upon between Parent and any such stock option holder, immediately prior to the effective time of the merger, each stock option issued under the Company's equity compensation plans or programs, whether or not then exercisable or vested, will be cancelled and converted into the right to receive an amount in cash equal to, without interest and less applicable withholding taxes, the product of (i) the excess, if any, of $25.50 (the per share merger consideration) over the per share exercise price of the applicable stock option and (ii) the aggregate number of shares of common stock that may be acquired upon exercise of such stock option immediately prior to the effective time of the merger. Also at the effective time of the merger, unless otherwise agreed upon between Parent and any such holder, each restricted share unit granted under the Company's equity compensation plans or programs will vest (to the extent not already vested) in accordance with its terms. Further, in connection with the action approving the merger and the merger agreement, the Company's Board of Directors authorized the accelerated vesting of the performance conditions applicable to restricted share units outstanding immediately prior to the consummation of the merger. Under the merger agreement, with respect to any portion of a restricted share unit award that vests on achievement of performance conditions, the number of shares of Interline common stock subject to such award will be equal to the maximum amount of such award. Accordingly, unless otherwise agreed upon between Parent and any such holder, all restricted share units will vest at the maximum amount of such award as of immediately prior to the consummation of the merger. At the effective time of the merger, unless otherwise agreed upon between Parent and any such holder, each vested restricted share unit will be converted into the right to receive an amount in cash equal to $25.50 (the per share merger consideration) per share of Interline common stock underlying such restricted share unit, without interest and less applicable withholding taxes. Also at the effective time of the merger, unless otherwise agreed upon between Parent and any such holder, each share of restricted stock granted under the Company's equity compensation plans or programs will vest (to the extent not already vested) in accordance with its terms and each vested share of restricted stock will be converted into the right to receive an amount in cash equal to $25.50 (the per share merger consideration) per share of Interline common stock underlying such share of restricted stock, without interest and less applicable withholding taxes. As of the date of this Proxy Statement, there are no shares of restricted stock outstanding.

  •
  Appraisal Rights.  Stockholders who oppose the merger may exercise their right to seek appraisal of the fair value of their shares of Interline common stock as determined by the Court of Chancery of the State of Delaware if the merger is completed, but only if they do not vote in favor of adopting the merger agreement and otherwise comply with the procedures of Section 262 of the DGCL, which is the appraisal rights statute applicable to Delaware corporations. A copy of Section 262 of the DGCL is included as Appendix B to this Proxy Statement and the procedures are summarized in this Proxy Statement. See "The Merger (Proposal 1)—Appraisal Rights" beginning on page 58 and Appendix B to this Proxy Statement. This appraisal amount could be more than, the same as or less than the $25.50 per share merger consideration. Your failure to follow exactly the procedures specified under DGCL will result in the loss of your appraisal rights.

  •
  Anticipated Closing of the Merger.  The merger will be completed after all of the conditions to the merger, as detailed above, are satisfied or waived and the marketing period has ended. The Company currently expects the merger to be completed in early to mid September 2012, although the Company cannot assure completion by any particular date, if at all. The Company will issue a press release once the merger has been completed. See "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 89.

  •
  Solicitations of Other Offers; "Go-Shop Period".  Following the execution of the merger agreement and continuing until 11:59 p.m. (New York City time) on June 28, 2012 (the "go-shop period"), the Company and its representatives were, subject to certain limitations specified in the merger agreement, permitted to initiate, solicit and encourage alternative acquisition proposals from third parties, including by way of providing non-public information, and enter into, engage in and maintain discussions or negotiations with third parties with respect to alternative acquisition proposals, or inquiries, proposals or offers or other efforts or attempts that could lead to an alternative acquisition proposal. The Company and its representatives were permitted to continue to engage in the activities described in the previous sentence for an additional fifteen days after the end of the go-shop period (and subject to further extension in certain circumstances) (the date such period expires, the "cut-off date") with respect to certain third parties that made alternative acquisition proposals during the go-shop period that the Company's Board of Directors determined were bona fide and were or would reasonably be expected to result in a superior proposal. Barclays, on behalf of the Company, contacted 54 potential bidders during the go-shop period. However, the Company did not receive any alternative acquisition proposals during such period. See "The Merger Agreement—Covenants of the Company—Solicitation of Acquisition Proposals; Fiduciary

    Out" beginning on page 79 and "The Merger Agreement—Effect of Termination; Fees and Expenses" beginning on page 92.

  •
  No-Shop Provisions after "Go-Shop Period".  Except as described in the previous bullet, starting at 12:00 a.m. on June 29, 2012, the Company became subject to customary "no-shop" provisions on its ability to solicit alternative acquisition proposals from third parties and to provide information to and enter into, engage in and maintain discussions or negotiations with third parties regarding alternative acquisition proposals. However, prior to receipt of the Stockholder Approval, the no-shop provision is subject to a "fiduciary out" provision that allows the Company to provide information and participate in discussions with respect to an unsolicited written acquisition proposal (or a proposal which was solicited during the go-shop period) that the Company's Board of Directors has determined in good faith constitutes or would reasonably be expected to lead to a superior proposal and, subject to compliance with the terms of the merger agreement (including providing Parent and Merger Sub with prior notice and allowing Parent matching rights), to change its recommendation due to an intervening event or to approve, recommend or declare advisable, and authorize the Company to enter into an acquisition agreement with respect to a superior proposal. See "The Merger Agreement—Covenants of the Company—Solicitation of Acquisition Proposals; Fiduciary Out" beginning on page 79 and "The Merger Agreement—Effect of Termination; Fees and Expenses" beginning on page 92.

  •
  Termination.  The merger agreement may be terminated before the completion of the merger in certain circumstances. See "The Merger Agreement—Termination" beginning on page 91.

  •
  Termination Fees.  The merger agreement contains certain termination rights for both the Company and Parent. The merger agreement provides that, upon termination under specified circumstances, the Company would be required to pay Parent, Goldman, Sachs & Co., and P2 Capital Partners, LLC, in the aggregate, a termination fee in an amount equal to $29.9 million plus reimbursable expenses up to a maximum of $5 million; however, if the termination in any such circumstances is in connection with a superior proposal arising during the go-shop period and entered into prior to the cut-off date, the Company would be required to pay Parent a termination fee equal to $13.9 million plus reimbursable expenses up to a maximum of $5 million. The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee equal to $51.3 million upon termination under certain specified circumstances, and a reverse termination fee of $68.4 million in the event of termination under such circumstances if Parent has committed a willful and material breach of any of its representations, warranties, covenants or agreements under the merger agreement, other than a willful and material breach arising solely by reason of Parent and Merger Sub failing to consummate the merger if the debt financing is not available pursuant to its terms. In addition, subject to certain limitations, either party may terminate the merger agreement if the merger is not consummated by November 29, 2012. See "The Merger Agreement—Effect of Termination; Fees and Expenses" beginning on page 92.

  •
  Specific Performance.  Under certain circumstances, a party may seek specific performance to require the other party to complete the merger. Each party will be entitled to specifically enforce the other party's obligations to comply with its general covenants under the merger agreement. Additionally, the Company is contractually entitled to cause Parent to require the GS Funds and the P2 Fund to specifically perform the obligation to fund the equity commitment to Parent only if (i) all conditions to the closing of the merger (other than those conditions that by their nature are to be satisfied at closing or result from a material breach by Parent or Merger Sub) have been satisfied, (ii) the third business day immediately following the final day of the marketing period has occurred, (iii) the debt financing has been funded or will be funded at the closing if the equity financing is funded at the closing of the merger, (iv) Parent and Merger Sub fail to complete the closing as required by the merger agreement, and (v) the Company has confirmed in a written notice to Parent that if specific performance is granted and the equity and debt financing are funded, then the closing of the merger will occur. Additionally, the obligation of the GS Funds and the P2 Fund to fund the equity commitment is subject to the conditions set forth in the equity commitment letter. See "The Merger Financing—Equity Financing" beginning on page 51. If a termination fee or a reverse termination fee is due and payable to a party, such party is not entitled to require the other party to complete the merger. See "The Merger Agreement—Effect of Termination; Fees and Expenses" beginning on page 92 and See "The Merger (Proposal 1)—Merger Financing" beginning on page 51.

  •
  Additional Information.  You can find more information about the Company in the periodic reports and other information the Company files with the Securities and Exchange Commission (the "SEC"). This information is available at the SEC's public reference facilities and at the website maintained by the SEC at www.sec.gov and on the Company's website at www.interlinebrands.com. For a more detailed description of the additional information available, see "Where Stockholders Can Find More Information" beginning on page 103.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE
SPECIAL MEETING

        The following questions and answers, which are for your convenience only, briefly address some commonly asked questions about the merger and are qualified in their entirety by the more detailed information contained elsewhere in this Proxy Statement. These questions and answers may not address all questions that may be important to you as a stockholder of Interline. You should still carefully read this entire Proxy Statement, including the attached appendices.

Q:
Why am I receiving these materials?

A:
You are receiving this Proxy Statement and proxy card because you own shares of Interline common stock. The Company's Board of Directors is providing these proxy materials to give you information to determine how to vote in connection with the special meeting of the Company's stockholders.

Q:
When and where is the special meeting?

A:
The special meeting will be held at 10:00 a.m. local time on August 29, 2012 at the offices of the Company, located at 701 San Marco Boulevard, Jacksonville, Florida 32207.

Q:
Upon what am I being asked to vote on at the special meeting?

A:
You are being asked to consider and vote upon the following proposals:

1.
to consider and vote upon the adoption of the merger agreement, pursuant to which Merger Sub will merge with and into the Company and the Company will continue as the surviving corporation and become a wholly owned subsidiary of Parent;

2.
to consider and cast an advisory (non-binding) vote to approve the "golden parachute" compensation payable to the Company's named executive officers in connection with the merger;

3.
to consider and vote upon a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

4.
to consider and vote upon any other matters that properly come before the special meeting or any adjournment or postponement thereof.

Q:
Why is the merger being proposed?

A:
The Company's purpose in proposing the merger is to enable stockholders to receive, upon completion of the merger, $25.50 per share in cash, without interest and less applicable withholding taxes. After careful consideration, the Company's Board of Directors has unanimously (i) approved and declared advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, (iii) directed that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommended that the stockholders of the Company vote "FOR" the adoption of the merger agreement. For a more detailed discussion of the conclusions, determinations and reasons of the Company's Board of Directors for recommending that the Company undertake the merger on the terms of the merger agreement, see "The Merger (Proposal 1)—Recommendation of the Company's Board of Directors," beginning on page 34.

Q:
What will happen in the merger?

A:
In the merger, Merger Sub will be merged with and into the Company and the Company will continue as the surviving corporation and become a wholly owned subsidiary of Parent. As a result of the merger, Interline common stock will no longer be publicly traded, and you will no longer have any interest in the Company's future earnings or growth. In addition, Interline common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended, and the Company will no longer be required file periodic reports with the SEC with respect to Interline common stock in each case in accordance with applicable law, rules and regulations.

Q:
What will I receive in the merger?

A:
If the merger is completed, you will be entitled to receive $25.50 in cash, without interest and less any applicable withholding taxes, for each share of Interline common stock that you own immediately prior to the effective time of the merger. For example, if you own 100 shares of Interline common stock, you will receive $2,550.00 in cash in exchange for your shares of Interline common stock, without giving effect to any applicable withholding taxes. This does not apply to (a) shares held by any of the Company's stockholders who are entitled to and who properly exercise, and do not properly withdraw, their appraisal rights under the DGCL, (b) shares held by the Company, or (c) shares held by Parent or Merger Sub. You will not own any shares of the capital stock in the surviving corporation.

Q:
How does the per share merger consideration compare to the market price of Interline common stock prior to announcement of the merger?

A:
The $25.50 per share merger consideration represents a premium of approximately 42% relative to the Company's closing stock price on May 25, 2012, the last trading day before the announcement of the transaction, and 31% relative to the Company's trailing 30-day average closing stock price for the period ended on May 25, 2012.

Q:
What is the recommendation of the Company's Board of Directors?

A:
Based on the factors described in "The Merger (Proposal 1)—Recommendation of the Company's Board of Directors," the Company's Board of Directors has unanimously approved the merger agreement and recommends that you vote "FOR" the merger agreement. In the opinion of the Company's Board of Directors, the merger agreement and the terms and conditions of the merger are in the best interests of the Company and its stockholders. The Company's Board of Directors also recommends that you vote "FOR" approval of the "golden parachute" compensation. See "The Merger (Proposal 1)—Recommendation of the Company's Board of Directors" beginning on page 34 and "Advisory Vote on Golden Parachute Compensation (Proposal 2)" beginning on page 96.

Q:
Who will own the Company after the merger?

A:
Immediately following the merger, the Company will be a wholly owned subsidiary of Parent, an affiliate of the GS Funds, the P2 Fund and certain other investment funds managed by the P2 Capital Partners, LLC and certain members of Company management.

Q:
What are the consequences of the merger to present members of management and the Company's Board of Directors?

A:
Shares of common stock owned by members of management and the Company's Board of Directors will be treated the same as shares held by other stockholders. Except as may otherwise be agreed to between Parent and a particular award holder, options and restricted share units owned by members of management and the Company's Board of Directors will be treated the same as outstanding options and restricted share units held by other employees. See "Treatment of Outstanding Options and Restricted Share Units" in the Summary Term Sheet section above. For other payments and benefits to the Company's named executive officers that are tied to or based on the merger, see "Advisory Vote on Golden Parachute Compensation (Proposal 2)" beginning on page 96.

  In connection with the closing of the merger, the Company's Chief Executive Officer has agreed to reinvest $6.7 million in Parent at the time of the merger, and other members of management are expected to reinvest between 30% and 50% of their after-tax proceeds from the merger attributable to each component of their existing equity, a portion of which, in each case, may be satisfied through an exchange of shares and/or options (which in the case of options will be based on the intrinsic value of the exchanged options on the date of closing of the merger) in the Company for shares and/or options in Parent.

Q:
Is the merger subject to the satisfaction of any conditions?

A:
Yes. The completion of the merger is subject to the satisfaction or waiver of the conditions described in "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 89. These conditions include, among others:

•
the adoption of the merger agreement by stockholders holding a majority of the outstanding shares of Interline common stock;

•
the expiration or termination of the regulatory waiting periods under the HSR Act;

•
the absence of any order or law of any governmental entity that restrains, enjoins or otherwise prohibits the consummation of the merger or the other material transactions contemplated by the merger agreement;

•
the absence of a material adverse effect on the Company;

•
the delivery of a certificate of the chief financial officer of the Company to Parent certifying that the unrestricted cash as of the closing date of the Company and its domestic subsidiaries available to be lawfully dividended to the Company by its subsidiaries in compliance with the indenture governing the Company's Existing Notes (less the principal amount drawn under the Company's existing ABL credit facility as of the closing date) is not less than $50 million;

•
the Company's, Parent's and Merger Sub's performance in all material respects of their agreements and covenants in the merger agreement (subject to certain exceptions); and

•
the accuracy of the representations and warranties of the Company (subject in certain cases to certain materiality, knowledge and other qualifications), and the accuracy of the representation and warranty with regard to the ability as of May 29, 2012 of Interline New Jersey to make restricted payments in compliance with the indenture governing the Existing Notes in an amount of not less than $200 million.

Q:
Who can attend and vote at the special meeting?

A:
All holders of Interline common stock at the close of business on July 26, 2012, the record date for the special meeting, will be entitled to vote (in person or by proxy) on the merger agreement at the special meeting or any adjournments or postponements of the special meeting.

Q:
What vote is required to approve the merger agreement?

A:
The merger agreement will be adopted by the affirmative vote of a majority of the shares of Interline common stock outstanding on the record date. Because the required vote is based on the number of shares of Interline common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against the adoption of the merger agreement. The Company urges you to either complete, execute and return the enclosed proxy card or submit your proxy or voting instructions by Internet, by telephone or by mail to assure the representation of your shares of Interline common stock at the special meeting. A "broker non-vote" occurs when a broker does not have discretion to vote on the matter and has not received instructions from the beneficial holder as to how such holder's shares are to be voted on the matter.

Q:
Have any stockholders already agreed to approve the merger?

A:
In connection with the merger agreement, the P2 Fund, which, together with P2 Capital Master Fund VI, L.P., collectively owns as of May 25, 2012, 7.9% of the outstanding shares of the Company, has entered into an investor support agreement with Parent, dated as of May 29, 2012, pursuant to which the P2 Fund has agreed to vote, and to use its best efforts to cause P2 Capital Master Fund VI, L.P. to vote, its shares of Interline common stock in favor of the adoption of the merger agreement.

Other than the P2 Fund, none of the Company's stockholders have entered into a voting agreement with the Company to vote their shares of Interline common stock in favor of the adoption of the merger agreement.

Q:
Why am I being asked to cast an advisory (non-binding) vote to approve "golden parachute" compensation payable to certain of the Company's named executive officers in connection with the merger?

A:
The SEC rules require the Company to seek an advisory (non-binding) vote with respect to certain payments that will be made to the Company's named executive officers in connection with the merger.

Q:
What is the "golden parachute" compensation?

A:
The "golden parachute" compensation is certain compensation that is tied to or based on the merger and payable to certain of the Company's named executive officers. See "Advisory Vote on Golden Parachute Compensation (Proposal 2)" beginning on page 96.

Q:
What vote is required to approve the "golden parachute" compensation payable to certain of the Company's named executive officers in connection with the merger?

A:
The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for approval of the advisory (non-binding) proposal on "golden parachute" compensation.

Q:
What will happen if stockholders do not approve the "golden parachute" compensation at the special meeting?

A:
Approval of the "golden parachute" compensation is not a condition to completion of the merger. The vote with respect to the "golden parachute" compensation is an advisory vote and will not be binding on the Company or Parent. If the merger agreement is adopted by the stockholders and completed, the "golden parachute" compensation may be paid to the Company's named executive officers even if stockholders fail to approve the golden parachute compensation.

Q:
What is a quorum?

A:
A quorum will be present if holders of a majority of the outstanding shares of common stock entitled to vote on a matter at the special meeting are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained. If you submit a proxy, your shares will be counted to determine whether the Company has a quorum even if you abstain or fail to provide voting instructions on any of the proposals listed on the proxy card. If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares, these shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Q:
How many votes do I have?

A:
You have one vote for each share of Interline common stock that you own as of the record date.

Q:
How are votes counted?

A:
Votes will be counted by the inspector of election appointed for the special meeting, who will separately count "FOR" and "AGAINST" votes, abstentions and broker non-votes and separately count votes in respect of each proposal. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not receive instructions from the beneficial owner with respect to the merger proposal, or the proposal for "golden parachute" compensation, or the adjournment proposal, counted separately.

Because Delaware law requires the affirmative vote of holders of a majority of the outstanding shares of Interline common stock to approve the adoption of the merger agreement, the failure to vote, broker non-votes and abstentions will have the same effect as voting "AGAINST" the merger proposal.

Because the advisory vote to approve the "golden parachute" compensation and approval of the adjournment proposal require the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote thereon and thereat, abstentions will have the same effect as a vote "AGAINST" the "golden parachute" compensation and adjournment proposal, and broker non-votes will have no effect on the outcome of the "golden parachute" compensation and adjournment proposal. See "Adjournment of the Special Meeting (Proposal 3)," beginning on page 98.

Q:
How do I vote my Interline common stock?

A:
Before you vote, you should read this Proxy Statement carefully and in its entirety, including the appendices, and carefully consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope or submit your proxy by Internet, by telephone or by mail as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, see "The Special Meeting—Record Date; Stockholders Entitled to Vote; Quorum; Voting Information" beginning on page 23.

Q:
What happens if I do not vote?

A:
The vote to adopt the merger agreement is based on the total number of shares of Interline common stock outstanding on the record date, and not just the shares that are voted. If you do not vote, it will have the same effect as a vote "AGAINST" the merger proposal. If the merger is completed, whether or not you vote for the merger proposal, you will be paid the merger consideration for your shares of Interline common stock upon completion of the merger, unless you properly exercise your appraisal rights. See "The Special Meeting" and "The Merger (Proposal 1)—Appraisal Rights" beginning on pages 22 and 58, respectively, and Appendix B to this Proxy Statement.

The vote to approve the "golden parachute" compensation is advisory only and will not be binding on the Company or Parent and is not a condition to completion of the merger. If the merger agreement is adopted by the stockholders and completed, the "golden parachute" compensation may be paid to the

  Company's named executive officers even if stockholders fail to approve the golden parachute compensation.

Q:
If the merger is completed, how will I receive cash for my shares?

A:
If the merger agreement is adopted and the merger is consummated, and if you are the record holder of your shares of Interline common stock immediately prior to the effective time of the merger (i.e., you have a stock certificate), you will be sent a letter of transmittal to complete and return to a paying agent to be designated by Parent, referred to herein as the "paying agent." In order to receive the $25.50 per share in cash, without interest and less any applicable withholding taxes, you must send the paying agent, according to the instructions provided, your validly completed letter of transmittal together with your Interline stock certificates and other required documents as instructed in the separate mailing. Once you have properly submitted a completed letter of transmittal, you will receive cash for your shares. If your shares of Interline common stock are held in "street name" by your broker, bank or other nominee, you will receive instructions after the effective time of the merger from your broker, bank or other nominee as to how to effect the surrender of your "street name" shares and receive cash for those shares.

Q:
What happens to my stock options awards if the merger is completed?

A:
Immediately prior to the effective time of the merger, unless otherwise agreed upon in writing between Parent and any such holder, each stock option issued under the Company's equity compensation plans, whether or not then exercisable or vested, will be cancelled and converted into the right to receive an amount in cash equal to, without interest and less applicable withholding taxes, the product of (i) the excess of $25.50 (the per share merger consideration) over the per share exercise price of the applicable stock option and (ii) the aggregate number of shares of common stock that may be acquired upon exercise of such stock option immediately prior to the effective time of the merger.

Q.
What happens to my restricted share unit awards if the merger is completed?

A.
Immediately prior to the effective time of the merger, unless otherwise agreed upon in writing between Parent and any such holder, each restricted share unit granted under the Company's equity compensation plans, will be vested (to the extent not already vested) in accordance with its terms. Further, in connection with the action approving the merger and the merger agreement, the Company's Board of Directors authorized the accelerated vesting of the performance conditions applicable to restricted share units outstanding immediately prior to the consummation of the merger. Under the merger agreement, the Company must accelerate all performance conditions with respect to restricted share units at an amount equal to the maximum of such award. Accordingly, unless otherwise agreed upon between Parent and any such holder, all restricted share units with performance vesting conditions will be deemed satisfied and will vest at the maximum amount of such award as of immediately prior to the consummation of the merger.

Q.
What happens if the merger is not completed?

A.
If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of Interline common stock in connection with the merger. Instead, Interline will remain an independent public company, Interline common stock will continue to be listed and traded on the New York Stock Exchange and registered under the Exchange Act and the Company will continue to file periodic reports with the SEC with respect to Interline common stock. Under specified circumstances, the Company may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, as described under "The Merger Agreement—Effect of Termination; Fees and Expenses" beginning on page 92.

Q:
When should I send in my stock certificates?

A:
You should send your stock certificates together with the letter of transmittal after the merger is consummated and not now. You will receive the letter of transmittal following the consummation of the merger.

Q:
I do not know where my stock certificate is—how will I get my cash?

A:
The materials you are sent after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Company may also require that you provide a customary indemnity agreement to the Company in order to cover any potential loss.

Q:
What happens if I sell my shares of Interline common stock before the special meeting?

A:
The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. If you transfer your shares of Interline common stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:
If my shares are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:
Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting "AGAINST" the adoption of the merger agreement and the approval of the advisory (non-binding) vote on the "golden parachute" compensation, but will have no effect for purposes of the proposals to adjourn the special meeting, if necessary or appropriate, or to solicit additional proxies. The instructions set forth below apply to stockholders of record (also referred to as "registered holders") only and not those whose shares are held in the name of a nominee.

Q:
Will my shares held in "street name" or another form of record ownership be combined for voting purposes with shares I hold of record?

A:
No. Because any shares you may hold in "street name" will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:
What does it mean if I receive more than one set of proxy materials?

A:
This means you own shares of Interline common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:
What if I fail to instruct my broker?

A:
Without instructions, your broker will not vote any of your shares held in "street name." Broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Broker non-votes will have exactly the same effect as a vote "AGAINST" the merger proposal and the advisory (non-binding) vote on "golden parachute" compensation, but will have no effect on the vote on the adjournment proposal.

Q:
When do you expect the merger to be completed?

A:
In order to complete the merger, the Company must obtain the stockholder approval described in this Proxy Statement, the marketing period must have ended, and the other closing conditions under the merger agreement must be satisfied or waived. The parties to the merger agreement currently expect to complete the merger in early to mid September 2012, although the Company cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

Q:
What are the U.S. federal income tax consequences of the merger?

A:
The merger will be a taxable event for U.S. federal income tax purposes. Each U.S. holder (as defined in this Proxy Statement) will recognize a taxable gain or loss in an amount equal to the difference between the consideration received in the merger (prior to reduction for any applicable withholding taxes) and the U.S. holder's adjusted tax basis in the shares of Interline common stock surrendered. See "The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences" beginning on page 62 for a discussion of the material U.S. federal income tax consequences of the merger to certain U.S. holders and certain non-U.S. holders. The tax consequences of the merger will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger.

Q:
What happens if I do not return a proxy card by mail, vote via the Internet or telephone or attend the special meeting and vote in person?

A:
Your failure to return your proxy card by mail, vote via the Internet or telephone or attend the special meeting and vote in person, will have the same effect as a vote "AGAINST" adoption of the merger agreement.

Q:
May I vote in person?

A:
Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from such record holder.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may revoke and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

•
First, you can send a written notice to the Company's corporate secretary stating that you would like to revoke your proxy;

•
Second, you can complete and submit a new proxy by Internet, by telephone or by mail; or

  •
  Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

  If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change those instructions.

Q:
What rights do I have to seek a valuation of my shares?

A:
Under Delaware law, stockholders who do not vote in favor of the merger may exercise appraisal rights, but only if they do not vote in favor of the merger proposal and they otherwise comply with the procedures of Section 262 of the DGCL, which is the appraisal statute applicable to Delaware corporations. See "Appraisal Rights" beginning on page 58. A copy of Section 262 of the DGCL is included as Appendix B to this Proxy Statement.

Q:
What do I need to do now?

A:
You should carefully read this Proxy Statement, including the appendices in their entirety, and consider how the merger would affect you. Please complete, sign, date and mail your proxy card in the enclosed postage prepaid envelope as soon as possible so that your shares may be represented at the special meeting.

Q:
Who can help answer my questions?

A:
If you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Michael Agliata via telephone at (904) 421-1471 or via email at Michael.Agliata@interlinebrands.com. You may also call the Company's proxy solicitor Georgeson Inc., toll-free at 1-888-206-5896.

INTRODUCTION

        This Proxy Statement and the accompanying form of proxy are being furnished to the Company's stockholders in connection with the solicitation of proxies by the Company's Board of Directors for use at the special meeting to be held on August 29, 2012, at 10:00 a.m. local time at the offices of the Company, located at 701 San Marco Boulevard, Jacksonville, Florida 32207.

        The Company is asking its stockholders to (i) vote on the adoption of the merger agreement, dated as of May 29, 2012, by and among the Company, Parent and Merger Sub and (ii) cast an advisory (non-binding) vote to approve "golden parachute" compensation payable under existing agreements to certain of the Company's named executive officers in connection with the merger.

        If the merger is completed, the Company will continue as the surviving corporation and immediately following the merger, become a wholly owned subsidiary of Parent, and each share of Interline common stock owned by the Company's stockholders immediately prior to the effective time of the merger, other than as provided below, will be converted into the right to receive $25.50 per share in cash, without interest and less any applicable withholding taxes. The following shares of Interline common stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (a) shares of common stock owned by the Company, (b) shares of common stock owned by Parent or Merger Sub, including shares contributed to Parent by the P2 Fund and certain members of Company management or (c) shares of common stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights under Section 262 of the DGCL.

 THE COMPANIES

Interline Brands, Inc.

        Interline Brands, Inc. is a leading national distributor and direct marketer of broad-line maintenance, repair and operations ("MRO") products. The Company stocks approximately 100,000 MRO products in the following categories: janitorial and sanitation ("JanSan"); plumbing; hardware, tools and fixtures; heating, ventilation and air conditioning ("HVAC"); electrical and lighting; appliances and parts; security and safety; and other miscellaneous products. The Company's products are primarily used for the repair, maintenance, remodeling, refurbishment and construction of residential properties and non-industrial facilities.

        Interline's highly diverse customer base includes facilities maintenance customers, which consist of multi-family housing facilities, educational institutions, lodging and health care facilities, government properties and building service contractors; professional contractors who are primarily involved in the repair, remodeling and construction of residential and non-industrial facilities; and specialty distributors, including plumbing and hardware retailers. Interline's customers range in size from individual contractors and independent hardware stores to apartment management companies and national purchasing groups.

        Interline markets and sells its products primarily through fourteen distinct and targeted brands, each of which is recognized in the markets they serve for providing quality products at competitive prices with reliable same-day or next-day delivery. The Wilmar®, AmSan®, CleanSource®, Sexauer®, NCP®, Maintenance USA® and Trayco® brands generally serve Interline's facilities maintenance customers; the Barnett®, Copperfield®, U.S. Lock® and SunStar® brands generally serve Interline's professional contractor customers; and the Hardware Express®, LeranSM and AF Lighting® brands generally serve the Company's specialty distributors customers. Interline's multi-brand operating model, which it believes is unique in the industry, allows Interline to use a single platform to deliver tailored products and services to meet the individual needs of each respective customer group served. Interline reaches its markets using a variety of sales channels, including a sales force of approximately 700 field sales representatives, approximately 360 inside sales and customer service representatives, a direct marketing program consisting of catalogs and promotional flyers, brand-specific websites and a national accounts sales program.

        Interline delivers its products through a network of 55 primary distribution centers and 25 free-standing professional contractor showrooms located throughout the U.S., Canada and Puerto Rico, 52 vendor-managed inventory locations at large customer locations and a dedicated fleet of trucks and third-party carriers. Interline's broad distribution network enables it to provide reliable, next-day delivery service to approximately 98% of the U.S. population and same-day delivery service to most major metropolitan markets in the U.S.

        Please see the Company's Annual Report on Form 10-K for a more complete description of Interline and its business.

Interline Brands, Inc.
701 San Marco Boulevard
Jacksonville, Florida 32207
Telephone: (904) 421-1400

Isabelle Holding Company Inc.

        Parent is a Delaware corporation (which corporation may be converted to a Delaware limited liability company prior to the consummation of the merger) and affiliate of GS Capital Partners VI L.P. and interests of which will be owned, at the closing of the transactions contemplated by the merger agreement, by one or more investment funds managed by P2 Capital Partners, LLC and certain members of Company management, that was formed solely for the purpose of effecting the merger. At the effective time of the merger, Parent will be the direct parent of the surviving company resulting from the merger of Merger Sub into the Company. Parent has not conducted any activities other than those incidental to its formation and the transactions contemplated by the merger agreement.

Isabelle Holding Company Inc.
c/o GS Capital Partners VI Fund, L.P.
200 West Street
New York, NY 10282-2198
Attention: Bradley Gross
Fax: 212-357-5505

  GS Capital Partners

        Since 1986, the Goldman Sachs Merchant Banking Division and its predecessor business areas have raised 16 private equity and principal debt investment funds aggregating over $82 billion of capital (including leverage). A global leader in private corporate equity investing, the GS Capital Partners family of funds focuses on large, high quality companies with strong management and funding acquisition or expansion across a range of industries and geographies. Founded in 1869, Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. For more information, please visit www.gs.com/pia.

  P2 Capital Partners, LLC

        P2 Capital Partners, LLC is a New York-based investment firm that applies a private equity approach to investing in the public market. P2 Capital Partners, LLC manages a concentrated portfolio of significant ownership stakes in high quality public companies in which it is an active shareholder focused on creating long-term value in partnership with management. Limited partners of funds managed by P2 Capital Partners, LLC include leading public pension funds, corporate pension funds, endowments, foundations, insurance companies, and high net worth investors.

Isabelle Acquisition Sub Inc.

        Merger Sub, a wholly owned subsidiary of Parent, is a Delaware corporation that was formed solely for the purpose of effecting the merger. At the effective time of the merger, Merger Sub will be merged with and into the Company and the name of the surviving company will be Interline Brands, Inc. Merger Sub has not conducted any activities other than those incidental to its formation and the transactions contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist.

Isabelle Acquisition Sub Inc.
c/o GS Capital Partners VI Fund, L.P.
200 West Street
New York, NY 10282-2198
Attention: Bradley Gross
Fax: 212-357-5505

 CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

        This Proxy Statement, the documents incorporated by reference, as well as oral statements made or to be made includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on the Company's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning the Company's possible or assumed future results of operations and the Company's plans, intentions and expectations to complete the merger and also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "should," "plans," "targets" and/or similar expressions. They include statements relating to future revenue and expenses, the expected growth of the Company's business and trends and opportunities in the Company's markets.

        These forward-looking statements include, among other things, whether and when the proposed merger will close and whether conditions to the proposed merger will be satisfied. These forward-looking statements also involve known and unknown risks, uncertainties and other factors that include, among others, the failure of the merger to be completed, the time at which the merger is completed, adoption of the merger agreement by the Company's stockholders, and failure by the Company or by Parent or Merger Sub to satisfy conditions to the merger.

        The forward-looking statements are not guarantees of future performance or that the merger will be completed as planned, and actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this Proxy Statement, other factors that could cause actual results to differ materially include industry performance, general business, economic, regulatory and market and financial conditions, all of which are difficult to predict. The risk factors discussed herein are also discussed in the documents that are incorporated by reference into this Proxy Statement. These factors may cause the Company's actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

        Additionally, important factors could cause the Company's actual results to differ materially from such forward-looking statements. Such risk, uncertainties and other important factors include, among others:

  •
  the satisfaction of the conditions to complete the merger, including the failure of the Company's stockholders to approve the merger;

  •
  the amount of the costs, fees, expenses and charges related to the merger;

  •
  the potential adverse effect on the Company's business and operations due to the Company's compliance with certain of the Company's covenants in the merger agreement;

  •
  the effect of the announcement of the merger on the Company's customer and supplier relationships, operating results and business generally;

  •
  the Company's inability to retain and, if necessary, attract key employees, particularly while the proposed merger is pending;

  •
  risks related to diverting management's attention from ongoing business operations;

  •
  general economic and market conditions;

  •
  the risk of unforeseen material adverse changes to the Company's business and operations;

  •
  the risk that required consents to the merger will not be obtained;

  •
  the risk that the merger may not be completed on the expected timetable, or at all, which may adversely affect the Company's business and the share price of the Interline's common stock;

  •
  litigation in respect of the merger;

  •
  risks relating to recent or future ratings agency actions or downgrades as a result of the announcement of the merger;

  •
  reduced access to capital markets as the result of the delisting of Interline common stock on the New York Stock Exchange following consummation of the merger;

  •
  the impact of the Company's substantial leverage on the Company's ability to raise additional capital to fund its operations, on its ability to react to changes in the economy or the Company's industry and on its ability to meet its obligations under its indebtedness;

  •
  the execution of the merger agreement may impact the ability of the Company to consummate certain transactions in the Company's mergers and acquisitions pipeline as such transactions will require the consent of Parent; and

  •
  other risks and uncertainties in the Company's filings with the SEC, including the risks set forth in "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 30, 2011 (filed with the SEC on February 28, 2012), referred to as the "Form 10-K." See "Where You Can Find More Information".

        These factors may cause the Company's actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

        Except to the extent required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on the Company's behalf are expressly qualified in their entirety by the cautionary statements contained throughout this Proxy Statement.

        All information contained in this Proxy Statement concerning Parent, Merger Sub, GS Capital Partners and P2 Capital Partners, LLC has been supplied by Parent, Merger Sub, GS Capital Partners and P2 Capital Partners, LLC, as applicable, and has not been independently verified by the Company.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

        The enclosed proxy is solicited on behalf of the Company's Board of Directors for use at a special meeting of the Company's stockholders to be held on August 29, 2012, at 10:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying notice of special meeting. The special meeting will be held at the offices of the Company, located at 701 San Marco Boulevard, Jacksonville, Florida 32207.

        At the special meeting, the Company's stockholders are being asked to consider and vote upon a proposal to adopt the merger agreement. The Company's stockholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. Further, the Company's stockholders are being asked to cast an advisory (non-binding) vote to approve "golden parachute" compensation payable under existing agreements to of the Company's named executive officers in connection with the merger.

        The Company does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

 Board Recommendation

        The Company's Board of Directors unanimously (a) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, (b) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and the stockholders of the Company and (c) resolved to recommend that the stockholders of the Company adopt the merger agreement. For a discussion of the material factors considered by the Company's Board of Directors in reaching its conclusions, see "The Merger (Proposal 1)—Recommendation of the Company's Board of Directors" beginning on page 34.

        The Company's Board of Directors recommends that you vote "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to approve the "golden parachute" compensation and "FOR" the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

 Record Date; Stockholders Entitled to Vote; Quorum; Voting Information

        Only holders of record of Interline common stock at the close of business on July 26, 2012 are entitled to notice of and to vote at the special meeting. At the close of business on July 26, 2012, 31,930,798 shares of Interline common stock were outstanding and entitled to vote. A list of the Company's stockholders will be available for review at the Company's executive offices during regular business hours after the date of this Proxy Statement and through the date of the special meeting. Each holder of record of Interline common stock on the record date will be entitled to one vote for each share held by such holder. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Interline common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

        All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes, if any.

        If a stockholder's shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the special meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder's name. Brokers who hold shares in "street name" for clients typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as "broker non-votes." Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

        Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted "FOR" adoption of the merger agreement, "FOR" the approval of the "golden parachute" compensation, "FOR" the approval of the proposal to adjourn the special meeting if there are not sufficient votes to adopt the merger agreement, and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

        Stockholders may also vote in person by ballot at the special meeting.

        The affirmative vote of holders of a majority of the outstanding shares of Interline common stock is required to adopt the merger agreement. Because adoption of the merger agreement requires the approval of stockholders representing a majority of the outstanding shares of Interline common stock, failure to vote your shares of Interline common stock (including failure to provide voting instructions if you hold through a broker, bank or other nominee) will have exactly the same effect as a vote against the merger agreement. However, failure to vote your shares (including failure to provide voting instructions if you hold through a broker, bank or other nominee) will have no effect on the vote to approve the "golden parachute" compensation.

        The vote to approve the "golden parachute" compensation is advisory only and will not be binding on the Company or Parent and is not a condition to consummation of the merger. If the merger agreement is adopted by the stockholders and completed, the "golden parachute" compensation may be paid to the Company's named executive officers even if stockholders fail to approve the golden parachute compensation.

        The approval of the proposal to adjourn the special meeting if there are not sufficient votes to adopt the merger agreement requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the special meeting and entitled to vote thereon. The persons named as proxies may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.

        The P2 Fund, which, together with P2 Capital Master Fund VI, L.P., collectively owns as of May 25, 2012, 7.9% of the outstanding shares of the Company, has entered into an investor support agreement with Parent, dated as of May 29, 2012, pursuant to which the P2 Fund has agreed to vote, and to use best efforts to cause P2 Capital Master Fund VI, L.P. to vote, its shares of Interline common stock "FOR" the adoption of the merger agreement and the approval of the merger and any related proposal in furtherance of the transactions contemplated by the merger agreement.

        Please do not send in stock certificates at this time. If the merger is completed, you will be sent a letter of transmittal regarding the procedures for exchanging the existing Company's stock certificates for the payment of $25.50 per share in cash, without interest and less any applicable withholding taxes.

 How You Can Vote

        Each share of Interline common stock outstanding on July 26, 2012, the record date for stockholders entitled to vote at the special meeting, is entitled to one vote at the special meeting. The affirmative vote of holders of a majority of the outstanding shares of Interline common stock is required to adopt the merger agreement. Because adoption of the merger agreement requires the approval of stockholders representing a majority of the outstanding shares of Interline common stock, failure to vote your shares of Interline common stock (including failure to provide voting instruction if you hold through a broker, bank or other nominee) will have exactly the same effect as a vote against the merger agreement.

        You may vote your shares in any of the following ways:

  •
  Submitting a Proxy by Mail.  If you choose to have your shares voted at the special meeting by submitting a proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

  •
  Submitting a Proxy by Telephone.  You can have your shares voted at the special meeting by submitting a proxy by telephone by calling the toll-free number on the proxy card until 11:59 p.m. Eastern Time on August 28, 2012. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Submitting a proxy by telephone is available 24 hours a day. If you submit a proxy by telephone with respect to a proxy card, do not return that proxy card.

  •
  Submitting a Proxy by Internet.  You can also have your shares voted at the special meeting by submitting a proxy via the Internet until 11:59 p.m. Eastern Time on August 28, 2012. The website for submitting a proxy via the Internet is www.proxyvote.com, and is available 24 hours per day. Instructions on how to submit a proxy via the Internet are located on the proxy card enclosed with this Proxy Statement. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting form. If you submit a proxy via the Internet with respect to a proxy card, you should not return that proxy card.

  •
  Voting in Person.  You can also vote by appearing and voting in person at the special meeting.

        If you choose to have your shares of Interline common stock voted at the special meeting by submitting a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, all of your shares of Interline common stock will be voted "FOR" the adoption of the merger agreement, "FOR" the approval of the "golden parachute" compensation and "FOR" the approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. You should return a proxy even if you plan to attend the special meeting in person.

Proxies; Revocation

        Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. It may be revoked and/or changed at any time before it is voted at the special meeting by:

  •
  giving written notice of revocation to the Company's corporate secretary;

  •
  submitting another proper proxy by Internet, by telephone or by a later-dated written proxy; or

  •
  attending the special meeting and voting by paper ballot in person. Your attendance at the special meeting alone will not revoke your proxy.

        If your Interline shares are held in the name of a bank, broker, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the special meeting.

Expenses of Proxy Solicitation

        The Company will pay the costs of soliciting proxies for the special meeting. Officers, directors and employees of the Company may solicit proxies; however, they will not be paid additional or special compensation for soliciting proxies. The Company will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from, those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. Georgeson Inc. has been retained by the Company to assist it in the solicitation of proxies, using the means referred to above, and will receive a fee of approximately $10,500. The Company will reimburse Georgeson Inc. for reasonable expenses and costs incurred by Georgeson Inc. in connection with its services and will indemnify Georgeson Inc. for certain losses.

Adjournments and Postponements

        Although the Company does not expect to do so, if the Company has not received sufficient proxies to constitute a quorum or sufficient votes for adoption of the merger agreement, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. The proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of Interline common stock present or represented by proxy at the special meeting and entitled to vote on the matter. Any signed proxies received by the Company that approve the proposal to adjourn or postpone the special meeting will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Rights of Stockholders Who Object to the Merger

        Stockholders are entitled to statutory appraisal rights under the DGCL in connection with the merger. This means that holders of Interline common stock who do not vote in favor of the adoption of the merger agreement may be entitled to have the value of their shares determined by the Court of Chancery of the State of Delaware, and to receive payment based on that valuation instead of receiving the $25.50 per share merger consideration. The ultimate amount received in an appraisal proceeding may be more than, the same as or less than the amount that would have been received under the merger agreement.

        To exercise appraisal rights, a dissenting holder of Interline common stock must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and must NOT vote in favor of the adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. See "The Merger (Proposal 1)—Appraisal Rights" beginning on page 58 and Appendix B to this Proxy Statement.

Other Matters

        The Company's Board of Directors is not aware of any business to be brought before the special meeting other than that described in this Proxy Statement. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Questions and Additional Information

        If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this Proxy Statement or the proxy card, you should contact the Company's proxy solicitor, Georgeson Inc., toll-free at 1-888-206-5896.

THE MERGER (PROPOSAL 1)

Background of the Merger

        From time to time, the Company's Board of Directors and the Company's management have evaluated strategic alternatives relating to the Company's business, including prospects for acquisitions, the sale of individual business segments, stock repurchases, debt refinancing and other potential strategic transactions, each with a view towards maximizing stockholder value.

        In connection with its ongoing evaluation of strategic alternatives relating to the Company, at regularly scheduled meetings, the Company's Board of Directors has received financial updates from the Company's management. During such meetings, the Company's Board of Directors has discussed significant items that impacted the Company's results of operations, including in particular, results of operations of the Company's business, industry and general economic conditions and management's outlook for the Company's business and the industry.

        In mid-September, the Company, through Barclays, which had a long-standing investment banking relationship with the Company, received an unsolicited inquiry from a representative of Party A, a well-known private equity firm, regarding a potential acquisition of the Company. During that initial contact, Party A expressed a desire to meet with the Company to discuss such a potential transaction.

        Also, in October 2011, a director of the Company received an initial inquiry from a representative of Party B, another well-known private equity firm, indicating that it was interested in a potential acquisition of the Company.

        At a special telephonic meeting of the Company's Board of Directors on October 14, 2011, at which representatives from Paul, Weiss, Rifkind, Wharton & Garrison LLP ("Paul, Weiss") participated, the Company's Board of Directors discussed the recent indications of interest from Party A and Party B and discussed a process for exploring potential strategic interest in the Company. The Company's Board of Directors determined that Michael J. Grebe, the Company's Chief Executive Officer (the "Chief Executive Officer"), and John J. Gavin, an independent director serving on the Company's Board of Directors (the "Lead Independent Director"), should engage in preliminary discussions with Party A to discuss its potential interest in the Company. Also at this meeting, Paul, Weiss made a presentation to the Company's Board of Directors regarding their fiduciary and other duties in connection with a possible sale transaction involving the Company, including with respect to the process of evaluating expressions of interest by third parties to potentially acquire the Company as well as the evaluation of potential strategic alternatives.

        On October 18, 2011, the Chief Executive Officer and Lead Independent Director of the Company held preliminary discussions with a representative of Party A regarding a potential acquisition of the Company. During such discussions, no indication of value or consideration was given by or discussed with Party A and Party A did not initiate substantive discussions with the Company again until early in 2012.

        On November 16, 2011, the Company, through its Chief Executive Officer and Lead Independent Director, received a further verbal expression of interest from a representative of Party B regarding a potential acquisition of the Company. At such time, Party B expressed its interest in acquiring the Company at a value of $19 to $20 per share. The closing price of the Company's common stock on November 16, 2011 was $14.66 per share.

        At an in-person meeting of the Company's Board of Directors on November 17, 2011, the Company's Board of Directors further discussed the recent unsolicited expressions of interest from Party A and Party B. Following such discussion, the Company's Board of Directors agreed that it should engage an investment bank to assist the Company's Board of Directors in evaluating the recent indications of interest from Party A and Party B and potential strategic alternatives. Due to its familiarity with the Company and long-standing investment banking relationship and its familiarity with the industry in which the Company operates, the Company's Board of Directors agreed to engage Barclays to act as the Company's financial advisor in connection with its review of strategic alternatives. In addition, the Company agreed to engage Paul, Weiss as the Company's outside legal counsel in any such potential sale process.

        At a special telephonic meeting of the Company's Board of Directors on November 27, 2011, at which representatives from Paul, Weiss participated, the Company's Board of Directors discussed a review of strategic alternatives, including a potential sale process, and also discussed the Company's Board of Directors fiduciary obligations with respect to the receipt, consideration and handling of unsolicited expressions of interest by third parties to potentially acquire the Company. The Company's Board of Directors also discussed potential responses to the recent expressions of interest, and discussions related thereto, with Party A and Party B, including, among other things, the process to be followed by the Company's Board of Directors in evaluating any transaction to sell or merge the Company, the impact of a potential transaction to sell and/or merge the Company would have on the Company, and the potential due diligence process with respect to any potential acquirors.

        On December 7, 2011, the Company entered into an engagement letter with Barclays pursuant to which Barclays agreed to act as the Company's financial advisor.

        On December 12, 2011, a representative of P2 Capital Partners, LLC, the manager of the P2 Fund and P2 Capital Master Fund VI, L.P., such funds holding at that time approximately 7.9% of the outstanding common stock of the Company, expressed to the Chief Executive Officer an interest in discussing a potential acquisition of the Company with the assistance of another financial sponsor (which was not identified at that time); however P2 Capital Partners, LLC did not at this time provide a specific price at which it might be willing to acquire the Company. No specific offer was made at this time.

        At a special telephonic meeting of the Company's Board of Directors on December 16, 2011, at which representatives from Barclays and Paul, Weiss participated, following a review of the Board of Director's fiduciary and other duties, the Company's management presented the Company's five-year business plan, which was then discussed and adopted by the Company's Board of Directors. Additionally, the Chief Executive Officer informed the Company's Board of Directors of his recent communication with P2 Capital Partners, LLC which had yet to provide a purchase price range or disclose specific funding sources. Given P2 Capital Partners, LLC's lack of specificity with respect to its interest, the Company's Board of Directors agreed not to take any action with respect to P2 Capital Partners, LLC's expression of interest at that time.

        At a special telephonic meeting of the Company's Board of Directors on December 20, 2011, Barclays reviewed the Company's alternatives to assist the Company's Board of Directors in developing responses to recent inbound expressions of interest in light of the Company's five-year business plan and then current market and industry conditions. Additionally, following discussion regarding the indication of interest by Party B in light of the foregoing, the Company's Board of Directors agreed that Party B would have to materially increase its offer price in order for the Company to continue to engage in discussions with Party B regarding a potential transaction, and authorized management to enter into a non-disclosure agreement and share confidential information with Party B in order to determine if Party B would be able to materially increase its offer price.

        At the request of the Company's Board of Directors, following the December 20, 2011 meeting, a representative of Barclays relayed to Party B that the purchase price initially suggested by Party B was not compelling and did not fairly value the Company and that if Party B was willing to consider materially increasing its offer, the Company would be willing to enter into a non-disclosure agreement and share information on a confidential basis. Thereafter, Party B confirmed to Barclays that it could potentially increase its proposed offer price if it was permitted access to certain confidential information regarding the Company.

        On January 4, 2012, at the request of Party A, which had not contacted the Company or Barclays since the October 18, 2011 meeting, the Chief Executive Officer met with a representative of Party A, who informed him that Party A had recently acquired approximately 3% of the Company's outstanding common stock and remained interested in a potential transaction to acquire the Company. However, Party A did not make a specific offer to acquire the Company nor did it propose a price for any such potential transaction at this time.

        On January 6, 2012, following negotiation of its terms, and with the approval of the Lead Independent Director, the Company entered into a non-disclosure agreement with Party B.

        Later on January 6, 2012, at a special telephonic meeting of the Company's Board of Directors, at which representatives from Barclays and Paul, Weiss participated, the Company's Board of Directors agreed that the Company should enter into a non-disclosure agreement and engage in discussions with Party A so long as Party A would first propose a range of purchase price for a potential transaction that would be of sufficient value to allow for discussions to continue in view of Party B's previous proposal. At this time, the Company's Board of Directors and its advisors also discussed recent communications with P2 Capital Partners, LLC and determined that no further discussions were warranted due to the continuing lack of information relating to both potential purchase price and potential financing sources.

        On January 7, 2012, the Chief Executive Officer and a representative of Party A discussed Party A's continued interest in a possible acquisition of the Company. Party A informed the Chief Executive Officer that it was considering a price of $20 per share and that Party A would be willing to consider a higher price after it had an opportunity to speak with the Company's management and conduct due diligence. The closing price of the Company's common stock on January 6, 2012 was $16.02 per share.

        On January 9, 2012, representatives of the Company met with representatives of Party B to provide a management presentation to Party B.

        At a special telephonic meeting of the Company's Board of Directors on January 17, 2012, at which representatives from Paul, Weiss and Barclays participated, the Company's Board of Directors was provided with updates to recent discussions with Parties A and B and the Company's Board of Directors discussed appropriate next steps in connection therewith. The Company's Board of Directors determined that Party A's offer price warranted further discussions with Party A to see if, following a management presentation, a greater proposed valuation could be obtained from Party A. The Chief Executive Officer informed the Company's Board of Directors that the Company was finalizing a non-disclosure agreement with Party A and that the Company's management would be prepared to meet with Party A in late January or early February 2012.

        At the request of the Company's Board of Directors, Barclays had a follow-up call with a representative of Party B on January 20, 2012, at which time Party B indicated that it would be prepared to increase its price modestly, but would not be able to do so by a material amount, as had been requested by the Company's Board of Directors. As a result, discussions with Party B regarding a potential transaction did not continue.

        On January 25, 2012, the Company entered into a non-disclosure agreement with Party A. On February 3, 2012, representatives of the Company met with representatives of Party A to provide a management presentation to Party A.

        In early February 2012, a representative of P2 Capital Partners, LLC contacted the Chief Executive Officer and expressed continuing interest in exploring the possibility of acquiring the Company. However, P2 Capital Partners, LLC did not provide a specific proposed purchase price for the acquisition of the Company at this time but indicated that it would be at a significant premium to the then current market price of approximately $20.56. The Chief Executive Officer indicated to P2 Capital Partners, LLC that he would relay the indicated interest to the Company's Board of Directors for further consideration.

        At an in-person meeting of the Company's Board of Directors on February 15, 2012, at which representatives from Paul, Weiss and Barclays participated, the Company's Board of Directors was informed that discussions with Party B had ended due to Party B's unwillingness to agree to materially increase its offer price. The Company's Board of Directors was then informed that the Company had entered into a non-disclosure agreement with Party A and was provided with details regarding the recent management presentation given to Party A. The Company's Board of Directors then concluded that in order for the Company to continue discussions with Party A regarding a potential transaction, Party A would have to materially increase its offer price. In addition, the Company's Board of Directors was informed of the further general expression of interest received from P2 Capital Partners, LLC in early February. When informed of P2 Capital Partners, LLC's continued interest, the Company's Board of Directors requested that Barclays seek to obtain further clarity and specificity as to P2 Capital Partners, LLC's proposed valuation of the Company (including clarity as to what it meant by a potential offer at a "significant premium") and the identity of the potential financial sponsor with which P2 Capital Partners, LLC was contemplating making its offer to acquire the Company to determine whether further discussions with P2 Capital Partners, LLC were warranted.

        Shortly after the February 15, 2012 meeting of the Company's Board of Directors, at the direction of the Company's Board of Directors, representatives of Barclays notified a representative of Party A that in order for the Company to continue discussions with Party A regarding a potential transaction, Party A would have to materially increase its offer price. The representative of Party A responded that Party A would wait until after the Company's earnings announcement scheduled for February 24, 2012 before taking any further action regarding its proposed offer price.

        On February 24, 2012, the Company released its financial results for the fourth quarter of fiscal 2011.

        On February 29, 2012, representatives of P2 Capital Partners, LLC met with the Chief Executive Officer as part of a regularly scheduled investors relations meeting. At that meeting, representatives of P2 Capital Partners, LLC identified GS Capital Partners as the potential financial sponsor with which P2 Capital Partners, LLC was contemplating making its offer to acquire the Company. In addition, P2 Capital Partners, LLC, indicated that it had an interest in acquiring the Company at a premium of 30% relative to the Company's then-current stock price of $20.56.

        On March 6, 2012, at a meeting with representatives of Barclays, representatives of P2 Capital Partners, LLC and GS Capital Partners separately delivered unsolicited indications of interest to acquire the Company at a price per share in the range of $25.50 to $28, subject to completion of their due diligence investigation. The closing price of the Company's common stock on March 6, 2012 was $20.20 per share.

        At a special telephonic meeting of the Company's Board of Directors on March 10, 2012, at which representatives from Paul, Weiss and Barclays participated, Barclays informed the Company's Board of Directors that it had expressed to Party A the need for an increased offer price and, since that communication, had not received any response from Party A. Barclays then informed the Company's Board of Directors of the interest and valuation indicated by each of P2 Capital Partners, LLC and GS Capital Partners. The Company's Board of Directors agreed that the Company should proceed with discussions with each of P2 Capital Partners, LLC and GS Capital Partners and that the Company enter into non-disclosure agreements with each of them.

        On March 19, 2012 and March 22, 2012, the Company entered into separate non-disclosure agreements with each of GS Capital Partners and P2 Capital Partners, LLC, respectively. On March 23, 2012, representatives of the Company provided a management presentation to representatives of GS Capital Partners. Following such presentation, each of P2 Capital Partners, LLC and GS Capital Partners separately reaffirmed to Barclays their respective proposed offers of $25.50 to $28 per share. The closing price of the Company's common stock on March 23, 2012 was $21.80 per share.

        On March 23, 2012, a representative from Party A contacted the Chief Executive Officer to let the Company know that Party A was continuing to monitor the stock price of the Company, but no offer was made by Party A at that time.

        On April 2, 2012, a representative of each of P2 Capital Partners, LLC and GS Capital Partners contacted representatives of Barclays to adjust their respective proposed offer ranges to $26 to $28 per share.

        At a special telephonic meeting of the Company's Board of Directors on April 4, 2012, at which representatives from Paul, Weiss and Barclays participated, Barclays informed the Company's Board of Directors of the continued interest of each of P2 Capital Partners, LLC and GS Capital Partners in a potential acquisition of the Company at a price of $26 to $28 per share and each entity's desire to begin the due diligence process in order to confirm a final offer price. Barclays also informed the Company's Board of Directors that P2 Capital Partners, LLC and GS Capital Partners had each engaged separate external advisors to assist them in conducting due diligence. After consultation with Barclays and Paul, Weiss, the Company's Board of Directors unanimously agreed to continue discussions with each of P2 Capital Partners, LLC and GS Capital Partners, including the completion of a due diligence process and the potential negotiation of a merger agreement. The Company's Board of Directors also agreed that certain members of the Company's management, accompanied by representatives of Barclays, were authorized to meet with representatives of P2 Capital Partners, LLC and GS Capital Partners to provide a further management presentation. Additionally, the Company's Board of Directors reaffirmed that the Company's management was not authorized to discuss management compensation or employment arrangements until a final purchase price, if any, had been confirmed by GS Capital Partners and/or P2 Capital Partners, LLC and substantial progress had been made on definitive transaction documentation. Additionally, the Board of Directors discussed a potential process for exploring strategic interest in the Company, including identifying companies operating in the Company's sectors that were most likely to have an interest in pursuing a transaction with the Company and the timing of potentially soliciting indications of interest from these parties with regard to a possible transaction with the Company in light of the recent indications of interest from Party A, Party B, P2 Capital Partners, LLC and GS Capital Partners.

        Between April 4, 2012 and May 29, 2012, each of P2 Capital Partners, LLC and GS Capital Partners engaged in an extensive due diligence review of the Company, during which time an electronic dataroom was established and opened to allow each of P2 Capital Partners, LLC and GS Capital Partners, and their respective advisors, to conduct due diligence on the Company.

        On April 12, 2012, representatives of the Company met with representatives of P2 Capital Partners, LLC and GS Capital Partners to provide a management presentation to P2 Capital Partners, LLC and GS Capital Partners and their respective advisors and potential financing sources.

        On April 13, 2012, Debevoise & Plimpton LLP ("Debevoise"), counsel to P2 Capital Partners, LLC, sent to Paul, Weiss a draft merger agreement. Shortly after receipt of the draft merger agreement, on a telephone conference to discuss material issues raised by the draft merger agreement, Paul, Weiss discussed with Debevoise, among other things, the need to include a "go-shop" provision in the merger agreement.

        At a special telephonic meeting of the Company's Board of Directors on April 18, 2012, at which representatives from Paul, Weiss and Barclays participated, the Company's Board of Directors was informed of the current status of the merger agreement being negotiated with P2 Capital Partners, LLC and GS Capital Partners and that GS Capital Partners had requested meetings with certain members of the Company's management and Barclays the following week in New York.

        On April 22, 2012, Debevoise and Fried, Frank, Harris, Shriver & Jacobson LLP ("Fried Frank"), counsel to GS Capital Partners, sent to Paul, Weiss draft equity commitment letters and limited guarantees from the P2 Fund and GS Capital Partners, respectively.

        During April 2012, representatives of Paul, Weiss, Debevoise and Fried Frank, conducted negotiations regarding the terms of the merger agreement and the ancillary documents, including the equity commitment letters and limited guarantees, and exchanged revised drafts of all such documents.

        On April 23, 2012, Messrs. Grebe and Sweder of the Company's management and representatives of Barclays met with senior management of GS Capital Partners and P2 Capital Partners, LLC and on April 24, 2012 those individuals met with the investment committee of GS Capital Partners. Shortly after the meeting concluded on April 24, 2012, GS Capital Partners informed Barclays that GS Capital Partners was going to require additional time to conduct additional due diligence to determine whether it would be able to proceed with a potential transaction with the Company without participation of a partner. Barclays was also informed at this time that P2 Capital Partners, LLC would not be proceeding with a proposed transaction with the Company.

        At a special telephonic meeting of the Company's Board of Directors on April 25, 2012, at which representatives from Paul, Weiss and Barclays participated, the Company's Board of Directors was provided with updates on recent discussions with P2 Capital Partners, LLC and GS Capital Partners, including that P2 Capital Partners, LLC had determined to cease participation in a potential acquisition of the Company and that GS Capital Partners had stated that it needed additional time to determine whether to proceed with the negotiation of a definitive merger agreement relating to the sale of the Company. In light of these developments, the Company's Board of Directors determined that the Company's advisors should suspend work with respect to transaction documents until such time as GS Capital Partners was able to complete its due diligence review of the Company and reaffirm its commitment to consummate the transaction. Additionally, the Company's Board of Directors discussed the timing of potentially soliciting indications of interest from strategic parties with regard to a possible transaction with the Company in light of the recent developments with P2 Capital Partners, LLC and GS Capital Partners, as well as the number of strategic parties to be contacted given that the merger agreement would likely include a "go shop"

provision, and concluded that a limited number of solicitations of key strategic parties should be commenced after greater certainty regarding GS Capital Partners' commitment to consummate the transaction had been obtained.

        On May 8, 2012, the Company released its financial results for the first quarter of fiscal 2012. On the evening of May 8, 2012, GS Capital Partners contacted Barclays and indicated that it was prepared to proceed with the transaction at a price of $25.50 per share, lower than the range of $26 to $28 that GS Capital Partners had previously indicated to the Company. The closing price of the Company's common stock on May 8, 2012 was $19.72 per share.

        On May 10, 2012, the Company held its 2012 annual meeting of stockholders.

        Also on May 10, 2012, the Company's Board of Directors met and formed a transaction committee comprised of three independent directors to evaluate the transaction proposal from GS Capital Partners and other potential transactions involving the potential acquisition of the Company, which consisted of Gideon Argov, John J. Gavin and Barry J. Goldstein (the "Transaction Committee"). Following deliberations and discussions with the Transaction Committee, the Company's Board of Directors instructed Barclays to request GS Capital Partners to submit its best and final offer price in order for discussions regarding a possible transaction to continue. The Board of Directors also confirmed that Barclays should now solicit indications of interest with regard to a possible acquisition of the Company from three potential strategic acquirers, previously identified by Barclays as companies that were likely to have a potential interest in pursuing a transaction with the Company, to gauge possible market interest in a potential acquisition of the Company. Following such meeting, as instructed by the Company's Board of Directors, Barclays called GS Capital Partners to request its best and final offer.

        On the morning of May 11, 2012, at the direction of the Company's Board of Directors, representatives of Barclays solicited indications of interest with regard to a possible acquisition of the Company from the three potential strategic acquirers. Later that day, after such calls had been made, GS Capital Partners informed Barclays that its offer price was $25.00 per share. GS Capital Partners cited general concerns in the equity and financing markets and noted the Company's declining stock price since March 23, 2012, when GS Capital Partners had indicated its proposed offer in the range of $25.50 to $28 per share. The closing price of the Company's common stock on May 11, 2012 was $18.03 per share.

        The Transaction Committee convened on May 12, 2012 and instructed Barclays to call GS Capital Partners on May 14. 2012 and inform them that the Company would be unwilling to proceed with a transaction at an offer price of less than $25.50 per share, which information Barclays conveyed to GS Capital Partners, on May 14, 2012. Later on May 14, 2012, GS Capital Partners confirmed to Barclays its intention to continue with the transaction at a price of $25.50 per share. The closing price of the Company's common stock on May 14, 2012 was $17.64 per share.

        In addition, on May 14, 2012, the strategic parties contacted by Barclays responded to the requests for indications of interest with respect to a potential transaction with the Company. Strategic Party 1 indicated that it might have an interest but would be unable to move forward to review the opportunity for a period of at least 30 days due to other strategic priorities. Strategic Party 2 informed Barclays that it was not interested in acquiring the entire Company but only potentially acquiring selected assets. Strategic Party 3 informed Barclays that it was not interested in acquiring the Company.

        On May 15, 2012, Messrs. Grebe, Sweder and John Ebner, the Company's Chief Financial Officer, and a representative of Paul, Weiss met with representatives of GS Capital Partners at an in-person meeting to discuss, among other things, GS Capital Partners' proposed timetable for completion of the merger and its proposal for financing the merger. With the prior consent of the Company's Board of Directors given the proposed offer price, GS Capital Partners also discussed its expectations regarding management's equity participation in the merger and the surviving corporation.

        On May 16, 2012, Fried Frank, counsel to GS Capital Partners, sent to Paul, Weiss a mark-up of the draft merger agreement.

        At a special telephonic meeting of the Company's Board of Directors on May 16, 2012, at which representatives from Paul, Weiss and Barclays participated, the Company's Board of Directors was provided with updates regarding the calls made by Barclays to the three potential strategic acquirers. The Company's Board of Directors also discussed key provisions of the draft merger agreement with Paul, Weiss.

        On May 21, 2012, Party A again contacted the Chief Executive Officer to express an interest in acquiring the Company, and indicated its understanding that a successful offer would need to exceed $23 per share to be acceptable. Given the non-specific nature of this indicative price range, which was in any event below the confirmed offer price of GS Capital Partners, that GS Capital Partners had already substantially completed its due diligence investigation of the Company, while Party A had not yet undertaken significant due diligence efforts and that potential delay and disruption to the process could result from engaging with Party A at this time, the Company's Board of Directors determined not to engage with Party A at this time.

        On May 22, 2012, Paul, Weiss engaged in negotiations with Fried Frank regarding the terms of the merger agreement and the ancillary documents. Following such meeting, between May 22, 2012 and May 29, 2012, representatives of the Company, Paul, Weiss, GS Capital Partners and Fried Frank continued negotiations regarding the terms of the merger agreement and the ancillary documents.

        On May 23, 2012, the Company's Board of Directors held an in-person meeting attended by representatives of Paul, Weiss and Barclays to review the current status of negotiations with GS Capital Partners. The Company's Board of Directors again reviewed with Barclays the indications of interest received from, and communications with, Parties A and B and P2 Capital Partners, LLC and GS Capital Partners and each of the strategic parties from which indications of interest regarding a possible acquisition of the Company had been solicited. Representatives of Paul, Weiss reviewed with the Company's Board of Directors its fiduciary and other duties and legal obligations in the context of the proposed transaction and discussed the terms of the current drafts of the merger agreement and ancillary documents being negotiated with GS Capital Partners. Representatives of Barclays reviewed its financial analyses relating to the proposed purchase price of $25.50 per share. The Company's Board of Directors agreed to meet again on May 28, 2012 to determine whether it should approve a transaction with GS Capital Partners.

        On May 25, 2012, representatives of GS Capital Partners relayed to representatives of the Company that due to changes in the financing markets, in order for GS Capital Partners to proceed with the proposed transaction, it would require either a new closing condition in the merger agreement that as of the closing date the available cash of the Company and its subsidiaries would not be less than $50 million or a purchase price reduction of approximately $0.50 per share.

        Later on May 25, 2012, at a telephonic meeting of the Transaction Committee that was also attended by representatives of Paul, Weiss and Barclays, the Transaction Committee discussed the recent developments with respect to GS Capital Partners and concluded that the Company would not agree to a purchase price reduction but that given the Company's historical, current and projected cash balances, that, subject to the approval of the Company's Board of Directors, the Company could likely agree to the inclusion of the proposed new closing condition.

        On May 27, 2012, P2 Capital Partners, LLC informed Barclays that it expected to participate in the transaction and that it would be making an equity commitment through the P2 Fund on similar terms to GS Capital Partners except that the P2 Fund's commitment would be comprised of shares of common stock of the Company and cash.

        Between May 27, 2012 and May 29, 2012, representatives of the Company, Paul, Weiss, Fried Frank, Debevoise, P2 Capital Partners, LLC and GS Capital Partners continued negotiations regarding the terms of the merger agreement and ancillary agreements, including the equity and debt commitment letters and the limited guarantees. With the prior consent of the Company's Board of Directors, during this time, representatives of GS Capital Partners also continued negotiations with the Company's chief executive officer regarding the terms of his investment in Parent, the expected investment in Parent by other members of senior management, and the terms of a new equity plan, and awards granted thereunder, to be sponsored by Parent post-closing.

        On May 28, 2012, Debevoise sent to Paul, Weiss a revised draft equity commitment letter and limited guarantee from P2 Capital Partners, LLC.

        On May 28, 2012, the Company's Board of Directors held a telephonic meeting attended by representatives of Paul, Weiss and Barclays to consider entering into the merger agreement with an affiliate of P2 Capital Partners, LLC and GS Capital Partners LP. Representatives of Paul, Weiss reviewed with the Company's Board of Directors the terms of the current drafts of the merger agreement and ancillary documents and the changes made following the resolution of the open issues since the last meeting of the Company's Board of Directors. A representative of Barclays again reviewed its financial analyses relating to the proposed purchase price of $25.50 per share, and Barclays also rendered its oral opinion, which opinion was subsequently confirmed in a written opinion dated May 29, 2012, to the Company's Board of Directors to the effect that, as of that date and based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, the per share merger consideration of $25.50 offered to the Company's stockholders in the merger was fair, from a financial point of view, to such stockholders (other than P2 Capital Partners, LLC and its affiliated funds). See "The Merger (Proposal 1)—Opinion of the Company's Financial Advisor" in this proxy statement for more information about the Barclays opinion. After further discussion of the terms of the draft merger agreement and ancillary documents, consideration of other relevant issues, and a variety of business, financial and market factors, including those set forth below under "The Merger (Proposal 1)—Reasons for the Merger" and the delivery of the oral fairness opinion, the Company's Board of Directors unanimously determined that it was advisable and in the best interests of the Company and its stockholders to adopt and approve the merger agreement and resolved that it recommend to the Company's stockholders that they vote in favor of the approval of the merger agreement.

        Following this meeting, on May 29, 2012, the parties entered into the merger agreement and other transaction documents, and the transaction was publicly announced on May 29, 2012.

        The merger agreement provides that, until 11:59 p.m. (New York City time) on June 28, 2012, the Company was permitted to solicit, initiate, facilitate and encourage any inquiries regarding any proposal or offer that constituted an acquisition proposal, including by way of providing non-public information, and enter into and maintain discussions or negotiations with respect to acquisition proposals or other proposals that could lead to acquisition proposals, or otherwise cooperate, assist, participate in or facilitate any such discussions or negotiations (subject to compliance with the terms of the merger agreement). Barclays, on behalf of the Company, contacted 54 potential bidders during the go-shop period. However, the Company did not receive any alternative acquisition proposals during such period.

Recommendation of the Company's Board of Directors

        After careful consideration, the Company's Board of Directors, on May 28, 2012, unanimously (i) approved and declared advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, (iii) directed that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommended to the stockholders of the Company that they vote "FOR" the adoption of the merger agreement.

        In reaching its determination, the members of the Company's Board of Directors consulted with the Company's management, as well as the Company's outside financial and legal advisors, considered the short-term and long-term interests and prospects of the Company and its stockholders, and considered a number of factors, including, among others, the following:

  •
  the Company's historical and current financial performance and results of operations, the Company's prospects and long-term strategy, the Company's competitive position and general economic and stock market conditions;

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  the Company's Board of Directors knowledge of the Company's businesses, assets, financial condition, results of operations and prospects (as well as the risks involved in achieving those prospects), the nature of the Company's businesses and the industries in which the Company competes and the market for Interline common stock;

  •
  the Company's financial and strategic plan and the initiatives and the potential execution risks associated with such plan, and the effects of the economy on the Company specifically, and on the Company's industries generally, and in connection with these considerations, the attendant risk that, if the Company did not enter into the merger agreement, the price that might be received by the Company's stockholders selling stock of the Company in the open market, both from a short-term and long-term perspective, could be less than the merger consideration;

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  the current condition of the financial markets, including the availability of committed financing (subject to limited restrictions) for the merger, and the risk, in the future, of deterioration in such conditions;

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  the historical market prices of Interline common stock and recent trading activity, including the fact that the merger consideration represents a premium of approximately 42% relative to the Company's closing stock price on May 25, 2012, the last trading day before the announcement of the transaction, and 31% relative to the Company's trailing 30-day average closing stock price for the period ended on May 25, 2012;

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  the Company's Board of Directors belief, based on the factors described above, that the $25.50 in cash per share merger consideration would result in greater value to the Company's stockholders than the available alternatives;

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  the fact that the consideration offered by Party A and Party B, the only two other parties with serious and continued interest in acquiring the Company, was significantly lower than $25.50 in cash per share;

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  the fact that, prior to entering into the merger agreement, a calculated canvas of certain strategic parties in the Company's operating space failed to yield serious interest among those strategic parties with regard to a potential acquisition of the Company;

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  the fact that the consideration to be paid pursuant to the merger agreement would be all cash, which would provide certainty and immediate value to the Company's stockholders, including because stockholders will not be exposed to the risks and uncertainties relating to the Company's prospects;

  •
  the oral opinion of Barclays rendered on May 28, 2012, which opinion was subsequently confirmed in a written opinion dated May 29, 2012, to the Company's Board of Directors to the effect that, as of that date and based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, the per share merger consideration of $25.50 to be offered to the stockholders of the Company in the merger was fair, from a financial point of view, to such stockholders (other than P2 Capital Partners, LLC and its affiliated funds). The full text of the written opinion of Barclays, dated May 29, 2012, which sets forth, among other things, the assumptions made, procedures followed, factors considered, and limitations upon the review undertaken by Barclays in rendering its opinion, is attached as Appendix C to this Proxy Statement. See "The Merger (Proposal 1)—Opinion of the Company's Financial Advisor" beginning on 38;

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  the fact that the consideration and negotiation of the merger agreement was conducted through arm's-length negotiations under the oversight of the Company's Board of Directors;

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  the terms of the merger agreement, including the fact that the merger agreement contains provisions that are designed to ensure that the $25.50 in cash per share price to be provided pursuant to the merger agreement is the best reasonably available to the Company's stockholders, including the right, subject to certain conditions, to solicit offers with respect to alternative acquisition proposals during the go-shop period, to respond to unsolicited acquisition proposals and to terminate the merger agreement and accept a "superior proposal" prior to adoption of the merger agreement, subject to payment of a termination fee of $29.9 million plus reimbursable expenses up to a maximum of $5 million (or $13.9 million plus reimbursable expenses up to a maximum of $5 million if the termination in any such circumstances is in connection with a superior proposal arising during the go-shop period and entered into prior to the cut-off date), which the Company's Board of Directors believed would not likely be a meaningful deterrent to such a superior proposal;

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  the view of the Company's Board of Directors that, given the due diligence that Parent had completed and the commitments Parent and Merger Sub had from their financing sources, Parent could successfully consummate an acquisition of the Company in a timely manner;

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  the limited number and nature of the conditions to funding set forth in the debt commitment letter and the obligation of Parent and Merger Sub to use their reasonable best efforts to obtain at the completion of the merger the financing on the terms and conditions described in the debt commitment letter (including the flex provisions in the debt facility fee letter) or alternative financing from the same or other sources of financing on terms and conditions (including the flex provisions in the debt facility fee letter) not less favorable to Parent and Merger Sub than those contained in the debt commitment letter and in an amount sufficient to timely consummate the transactions contemplated by the merger agreement on the terms and conditions set forth therein;

  •
  the likelihood that the merger will be completed, including the fact that conditions to closing the merger are limited to Interline stockholder approval, receipt of regulatory approvals, the Company not having suffered a material adverse effect, the Company and its domestic subsidiaries having unrestricted cash available as of the closing of the merger of at least $50 million, the accuracy of the representation and warranty with regard to the ability as of May 29, 2012 of Interline New Jersey to make restricted payments in compliance with the indenture governing the Existing Notes in an amount of not less than $200 million and other customary closing conditions, and the likelihood that the regulatory and stockholder approvals necessary to complete the merger will be obtained;

  •
  the fact that under certain specified circumstances Parent will be required to pay the Company a reverse termination fee equal to $51.3 million upon termination of the merger agreement, and if Parent has committed a willful and material breach of any of its representations, warranties, covenants or agreements under the merger agreement, a reverse termination fee of $68.4 million in the event of such termination;

  •
  the fact that the Company is contractually entitled to require GS Fund VI and the P2 Fund to perform under the limited guarantees under certain circumstances; and

  •
  the fact that the Company's stockholders have the right to demand appraisal of their shares in accordance with the procedures of Section 262 of the DGCL.

        The Company's Board of Directors also considered the following adverse factors associated with the merger, among others:

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  other than with respect to P2 Capital Partners, LLC and its affiliates and certain officers and directors of the Company (discussed below), the fact that the Company's stockholders will have no ongoing equity participation in the surviving corporation following the merger, meaning that the Company's stockholders will cease to participate in the Company's future earnings or growth, or to benefit from any increases in the value of the Interline's common stock;

  •
  the restrictions on the conduct of the Company's business prior to the completion of the merger, including the inability of the Company to pursue certain acquisitions without the prior consent of Parent, which could delay or prevent the Company from undertaking business opportunities that may arise or certain other action the Company might otherwise take with respect to the operations of the Company pending completion of the merger;

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  that the sale of shares in the proposed merger will be a taxable transaction to the Company's stockholders;

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  that if the merger is not completed under certain circumstances, the Company will incur fees and expenses associated with the transaction that will not be reimbursed to the Company by Parent;

  •
  the fact that, under certain circumstances, the Company may be required to pay Parent a termination fee in an amount equal to $29.9 million plus reimbursable expenses up to a maximum of $5 million, and the effect it may have on a potential buyer considering a competing proposal to acquire the Company (or $13.9 million plus reimbursable expenses up to a maximum of $5 million if the termination in any such circumstances is in connection with a superior proposal arising during the go-shop period and entered into prior to the cut-off date);

  •
  the fact that, while the merger is expected to be completed, there is no assurance that all conditions to the parties' obligations to complete the merger will be satisfied or waived, and, as a result, it is possible that the merger might not be completed even if it is approved by the Company's stockholders;

  •
  the risk that the debt financing contemplated by the debt commitment letter or the equity financing contemplated by the equity commitment letter for the consummation of the merger might not be obtained;

  •
  the risks, costs and disruptions to the Company's operations if the merger is not completed, including the diversion of management and employee attention, potential employee attrition, the potential effect on the Company's business and its relationships and the likely negative effect on the trading price of Interline common stock; and

  •
  that certain directors and executive officers of the Company have interests in the merger that are different from, or in addition to, the Company's stockholders. See section entitled "The Merger (Proposal 1)—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 54 and "Advisory Vote on Golden Parachute Compensation (Proposal 2)" beginning on page 96.

        In reaching the determination described above, the Company's Board of Directors passed unanimous resolutions:

  •
  approving and declaring advisable the merger agreement, the merger and the transactions contemplated by the merger agreement;

  •
  declaring that it is in the best interests of the stockholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement;

  •
  directing that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of the Company; and

  •
  recommending to the stockholders of the Company that they vote "FOR" the adoption of the merger agreement.

        The foregoing discussion of the information and factors considered by the Company's Board of Directors is not intended to be exhaustive but, the Company believes, includes all material factors considered by the Company's Board of Directors. In view of the wide variety of factors considered and the complexity of these matters, the Company's Board of Directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weight to each of the specific factors considered in reaching its determination. Rather, the Company's Board of Directors based its judgment on the total mix of information available to it regarding the overall effect of the merger on the Company's stockholders compared to the overall effect of any alternative transaction. Accordingly, the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

        The Company's Board of Directors has unanimously approved and declared advisable the merger agreement, and recommends that you vote "FOR" adoption of the merger agreement.

 Purpose and Reasons for the Merger

        The Company's purpose for engaging in the merger is to enable its stockholders to receive $25.50 per share in cash, without interest and less any applicable withholding taxes, which represents a premium of approximately 42% relative to the Company's closing stock price on May 25, 2012, the last trading day before the announcement of the transaction, and 31% relative to the Company's trailing 30-day average closing stock price for the period ended on May 25, 2012. The Company has determined to undertake the merger at this time based on the conclusions, determinations and reasons of the Company's Board of Directors described in detail above under "The Merger (Proposal 1)—Background of the Merger" beginning on page 26 and "The Merger (Proposal 1)—Recommendation of the Company's Board of Directors" beginning on page 34.

Opinion of the Company's Financial Advisor

        The Company engaged Barclays to act as its financial advisor, including with respect to the merger. On May 28, 2012, Barclays rendered its oral opinion, which opinion was subsequently confirmed in a written opinion dated May 29, 2012, to the Company's Board of Directors to the effect that, as of that date and based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, the per share merger consideration of $25.50 to be offered to the stockholders of the Company in the merger was fair, from a financial point of view, to such stockholders (other than P2 Capital Partners, LLC and its affiliated funds).

        The full text of Barclays' written opinion, dated as of May 29, 2012, is attached as Appendix C to this Proxy Statement. Barclays' written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. The Company encourages you to read the opinion carefully in its entirety. The following is a summary of Barclays' opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        Barclays' opinion, the issuance of which was approved by Barclays' Fairness Opinion Committee, is addressed to the Company's Board of Directors, addresses only the fairness, from a financial point of view, of the per share merger consideration to be offered to the stockholders of the Company (other than P2 Capital Partners, LLC and its affiliated funds) and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm's-length negotiations between the Company and Parent and were unanimously approved by the Company's Board of Directors. Barclays did not recommend any specific form of consideration to the Company or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to opine as to, and its opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the merger or the likelihood of consummation of the merger. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the per share merger consideration to be offered to the stockholders of the Company in the merger. No limitations were imposed by the Company's Board of Directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

        In arriving at its opinion, Barclays:

  •
  reviewed and analyzed the merger agreement and the specific terms of the merger;

  •
  reviewed and analyzed publicly available information concerning the Company that Barclays believed to be relevant to its analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2012;

  •
  reviewed and analyzed financial and operating information with respect to the business, operations and prospects of the Company furnished to Barclays by the Company, including financial projections of the Company prepared by management of the Company;

  •
  reviewed and analyzed a trading history of the Interline common stock from December 16, 2004 through May 25, 2012;

  •
  reviewed and analyzed a comparison of the historical financial results and present financial condition of the Company with those of other companies that Barclays deemed relevant;

  •
  reviewed and analyzed a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays deemed relevant;

  •
  reviewed and analyzed estimates of independent research analysts with respect to the future financial performance of the Company;

  •
  had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects; and

  •
  undertook such other studies, analyses and investigations as Barclays deemed appropriate.

        In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information). Barclays further relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company would perform substantially in accordance with such projections. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. Barclays was requested to solicit third party indications of interest in the possible acquisition of all or a part of the Company's business for the go-shop period. Barclays' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, May 29, 2012. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after, May 29, 2012.

        Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the merger will be obtained within the constraints contemplated by the merger agreement and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor did Barclays' opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understands that the Company has obtained such advice as it deemed necessary from qualified professionals.

        In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of the Interline common stock but rather made its determination as to fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered to such stockholders in the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

        In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

        The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Company's Board of Directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the merger. None of the Company, Parent, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Analysis of Implied Premiums and Multiples

        Barclays analyzed the implied premiums based on the per share merger consideration of $25.50 as compared to the following:

  •
  the closing price of the Interline common stock on May 25, 2012;

  •
  the average closing price of the Interline common stock for the 30-calendar day period, 60-calendar day period and 90-calendar day period ended on May 25, 2012;

  •
  each of the 52-week high and 52-week low closing prices of the Interline common stock, in each case, ending on May 25, 2012; and

  •
  the all-time high of the Interline common stock, which occurred on August 13, 2007.

        The results of this analysis are summarized in the following table:

Time Period	Price	Implied Premium
May 25, 2012	$17.94	42.1%
30-Calendar Day Average	$19.54	30.5%
60-Calendar Day Average	$20.50	24.4%
90-Calendar Day Average	$19.73	29.2%
52-Week High (March 19, 2012)	$22.57	13.0%
52-Week Low (October 4, 2011)	$12.20	109.0%
All-Time High (August 13, 2007)	$28.13	(9.3)%

        Barclays also analyzed the implied multiple of the Company's enterprise value (or short- and long-term debt plus market value of common equity, minus cash and cash equivalents) to net income plus interest expense (income), net (gain) loss on extinguishment of debt, income taxes and depreciation and amortization, or Adjusted EBITDA, based on the per share merger consideration of $25.50. For purposes of its analyses, Barclays used the Company balance sheet information, last twelve month, or LTM, Adjusted EBITDA as of March 31, 2012 and estimated Adjusted EBITDA for calendar years 2012 and 2013 based on the Company's financial projections prepared by the management of the Company which assumed that the Company operates on a stand-alone, organic basis without external acquisitions (the "Organic Growth Projections"). Barclays also calculated the implied historical and projected earnings per share multiples (commonly referred to as a price earnings ratio, or P/E) based on the per share merger consideration of $25.50, with the projected earnings per share multiples based on the I/B/E/S Consensus Forecasts. The results of this analysis are summarized below:

Multiple Analysis	Per Share Merger Consideration of $25.50
Enterprise Value/Calendar Year 2011 Adjusted EBITDA	9.9x
Enterprise Value/LTM Adjusted EBITDA (as of March 31, 2012)	9.7x
Enterprise Value/Estimated 2012 Adjusted EBITDA	9.2x
Enterprise Value/Estimated 2013 Adjusted EBITDA	8.2x
Calendar Year 2011 Price/Earnings Ratio	22.8x
Estimated 2012 Price/Earnings Ratio	20.2x
Estimated 2013 Price/Earnings Ratio	16.9x

Selected Comparable Company Analysis

        In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to the Company with selected companies in the distribution industry that Barclays, based on its experience in this industry, deemed comparable to the Company. The selected comparable companies were:

Industrial End-Market Companies

Airgas, Inc.
Anixter International Inc.
Applied Industrial Technologies, Inc.
Barnes Group Inc.

Dorman Products, Inc.
Fastenal Company
Genuine Parts Company
Houston Wire & Cable Company
Kaman Corporation
MSC Industrial Direct Co., Inc.
Rexel S.A.
WESCO International, Inc.
W.W. Grainger, Inc.

Residential End-Market Companies

Beacon Roofing Supply, Inc.
Pool Corporation
Universal Forest Products, Inc.
Watsco, Inc.
Wolseley PLC

        Barclays calculated and compared various financial multiples and ratios of the Company and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated, among other things, the ratio of each company's enterprise value to historical and projected earnings before interest, taxes, depreciation and amortization, or EBITDA. The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, the value of any preferred stock (at liquidation value) and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including FactSet and I/B/E/S Consensus) and closing prices, as of May 25, 2012, the last trading date prior to the delivery of Barclays' opinion. The results of this selected comparable company analysis are summarized below:

Enterprise Value as a Multiple of Calendar Year 2012 Estimated EBITDA

	Low	Median	High
Selected Comparable Companies	6.0x	8.2x	17.3x

Interline (closing price as of May 25, 2012)	7.0x
Per Share Merger Consideration of $25.50	9.2x

        Barclays selected the comparable companies listed above because of similarities in one or more business or operating characteristics with the Company. However, because of the inherent differences between the business, operations and prospects of the Company and those of the selected comparable companies, and because no selected comparable company is exactly the same as the Company, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of 6.5x to 8.5x calendar year 2012 estimated Adjusted EBITDA for the Company and applied such range to the Organic Growth Projections to calculate a range of implied prices per share of the Company. The selected comparable company analysis yielded an implied valuation range for the Interline common stock of $16.00 to $23.00 per share (per share values were rounded to the nearest $0.50 increment), compared to the per share merger consideration of $25.50.

Selected Precedent Transaction Analysis

        Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to the Company with respect to the size, mix, margins and other characteristics of their businesses. The following tables set forth the transactions analyzed based on such characteristics and the results of such analysis:

Ann. Date	Acquiror	Target
Precedent Strategic Transactions
Oct-10	Interline	CleanSource, Inc.
Nov-07	United Stationers Inc.	ORS Nasco Holding, Inc.
Oct-07	McJunkin Corporation	Red Man Pipe & Supply Company
Mar-07	Univar N.V.	Chemcentral Corporation
Oct-06	WESCO International, Inc.	Communications Supply Corporation
May-06	Interline	American Sanitary Incorporated
Mar-06	MSC Industrial Direct Co., Inc.	J&L Industrial Supply
Jan-06	The Home Depot, Inc.	Hughes Supply, Inc.
Aug-05	WESCO International, Inc.	Carlton-Bates Company
Jul-05	The Home Depot, Inc.	National Waterworks, Inc.
Jul-05	Interline	Copperfield Chimney Supply
Apr-05	WinWholesale, Inc.	Noland Company
Feb-04	Code Hennessy & Simmons LLC	The Hillman Companies, Inc.
Nov-03	Hughes Supply, Inc.	Century Maintenance Supply, Inc.
Sep-02	National Waterworks, Inc.	U.S. Filter Distribution Group, Inc.
Precedent Financial Sponsor Transactions
May-12	Clayton, Dubilier & Rice, LLC	Roofing Supply Group, LLC
Nov-10	TPG Capital	Ashland Distribution
Sep-10	Clayton, Dubilier & Rice, LLC	Univar N.V.
Apr-10	Oak Hill Capital Partners	The Hillman Companies, Inc.
Apr-10	TPG Capital	American Tire Distributors Holdings, Inc.
Aug-07	Clayton, Dubilier & Rice, LLC/ Bain Capital/The Carlyle Group	HD Supply, Inc.
Jul-07	CVC Capital Partners Ltd.	Univar N.V.
Dec-06	Goldman Sachs Capital Partners	McJunkin Corporation
Nov-06	Caxton-Iseman Capital	Valley National Gases, Incorporated
Jun-06	Investcorp	FleetPride Corporation
May-04	Cerberus Capital Management, L.P. (BlueLinx Corporation)	Georgia Pacific Corporation—BMD Division

Enterprise Value as a Multiple of LTM EBITDA

	Low	Median	High
All Transactions	7.0x	9.2x	11.7x
Precedent Strategic Transactions	7.0x	9.1x	11.7x
Precedent Financial Sponsor Transactions	7.3x	9.2x	10.7x

Implied Multiple Based on Per Share Merger Consideration of $25.50	9.7x

        The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger which would affect the acquisition values of the selected target companies and the Company. Based upon these judgments, Barclays selected a range of 8.5x to 10.5x LTM Adjusted EBITDA and applied such range to the LTM Adjusted EBITDA (as of March 31, 2012) of the Company to calculate a range of implied prices per share of the Company. The selected precedent transactions analysis yielded an implied valuation range for the Interline common stock of $22.00 to $28.00 per share (per share values were rounded to the nearest $0.50 increment), compared to the per share merger consideration of $25.50.

Discounted Cash Flow Analysis

        In order to estimate the present value of the Interline common stock, Barclays performed a discounted cash flow analysis of the Company. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the "present value" of estimated future cash flows of the asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

        To calculate the estimated enterprise value of the Company using the discounted cash flow method, Barclays added (i) the total present value of the Company's projected after-tax unlevered free cash flows for March 31, 2012 through December 31, 2016 based on two management projections cases, the Organic Growth Projections and another set of projections which assume that the Company achieves growth through both organic means and through acquisitions (the "Organic and Acquisitions Growth Projections"), to (ii) the present value of the Company's "terminal value" as of December 31, 2016. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest, tax expense and amortization (excluding amortization of purchased intangibles) and adding back depreciation, subtracting capital expenditures and adjusting for changes in net working capital (including a provision for doubtful accounts). The residual value of the Company at the end of the forecast period, or "terminal value," was estimated by selecting a range of terminal value multiples based on estimated Adjusted EBITDA for the period ending December 31, 2017 of 6.5x to 8.5x, which was derived by analyzing the results from the selected comparable company analysis and applying such range to the Organic Growth Projections and the Organic and Acquisitions Growth Projections. The range of after-tax discount rates of 10.5% to 12.5% was selected based on an analysis of the weighted average cost of capital of the comparable companies.

        Combining the total present value of the estimated unlevered free cash flows and the present value of the terminal values resulted in a range of implied enterprise values for the Company. Barclays then deducted outstanding net debt in the assumed amount of approximately $225 million to determine a range of implied equity values of the Company. The discounted cash flow analysis yielded an implied valuation range for the Interline common stock of $22.50 to $31.50 per share based on the Organic Growth Projections, and $23.50 to $34.00 based on the Organic and Acquisitions Growth Projections (per share values were rounded to the nearest $0.50 increment), in each case, compared to the per share merger consideration of $25.50.

Analyst Price Targets

        Barclays reviewed the public market trading price targets for the Interline common stock prepared and published by securities research analysts as of May 25, 2012. These targets reflected each analyst's estimate of the future public market trading price for the Interline common stock. The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for the shares and these estimates are subject to uncertainties, including future financial performance of the Company and future financial market conditions. The equity analysts price targets for the Interline common stock were both $25.00 per share, compared to the per share merger consideration of $25.50.

Transaction Premium Analysis

        In order to assess the premium offered to the stockholders of the Company in the merger relative to the premiums offered to stockholders in other transactions, Barclays reviewed the premium paid in selected cash consideration transactions of companies valued between $500 million and $2 billion from May 1, 2002 to May 1, 2012. For each transaction, Barclays calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company's historical average share price during the following periods: (i) one trading day prior to announcement, (ii) 1 week prior to announcement and (iii) 4 weeks prior to announcement. The results of this transaction premium analysis are summarized below:

	Average Premiums Paid in Cash Consideration Transactions Valued Between $500 million and $2 billion
Time Period Prior to Announcement	Announced since May 1, 2011	Announced since May 1, 2010	Announced since May 1, 2007	Announced since May 1, 2002
1 day	31.5%	27.9%	27.2%	24.3%
1 week	30.8%	28.7%	28.6%	27.1%
4 weeks	40.6%	35.1%	33.6%	29.9%

        The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the merger which would affect the acquisition values of the target companies and the Company. Based upon these judgments, Barclays selected a range of 30% to 40% to the closing price of the Interline common stock on May 25, 2012 to calculate a range of implied prices per share of the Company. The transaction premium analysis yielded an implied valuation range for the Interline common stock of $23.00 to $25.00 per share (per share values were rounded to the nearest $0.50 increment), compared to the per share merger consideration of $25.50.

Leveraged Acquisition Analysis

        Barclays performed a leveraged acquisition analysis in order to ascertain a price for the Interline common stock that might be achieved in a leveraged buyout transaction with a financial buyer assuming two different structures, an "Operating Company Debt Structure", which assumes the Company's existing capital structure is refinanced resulting in "breakage" costs on outstanding bonds of approximately $41.3 million, and a "Holding Company Debt Structure", which assumes no breakage costs and is the debt capital structure consistent with the merger. Barclays assumed the following in its analysis: (i) a debt capital structure of the Company comprised of total leverage of funded debt to Adjusted EBITDA as of March 31, 2012 of approximately 6.0x, (ii) an equity investment that would achieve a rate of return in the low 20% range over approximately five years, and (iii) a projected Adjusted EBITDA terminal value multiple of 8.5x to 9.5x LTM Adjusted EBITDA. Based upon these assumptions, Barclays calculated a range of implied enterprise values for the Company. Barclays then deducted outstanding debt and added outstanding cash and equivalents to determine a range of implied equity values of the Company. The leveraged acquisition analysis yielded an implied valuation range for the Interline common stock of $24.00 to $26.00 per share based on the Holding Company Debt Structure, and $23.00 to $25.00 based on the

Operating Company Debt Structure (per share values were rounded to the nearest $0.50 increment), in each case, compared to the per share merger consideration of $25.50.

General

        Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. the Company's Board of Directors selected Barclays because of its familiarity with the Company and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the merger.

        Barclays is acting as financial advisor to the Company in connection with the merger, including in connection with the "go-shop". As compensation for its services in connection with the merger, an opinion fee of $500,000 became payable to Barclays upon the delivery of Barclays' opinion. Additional compensation of approximately $11.4 million will be payable on completion of the merger. In addition, the Company has agreed to reimburse Barclays for a portion of its reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by the Company and the rendering of Barclays' opinion. Barclays has performed various investment banking and financial services for the Company in the past, and expects to perform such services in the future, and has received, and is likely to receive, customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services: (i) Joint Lead Arranger and Bookrunner on the Company's $225 million ABL Revolving Credit Facility, (ii) Lead Dealer Manager on the Company's $150 million debt tender offer and (iii) Lead Bookrunner on the Company's $300 million Senior Subordinated Notes offering. In addition, Barclays and its affiliates in the past have provided, currently are providing, or in the future may provide, investment banking and other financial services to GS Capital Partners which, following the closing of the transactions contemplated by the merger agreement, together with one or more investment funds managed by P2 Capital Partners, LLC is a parent company of Parent, and certain of GS Capital Partners' affiliates and portfolio companies and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to GS Capital Partners and certain of its portfolio companies and affiliates in connection with certain mergers and acquisition transactions, (ii) having acted or acting as arranger, bookrunner and/or lender for GS Capital Partners and certain of its portfolio companies and affiliates in connection with the financing for various acquisition transactions and (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by GS Capital Partners and certain of its portfolio companies and affiliates. In addition, Barclays and its affiliates in the future may provide or seek to provide investment banking and other financial services to P2 Capital Partners, LLC and its affiliated entities and/or funds for which Barclays would expect to receive customary fees.

        Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of (i) the Company, (ii) GS Capital Partners and certain of GS Capital Partners' affiliated entities and/or funds, and (iii) P2 Capital Partners, LLC and certain of P2 Capital Partners, LLC's affiliated entities and/or funds, for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Projected Financial Information

        In connection with GS Capital Partners' and P2 Capital Partners, LLC's due diligence review, the Company provided to GS Capital Partners and P2 Capital Partners, LLC certain projected financial information concerning the Company prepared by the Company's management. Set forth below are selected summaries of the material projected financial information provided to GS Capital Partners and P2 Capital Partners, LLC on March 23, 2012 (the "March Projections") and projected free cash flow information provided to GS Capital Partners and P2 Capital Partners, LLC in the electronic dataroom on April 9, 2012 (the "Cash Flow Projections" and together with the March Projections, the "Projections"), in each case, which includes two separate sets of projections, (i) one of which, the Organic Growth Projections, assumes the Company operates on a stand-alone, organic basis without acquisitions and (ii) the other of which, the Organic and Acquisitions Growth Projections, assumes the Company achieves growth through both organic means and through acquisitions. The inclusion of the Projections in this Proxy Statement should not be regarded as an admission or representation of Interline, GS Capital Partners, P2 Capital Partners, LLC, Parent or Merger Sub, or an indication that any of Interline, GS Capital Partners, P2 Capital Partners, LLC, Parent or Merger Sub or their respective affiliates or representatives considered, or now consider, the Projections to be a reliable prediction of actual future events or results, and the Projections should not be relied upon as such. The Projections are being provided in this document only because Interline made them available to GS Capital Partners and P2 Capital Partners, LLC in connection with GS Capital Partners' and P2 Capital Partners, LLC's due diligence review of Interline and also to Barclays in connection with its engagement as financial advisor to the Company's Board of Directors. None of Interline, GS Capital Partners, P2 Capital Partners, LLC, Parent or Merger Sub or any of their respective affiliates or representatives assumes any responsibility for the accuracy of the Projections or makes any representation to any stockholder regarding the Projections, and none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error.

        The Projections were prepared by the Company's management. The Projections were not prepared with a view to public disclosure or complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Interline's independent registered public accounting firm has not examined, compiled or performed any procedures with respect to the Projections presented in this Proxy Statement, and it has not expressed any opinion or any other form of assurance of such information or the likelihood that Interline may achieve the results contained in the Projections, and accordingly assumes no responsibility for them and disclaims any association with them. The ultimate achievability of the Projections included herein is also subject to numerous risks and uncertainties including but not limited to the risks and uncertainties described in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2011 and subsequent filings made with the SEC. The Company has made publicly available the Company's actual results of operations for the first quarter of fiscal year 2012. You should review the Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 2012 to obtain this information. Readers of this Proxy Statement are strongly cautioned not to place undue reliance on the Projections set forth below.

        The Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to the Company's business. Many of these matters are beyond the Company's control and the continuing uncertainty surrounding general economic conditions and in the industry in which the Company operates creates significant uncertainty around the Projections. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. See also "Cautionary Statements Concerning Forward-Looking Information" beginning on page 21. Because the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the merger. There can be no assurance that the announcement of the merger will not affect the Company's business. Further, the Projections do not take into account the effect of any failure to occur of the merger and should not be viewed as accurate or continuing in that context.

        In addition, the Projections included non-GAAP financial measures under SEC rules, including (i) "Adjusted EBITDA," which the Company defines as net income plus interest expense (income), net, (gain) loss on extinguishment of debt, net, income taxes and depreciation and amortization and (ii) "free cash flow" which the Company defines as net cash provided by operating activities, as defined under GAAP, less capital expenditures. The Company provided this information to GS Capital Partners, P2 Capital Partners, LLC and Barclays because the Company believed it could be useful in evaluating, on a prospective basis, the Company's potential operating performance and cash flow. This information should not be considered in isolation or in lieu of the Company's operating and other financial information determined in accordance with GAAP. In addition, because non-GAAP financial measures are not determined consistently by all entities, the non-GAAP measures presented in the Projections may not be comparable to similarly titled measures of other companies. A reconciliation of Adjusted EBITDA and free cash flow to the most directly comparable GAAP measure (net income), prepared by the Company's management, is provided below. In the reconciliation tables below, numbers may not sum exactly due to rounding.

Projected Financial Information
Management Projections (Organic Growth Projections)
($ in millions)

	Fiscal year
	2012	2013	2014	2015	2016
Revenue	$1,312.9	$1,390.8	$1,484.9	$1,617.8	$1,676.9
Gross Profit	487.5	518.1	554.5	605.4	630.1
SG&A	372.1	388.8	409.3	439.0	448.1
Adjusted EBITDA	117.0	131.0	146.9	168.1	183.8
Free Cash Flow	34.4	43.1	51.6	68.6	83.6
Depreciation	18.0	18.0	17.2	19.3	20.9
Net Working Capital	248.8	265.0	282.9	302.2	317.8
Capital Expenditures	22.5	22.2	21.4	17.0	17.0

Reconciliation of Non-GAAP Measures
(Management Projections (Organic Growth Projections))
($ in millions)

	Fiscal year
	2012	2013	2014	2015	2016
Reconciliation of Adjusted EBITDA:
Net Income	$41.2	$49.8	$60.0	$71.4	$80.6
Interest Expense	24.5	24.3	24.3	24.6	24.2
Interest Income	—	(0.0)	(0.0)	(0.0)	(0.7)
Income Tax Provision	26.9	32.5	39.2	46.6	52.6
Depreciation and Amortization	24.5	24.4	23.5	25.6	27.1
Adjusted EBITDA	$117.0	$131.0	$146.9	$168.1	$183.8

	Fiscal year
	2012	2013	2014	2015	2016
Reconciliation of Free Cash Flow:
Net Cash from Operating Activities	$56.9	$65.3	$73.0	$85.6	$100.6
Less Capital Expenditures	(22.5)	(22.2)	(21.4)	(17.0)	(17.0)
Free Cash Flow	$34.4	$43.1	$51.6	$68.6	$83.6

Projected Financial Information
Management Projections (Organic and Acquisitions Growth Projections)
($ in millions)

	Fiscal year
	2012	2013	2014	2015	2016
Revenue	$1,312.9	$1,578.3	$1,866.5	$2,208.0	$2,278.3
Gross Profit	487.5	579.5	679.9	799.7	828.6
SG&A	372.1	439.5	512.4	596.5	605.5
Adjusted EBITDA	117.0	141.6	169.2	204.9	224.9
Free Cash Flow	34.4	48.8	63.2	87.7	104.1
Depreciation	18.0	19.5	20.5	24.8	26.4
Net Working Capital	248.8	292.4	338.1	385.6	402.9
Capital Expenditures	22.5	24.0	25.2	22.9	23.0

Reconciliation of Non-GAAP Measures
Management Projections (Organic and Acquisitions Growth Projections))
($ in millions)

	Fiscal year
	2012	2013	2014	2015	2016
Reconciliation of Adjusted EBITDA:
Net Income	$41.2	$54.5	$70.1	$88.4	$100.3
Interest Expense	24.5	24.3	24.3	24.6	24.2
Interest Income	—	(0.0)	(0.0)	(0.0)	(0.7)
Income Tax Provision	26.9	35.6	45.7	57.7	65.5
Depreciation and Amortization	24.5	27.3	29.1	34.3	35.8
Adjusted EBITDA	$117.0	$141.6	$169.2	$204.9	$224.9

	Fiscal year
	2012	2013	2014	2015	2016
Reconciliation of Free Cash Flow:
Net Cash from Operating Activities	$56.9	$72.8	$88.4	$110.6	$127.1
Less Capital Expenditures	(22.5)	(24.0)	(25.2)	(22.9)	(23.0)
Free Cash Flow	$34.4	$48.8	$63.2	$87.7	$104.1

Certain Effects of the Merger

        If the merger is completed, all of the equity interests in the Company will be owned by Parent. No current Company stockholder will have any ownership interest in, or be a stockholder of, the Company, except for (i) P2 Capital Partners, LLC or affiliates of P2 Capital Partners, LLC which, as of the date of the merger agreement, own shares in the Company, (ii) the Company's chief executive officer, who has agreed to reinvest $6.7 million in Parent at the time of the merger, and other members of senior management, who are expected to reinvest in Parent between 30% and 50% of their after-tax proceeds from the merger attributable to each component of their existing equity, a portion of which, in each case, may be satisfied through an exchange of shares and/or options (which in the case of options will be based on the intrinsic value of the exchanged options on the date of closing of the merger) in the Company for shares and/or options in Parent, (iii) members of senior management who may be entitled to participate in equity plans of the surviving corporation or its affiliates, or (iv) as otherwise provided in this Proxy Statement. As a result, the Company's stockholders will no longer benefit from any increases in the Company's value, nor will they bear the risk of any decreases in the Company's value. Following the merger, Parent will benefit from any increases in the value of the Company and also will bear the risk of any decreases in the value of the Company.

        If the merger is completed, each share of the Interline common stock owned immediately prior to the effective time of the merger, other than as provided below, will be converted into the right to receive $25.50 in cash, without interest and less any applicable withholding taxes. The following shares of the Interline common stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (a) shares of common stock owned by the Company, (b) shares of common stock owned by Parent or Merger Sub, including shares contributed to Parent by the P2 Fund and certain members of Company management or (c) shares of common stock whose holders have not voted in favor of adopting the merger agreement and have demanded and perfected their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

        If the merger is completed, each option holder will be entitled to receive the excess, if any, of the $25.50 per share merger consideration and the option excess price, regardless of whether the option is then exercisable, each restricted share unit will vest and each holder of restricted share units will be entitled to receive the maximum amount such holder is entitled to under such award, and each share of restricted stock will vest and each holder of shares of restricted stock will be entitled to receive an amount equal to $25.50 (the per share merger consideration) per share of Interline common stock underlying such share of restricted stock, in each case, without interest and less any applicable withholding taxes. As of the date of this Proxy Statement, there are no shares of restricted stock outstanding.

        If the merger is completed, the common stock will be delisted from the New York Stock Exchange (and no longer publicly traded) and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company will no longer file periodic reports with the SEC with respect to the Interline common stock, in each case, in accordance with applicable law, rule or regulation.

Effects on the Company if the Merger is Not Completed

        If the merger agreement is not approved by the Company's stockholders or if the merger is not completed for any other reason, the Company's stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain an independent public company, and Interline common stock will continue to be quoted on the New York Stock Exchange. In addition, if the merger is not completed, the Company expects that management will operate the Company's business in a manner similar to that in which it is being operated today and that the Company's stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which the Company operates and adverse economic conditions.

        Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of Interline common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Interline common stock would return to the price at which it trades as of the date of this Proxy Statement.

        Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Interline common stock. If the merger is not completed, the Company's Board of Directors will continue to evaluate and review the Company's business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not approved by the Company's stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the Company's business, prospects or results of operation will not be adversely impacted.

        In addition, if the merger agreement is terminated, under specified circumstances, the Company would be required to pay Parent a termination fee in an amount equal to $29.9 million plus reimbursable expenses up to a maximum of $5 million (or $13.9 million plus reimbursable expenses up to a maximum of $5 million if the termination in any such circumstances is in connection with a superior proposal arising during the go-shop period and entered into prior to the cut-off date). The merger agreement also provides that Parent will be required to pay the Company a reverse termination fee equal to $51.3 million upon termination under certain specified circumstances, and a reverse termination fee of $68.4 million in the event of termination under such circumstances if Parent has committed a willful and material breach of any of its representations, warranties, covenants or agreements under the merger agreement. See "The Merger Agreement—Effect of Termination; Fees and Expenses."

Regulatory Approvals

        In connection with the merger, the Company is required to make certain filings with, and comply with certain laws of, various federal and statement governmental agencies, including:

  •
  filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL after the adoption of the merger agreement by the Company's stockholders; and

  •
  complying with U.S. federal securities laws.

        In addition, under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission ("FTC"), certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material have been furnished to the applicable governmental authorities and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of shares of the Interline common stock in the merger. Early termination of the waiting period under the HSR Act with respect to the merger was granted on June 20, 2012.

        At any time before or after consummation of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division of the Department of Justice the FTC or state or foreign antitrust and competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Merger Financing

        The obligations of Parent and Merger Sub to complete the merger under the merger agreement are not subject to a condition of Parent or Merger Sub obtaining funds to consummate the merger and the other transactions contemplated by the merger agreement. Parent has obtained equity commitments and Merger Sub has obtained debt financing commitments for the transactions contemplated by the merger agreement, the proceeds of which, together with cash on hand at the Company and assuming the financing commitments are funded in accordance with their terms, will be used by Parent to pay the aggregate merger consideration and all related fees and expenses, to refinance certain indebtedness of the Company and to pay any other amounts required to be paid at the closing date of the merger in connection with the consummation of the transactions contemplated by the merger agreement.

        In addition, the merger agreement requires the Company to use reasonable best efforts to commence a certain consent solicitation to the holders of the Existing Notes (as defined herein) with respect to (1) a modification of the definition of "Change of Control" in accordance with the Existing Indenture (as defined herein) as a result of which the transactions contemplated by the merger agreement will not constitute a "Change of Control" and GS Capital Partners VI, L.P. and P2 Capital Partners, LLC and each of their affiliates, and certain members of management of Interline New Jersey or a direct or indirect parent of Interline New Jersey will thereafter constitute permitted holders thereunder or (2) or as may otherwise be reasonably determined by Parent (and reasonably satisfactory to the Company) for purposes of facilitating the transactions contemplated by the merger agreement. The requisite consents being sought in the Consent Solicitation (the "Requisite Consents") were successfully obtained on June 27, 2012. If the Requisite Consents had not been obtained, the Company agreed to use its reasonable best efforts to commence, as promptly as practicable following receipt of written instructions from Parent, one or more offers to purchase the Existing Notes (such offers to be conditioned on the consummation of the merger), including as a change of control offer in compliance with the terms of the Existing Indenture and/or as a cash tender offer; provided that the Company is reasonably satisfied that Parent will be able to pay all required amounts and that the Offer (as defined herein) will state that consent fees, premiums, interest and principal in connection with the Offer will be paid by Parent. In addition, Parent obtained the Interline New Jersey Bridge Facility (as defined herein) for purposes of having a source of funds to finance the principal amount of any Existing Notes tendered in connection with any such Offer. See "The Merger Agreement—Certain Covenants of Each Party—Existing Notes" on page 82.

  Equity Financing

        The GS Funds have committed, severally among them, to capitalize Parent, at or prior to the closing of the merger, with an aggregate equity contribution in an amount of $369,273,082, which amount may be reduced to the extent that Parent has not required the full amount of such equity commitment to consummate the transactions contemplated by the merger agreement and which amount may be reduced to the extent the P2 Fund funds the cash portion of its equity commitment, on the terms and subject to the conditions set forth in the equity commitment letter entered into by the GS Funds in connection with the merger. The equity commitment of the GS Funds is conditioned upon (i) the satisfaction or waiver of the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by the merger, (ii) the concurrent contribution of certain shares of common stock of Interline held by the P2 Fund, (iii) funding of the debt financing (to the extent necessary to fund a portion of the amounts payable by Parent at the closing of the merger) and (iv) the substantially concurrent consummation of the merger or the Company having confirmed to Parent that if specific performance is granted and the equity financing and debt financing are funded, then closing of the merger will occur and the Company has agreed to waive any unsatisfied conditions under the merger agreement.

        The GS Funds may assign all or a portion of its equity commitment to its affiliates or affiliated funds or to entities governed by an affiliate or an affiliated fund so long as such assignment does not relieve the GS Funds of its obligations under the equity commitment letter or would not reasonably be expected to materially impair, delay or prevent the funding of its equity commitment.

        The P2 Fund has committed to capitalize Parent, at or prior to the closing of the merger, with an equity contribution in an amount of $6,351,657 and 927,386 shares of common stock of the Company, which amount may be reduced to the extent that Parent has not required the full amount of such equity commitment to consummate the transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the equity commitment letter entered into by the P2 Fund in connection with the merger. The equity commitment of the P2 Fund is conditioned upon (i) the satisfaction or waiver of the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by the merger, (ii) the concurrent contribution of the GS Funds equity commitment, (iii) funding of the debt financing (to the extent necessary to fund a portion of the amounts payable by Parent at the closing of the merger) and (iv) the substantially concurrent consummation of the merger or the Company having confirmed to Parent that if specific performance is granted and the equity financing and debt financing are funded, then closing of the merger will occur and the Company has agreed to waive any unsatisfied conditions under the merger agreement.

  Debt Financing

        Parent has advised the Company that Merger Sub has obtained debt financing commitments for the transactions contemplated by the merger agreement, the proceeds of which (together with available cash at the Company and proceeds from the equity commitments) will be used by Parent to pay the aggregate merger consideration and all related fees and expenses and to refinance certain indebtedness of the Company. Parent has advised the Company that Goldman Sachs Lending Partners LLC ("GSLP") and

Bank of America, N.A. ("Bank of America" and, collectively with GSLP, the "Lenders") have committed to provide a $250 million senior secured asset based revolving credit facility, a $303 million senior unsecured bridge facility to be entered into by Interline New Jersey (the "Interline New Jersey Bridge Facility"), and a $375 million senior unsecured holdco bridge facility (the "Holdco Bridge Facility"), on the terms and subject to the conditions set forth in a debt commitment letter dated May 29, 2012 (the "Debt Commitment Letter"). Parent has obtained the Interline New Jersey Bridge Facility for purposes of having a source of funds to finance the principal amount of any Existing Notes tendered in connection with an Offer.

        The obligation of the Lenders to provide debt financing under the Debt Commitment Letter is subject to a number of conditions, including without limitation: (i) the absence of a Company Material Adverse Effect (as defined in the Debt Commitment Letter) since December 31, 2011, (ii) execution and delivery of definitive documentation with respect to the debt financing contemplated by the Debt Commitment Letter and otherwise reasonably satisfactory to the Lenders, (iii) accuracy of certain specified representations and warranties in the loan documents and in the merger agreement, (iv) receipt of equity financing from the investors representing at least 30.0% of the pro forma capitalization of the Company after consummation of the merger, (v) certain marketing periods with respect to the financing shall have expired and (vi) consummation of the merger in accordance with the merger agreement. The final termination date for the Debt Commitment Letter is the earliest of: (i) the date on which the merger agreement is terminated in accordance with its terms prior to the consummation of the merger, (ii) the consummation of the merger with or without the funding of any of the proposed credit facilities, (iii) in the case of the Interline New Jersey Bridge Facility, the receipt of the Requisite Consents comprising the consenting vote of holders of a majority in aggregate principal amount of the existing 7.00% senior subordinated notes due 2018 (the "Existing Notes") of the Company's subsidiary Interline Brands, Inc., a New Jersey corporation, to the proposed amendments to the indenture for the Existing Notes, (iv) Parent's engagement or allowance of any person other than the Lenders to act as arranger and/or bookrunner (or otherwise to perform the duties and exercise the authority customarily performed and exercised by persons in such roles) for any amendment, modification, waiver or offer with respect to the Existing Notes, (v) in the case of the Holdco Bridge Facility prior to the date of issuance of certain permanent debt in lieu thereof, the business day following receipt by the Lenders of written notice from Parent terminating in full the Holdco Bridge Facility commitments on such date and (vi) 11:59 p.m., New York City time, on November 29, 2012.

        The Lenders' commitments to provide the debt financing are not conditioned upon a successful syndication of any of the credit facilities. Prior to the completion of the merger, no assignment, syndication or participation of the credit facilities by a Lender in respect of its commitment will relieve such Lender of its obligations under the debt commitment letter.

  Limited Guarantees

        In connection with the merger agreement, GS Fund VI has executed a limited guarantee in favor of the Company to guarantee, subject to the limitations described therein, certain obligations of Parent and/or Merger Sub pursuant to the merger agreement. Under the limited guarantee, GS Fund VI has guaranteed 100% of (i) certain indemnification and reimbursement obligations under the merger agreement, (ii) the payment of any reverse termination fee that may become payable by Parent and Merger Sub following a termination of the merger agreement by the Company in specified circumstances, and (iii) all costs and expenses (including attorney's fees and expenses) reasonably incurred by the Company in connection with the enforcement of the limited guarantee or the exercise of specific performance under the merger agreement that results in a judgment against Parent, Merger Sub or GS Fund VI, subject to an overall cap of $68.4 million plus the amount of the reimbursement and indemnification obligations under the merger agreement and any costs and expenses reasonably incurred by the Company in connection with the enforcement of the limited guarantee or the exercise of specific performance under the merger agreement.

        In connection with the merger agreement, the P2 Fund has also executed a limited guarantee in favor of the Company to guarantee, subject to the limitations described therein, certain obligations of Parent and/or Merger Sub pursuant to the merger agreement. Under the limited guarantee, the P2 Fund has guaranteed 8.05% of (i) certain indemnification and reimbursement obligations under the merger agreement, (ii) the payment of any reverse termination fee that may become payable by Parent and Merger Sub following a termination of the merger agreement by the Company in specified circumstances, and (iii) all costs and expenses (including attorney's fees and expenses) reasonably incurred by the Company in connection with the enforcement of the limited guarantee or the exercise of specific performance under the merger agreement that results in a judgment against Parent, Merger Sub or P2 Fund, subject to an overall cap of 8.05% of $68.4 million plus the amount of the reimbursement and indemnification obligations under the merger agreement and any costs and expenses reasonably incurred by the Company in connection with the enforcement of the limited guarantee or the exercise of specific performance under the merger agreement.

        Each of the limited guarantees will terminate on the earliest of (i) the consummation of the merger, (ii) three months from the date of termination of the merger agreement in accordance with its terms under circumstances in which Parent would have no obligation to pay any termination fee and no obligation for certain reimbursement and indemnification obligations under the merger agreement, and (ii) six months from the date of termination of the merger agreement in accordance with its terms in circumstances where Parent would be obligated to pay a termination fee or Parent would be obligated to pay certain reimbursement and indemnification obligations under the merger agreement if the Company has not presented a claim in writing for payment of such obligations to either Parent, Merger Sub, or the limited guarantors by such date. Additionally, each limited guarantee will terminate in the event that the Company asserts in any litigation that the overall caps in each limited guarantee are illegal, invalid or unenforceable.

Interests of the Company's Directors and Executive Officers in the Merger

        In considering the recommendation of the Company's Board of Directors, you should be aware that some executive officers and directors of the Company have interests in the merger, including those described below and as described in "Advisory Vote on Golden Parachute Compensation (Proposal 2)" beginning on page 96 that are different from or in addition to your interests as a stockholder and that may present actual or potential conflicts of interest. The members of the Company's Board of Directors were aware of such interests and considered them, among other matters, when deciding to approve the merger and recommending that you vote "FOR" the approval of the merger agreement.

        In addition, in connection with the closing of the merger, the Company's chief executive officer has agreed to reinvest $6.7 million in Parent at the time of the merger, and it is anticipated that other members of the Company's senior management will reinvest in Parent between 30% and 50% of their after-tax proceeds from the transaction on terms to be agreed upon between management and Parent, a portion of which, in each case, may be satisfied through an exchange of shares and/or options (which in the case of options will be based on the intrinsic value of the exchanged options on the date of closing of the merger) in the Company for shares and/or options in Parent.

  Indemnification of Directors and Officers; Directors' and Officers' Insurance

        Prior to the effective time of the merger, the Company will obtain and fully pay the premium for the extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies for a claims reporting or discovery period of at least six years from and after the effective time of the merger with respect to claims related to any period of time at or prior to the effective time of the merger (including in connection with the negotiation and execution of the merger agreement and the consummation of the merger). If the Company and/or the surviving corporation fail to obtain such "tail" insurance policies, Parent has agreed to cause the surviving corporation to maintain for at least six years following the effective time of the merger the current policies of directors' and officers' liability insurance or policies with terms, conditions, retentions and limits of liability which are at least as favorable with respect to claims arising out of or relating to events which occurred before or at the effective time of the merger (including in connection with the negotiation and execution of the merger agreement and the consummation of the merger). Such policies must not have an annual premium in excess of 300% of the annual premiums currently being paid by the Company. In addition, after the effective time, Parent and the surviving corporation has agreed to indemnify each present and former director, officer or employees of the Company or any of its subsidiaries against all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages and liabilities in connection with any claim, charge, complaint, dispute, demand, grievance, action, litigation, audit, investigation, review, inquiry, arbitration, suit in equity or at law, administrative, regulatory or quasi-judicial proceeding, or other proceeding, including liabilities arising out of or pertaining to all acts and omissions arising out of or relating to their services as directors or officers and employees of the Company or its subsidiaries occurring prior to the effective time, whether asserted or claimed before or after the effective time. See "The Merger Agreement—Covenants of Parent and/or Merger Sub—Indemnification of Directors and Officers; Directors' and Officers' Insurance" on page 81.

Treatment of Equity-Based Awards

  Options

        The merger agreement provides that immediately prior to the effective time of the merger, unless otherwise agreed upon in writing between Parent and any such holder, each stock option issued under the Company's equity compensation plans, whether or not then exercisable or vested, will be cancelled and converted into the right to receive an amount in cash equal to, without interest and less applicable withholding taxes, the product of (i) the excess of $25.50 (the per share merger consideration) over the per share exercise price of the applicable stock option and (ii) the aggregate number of shares of common stock that may be acquired upon exercise of such stock option immediately prior to the effective time of the merger.

  Restricted Share Units

        The merger agreement provides that at the effective time of the merger, each restricted share unit (including deferred stock units) granted under the Company's equity compensation plans or programs will vest (to the extent not already vested) in accordance with its terms. Further, in connection with the action approving the merger and the merger agreement, the Company's Board of Directors authorized the accelerated vesting of the performance conditions applicable to restricted share units outstanding immediately prior to the consummation of the merger. Under the merger agreement, with respect to any portion of a restricted share unit award that vests based on the level of achievement of performance conditions, the number of shares of Interline common stock that vests will be equal to the maximum number of shares subject to such award. Accordingly, unless otherwise agreed upon between Parent and any such holder, all restricted share units will vest based on the maximum level of attainment of the performance conditions applicable to such award as of immediately prior to the consummation of the merger. At the effective time of the merger, unless otherwise agreed upon between Parent and any such holder, each vested restricted share unit (including deferred stock units) will be converted into the right to receive an amount in cash equal to $25.50 (the per share merger consideration) per share of Interline common stock underlying such restricted share unit, without interest and less applicable withholding taxes.

  Restricted Stock

        The merger agreement provides that at the effective time of the merger, each share of restricted stock granted under the Company's equity compensation plans or programs will vest (to the extent not already vested) in accordance with its terms and each vested share of restricted stock will be converted into the right to receive an amount in cash equal to $25.50 (the per share merger consideration) per share of Interline common stock underlying such share of restricted stock, without interest and less applicable withholding taxes. As of the date of this Proxy Statement, there are no shares of restricted stock outstanding.

  Common Stock, Stock Options and Restricted Share Units to be Cashed Out in the Merger

        The following table sets forth, based on his or her beneficial ownership as of May 29, 2012, the cash proceeds that each of the Company's directors and executive officers would receive at the closing of the merger in respect of the cash-out equity-based awards (assuming for purposes of this table that no portion of any such proceeds payable to executive officers is invested in Parent, as described above):

Name	Value of Vested Stock Options ($)	Value of Unvested Stock Options that Vest upon the Merger ($)	Value of Service-Based Restricted Share Units that Vest upon the Merger ($)	Value of Performance- Based Restricted Share Units that Vest upon the Merger ($)	Value of Vested Deferred Stock Units ($)(1)	Value of Unvested Deferred Stock Units that Vest upon the Merger ($)	Total Cash Payment With Respect to all Equity ($)
Non-Employee Directors:
Gideon Argov	272,638	34,377	—	—	699,516	—	1,006,531
Michael E. DeDomenico	259,113	34,377	—	—	604,554	—	898,044
John J. Gavin	482,638	34,377	—	—	530,094	—	1,047,109
Barry J. Goldstein	482,638	34,377	—	—	443,726	—	960,741
Randolph W. Melville	46,113	34,377	42,509	—	252,476	—	375,475
Charles W. Santoro(2)	211,938	—	—	—	354,093	—	566,031
Drew T. Sawyer	211,938	34,377	—	—	443,726	—	690,041
David G. Zanca	—	34,377	—	—	89,633	127,500	251,510
Named Executive Officers:
Michael J. Grebe	7,570,558	1,419,937	879,240	865,088	—	—	10,734,823
Kenneth D. Sweder	990,631	656,943	940,619	1,499,145	—	—	4,087,338
John A. Ebner	121,601	289,840	905,990	279,455	—	—	1,596,886
John M. McDonald	—	113,259	681,819	282,948	—	—	1,078,026
Lucretia D. Doblado	593,048	318,850	542,589	213,180	—	—	1,667,667
All Other Executive Officers	2,418,567	481,933	575,255	414,732	—	—	3,890,487
All Directors and Executive Officers as a Group	13,661,421	3,521,401	4,568,021	3,554,548	3,417,818	127,500	28,850,709

(1)
Although these deferred stock units are already vested, the merger will accelerate the settlement date to the closing of the merger, whereas the deferred stock units would have otherwise been settled upon the first anniversary of the date the director ceases to serve as a member of the Company's Board of Directors.

(2)
Charles W. Santoro is no longer on the Company's Board of Directors, effective as of May 10, 2012.

  Employment-Related Provisions of the Merger Agreement

        The merger agreement provides that Parent and the surviving corporation will provide its employees (including its executive officers) with certain compensation and other benefits. See "The Merger Agreement—Employment and Change-in-Control Agreements."

Employment and Change-in-Control Agreements

  Employment Agreement with Mr. Grebe

        The Company has a written employment agreement with Mr. Grebe. If Mr. Grebe's employment is terminated by the Company without "cause," or by Mr. Grebe for "good reason" (each as defined in his employment agreement), in each case upon 10 days' prior written notice, following or otherwise in connection with a change in control of the Company, Mr. Grebe will, subject to his execution and non-revocation of a release of claims, be entitled to (i) a lump sum severance payment in an amount equal to two times the sum of his base salary and the average of the annual bonuses paid to him during the three years prior to his termination, and (ii) continuation of certain health and welfare benefits at the Company's expense for a period of two years following such a termination. Additionally, if Mr. Grebe's employment agreement is not renewed by the Company, such a termination is treated as a termination "without cause," entitling Mr. Grebe to the above severance.

        As provided in his employment agreement, Mr. Grebe will become entitled to a success bonus in connection with the completion of the merger. The Company has agreed with Mr. Grebe that the amount of the success bonus will be $827,000, payable in a cash lump sum at the closing of the merger. The success bonus is payable without regard to whether Mr. Grebe's employment terminates.

        In addition, Mr. Grebe's employment agreement provides for a tax gross-up for any amounts due or paid to him under the employment agreement or any of the Company's other plans or arrangements that are considered an "excess parachute payment" under the Internal Revenue Code.

  New Arrangement with Mr. Grebe

        In connection with entering into the merger agreement, Isabelle Holding Company, Inc. entered into a term sheet (the "Term Sheet") with Mr. Grebe that provides that Mr. Grebe waives any right to resign for "good reason" (as defined in his current employment agreement) that he may have as a result of the closing of the transaction or the surviving corporation ceasing to be a public company. As consideration for such waiver, he will be paid all cash severance and termination benefits under his current employment agreement upon closing as shown in the table under the heading "Advisory Vote on Golden Parachute Compensation (Proposal 2)" on page 96 of this proxy statement. Mr. Grebe's severance entitlements in the event of his termination of employment by the Company without "cause" or by Mr. Grebe for "good reason" (each as defined in the Term Sheet), in each case following the closing of the merger, will be reduced to an amount equal to (i) one times his then-current base salary and bonus, and (ii) continued healthcare coverage at active employees rates for one year following such termination or resignation. Pursuant to the Term Sheet, Mr. Grebe also agreed to reinvest $6.7 million in Parent at the time of the merger.

  Change-in-Control Severance Agreements

        The Company has previously entered into change in control severance agreements with its executive officers (other than Mr. Grebe), including Messrs. Sweder, Ebner and McDonald, and Ms. Doblado. The completion of the merger will constitute a change in control for purposes of the change in control severance agreements. The change-in-control agreements provide that in the event that the executive is terminated by the Company without "cause" (as defined in the change-in-control agreement), or by the executive for "good reason" (as defined in the change-in-control agreement), in each case within two years following a change in control of the Company, the executive will be entitled to receive a cash payment in a lump sum equal to the sum of (i) any accrued and unpaid base salary and benefits, (ii) a prorated bonus for the calendar year in which termination occurs based on target attainment, and (iii) an amount equal to 1.5 times (1.75 times for Messrs. Ebner and Sweder) the sum of the executive's base salary and average of the annual bonuses paid to the executive during the three years prior to the executive's termination. Additionally, the executive is entitled to continuation of his or her medical benefits at the Company's expense for a period of 18 months (21 months for Messrs. Ebner and Sweder) immediately following his or her termination. If the employment of each of the Company's executive officers was terminated by the Company without cause or by the executive with good reason immediately following the closing of the merger, they would be entitled to receive the following cash severance payments (which amounts include a prorated bonus payment, as described above): Mr. Sweder ($1,504,263); Mr. Ebner ($1,028,725); Mr. McDonald ($969,317); Ms. Doblado ($640,157); and all other executive officers ($1,710,962).

        In addition, and with the exception of Mr. Ebner and Mr. McDonald, each change-in-control agreement provides for a tax gross-up for any amounts due or paid to the executive under the change-in-control agreement or any of the Company's other plans or arrangements that are considered an "excess parachute payment" under Internal Revenue Code Section 280G, provided that the executive's parachute payments are at least 110% of the "safe harbor" (i.e. the amount that would result in no excise tax liability to the executive). In the cases of Messrs. Ebner and McDonald, such "excess parachute payments" would be reduced in order to limit or avoid the excise taxes imposed on the executive if and to the extent such reduction would produce a better after-tax result for the executive. All severance payments under the change-in-control agreements are conditioned upon and subject to the executive's execution of a general waiver and release.

  Retention Agreement with Mr. Ebner

        As provided in the Term Sheet, it is currently contemplated that Mr. Ebner will be entitled to a retention payment equal to $1,018,868 six months following the consummation of the merger, subject to (i) his continued employment with the Company through such six-month period and (ii) his agreeing to waive any severance entitlements that he may have under his employment agreement, change-in-control severance agreement or any other plan or agreement. If Mr. Ebner's employment is terminated by the Company without "cause" or by Mr. Ebner for "good reason" (each such term as defined in his change-in-control severance agreement, as modified by the Term Sheet) or by reason of Mr. Ebner's death or disability, in each case prior to the end of the six-month period, he will be entitled to the payment upon such termination. Subject to the attainment of performance criteria set forth in the applicable bonus plan. Mr. Ebner will be entitled to an annual bonus with respect to 2012 (for the avoidance of doubt, without proration) payable at the time that Parent pays bonuses to senior executives generally.

  Retention Bonus Pool

        In addition, Parent has agreed that the Company may establish a retention bonus pool in an aggregate amount not to exceed $1.25 million, which may be used to pay retention bonuses to the Company's management (other than Mr. Grebe), the allocation of which will be agreed to between Parent and Mr. Grebe. Except with respect to a sub-pool of $100,000, which may be allocated to finance officers and managers designated by Mr. Grebe (excluding any executive officers of the Company), no manager will be entitled to his allocable portion of the pool unless he has agreed to (x) rollover and invest in Isabelle Holding Company, Inc. between 30% and 50% of the after-tax proceeds from the merger attributable to each component of their existing equity, a portion of which, in each case, may be satisfied through an exchange of shares and/or options (which in the case of options will be based on the intrinsic value of the exchanged options on the date of closing of the merger) in the Company for shares and/or options in Parent, and (y) waive any right to resign for "good reason" (within the meaning of the Term Sheet) that the manager may have solely as a result of the closing of the merger or the Company ceasing to be a public company.

Appraisal Rights

        The discussion of the provisions set forth in this section is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of Section 262 of the DGCL ("Section 262"), a copy of which is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. All references in this summary to "stockholder" are to the record holder of the shares of the Interline common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. Stockholders intending to exercise appraisal rights should carefully review Appendix B to this Proxy Statement. Failure to follow any of the statutory procedures precisely may result in a termination or waiver of these rights.

        ANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW APPENDIX B CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

        Holders of the Interline common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262. In order to exercise and perfect appraisal rights, a record holder of shares of the Interline common stock must follow properly and in a timely manner the steps prescribed in Section 262 and summarized below. Such holders will be entitled to have their shares of the Interline common stock appraised by the Delaware Court of Chancery (the "Court") and to receive the "fair value" of such shares in cash, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid on the amount determined to be the fair value, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

        The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding and perfecting appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting, the corporation must notify each of its stockholders as of the record date for notice of such meeting with respect to shares for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice to holders of the Interline common stock concerning the availability of appraisal rights under Section 262 and Section 262 is attached hereto as Appendix B. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date a demand for appraisal rights with respect to such shares is made and must continuously hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of the Interline common stock, if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

        Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be delivered to the Company before the taking of the vote on the merger at the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the adoption of the merger agreement, or an abstention or failure to vote in favor of the adoption of the merger agreement. If you sign and return a proxy card that does not contain voting instructions, or submit a proxy by telephone or through the Internet that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the adoption of the merger agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Stockholders electing to exercise their appraisal rights must not vote "FOR" the adoption of the merger agreement. Any proxy or vote against the merger in and of itself will not constitute a demand for appraisal within the meaning of Section 262.

        A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, and must state that the person intends thereby to demand appraisal of his, her or its shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. Beneficial owners of shares of the Interline common stock have no right directly to demand appraisal; such demands must be made through the record holder of such shares. A person having a beneficial interest in the Interline common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized herein and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. A record holder who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of the Interline common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of the Interline common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If common stock is held through a broker who in turn holds the common stock through a central securities depository nominee such as Cede & Co., a demand for appraisal of such common stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        A stockholder who elects to exercise appraisal rights should mail or deliver the required written demand for appraisal to the Company at Interline Brands, Inc., 701 San Marco Boulevard, Jacksonville, Florida 32207, Attention: Corporate Secretary.

        The demand must reasonably inform the Company of the identity of the holder as well as the holder's intention to demand an appraisal of the "fair value" of the shares held by the holder. A stockholder's failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights. Within ten days after the effective time of the merger, the Company must provide notice of the effective time of the merger to all of the Company's stockholders who have complied with Section 262 and have not voted in favor of the adoption of the merger agreement.

        Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from the Company a statement listing the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the Company or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, request from the Company the statement described in this paragraph.

        Within 120 days after the effective time of the merger (but not thereafter), either the Company or any stockholder who has complied with Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Court demanding a determination of the value of the shares of the Interline common stock owned by stockholders entitled to appraisal rights. If no such petition is filed within such 120-day period, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. The Company has no obligation or present intention to file such a petition if demand for appraisal is made, and holders should not assume that the Company will file a petition. Accordingly, it is the obligation of the holders of common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file such a petition.

        Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy thereof must be made upon the Company. The Company must, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom the Company has not reached agreements as to the value of their shares. The Court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Court may dismiss the proceedings as to any stockholder that fails to comply with such direction.

        At the hearing on such petition, the Court shall determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. After the Court determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5.0% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

        In determining fair value, the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Supreme Court of Delaware stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a "narrow exclusion that does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, or less than, or equal to, the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court. Moreover, the Company does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of common stock is less than the merger consideration.

        The costs of the appraisal proceeding (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Court and taxed against the parties as the Court deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.

        Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to the demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

        At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement by delivering the Company a written withdrawal of the demand for appraisal. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the Company's written consent. No appraisal proceeding in the Court will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger. If the Company does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder's right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more or less than, or equal to, the consideration being offered pursuant to the merger agreement. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders' rights to appraisal (if available) will cease and he, she or it will be entitled to receive the cash payment for his, her or its shares pursuant to the merger agreement, as if he, she or it had not demanded appraisal of his, her or its shares. Inasmuch as the Company has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

        If you desire to exercise your appraisal rights, you must not vote for the adoption of the merger agreement and you must strictly comply with the procedures set forth in Section 262. Failure by any stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Appendix B to this Proxy Statement) may result in termination of such stockholder's appraisal rights. In view of the complexity of Section 262, stockholders of the Company who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262, Section 262 shall govern.

 Material U.S. Federal Income Tax Consequences

        The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of the Interline common stock who exchange their shares for cash in the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations and judicial and administrative decisions in effect as of the date of this Proxy Statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations, which could affect the U.S. federal income tax consequences discussed in this discussion in a material and adverse manner. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to you. This discussion applies only to U.S. stockholders who, on the date on which the merger is completed, hold shares of Interline common stock as a capital asset within the meaning of Section 1221 of the Code. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as non-U.S. holders (as defined below) insurance companies, financial institutions, dealers in securities, traders in securities who elect to mark their securities to market, tax-exempt organizations, mutual funds, real estate investment trusts, S corporations, taxpayers subject to the alternative minimum tax, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U. S. federal income tax and persons holding their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. In addition, the following discussion may not apply to stockholders who acquired their shares of the Interline common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan. This discussion does not address the receipt of cash in connection with the cancellation of stock options or any other matters related to equity compensation or benefit plans. The following discussion does not address potential foreign, state, local, estate, gift and other tax consequences of the merger.

        For purposes of this discussion, a "U.S. holder" is a holder of shares of the Interline common stock who or that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the U.S.;

  •
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the U.S., any state of the U.S. or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (1) a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a U.S. domestic trust for U.S. federal income tax purposes.

        A "non-U.S. holder" is a person who or that is not a U.S. holder for U.S. federal income tax purposes.

        If shares of the Interline common stock are held by a partnership (or other "pass-through" entity), the U.S. federal income tax treatment of a partner in the partnership (or owners of such "pass-through" entity) will generally depend upon the status of the partner or owner and the activities of the entity. Partnerships (or other "pass-through" entities) that hold shares of the Interline common stock and partners (or owners) of such entities are urged to consult their own tax advisors regarding the tax consequences of the merger.

        All stockholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger.

        For U.S. federal income tax purposes, the merger will be treated as a taxable sale of the Interline common stock for cash by each of the Company's stockholders. Accordingly, if you are a U.S. holder, the U.S. federal income tax consequences to you generally will be as follows:

  •
  You will recognize a capital gain or loss upon the disposition of your shares of the Interline common stock pursuant to the merger.

  •
  The amount of gain or loss you recognize will be measured by the difference, if any, between the amount of cash you receive in the merger and your adjusted tax basis in the shares of the Interline common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction).

  •
  The capital gain or loss, if any, will be long-term capital gain or loss with respect to shares of the Interline common stock that have a holding period for tax purposes in excess of one year at the time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

        Cash payments made pursuant to the merger will be reported to the Company's stockholders and the Internal Revenue Service to the extent required by the Code and applicable Treasury regulations. These amounts ordinarily will not be subject to withholding of U.S. federal income tax. However, backup withholding at applicable rates may apply to all cash payments to which a non-corporate U.S. holder is entitled pursuant to the merger agreement if such holder (1) fails to (A) supply the paying agent with such holder's taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), (B) certify that such number is correct and (C) otherwise comply with the backup withholding rules, (2) has received notice from the Internal Revenue Service of a failure to report all interest and dividends as required or (3) is subject to backup withholding in certain other cases. Certain holders (including certain corporations) are not subject to backup withholding. Accordingly, each U.S. holder will be asked to complete and sign a Form W-9, which will be included in the appropriate letter of transmittal for the shares of the Interline common stock, to provide the information and certifications necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

        Backup withholding is not an additional tax. Any amounts withheld from your proceeds under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

        The foregoing discussion of certain material U.S. federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of the Interline's common stock. The Company urges you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of the Interline's common stock pursuant to the merger.

  Dissenting Stockholders

        Each holder of the Interline common stock who perfects appraisal rights with respect to the merger, as discussed under "The Merger (Proposal 1)—Appraisal Rights" beginning on page 58 of this Proxy Statement and who receives cash in respect of their shares of the Interline common stock should consult the holder's individual tax advisor as to the tax consequences of the receipt of cash as a result of exercising appraisal rights.

Litigation Related to the Merger

        On June 13, 2012, a purported stockholder class action complaint, Diane P. Cohen v. Interline Brands, Inc., et al., was filed in the Delaware Court of Chancery against the Company, each member of the Company's Board of Directors, GS Fund VI, P2 Capital Partners, LLC, Parent and Merger Sub. The complaint generally alleges that the Company's directors breached their fiduciary duties to the stockholders by agreeing to sell the Company at a price that is unfair and inadequate and by agreeing to certain preclusive deal protection devices in the merger agreement. The complaint further alleges that the Company, GS Fund VI, P2 Capital Partners, LLC, Parent and Merger Sub aided and abetted in the directors' breach of their fiduciary duties. The complaint seeks injunctive relief, rescission of the merger agreement and an award for the costs of the action. The Company intends to deny these allegations and to vigorously defend itself and its directors.

        On June 29, 2012, Ms. Cohen filed an amended complaint in the Court of Chancery. In addition to the claims asserted in the original complaint, plaintiff alleges in the amended complaint that certain aspects of the Preliminary Proxy Statement filed on June 20, 2012 are misleading and incomplete. The Company and its directors firmly believe that plaintiff's allegations are without merit. The Company and its directors have been, and intend to continue, defending themselves vigorously against all of the claims asserted in this action.

Effective Time of Merger

        The following subsections of this Proxy Statement describe material aspects of the proposed merger. Although the Company believes that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this Proxy Statement and incorporated into this Proxy Statement by reference. You should carefully read this entire Proxy Statement and the other documents the Company refers you to for a more complete understanding of the merger. You may obtain additional information without charge by following the instructions in "Where Stockholders Can Find More Information" beginning on page 103 of this Proxy Statement.

        The merger will be completed and become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or any later time as the Company, Parent and Merger Sub agree upon and specify in the certificate of merger. The parties intend to complete the merger as soon as practicable following the adoption of the merger agreement by the Company's stockholders and satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement.

        The parties to the merger agreement currently expect to complete the merger in early to mid September 2012. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined, if it is completed at all.

Payment of Merger Consideration and Surrender of Stock Certificates

        At the effective time of the merger, the Company will become a wholly owned subsidiary of Parent and each stockholder of record immediately prior to the effective time of the merger (other than shares owned by the Company, shares owned by Parent or Merger Sub, or shares whose holders have demanded and perfected their appraisal rights under Section 262 of the DGCL) will be entitled to receive $25.50 in cash, without interest and less any applicable withholding taxes, for each share of the Interline common stock such stockholder holds immediately prior to the effective time of the merger. Parent will designate the paying agent to make the cash payments contemplated by the merger agreement. At the effective time of the merger, Parent will deposit with the paying agent, for the benefit of the holders of the Interline common stock, funds sufficient for payment of the aggregate merger consideration (other than with respect to shares owned by the Company, shares owned by Parent or Merger Sub, or shares whose holders have demanded and perfected their appraisal rights under Section 262 of the DGCL). The paying agent will deliver to you your merger consideration according to the procedure summarized below.

        At the effective time of the merger, the surviving corporation will send you, or cause to be sent to you, a letter of transmittal and instructions advising you how to surrender your stock certificates or book-entry shares in exchange for the merger consideration.

        The paying agent will promptly pay you your merger consideration after you have (i) surrendered your stock certificates to the paying agent together with a properly completed letter of transmittal and any other documents required by the paying agent and (ii) provided to the paying agent any other items specified by the letter of transmittal.

        Interest will not be paid or accrue in respect of any cash payments of merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

        If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your stock certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation's satisfaction that the taxes have been paid or are not required to be paid.

        You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

        The transmittal instructions will tell you what to do if you have lost your stock certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the stock certificate.

        After the completion of the merger, you will cease to have any rights as a the Company stockholder.

        Upon demand, the paying agent will return to the surviving corporation all funds in its possession one year after the merger occurs, and the paying agent's duties will terminate. After that time, if you have not received payment of the merger consideration, you may look only to the surviving corporation for payment of the merger consideration, without interest, subject to applicable abandoned property, escheat and similar laws. If any certificate representing the Interline common stock has not been surrendered prior to one year after the completion of the merger (or such earlier date as must be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law), the payment with respect to such certificate will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled to any claims or interest.

Fees and Expenses

        Except as otherwise described in "The Merger Agreement—Effect of Termination; Fees and Expenses," beginning on page 92, all fees, expenses and costs incurred in connection with the merger agreement, including legal, accounting, investment banking and other fees, expenses and costs, will be paid by the party incurring such fees, expenses and costs, whether or not the merger is consummated. The expenses incurred in connection with the filing, printing and mailing of this Proxy Statement and the solicitation of the approval of the Company's stockholders, and all filing and other fees paid to the SEC will be borne by the Company.

THE MERGER AGREEMENT

        This section of the Proxy Statement summarizes the material provisions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this Proxy Statement and incorporated into this Proxy Statement by reference. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this Proxy Statement. The Company urges you to read the merger agreement carefully and in its entirety.

        The summary of the merger agreement in this Proxy Statement is included to provide you with information regarding some of its material provisions. Factual disclosures about the Company contained in this Proxy Statement or in the Company's public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement and described in this summary. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement including information in a disclosure letter that the Company has provided to Parent and Merger Sub. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Proxy Statement. The merger agreement is described in, and included as an appendix to, this Proxy Statement only to provide you with information regarding its terms and conditions and not to provide any factual information regarding the Company, Parent or the Company's respective businesses. The representations and warranties in the merger agreement and the description of them in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC.

General; The Merger

        The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement and in accordance with the DGCL. After the completion of the merger, the Company will continue its corporate existence under the DGCL as the surviving corporation and immediately following the merger, become a wholly owned subsidiary of Parent. If the merger is completed, the Interline common stock will be delisted from the New York Stock Exchange, will be deregistered under the Exchange Act of 1934, as amended (the "Exchange Act"), and will no longer be publicly traded, and the Company will no longer be required to file periodic reports with the SEC with respect to the common stock of the Company, in each case, in accordance with applicable law, rule or regulation. The Company will be a privately held corporation and the Company's current stockholders will cease to have any ownership interest in the Company or rights as the Company's stockholders except for (i) P2 Capital Partners, LLC or affiliates of P2 Capital Partners, LLC which, as of the date of the merger agreement, own shares in the Company, (ii) the Company's Chief Executive Officer who, as of the date of the merger agreement, has agreed to reinvest $6.7 million in Parent at the time of the merger, and it is anticipated that other members of senior management of the Company will reinvest in Parent between, 30% and 50% of their after-tax proceeds from the merger of each component of their existing equity, a portion of which, in each case, may be satisfied through an exchange of shares and/or options (which in the case of options will be based on the intrinsic value of the exchanged options on the date of closing of the merger) in the Company for shares and/or options in Parent, (iii) members of senior management who may be entitled to participate in equity plans of the surviving corporation or its affiliates, or (iv) as otherwise provided in this Proxy Statement. Therefore, following the completion of the merger, the Company's current stockholders will not participate in any of the Company's future earnings or growth and will not benefit from any appreciation in the Company's value, if any.

Closing and Effective Time of The Merger; Marketing Period

        The closing of the merger will take place on the third business day after the day on which conditions to closing (other than those conditions that by their terms are to be satisfied by actions taken at the closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived. Notwithstanding the immediately preceding sentence, if the marketing period (as detailed below) has not ended at such time, then the closing will occur on the earlier of (i) a date before or during the marketing period specified by Parent on not less than three (3) business days' notice to the Company and (ii) the third business day following the final day of the marketing period (for additional information on the marketing period, See "The Merger (Proposal 1)—Merger Financing" beginning on page 51). Additionally, if the merger is not consummated by November 29, 2012, either party may terminate the merger agreement, except such right to terminate the merger agreement will not be available to Parent or the Company if a breach of any representation, warranty, covenant or agreement in the merger agreement by Parent or the Company, respectively, was the primary cause of the failure to consummate the merger by such date.

        The term "marketing period" means the first period of twenty (20) consecutive calendar days commencing after the date of the merger agreement, and throughout and at the end of which (a) Parent must have received certain financial statements, pro forma financial statements, and other financial data, audit reports and financial information relating to the Company and its subsidiaries and such other pertinent and customary information regarding the Company and its subsidiaries as may be reasonably requested by Parent (the "Specified Required Information"), including information that is of the type and form customarily included in a Rule 144A offering memorandum for private placements of non-convertible high yield debt securities, and meets certain other requirements, and the Specified Required Information must be complete and not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances, not misleading, (b) certain closing conditions to the obligations of each of the parties (described under "The Merger Agreement—Conditions to the Completion of the Merger") have been satisfied (other than conditions that by their terms are to be satisfied at the closing or the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub), (c) nothing has occurred and no condition exists that would reasonably be expected to cause certain of the conditions described under "The Merger Agreement—Conditions to the Completion of the Merger" to fail to be satisfied, assuming the Closing were to be scheduled for any time during such twenty (20) consecutive calendar day period, and (d) either (1) if the Company is not engaged in discussions with an excluded party, the solicitation period end-date has occurred or (2) if the Company is engaged in discussions with an excluded party, the cut-off date has occurred (described under "The Merger Agreement—Solicitations of Acquisition Proposals; Fiduciary Out").

        Notwithstanding the foregoing, the marketing period will not commence and will be deemed not to have commenced if, on or prior to the completion of the 20 consecutive calendar day period:

            (i)  any financial information included in the Specified Required Information is not compliant with the requirements of Regulation S-X;

           (ii)  after May 29, 2012 and prior to the completion of the marketing period, (A) Deloitte & Touche LLP has withdrawn its audit opinion with respect to any of the financial statements filed with the SEC or furnished to the SEC by the Company since December 31, 2009, or (B) the Company has announced any intention to restate any historical financial statements of the Company or other financial information included in the Specified Required Information, or that any such restatement is under consideration or may be a possibility, unless and until, at the earliest such restatement has been completed and the applicable Specified Required Information has been amended or the Company has announced that it has concluded no such restatement will required in accordance with generally accepted accounting principles ("GAAP");

          (iii)  any Specified Required Information is not complete or it contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances, not misleading, at any time during such twenty (20) consecutive calendar days;

          (iv)  if the Company has been delinquent in filing or furnishing all documents required to be filed with the SEC or furnished to the SEC; and

           (v)  if the Company receives from the staff of the SEC any material accounting comments on its Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.

        Additionally, the marketing period may not commence until the later of (x) on or after September 5, 2012 and (y) the date on which the Company has first mailed this Proxy Statement to its stockholders. For the avoidance of doubt, once the marketing period commences it will not be affected by a request by Parent or Merger Sub for Specified Required Information made after the commencement of the marketing period, subject to certain limited exceptions.

        The effective time of the merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as the Company and Parent may agree and specify in the certificate of merger).

Certificate of Incorporation; Bylaws; Directors and Officers

        At the effective time of the merger, the Company's certificate of incorporation will be amended and restated to read in its entirety to be in the form of the certificate of incorporation of Merger Sub and will be, as so amended and restated, the certificate of incorporation of the surviving corporation until thereafter amended as provided therein and by applicable law.

        At the effective time of the merger, the Company's bylaws will be amended and restated to read in its entirety to be in the form of the bylaws of Merger Sub and, will be, as so amended and restated, the bylaws of the surviving corporation until thereafter amended as provided therein and by applicable law.

        From and after the effective time, (i) the directors of Merger Sub immediately prior to the effective time will be the directors of the surviving corporation (together with any directors of the Company whose resignation was not requested by Parent) until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the surviving charter, the surviving bylaws and applicable law and (ii) the officers of the Company immediately prior to the merger will continue to be the officers of the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving certificate of incorporation, the surviving bylaws and applicable law.

 Conversion of Securities

  Common Stock

        Except for (i) shares of the Interline common stock owned immediately prior to the effective time of the merger by the Company or Parent or Merger Sub, which will be cancelled automatically without the payment of any consideration and will cease to exist, and (ii) shares held by stockholders properly demanding and perfecting appraisal rights pursuant to Section 262 of the DGCL (referred to in this section of the Proxy Statement as "dissenting shares"), each share of the Interline common stock issued and outstanding immediately prior to the effective time of the merger will, without any action on the part of the holder thereof, be converted into the right to receive $25.50 in cash, without interest and less applicable withholding taxes. At the effective time of the merger, each share of the Interline common stock theretofore issued and outstanding will be cancelled automatically and cease to exist.

  Treatment of Outstanding Options, Restricted Share Units and Restricted Stock

        Unless otherwise agreed upon between Parent and any stock option holder, immediately prior to the effective time of the merger, each stock option issued under the Company's equity compensation plans or programs, whether or not then exercisable or vested, will be cancelled and converted into the right to receive an amount in cash equal to, without interest and less applicable withholding taxes, the product of (i) the excess, if any, of $25.50 (the per share merger consideration) over the per share exercise price of the applicable stock option and (ii) the aggregate number of shares of the Interline common stock that may be acquired upon exercise of such stock option immediately prior to the effective time of the merger. Also at the effective time of the merger, unless otherwise agreed upon between Parent and any such holder, each restricted share unit granted under the Company's equity compensation plans or programs will vest (to the extent not already vested) in accordance with its terms. Further, in connection with the action approving the merger and the merger agreement, the Company's Board of Directors authorized the accelerated vesting of the performance conditions applicable to restricted share units outstanding immediately prior to the consummation of the merger. Under the merger agreement, with respect to any portion of a restricted share unit award that vests on achievement of performance conditions, the number of shares of Interline common stock subject to such award will be equal to the maximum amount of such award. Accordingly, unless otherwise agreed upon between Parent and any such holder, all restricted share units will vest at the maximum amount of such award as of immediately prior to the consummation of the merger. At the effective time of the merger, unless otherwise agreed upon between Parent and any such holder, each vested restricted share unit will be converted into the right to receive an amount in cash equal to $25.50 (the per share merger consideration) per share of Interline common stock underlying such restricted share unit, without interest and less applicable withholding taxes. Also at the effective time of the merger, unless otherwise agreed upon between Parent and any such holder, each share of restricted stock granted under the Company's equity compensation plans or programs will vest (to the extent not already vested) in accordance with its terms and each vested share of restricted stock will be converted into the right to receive an amount in cash equal to $25.50 (the per share merger consideration) per share of Interline common stock underlying such share of restricted stock, without interest and less applicable withholding taxes. As of the date of this Proxy Statement, there are no shares of restricted stock outstanding.

        Prior to the date of the merger, the Company will mail further information and instructions for payment arrangements for stock options, restricted share units and shares of restricted stock to the holders of such awards. As promptly as practicable following the effective time of the merger and in any event not later than the third business day thereafter, Parent or the surviving corporation will cause the paying agent to mail a check (or transfer by wire transfer) (i) to each applicable holder of a stock option, in such amount due and payable to such holder in respect of such stock option, (ii) to each applicable holder of a restricted share unit award, in such amount due and payable to such holder in respect of such restricted stock award and (iii) to each applicable holder of a share of restricted stock, in such amount due and payable to such holder in respect of such share of restricted stock.

 Payment Procedures

        Prior to the effective time of the merger, Parent will select a bank or trust company, reasonably satisfactory to the Company, to act as the paying agent in the merger and will enter into a paying agent agreement with the paying agent, the terms and conditions of which must be reasonably satisfactory to the Company. Parent will be responsible for all fees and expenses of the paying agent. Immediately prior to or at the effective time of the merger, Parent will deposit or cause to be deposited with the paying agent sufficient funds to pay the merger consideration for each holder of shares of the Interline common stock entitled to payment thereof (other than with respect to holders of (i) shares of the Interline common stock owned immediately prior to the effective time of the merger by the Company or Parent or Merger Sub, which will be cancelled automatically without the payment of any consideration and will cease to exist, and (ii) shares held by stockholders properly demanding and perfecting appraisal rights pursuant to Section 262 of the DGCL). As soon as reasonably practicable after the effective time of the merger, the surviving corporation will cause the paying agent to mail a customary letter of transmittal and instructions to each holder of record of the Interline common stock (other than with respect to holders of (i) shares of the Interline common stock owned immediately prior to the effective time of the merger by the Company or Parent or Merger Sub, which will be cancelled automatically without the payment of any consideration and will cease to exist, and (ii) shares held by stockholders properly demanding and perfecting appraisal rights pursuant to Section 262 of the DGCL) for use in connection with surrendering stock certificates and determining the amount of merger consideration to which a stockholder is entitled as a result of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

        You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (if your shares are certificated) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents reasonably required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding stock certificate is registered if (i) the surrendered stock certificate is accompanied by all documents required by Parent to evidence and effect that transfer and (ii) the person requesting such payment pays any applicable transfer or other taxes required by reason of payment to a person other than the registered holder or establishes to the satisfaction of Parent and the paying agent that such tax has been paid or is not applicable.

        No interest will be paid or will accrue on the cash payable upon surrender of the stock certificates. Parent, Merger Sub, the surviving corporation and the paying agent will be entitled to deduct and withhold from any consideration otherwise payable under the merger agreement as may be required to deduct and withhold with respect to the payment of such consideration under applicable tax laws. To the extent that any amounts are so deducted and withheld and paid to the appropriate taxing authorities, those amounts will be treated as having been paid to the person in respect of whom such deduction or withholding was made for all purposes under the merger agreement.

        None of Parent, the surviving corporation nor the paying agent will be liable to any holder of stock certificates or book-entry shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar law.

        The paying agent will invest the exchange fund as directed by Parent, provided, that such investment must be in obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Ratings Service, respectively, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any such investment will be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment will be for the benefit of Parent; however, no such investment or losses thereon will affect the merger consideration payable to the holders of Interline common stock immediately prior to the effective time of the merger and Parent will promptly provide, or cause the surviving corporation to promptly provide, additional funds to the paying agent for the benefit of the holders of Interline common stock immediately prior to the effective time of the merger in the amount of any such losses to the extent necessary to satisfy the obligations of Parent and the surviving corporation in connection with the merger.

        Any portion of the exchange fund which remains unclaimed by stockholders one year after the effective time of the merger will be delivered by the paying agent to the surviving corporation, and any former stockholders who have not surrendered their shares in exchange for merger consideration will thereafter look only to Parent and the surviving corporation for payment of the merger consideration. None of Parent, the surviving corporation or the paying agent will be liable to any former holder of the Interline common stock for any cash properly paid to a public official under any applicable abandoned property, escheat or similar law.

Representations and Warranties

        The representations and warranties of the Company contained in the merger agreement are the product of negotiations among the parties thereto and are solely for the benefit of Parent and Merger Sub. Any inaccuracies in such representations and warranties are subject to waiver by the parties to the merger agreement and are qualified by a confidential disclosure letter containing non-public information and made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts. Consequently, the Company's representations and warranties in the merger agreement may not be relied upon by persons other than the parties thereto as characterizations of actual facts or circumstances as of the date of the merger agreement or as of any other date, nor may you rely upon them in making the decision to approve and authorize the merger agreement and the transactions contemplated by the merger agreement. The merger agreement may only be enforced against the Company by Parent and Merger Sub. Moreover, information concerning the subject matter of the representations and warranties of the Company may change after the date of the merger agreement, which subsequent information may or may not be reflected fully in the Company's public disclosures.

        The Company's representations and warranties in the merger agreement relate to, among other things:

  •
  corporate organization, good standing, corporate power and foreign qualification to do business;

  •
  its subsidiaries;

  •
  capitalization of the Company;

  •
  authority, including the declaration of advisability of the merger agreement and the merger by the Company's Board of Directors and the adoption of the merger agreement and the merger by the Company's Board of Directors;

  •
  enforceability of the merger agreement against the Company;

  •
  governmental authorizations and the absence of violations of, or conflicts with, the governing documents of the Company and its subsidiaries, applicable law and certain agreements and authorizations, as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

  •
  the accuracy of the Company's SEC reports and financial statements filed since December 31, 2009;

  •
  the Company's disclosure controls and procedures and internal controls over financial reporting;

  •
  the absence of a material adverse effect on the Company and the absence of certain other changes since December 31, 2011 through the date of the merger agreement;

  •
  the absence of any untrue statement of material fact or material omission in the information supplied by the Company for inclusion in this Proxy Statement;

  •
  ability as of May 29, 2012 of Interline New Jersey to make restricted payments in compliance with the indenture governing the Existing Notes in an amount of not less than $200 million;

  •
  permits and compliance with applicable laws;

  •
  tax matters;

  •
  the absence of undisclosed liabilities;

  •
  the absence of any pending or threatened litigation;

  •
  benefit plans;

  •
  intellectual property matters;

  •
  material contracts;

  •
  owned and leased real property and personal property;

  •
  environmental matters;

  •
  insurance policies;

  •
  labor relations and compliance with applicable employment laws;

  •
  related party transactions;

  •
  government contracts;

  •
  the vote of a majority of the Company's stockholders is the only vote necessary to approve the merger agreement;

  •
  that neither the Company nor any of its subsidiaries is engaged in any banking, investment management, telecommunications or public utility business;

  •
  the opinion of the Company's financial advisor;

  •
  the absence of brokers and brokers' fees, except those fees payable to the Company's financial advisors; and

  •
  the absence of any express or implied representations or warranties other than those made by the Company in the merger agreement.

        Many of the Company's representations and warranties are qualified by the absence of a "Company Material Adverse Effect" which means, for purposes of the merger agreement, any fact, development, condition, matter, state of facts, circumstance, change, event, occurrence or effect that (a) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business, properties, assets or results of operations of the Company and its subsidiaries taken as a whole, or (b) would, or would reasonably be expected to, prevent or materially delay the consummation of the merger; provided that none of the following, and no effect arising out of or resulting from the following, will constitute or be taken into account in determining whether a "Company Material Adverse Effect" has occurred or may, would or could occur:

        any facts, circumstances, changes, events, occurrences or effects generally affecting:

  1.
  the industries in which the Company and its subsidiaries operate; or

  2.
  the economy, social or political conditions, credit or financial or capital markets (including disruptions thereof) in the U.S. or elsewhere in the world including changes in interest, currency or exchange rates or in the price of any commodity, security or market index;

        any facts, circumstances, changes, events, occurrences, or effects, to the extent arising out of, resulting from or attributable to:

  3.
  any changes in legal or regulatory conditions, including changes in applicable law or generally accepted accounting principles or requirements, or any changes in the interpretation or enforcement thereof;

  4.
  the public announcement of the merger agreement and the transactions contemplated thereby including any loss of, or adverse change in, the relationship of the Company or any subsidiary of the Company with any person with whom they transact business;

  5.
  acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism;

  6.
  any decrease of the ratings or the ratings outlook for the Company or any of its subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease;

  7.
  the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters;

  8.
  compliance by the Company and its subsidiaries with the terms of the merger agreement, including the failure to take any action restricted by the merger agreement;

  9.
  any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates,

  10.
  any decline in the market price, or change in trading volume, of any capital stock of the Company;

  11.
  any actions taken, or not taken, with the written consent, written waiver or at the written request of Parent or any action taken to the extent expressly permitted or required by the merger agreement; or

  12.
  any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position;

except (x) in the cases of items 1-7 above, to the extent (and only to the extent) that the Company and its subsidiaries, taken as a whole, are disproportionately adversely affected by such changes, events, occurrences or effect in relation to other participants in the industries in which the Company and its subsidiaries operate; and (y) in the cases of items 6, 10, and 12, the underlying cause of any decrease, decline, change or failure may be taken into account in determining whether there has been or is a Company Material Adverse Effect.

        The merger agreement also contains various representations and warranties made by Parent and Merger Sub to the Company that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

  •
  the corporate organization, good standing and corporate power of Parent and Merger Sub;

  •
  the authority of Parent and Merger Sub to enter into and consummate the transactions contemplated by the merger agreement;

  •
  governmental authorizations and the absence of violations of, or conflicts with, the governing documents of the Company and its subsidiaries, applicable law and certain agreements and authorizations, as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

  •
  capitalization of Merger Sub;

  •
  the absence of any shares of Interline common stock, or securities that are convertible, exchangeable or exercisable into Interline common stock, owned, acquirable, or able to be voted by Parent or Merger Sub

  •
  the absence of any untrue statement of material fact or material omission in the information supplied by Parent for inclusion in this Proxy Statement;

  •
  the absence any pending or threatened litigation;

  •
  Merger Sub not having engaged in any business activity other than in connection with the merger agreement and the transactions contemplated thereunder;

  •
  sufficiency of funds in the financing contemplated by the debt and equity commitment letters and the status of Parent's equity and debt financing documentation and efforts as of the date the merger agreement was executed;

  •
  the solvency of Parent and the surviving corporation after the completion of the merger;

  •
  limited guaranties;

  •
  the absence of any regulatory impediments;

  •
  the absence of arrangements with management;

  •
  the absence of brokers and brokers' fees; and

  •
  independent investigation and acknowledgment as to the absence of any express or implied representations or warranties other than those made by the merger agreement.

        The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement in accordance with its terms.

Covenants of the Company

        The Company has various obligations and responsibilities under the merger agreement from the date of the merger agreement until the effective time of the merger, including, but not limited to, the following:

  Conduct of Business Pending the Merger

        During the period between the date of the merger agreement and the earlier of the effective time of the merger or the termination of the merger agreement, except as expressly contemplated by the merger agreement, as set forth in the disclosure letter delivered by the Company to Parent or as required by applicable law, without the prior written consent of Parent (such consent, subject to certain exceptions, not to be unreasonably withheld, conditioned or delayed), the Company has agreed to, and has agreed to cause each of its subsidiaries to, carry on its business in all material respects in the ordinary course, consistent with past practice, and to preserve their assets and properties in good repair and condition, preserve their business organizations intact, maintain existing relations and goodwill with governmental entities, alliances, customers, suppliers, employees and business associates and manage its working capital in the ordinary course of business consistent with past practice and, in each case, in all material respects.

        Subject to certain exceptions, the Company may not, pursuant to the merger agreement, take (or permit any of its subsidiaries to take) any of the following actions during the period between the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, except as expressly contemplated by the merger agreement, as set forth in the disclosure letter delivered by the Company to Parent or as required by applicable law, without the prior written consent of

Parent (such consent, subject to certain exceptions, not to be unreasonably withheld, conditioned or delayed):

  •
  declare or make any dividends on any of its capital stock, except for dividends by a wholly-owned subsidiary of the Company to its parent;

  •
  permit Interline New Jersey to make any restricted payment under the indenture governing the Existing Notes that would at any time prior to the closing of the merger reduce the aggregate amount available for restricted payments under the indenture governing the Existing Notes below a specified amount;

  •
  take any affirmative action resulting in any "Default" under the Existing Indenture that is not cured prior to the effective time of the merger, provided, that, the sufferance of any judgment or decree that results in any "Default" will not be deemed an action of the Company and that the Company must use reasonable best efforts to cure any "Default" prior to the effective time of the merger;

  •
  other than in the case of wholly-owned subsidiaries of the Company, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, or in substitution for shares of its capital stock or redeem, or otherwise acquire or offer to redeem any of its capital stock;

  •
  authorize for issuance, issue, transfer or encumber any shares of its capital stock, voting securities or any securities convertible into or exercisable for any such shares, other than (i) the issuance of shares pursuant to Company's stock options and restricted share units outstanding as of the date of the merger agreement previously issued under the Company's stock incentive plans, and (ii) the issuance of any shares of capital stock or equity interests to the Company or any wholly-owned subsidiary of the Company;

  •
  amend the certificate of incorporation or bylaws of the Company or other similar organizational documents of any of its subsidiaries;

  •
  acquire or agree to so acquire any entity, business or assets that constitute a business or division of any person, or all or a substantial portion of the assets of any person (or business or division thereof), in each case, for consideration in excess of $500,000 individually or $1 million in the aggregate (other than transactions that would otherwise be permissible under any other clause below);

  •
  make or agree to make any capital expenditure in an amount that in the aggregate exceeds $4 million, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects, with the 2012 capital expenditure budget of the Company in effect on the date of the merger agreement;

  •
  other than in the ordinary course of business, transfer, encumber or otherwise dispose of, or agree to transfer, encumber or otherwise dispose of, any entity, business or assets having a current value in excess of $500,000 in the aggregate;

  •
  create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantee thereof, other than (x) under any specified material contract and (y) capital leases incurred after the date of the merger agreement in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $2.5 million at any one time outstanding;

  •
  create, incur, assume or suffer to exist any express contractual restriction on the ability of the Interline New Jersey to make restricted payments to the Company other than as set forth in the indenture governing the Existing Notes and the Company's existing credit facility;

  •
  other than in the ordinary course of business (including capital expenditures permitted to be made under the clauses above), enter into, materially amend, or terminate, or grant any material waiver under, any specified material contracts (other than the expiration or renewal of any material contract in accordance with its terms);

  •
  enter into, amend, or terminate, or grant any waiver under, any related party transaction, other than in the ordinary course of business on terms, taken as a whole, no less favorable to the Company or its subsidiary (as applicable) than terms that would be obtained from an unaffiliated third party;

  •
  other than in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other person (other than the Company or any subsidiary of the Company) in excess of $1 million in the aggregate;

  •
  except as may be required by GAAP or applicable law, make any material change in its principles, practices, procedures and methods of financial or tax accounting;

  •
  merge or consolidate the Company or any of its subsidiaries with and into any other person, other than, in the case of any subsidiary of the Company, to effect any acquisition or any disposition permitted, in each case, as described above, and other than transactions among subsidiaries of the Company;

  •
  except as otherwise permitted pursuant to the merger agreement, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

  •
  settle, release, waive or compromise any pending or threatened suit, action, claim, arbitration, mediation, inquiry, proceeding or investigation of or against the Company or any of its subsidiaries (i) requiring payment by the Company of an amount in excess of $1 million in the aggregate, (ii) entailing the incurrence of any obligation or liability of the Company in excess of such amount, including costs or revenue reductions or obligations that would impose any material restrictions on the business or operations of the Company or its subsidiaries, or (iii) that imposes any non-monetary relief, in each case other than in the ordinary course of business consistent with past practice;

  •
  other than in the ordinary course of business, enter into any contract or other binding obligation of the Company or any of its subsidiaries containing (i) any restriction on the ability of the Company or any of its subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the merger, (ii) any provisions granting "most favored nation" status, or (iii) a non-competition provision restricting the Company or its subsidiaries, in each case that is material to the Company and its subsidiaries, taken as a whole;

  •
  increase the compensation (including contingent compensation entitles, such as severance pay) of any current or former director, officer, employee or consultant of the Company or any subsidiaries, except for increases in base salary or wages, annual bonus targets, hourly wage rate and benefits (including in connection with promotions or other changes in job status) for non-officer employees in the ordinary course of business consistent with past practice;

  •
  adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing benefit plan or employment agreement, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any Subsidiary, other than (x) to avoid the imposition of any excise tax under Section 4999 of the Code or (y) as permitted in the clause above;

  •
  enter into any employment, severance, retention, incentive or special pay agreement or arrangement with any employees of the Company or its subsidiaries, except as permitted in the clauses above;

  •
  make any new equity awards to any director, officer, employee or consultant of the Company or any of its subsidiaries;

  •
  take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, compensation or benefits under, any benefit plan or employment agreement;

  •
  enter into any collective bargaining agreements, except to the extent required by applicable law, applicable tax qualification requirements, the merger agreement, or any benefit plan, employment agreement or other agreement in effect on the date of the merger agreement;

  •
  make any material tax election or take any material position on a tax return filed on or after the date of the merger agreement or adopt any material method therein that is inconsistent with material elections made, positions taken or methods used in preparing or filing similar returns in prior periods;

  •
  enter into any settlement or compromise of any material tax liability;

  •
  file any amended tax return that would result in a material change in tax liability, taxable income or loss;

  •
  change any annual tax accounting period;

  •
  enter into any closing agreement relating to any material tax liability;

  •
  give or request any waiver of a statute of limitation with respect to any material tax return;

  •
  fail to take into account in determining the amount of any estimated payment of U.S. federal, state, or local income taxes due following June 15, 2012 the deductible or amortizable expenses that the Company reasonably expects will be incurred if the merger is consummated in accordance with the terms hereof prior to the termination date to the extent that the Company determines, in its reasonable discretion, that it is able to take such amounts into account in compliance with law; or

  •
  authorize, agree or commit to do any of the foregoing.

  Go-Shop Period

        During the period beginning on May 29, 2012 and continuing until the solicitation period end-date (as defined below), the Company and its representatives will have the right, directly or indirectly, to (i) solicit, initiate, facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes, an acquisition proposal (as defined below), including by way of providing access to the officers, employees, agents, properties, books and records of the Company and its subsidiaries and access to non-public information pursuant to one or more acceptable confidentiality agreements, the form of which was set forth in the disclosure letter delivered by the Company to Parent; provided, that the Company must promptly (and in any event within 24 hours) provide or make available to Parent any written material non-public information concerning the Company or any of its subsidiaries that is provided or made available to any person and that was not previously provided or made available to Parent; and (ii) continue, enter into and maintain discussions or negotiations with respect to acquisition proposals or other proposals that could lead to acquisition proposals, or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations.

        An "acquisition proposal" is defined in the merger agreement to mean any proposal or offer relating to:

  •
  a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets (based on fair market value) of the Company and its subsidiaries, taken as a whole);

  •
  the acquisition of 20% or more of the outstanding shares of any class of capital stock of the Company or 20% or more of the voting power represented by the outstanding voting securities of the Company;

  •
  a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition of 20% or more of the total voting power of the capital stock of the Company or 20% or more of the voting power represented by the outstanding voting securities of the Company;

  •
  the acquisition in any manner, directly or indirectly, of 20% or more of the consolidated total assets (based on fair market value) of the Company and its subsidiaries (or to which 20% or more of the Company's revenues or earnings on a consolidated basis are attributable) including, for this purpose, the outstanding assets and equity interests of the subsidiaries of the Company; or

  •
  any other transaction having a similar effect to those described above, and in each case other than the transactions contemplated by the merger agreement.

"solicitation period end-date" means 11:59 p.m. (EST) on June 28, 2012.

        An "excluded party" is defined in the merger agreement to mean means any person, group of persons or group that includes any person (so long as such person and the other members of such group, if any, who were members of such group immediately prior to the solicitation period end-date constitute at least 50% of the equity financing of such group at all times following the solicitation period end-date and prior to the termination of the merger agreement) (including, with respect thereto, their representatives) from whom the Company or any of its representatives has received prior to the solicitation period end-date a written acquisition proposal that the Company's Board of Directors determines in its good faith judgment prior to the solicitation period end-date, after consultation with its independent financial advisor and outside counsel, is bona fide and is, or would reasonably be expected to result in, a superior proposal (as defined herein).

        Within two (2) business days following the solicitation period end-date, the Company must deliver to Parent a list of all excluded parties.

  Solicitation of Acquisition Proposals; Fiduciary Out

        Except as described below, from the solicitation period end-date until the effective time of the merger or the termination of the merger agreement, the Company must not, and must cause its subsidiaries not to, and the Company must use its reasonable best efforts to cause its representatives not to:

  •
  initiate, solicit or knowingly encourage, facilitate or assist any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

  •
  engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal, or provide any non-public information or data to any person relating to the Company or any of its subsidiaries, or afford to any person access to the business, properties, assets or personnel of the Company or any of its subsidiaries;

  •
  enter into any other acquisition agreement, merger agreement or similar definitive agreement, letter of intent or agreement in principle with respect thereto or any other agreement relating to an acquisition proposal; or

  •
  otherwise knowingly facilitate any effort or attempt to make an acquisition proposal, other than, in each case, to request information from the person making any such proposal or offer for the sole purpose of the Company's Board of Directors informing itself about the proposal or offer that has been made and the person that made it or to notify any person of the Company's obligations under the merger agreement.

        The Company may continue to take any such actions listed above from and after the solicitation period end-date with respect to any excluded party until the earlier of (x) the date that is fifteen (15) days following the solicitation period end-date, and (y) the date on which the Company certifies to Parent that it is not engaged in discussions with any excluded party; provided, that the cut-off date will be extended until the second business day following the expiration of any negotiation period relating to a superior proposal (as defined below) made by an excluded party for which the Company delivered a notice of termination under the merger agreement prior to the original cut-off date (but only with respect to any such excluded party).

        A "superior proposal" is defined in the merger agreement to mean a bona fide written acquisition proposal (with the references to "20%" in the definition of acquisition proposal deemed to be references to "80%") that is not solicited or received in violation of the merger agreement and which the Company's Board of Directors has concluded in its good faith judgment, after consultation with its independent financial advisor and outside legal counsel, and taking into consideration all relevant factors, among other things, all of the terms and conditions of such acquisition proposal and the merger agreement (in each case taking into account any changes to the merger agreement or the transactions contemplated thereby (or any other proposals) made or proposed in writing by Parent prior to the time of determination), including financing, regulatory approvals, breakup fee and expense reimbursement provisions, that:

  •
  is reasonably likely to be consummated in accordance with its terms; and

  •
  if consummated, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by the merger agreement (after taking into account the expected timing and risk and likelihood of consummation).

        Except as otherwise permitted by the merger agreement, the Company must and must cause its subsidiaries to, and the Company must use its reasonable best efforts to cause its representatives to, on the solicitation period end-date, immediately cease all ongoing discussions and negotiations with any persons (other than discussions and negotiations with any excluded party that occur prior to the cut-off date) that may be ongoing with respect to any acquisition proposals or any proposal reasonably likely to result in an acquisition proposal and requesting that such person promptly return or destroy all confidential information concerning the Company and its subsidiaries.

        Notwithstanding the foregoing, the Company is permitted, at any time prior to obtaining stockholder approval of the merger agreement, if the Company receives a bona fide, written acquisition proposal and, prior to taking any action described in clauses (a) and (b) below, the Company's Board of Directors determines in good faith after consultation with outside legal counsel that (i) after consultation with its independent financial advisor, such acquisition proposal constitutes or would reasonably be expected result in a superior proposal and (ii) the failure to take the actions set forth in clauses (a) and (b) below with respect to such acquisition proposal would be inconsistent with its fiduciary duties to stockholders under applicable law, then the Company may, in response to such acquisition proposal, (a) furnish access and non-public information with respect to the Company and any of its subsidiaries to the person who has made such acquisition proposal pursuant to (and may enter into) an acceptable confidentiality agreement, so long as any written non-public information provided under this clause (a) has previously been provided to Parent or is provided to Parent promptly (but in any event, within 24 hours) following the time it is provided to such person, and (b) participate in discussions and negotiations regarding such acquisition proposal.

        Within 24 hours after the receipt by the Company of any acquisition proposal or any inquiry with respect to any acquisition proposal, the Company must provide notice to Parent of such inquiry or acquisition proposal, including the material terms of any proposal and the identity of the party making such proposal. Following the solicitation period end-date, the Company is required to keep Parent reasonably informed of the status and terms of any such acquisition proposal and the status of any discussions or negotiations.

        Except as described below, the Company's Board of Directors may not: withhold, withdraw, qualify, change, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, change, amend or modify) in any manner adverse to Parent its recommendation that the Company's stockholders adopt the merger agreement, make any statement that is inconsistent with its recommendation that the Company's stockholders adopt the merger agreement or fail to include such recommendation in this Proxy Statement, each of which is defined under the merger agreement as a "change of recommendation" or adopt, approve or recommend or otherwise declare advisable (publicly or otherwise) or propose to adopt, approve or recommend (publicly or otherwise) an acquisition proposal, or cause or permit the Company to enter into any alternative acquisition agreement, or fail to make or reaffirm its recommendation within five (5) business days following Parent's written request to do so following receipt of an acquisition proposal.

        Notwithstanding the foregoing, at any time prior to the adoption of the merger agreement by the Company's stockholders, the Company's Board of Directors may: (i) effect a change of recommendation in response to an intervening event (defined in the merger agreement as an event, fact, development or occurrence affecting the business, assets or operations of the Company (but not relating to an acquisition proposal) that was neither known nor reasonably foreseeable to the Company's Board of Directors as of the date of the merger agreement and becomes known to the Company's Board of Directors) or (ii) effect a change of recommendation in response to a superior proposal, terminate the merger agreement, upon payment of a termination fee, and concurrently enter into a contract with respect to such superior proposal, but, in either case, only if:

  •
  the Company's Board of Directors determines in good faith, after consultation with an independent financial advisor and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary obligations to the Company's stockholders under applicable laws and the Company has complied with the "go-shop" and "no-shop" provisions in the merger agreement;

  •
  the Company must have provided Parent with at least five (5) business days' prior written notice that it will effect a change of recommendation or terminate the merger agreement in response to the superior proposal (which notice must include, in the case of a superior proposal, the material terms and conditions of such superior proposal and identify the party making the superior proposal and final forms of the relevant documents);

  •
  the Company must have negotiated with Parent (if so requested by Parent) in good faith with respect to changes to the terms and conditions of the merger agreement or the transactions contemplated thereby (or as to other proposals made by Parent); and

  •
  after such negotiations with Parent, the Company's Board of Directors will have considered in good faith any and all changes to the merger agreement and the transactions contemplated thereby offered by Parent (or other proposals made by Parent), and will have concluded, after consultation with its independent financial advisor and outside legal counsel, that (x) with respect to a superior proposal, such superior proposal remains a superior proposal and to change its recommendation and terminate the merger agreement, provided that in the event of any material revisions to the acquisition proposal that the Company's Board of Directors has determined to be a superior proposal, the Company will be required to deliver a new written notice to Parent and to again comply with the requirements of the "no-shop" provisions of the merger agreement with respect to such new written notice or (y) with respect to an intervening event, such changes would not obviate the need to effect a change of recommendation in response to such intervening event.

        Nothing contained in the merger agreement will prohibit the Company, the Company's Board of Directors or any committee thereof from (i) complying with its disclosure obligations under applicable federal or state securities laws with regards to an acquisition proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14D-9 r Rule 14e-2(a) of the Securities Exchange Act of 1934 or (ii) making a "stop, look and listen" statement pursuant to Rule 14d-9(f) under the Exchange Act. Any such disclosure, other than a "stop, look and listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Securities Exchange Act of 1934, is deemed to be a change of recommendation if it is inconsistent with the recommendation of the Company's Board of Directors that the Company's stockholders adopt the merger agreement unless the Company expressly reaffirms its initial recommendation that the Company's stockholders adopt the merger agreement, within two business days following Parent's request to do so.

  Proxy Statement; Stockholders Meeting

        The merger agreement requires the Company to prepare a draft of the Proxy Statement, provide Parent with a reasonable opportunity to review such draft and provide comments, and file a preliminary copy of the Proxy Statement with the SEC within twenty (20) business days following the date of the merger agreement. The Company must use its reasonable best efforts to respond to any comments or requests for additional information from the SEC as soon as practicable after receipt, to notify Parent of the receipt of any such comments or requests and to provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. In addition, the Company must provide Parent with a reasonable opportunity to review and comment on any drafts of the Company's Proxy Statement and related correspondence and filings, to include all comments reasonably proposed by Parent for inclusion in such documents and to mail this Proxy Statement to the stockholders of the Company as promptly as practicable following clearance by the SEC.

        The Company is required to call and hold a meeting of its stockholders within thirty (30) days following the date of the mailing of the Proxy Statement for the purpose of the stockholders voting on adoption of the merger agreement. Subject to certain exceptions set forth in the merger agreement and described above under "Solicitation of Acquisition Proposals; Fiduciary Out", the Company has agreed to use reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of the merger agreement.

        The Company will also establish a record date for purposes of determining the stockholders entitled to notice of and vote at the stockholders meeting and meeting date of the stockholders meeting to be selected with the reasonable consent of Parent. The Company may postpone, recess or adjourn the stockholders meeting (a) with the consent of Parent, (b) for the absence of a quorum or (c) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company's Board of Directors has determined in good faith (after consultation with its outside legal counsel) is necessary or advisable under applicable laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company's stockholders prior to the stockholders meeting.

  Access to Information

        The Company will, and will cause its subsidiaries to, (i) afford to Parent, Merger Sub and each of their representatives, reasonable access, during normal business hours, to its officers, employees, properties, offices and other facilities, books, contracts and records and (ii) furnish or cause to be furnished such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as Parent, Merger Sub or their representatives may reasonably request. However, nothing in the merger agreement requires the Company or any of its subsidiaries to disclose information to the extent such disclosure would be reasonably likely to (a) permit any inspection, or to disclose any information that would violate any of its obligations with respect to confidentiality so long as the Company has used reasonable best efforts to obtain the consent of such third party to allow such inspection or disclosure or (b) disclose any information of the Company or any of its subsidiaries that would waive the protection of attorney-client privilege if the Company has used reasonable best efforts to disclose such information in a way that would not waive such privilege.

Covenants of Parent and/or Merger Sub

  Conduct of Business Pending The Merger

        Parent must not, and must not permit the GS Fund, the general partners of the GS Fund and Merger Sub to, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) take or agree to take any action that could reasonably be expected to (i) delay or prevent the consummation of the transactions contemplated by the merger agreement, or (ii) materially interfere with Parent's ability to make available to the paying agent immediately prior to the effective time of the merger funds sufficient for the satisfaction of all of Parent's and Merger Sub's obligations under the merger agreement, including the payment of the per share merger consideration and the payment of all associated costs.

  Employee Matters

        The merger agreement requires the surviving corporation to, for a period of one year following the effective time of the merger, provide each of the Company's employees with compensation and benefits (excluding any equity compensation incentives and any compensation or benefits triggered by the merger) that are substantially comparable in the aggregate to the benefits provided by the Company immediately prior to the merger. Parent has agreed to cause the surviving corporation to honor the benefit plans and employment agreements (including all severance, change-in-control and similar plans and agreements).

        Additionally, the merger agreement provides that the Company's employees will receive full service credit for all purposes under all employee benefit plans (excluding benefit accrual under any pension plans) of Parent, the surviving corporation and their respective subsidiaries and affiliates, and each employee shall be immediately eligible to participate, without waiting time, in each plan of Parent, the surviving corporation and their respective subsidiaries and affiliates to the extent such waiting time was satisfied under a similar or comparable plan of the Company in which such employee participated immediately before the effective time of the merger. Parent will cause all pre-existing condition exclusions or limitations and actively-at-work requirements to be waived and to allow eligible expenses to be taken into account to satisfy deductible, coinsurance and out-of-pocket requirements under applicable Parent plans. In addition, with respect to accrued but unused vacation time to which any employee is entitled pursuant to the vacation policy or individual agreement or other arrangement applicable to such employee immediately prior to the effective time, Parent will, or will cause the surviving corporation, to (i) allow such employee to use such accrued vacation and (ii) if any employee's employment terminates during the one-year period following the effective time of the merger, pay the employee, in cash, an amount equal to the value of the accrued vacation time to the same extent that the employee would have received a cash payment under the Company's vacation policy or applicable severance plan.

  Indemnification of Directors and Officers; Directors' and Officers' Insurance

        Prior to the effective time of the merger, the Company will obtain and fully pay the premium for the extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies for a claims reporting or discovery period of at least six years from and after the effective time of the merger with respect to claims related to any period of time at or prior to the effective time of the merger (including in connection with the negotiation and execution of the merger agreement and the consummation of the merger). If the Company and/or the surviving corporation fail to obtain such "tail" insurance policies, Parent has agreed to cause the surviving corporation to maintain for at least six years following the effective time of the merger the current policies of directors' and officers' liability insurance or policies with terms, conditions, retentions and limits of liability which are at least as favorable with respect to claims arising out of or relating to events which occurred at or prior to the effective time of the merger (including in connection with the negotiation and execution of the merger agreement and the consummation of the merger). Such policies must not have an annual premium in excess of 300% of the annual premiums currently being paid by the Company. In addition, after the effective time, Parent and the surviving corporation have agreed to indemnify each present and former director and officer of the Company against all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages and liabilities in connection with any claim, charge, complaint, dispute, demand, grievance, action, litigation, audit, investigation, review, inquiry, arbitration, suit in equity or at law, administrative, regulatory or quasi-judicial proceeding, or other proceeding, including liabilities arising out of or pertaining to all acts and omissions arising out of or relating to their services as directors or officers and employees of the Company or its subsidiaries occurring prior to the effective time, whether asserted or claimed before or after the effective time.

Certain Covenants of Each Party

  Approvals and Consents

        The parties have agreed to cooperate with each other and use their reasonable best efforts to obtain all required consents, approvals or other authorizations, including, without limitation, all consents of governmental entities and certain other consents required in connection with the consummation of the transactions contemplated by the merger agreement.

        The parties have agreed to give prompt notice to the other parties of (i) any notice or other communications received from any governmental entity alleging that the consent of such entity is or may be required in connection with the merger, (ii) any actions commenced or, to such party's knowledge, threatened against or otherwise affecting such party or any of its affiliates in connection with, arising from or relating to the merger agreement or (iii) such party becoming aware of any facts or circumstances that such party believes do, or with the passage of time are reasonably likely to, constitute a breach of the merger agreement by the other party or the occurrence or non-occurrence of any event that would reasonably be expected, individually or in the aggregate, to cause any of the conditions of any party to effect the merger not to be satisfied.

  Filings and Authorizations

        The Company and Parent have agreed to cooperate and consult with each other in connection with making required filings and notifications pursuant to applicable federal and state securities laws, the HSR Act and any applicable foreign competition law, and any other applicable laws, including by providing copies of all relevant documents to the non-filing party and its advisors prior to filing.

        None of Parent, Merger Sub, the Company or their respective subsidiaries may consent, discuss, or commit to any extension of any waiting period under the HSR Act or any other applicable regulatory law or to any agreement not to consummate the merger without the consent of such other party, in its sole discretion.

        The Company, Parent and Merger Sub must each use its reasonable best efforts to resolve any objections asserted with respect to the transactions contemplated by the merger agreement under any regulatory law. Notwithstanding the foregoing, nothing contained in the merger agreement requires or obligates Parent or any of its affiliates to, and the Company must not, without the prior written consent of Parent:

  •
  commence any litigation with any governmental entity in connection with any regulatory law;

  •
  pay any material amount of cash or other consideration, or incur any material liability or other obligation, or commit to do any of the foregoing, in connection with obtaining any authorization, consent, order, registration or approval; or

  •
  agree to otherwise be required to sell, divest, dispose of, license or commit to take any action that limits its freedom of action with respect to any businesses, products, rights, services, licenses, or assets of the Parent, the Company, or any of their respective subsidiaries if any such action would reasonably be expected to have a material adverse effect on the Company's business, taken as whole.

        The parties have agreed to cooperate by (i) notifying each other of communications from, and furnishing copies of all correspondence with, governmental entities with respect to the merger agreement and the transactions contemplated thereby, (ii) responding as promptly as reasonably practicable to inquiries received from governmental entities with respect to any registrations, declarations and filings, (iii) not agreeing to any meeting with a governmental entity with respect to any registrations, declarations and filings unless it consults with the other party in advance and, to the extent not prohibited, gives the other party an opportunity to attend and (iv) furnishing the other party with any communications with governmental entities and with all necessary information and reasonable assistance as may reasonably be requested in preparation of necessary filings, registrations or submissions of information to any governmental entities in connection with the transaction.

  Public Announcements

        The initial press release issued with respect to the transactions contemplated by the merger agreement, was a joint press release by the Company and Parent. The Company and Parent each must consult with each other prior to issuing any press releases or otherwise making public announcements (including conference calls with investors and analysts) with respect to the merger or any of the other transactions contemplated by the merger agreement and prior to making any filings with any third party and/or any governmental entity or the New York Stock Exchange with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with the New York Stock Exchange (in which case, such party must use all reasonable efforts to consult with the other parties before issuing such press release or making such public announcement or filing).

        Parent's consent will not be required, and the Company will not be required to consult with Parent in connection with, or provide Parent an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any acquisition proposal so long as the Company is in compliance with the "no-shop" provisions at the time of any such press release or other public statement or comment.

        Notwithstanding the foregoing, without the prior consent of the other parties, the Company (i) may communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable law and (ii) may disseminate the information included in a press release or other document previously approved for external distribution by Parent.

  Financing

        The merger agreement requires each of Parent and Merger Sub to use its reasonable best efforts to obtain the debt and equity financing contemplated by the commitment letters described herein under "The Merger (Proposal 1)—Merger Financing" beginning on page 51 (the "Commitment Letters") (including the flex provisions) as soon as reasonably practicable, including, among other things, complying with the terms of each such commitment letter applicable to them, entering into definitive financing agreements that are no less favorable to Parent and Merger Sub than those contained in the Commitment Letters, satisfying or obtaining the waiver of all applicable conditions under the Commitment Letters and consummating the financing substantially concurrently with or prior to the consummation of the merger. Parent and Merger Sub have agreed to use their reasonable best efforts to take, and will use their reasonable best efforts to cause each of their affiliates to take, all actions necessary to maintain in effect, and enforce their rights under the Commitment Letters. Parent and Merger Sub may not, without the prior written consent of the Company, amend, modify, replace or waive any provision or remedy under, or terminate any commitment under the Commitment Letters to the extent such amendment, modification, replacement or waiver would reasonably be expected to (i) reduce the amount of the debt financing such that the aggregate funds that would be available to Parent and Merger Sub would not be sufficient to satisfy the financing uses unless the equity financing is increased by a corresponding amount or (ii) impose new or additional conditions or modify any of the conditions to the debt financing in a manner that would reasonably be expected to (x) adversely affect the ability of Parent or Merger Sub to timely consummate the transactions contemplated by the merger agreement or (y) make the timely funding of the debt financing or satisfaction of the conditions to obtaining the financing less likely to occur; provided that Parent or Merger Sub may (a) replace, amend or modify the debt commitment letter to add or replace lenders, lead arrangers, syndication agents, bookrunners or similar entities and (b) otherwise amend, modify, waive any provision or remedy under, or increase the amount of indebtedness or otherwise replace the debt commitment letter or one or more facilities. Parent and Merger Sub are required to promptly deliver to the Company copies of any such replacement, amendment, supplement, modification or waiver.

        Further, Parent is required to keep the Company reasonably informed with respect to the debt and equity financing, including providing copies of all executed definitive documents related to the debt financing. Parent will also provide the Company with prompt notice (i) of any material breach or default by any party to the Commitment Letters or definitive agreements related to the financing of which Parent or Merger Sub or any of their affiliates becomes aware, (ii) of the receipt of any written notice or other written communication from any financing source with respect to a material breach of Parent or Merger Subs obligations under the Commitment Letters or default, repudiation or termination by any party to the Commitment Letters or other financing related agreements or a material dispute or disagreement between any of the parties with respect to the Commitment Letters or related documents with respect to the obligation to fund or the amount of the financing and (iii) if Parent or Merger Sub believes in good faith that it will not be able to obtain any portion of the financing on the terms contemplated by the Commitment Letters.

        In the event that any portion of the debt financing becomes unavailable on the terms and conditions (including any "flex" provisions) contemplated by the debt commitment letter, Parent will use its reasonable best efforts to arrange alternative financing in an amount sufficient to timely consummate the transaction at closing; provided that Parent and Merger Sub will not be required to arrange such financing on terms and conditions (including any "flex" provisions) that are less favorable to Parent and Merger Sub than those contained in the debt commitment letter.

  Financing Cooperation

        The Company has agreed to, and has agreed to cause its subsidiaries and each of its and their respective officers and employees to, and must use its reasonable best efforts to cause the non-employee representatives of the Company and each of its subsidiaries to, use its reasonable best efforts to cooperate reasonably with Parent to cause the conditions and covenants in the debt financing letters to be satisfied or otherwise that is reasonably requested by Parent in connection with the debt financing, including, without limitation:

  •
  participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

  •
  furnishing Parent and the financing sources financial and other pertinent information with respect to the Company and its subsidiaries as may be reasonably requested by Parent;

  •
  assisting in a commercially reasonable manner with the preparation of customary materials for rating agency presentations, lender presentations, high yield road show presentations or memoranda, syndication memoranda, offering documents, private placement memoranda, bank information memoranda, prospectuses and other marketing materials or documents reasonably requested by Parent or financing sources;

  •
  assisting in a commercially reasonable manner Parent and the financing sources with obtaining as promptly as practicable field audits and appraisals;

  •
  executing and delivering authorization letters authorizing the distribution of information to prospective lenders or investors;

  •
  executing and delivering any securities purchase agreement, credit agreement, indenture, supplemental indenture, note, guarantee, pledge and security document, currency or interest hedging arrangement, other definitive financing document, representation letter to auditors and any other certificate or document and back-up therefor and for legal opinions as may be reasonably requested by Parent and the financing sources;

  •
  obtaining and delivering a solvency certificate, consents of accountants and other certificates, legal opinions or documents required pursuant to the debt commitment letter or otherwise reasonably requested by Parent or the financing sources;

  •
  obtaining accountants' comfort letters, corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, legal opinions, surveys and title insurance, engineering reports, environmental and other inspections as may be reasonably requested by Parent;

  •
  taking all actions reasonably necessary to (i) permit the financing sources to evaluate the Company's and its subsidiaries' current assets, inventory, cash management and accounting systems, policies and procedures related thereto to establish collateral arrangements and (ii) establish bank and other accounts and blocked account agreements and lock box arrangements;

  •
  granting the financing sources access to the Company and its subsidiaries' properties, assets and cash management and accounting systems;

  •
  reasonably facilitating the pledging or the reaffirmation of the pledge of collateral;

  •
  taking all corporate actions reasonably requested by Parent or any financing source to permit the consummation of the debt financing or issuance of high-yield securities, the distribution or payment of available cash on hand of the Interline New Jersey and its subsidiaries and the proceeds of the debt financing or high-yield securities obtained by any subsidiary of the Company to the surviving corporation and its subsidiaries to fund the per share merger consideration and other financing uses and cause the direct borrowings or incurrence of all of the proceeds of the debt financing by the surviving corporation or any subsidiary of the Company concurrently with or immediately following the effective time; and

  •
  furnishing Parent and the financing sources promptly with all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act.

        Parent will promptly, upon request by the Company and its subsidiaries, reimburse the Company and its subsidiaries for all reasonable out-of-pocket costs and expenses (including attorneys' fees) incurred by the Company or any of its subsidiaries in connection with such cooperation. The Company and its representatives will be given a reasonable opportunity to review and comment on any financing documents and any materials that are to be presented during any meetings conducted in connection with the financing and Parent has agreed to give due consideration to all reasonable additions, deletions or changes suggested by the Company and its representatives.

  Existing Notes

        The merger agreement requires the Company to use reasonable best efforts to commence a certain consent solicitation to the holders of the Existing Notes, as promptly as practicable after the date of the merger agreement and after receipt of written instructions from Parent, with respect to (1) a modification of the definition of "Change of Control" (as defined in the Indenture, dated as of November 16, 2010, among Interline New Jersey, as issuer, the Company, as parent guarantor, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the "Existing Indenture")) in accordance with the Existing Indenture as a result of which the transactions contemplated by the merger agreement will not constitute a "Change of Control" and GS Capital Partners VI, L.P., the P2 Fund and each of their respective affiliates, and certain members of management of Interline New Jersey or a direct or indirect parent of Interline New Jersey, will thereafter constitute permitted holders thereunder (the "Consent Solicitation") or (2) or as may otherwise be reasonably determined by Parent (and reasonably satisfactory to the Company) for purposes of facilitating the transactions contemplated by the merger agreement. The Consent Solicitation will contain customary terms and conditions as reasonably determined by Parent; provided that the Company will have received all necessary and appropriate Consent Solicitation documentation from Parent (and will be subject to comment by the Company and reasonably satisfactory in form and substance to the Company and its counsel), or at Parent's request, the Company will prepare the Consent Solicitation documentation. The Company has agreed to waive any Consent Solicitation conditions as are reasonably requested by Parent and will not, without Parent's consent, waive any condition to any Consent Solicitation or make any changes to any Consent Solicitation other than as agreed between Parent and Company. Upon receipt of the requisite consents for the amendments proposed in the Consent Solicitation, the Company will cause Interline New Jersey and its other subsidiaries that are party to the Existing Indenture to execute a supplemental indenture.

        Parent and the Company will, and will cause their respective subsidiaries to, reasonably cooperate with each other in the preparation of the solicitation documents and other customary documents which will be subject to the prior review of, and comment by, the Company and Parent and will be reasonably acceptable in form and substance to each of them. Both the Company and Parent are required to notify each other in the event that the absence of any information is discovered which should be contained in the solicitation documentation in order to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading and an appropriate amendment or supplement containing such information will be distributed to the Existing Note holders. Parent is permitted to select one or more solicitation agents, information agents (in each case reasonably acceptable to the Company) and other agents to provide assistance and the Company agrees to use its reasonable best efforts to, and will use reasonable best efforts to cause its subsidiaries to, enter into usual and customary agreements with such parties and on terms and conditions reasonably acceptable to Parent and the Company. Parent will provide the requisite amount of funds to the Company for all payments to holders of the Existing Notes in respect of any consents validly delivered and revoked in accordance with the Consent Solicitation.

        The failure to obtain the consent of the holders of the Existing Notes will not be deemed to be a breach by the Company under the merger agreement so long as the Company has complied in all material respects with its obligations under the merger agreement with respect to the Existing Notes. Following the closing, the surviving corporation will comply with the requirements under the indenture governing the Existing Notes relating to an offer to purchase or redeem the outstanding Existing Notes.

        In the event that the Consent Solicitation is not successfully obtained, the Company has agreed to use its reasonable best efforts to commence, as promptly as practicable following receipt of written instructions from Parent, one or more offers to purchase the Existing Notes, including as a change of control offer in compliance with the terms of the Existing Indenture and/or as a cash tender offer (an "Offer"); provided that the Company is reasonably satisfied that Parent will be able to pay all required amounts and that the

Offer will state that consent fees, premiums, interest and principal in connection with the Offer will be paid by Parent. The consummation of any Offer will be subject to completion of the closing. In connection with any Offer, Parent may select one or more dealer managers and other agents to provide assistance (in each case which will be reasonably acceptable to the Company) and the Company will use reasonable best efforts to, and will use reasonable best efforts to cause its subsidiaries to, enter into usual and customary agreement with such parties on terms and conditions reasonably acceptable to Parent and the Company. Parent will provide the funds to the Company for payments to holders of the Existing Notes in respect of any notes validly tendered and withdrawn in accordance with the offer documents. Parent has obtained the Interline New Jersey Bridge Facility for purposes of having a source of funds to finance the principal amount of any Existing Notes tendered in connection with any such Offer.

        Promptly upon request by the Company, Parent and Merger Sub will (i) reimburse the Company for all Costs incurred by it or its subsidiaries in connection with any consent solicitation, solicitation documents, and Offer and any offer documents and (ii) indemnify the Company, its subsidiaries and their respective representatives in connection with the Consent Solicitation and/or the Offer; provided that the foregoing will not apply to the extent that any damages result from an untrue statement of a material fact supplied by such party for inclusion in the solicitation documents or included in any Company SEC report that is incorporated by reference in the solicitation documents that is determined to have contained an untrue statement of a material fact or an omission of any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they were made, not misleading.

Conditions to the Completion of the Merger

        Conditions to the obligations of each of the parties to complete the merger include:

  •
  the affirmative vote of the holders of a majority of the outstanding shares of the Interline common stock entitled to vote on the merger;

  •
  waiting periods (including any extensions thereof) under the HSR Act will have expired or been terminated; and

  •
  no court or other governmental entity of competent jurisdiction will have enacted, adopted, issued, promulgated, enforced or entered any order or law (whether temporary, preliminary or permanent) that is in effect or pending, and restrains, enjoins or otherwise prohibits the consummation of the merger or the other material transactions contemplated by the merger agreement.

        Conditions to the obligation of each of Parent and Merger Sub to complete the merger include the satisfaction or waiver of the following additional conditions:

  •
  the Company's representations and warranties (other than those described in the bullets directly below) will be true and correct in all respects, without regard to any "materiality" or "Company Material Adverse Effect" qualifications, as of the date of the merger agreement and as of the closing date, with only exceptions as would not individually or in the aggregate have a "Company Material Adverse Effect" (except that representation and warranties made as of a specified date will be required to be so true and correct as of such specified date);

  •
  the Company's representations and warranties regarding its capitalization will be true and correct as of the date of the merger agreement and as of the date of the closing of the merger (except that representation and warranties made as of a specified date will be required to be so true and correct as of such specified date), except for inaccuracies that are, in the aggregate, de minimis;

  •
  the Company's representations and warranties regarding its absence of a material adverse change (relating to restrictions on the making of restricted payments) will be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger as if made at such time;

  •
  the Company's representations and warranties regarding its organization and power, corporate authorization, ability as of May 29, 2012 of Interline New Jersey to make restricted payments in compliance with the indenture governing the Existing Notes in an amount of not less than $200 million, required vote, brokers and exclusivity of representations will be true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger (except that representation and warranties made as of a specified date will be required to be so true and correct as of such specified date);

  •
  the Company has performed or complied with all of its obligations, agreements and covenants relating to the making of restricted payments and performed or complied in all material respects all of its other obligations under the merger agreement;

  •
  no "Company Material Adverse Effect" has occurred since the date of the merger agreement;

  •
  Parent and Merger Sub will have received a certificate from the Company stating that the amount of unrestricted cash as of the closing of the merger of the Company and its domestic subsidiaries available to be lawfully dividended to the Company by its subsidiaries in compliance with the Existing Indenture (less the principal amount drawn under the Company's existing ABL credit facility) as of the closing date is not less than $50 million; and

  •
  Parent and Merger Sub will have received a certificate from the Company acknowledging its compliance with the aforementioned closing conditions.

        Conditions to the Company's obligations to complete the merger include the satisfaction or waiver of the following conditions:

  •
  Parent's and Merger Sub's representations and warranties (other than those described in the bullets directly below) will be true and correct in all respects, without regard to any "materiality" or "Parent Material Adverse Effect" qualifications, as of the date of the merger agreement and as of the closing date of the merger, with only exceptions as would not individually or in the aggregate have a "Parent Material Adverse Effect" (except that representation and warranties made as of a specified date will be required to be so true and correct as of such specified date);

  •
  Parent's representations and warranties regarding its capitalization and ownership of common stock will be true and correct as of the date of the merger agreement and as of the date of the closing of the merger (except that representation and warranties made as of a specified date will be required to be so true and correct as of such specified date), except for inaccuracies that are, in the aggregate, de minimis;

  •
  Parent's representations and warranties regarding the absence of certain arrangements with the management of the Company will be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger as if made at such time;

  •
  Parent's representations and warranties regarding its organization and power, corporate authorization, and brokers will be true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger (except that representation and warranties made as of a specified date will be required to be so true and correct as of such specified date);

  •
  Parent and Merger Sub have performed in all material respects all of their other obligations under the merger agreement; and

  •
  the Company will have received a certificate from Parent acknowledging its compliance with the aforementioned closing conditions.

 Termination

        The merger agreement may be terminated at any time prior to the completion of the merger:

  •
  by mutual written consent of both Parent and the Company;

  •
  by either Parent or the Company if:

  >
  the merger is not consummated by November 29, 2012, except that such right to terminate the merger agreement will not available to Parent or the Company if a breach of any representation, warranty, covenant or agreement in the merger agreement by Parent or the Company, respectively, was the primary cause of the failure to consummate the merger by such date;

  >
  the merger agreement has been submitted to the Company's stockholders for adoption at a duly convened stockholders meeting (or adjournment, postponement or recess thereof) and the vote of the holders of a majority of the outstanding shares of the Interline common stock is not obtained; or

  >
  any governmental entity has denied approval of the merger and such denial has become final and non-appealable or any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger must become final and non-appealable, except that the party seeking to terminate the merger agreement must use its reasonable best efforts to contest, appeal and remove such denial or order.

  •
  by the Company if:

  >
  prior to the adoption of the merger agreement by the Company's stockholders, the Company determines an acquisition proposal to be a superior proposal and enters into a contract with respect to such superior proposal after complying, in all material respects, with the "go-shop" and "no shop" provisions under the merger agreement (See "The Merger Agreement—Covenants of the Company—Solicitation of Acquisition Proposals; Fiduciary Out" beginning on page 79) and paid all amounts due to Parent and Merger Sub under the merger agreement (See "The Merger Agreement—Effect of Termination; Fees and Expenses—Fees Payable to Parent" beginning on page 92);

  >
  a breach by Parent or Merger Sub of a representation, warranty, covenant or agreement under the merger agreement has occurred, which breach would give rise to a failure of a condition to closing and such breach is not cured within the earlier of (i) 30 calendar days after Parent's receipt of written notice of such breach from the Company and (ii) one business day prior to the earlier of (a) November 29, 2012 and (b) the date upon which the merger agreement may otherwise be terminated by Parent thereunder; provided that the Company is not in breach of its respective representations, warranties, covenants or agreements which breach would give rise to a failure of a condition to closing; or

  >
  all of Parent's conditions to closing have been satisfied or waived (unless, by their nature they are conditions that are to be satisfied at closing in which case such conditions were capable of being satisfied), (ii) the Company has notified Parent that it is prepared to consummate the merger and all of Parent's and Merger Sub's conditions to closing have been satisfied or waived and (iii) Parent and Merger Sub fail to consummate the merger the on the date required under the merger agreement.

  •
  by Parent if:

  >
  the Company's Board of Directors has made a change of recommendation;

  >
  a tender offer or exchange offer for the outstanding shares of the Interline common stock is commenced, or a proposal is made to the Company or publically announced, that would, in each case, if consummated, constitute an acquisition proposal and the Company's Board of

      Directors or any committee thereof has failed to recommend against acceptance of such tender offer, exchange offer or proposal to its stockholders (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer, exchange offer or proposal or making any "stop-look-and-listen" communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act) within ten (10) business days after Parent's written request to do so the Company's Board of Directors or any committee thereof recommends that the stockholders of the Company tender their shares in such tender or exchange offer;

    >
    the Company or the Company's Board of Directors or any committee thereof has (i) approved, adopted, recommended, or declared advisable any acquisition proposal or (ii) approved or recommended, or entered into or allowed the Company or any of its subsidiaries to enter into, an alternative acquisition agreement;

    >
    the Company or the Company's Board of Directors or any committee thereof formally resolves to take or publicly announces an intention to take any of the foregoing actions; or

    >
    a breach by the Company of a representation, warranty, covenant or agreement under the merger agreement has occurred which breach would give rise to a failure of a condition to closing and such breach is not cured within the earlier of (i) 30 calendar days after the Company's receipt of written notice of such breach from Parent and (ii) one business day prior to the earlier of (a) November 29, 2012 and (b) the date upon which the merger agreement may otherwise be terminated by the Company; provided that neither Parent nor Merger Sub are in breach of their respective representations, warranties, covenants or agreements which breach would give rise to a failure of a condition to closing.

Effect of Termination; Fees and Expenses

  Fees Payable to Parent

        If any of the following series of events occur, the Company will be obligated to pay Parent, Goldman, Sachs & Co., and P2 Capital Partners, LLC, in the aggregate, a termination fee of $29.9 million (plus reimbursable expenses up to a maximum of $5 million):

  (1)
  If:

  •
  The Company or Parent terminates the merger agreement, as applicable, as a result of:

  >
  the merger not being consummated on or before November 29, 2012;

  >
  the failure to obtain the vote of the holders of a majority of the outstanding shares of the Interline common stock to approve and adopt the merger agreement at a duly convened stockholders meeting; or

  >
  a breach by the Company of a representation, warranty, covenant or agreement under the merger agreement which breach would give rise to a failure of a condition to closing and which breach is not cured within the earlier of (x) 30 calendar days after the Company's receipt of written notice of such breach from Parent and (y) one business day prior to the earlier of November 29, 2012 and the date upon which the merger agreement may otherwise be terminated by the Company; provided that neither Parent nor Merger Sub are in breach of their respective representations, warranties, covenants or agreements which breach would give rise to a failure of a condition to closing; and

  •
  (i) an acquisition proposal has been delivered to the Company or publicly disclosed prior to the merger agreement being submitted to the Company's stockholders for adoption at a duly convened stockholders meeting; and (ii) within twelve (12) months of such termination, the Company enters into a definitive agreement with respect to any acquisition proposal or consummates an acquisition proposal (for purposes of this clause references to "20%" in the definition of "acquisition proposal" are deemed to be references to "50%").

  (2)
  The Company terminates the merger agreement prior to the adoption of the merger agreement by the Company's stockholders, in order to accept a superior proposal in accordance with the "go-shop" and "no shop" provisions under the merger agreement, and pays all amounts due to Parent and Merger Sub under the merger agreement.

  (3)
  Parent terminates the merger agreement:

  •
  the Company's Board of Directors has made a change of recommendation;

  •
  if a tender offer or exchange offer for the outstanding shares is commenced, or a proposal is made to the Company or publically announced, that would, in each case, if consummated, constitute an acquisition proposal and the Company's Board of Directors or any committee thereof has failed to recommend against acceptance of such tender offer, exchange offer or proposal to its stockholders (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer, exchange offer or proposal or making any "stop-look-and-listen" communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act) within ten (10) business days after Parent's written request to do so or the Company's Board of Directors or any committee thereof recommends that the stockholders of the Company tender their shares in such tender or exchange offer;

  •
  if the Company or the Company's Board of Directors or any committee thereof has (i) approved, adopted, recommended, or declared advisable any acquisition proposal or (ii) approved or recommended, or entered into or allowed the Company or any of its subsidiaries to enter into, an alternative acquisition agreement; or

  •
  the Company or the Company's Board of Directors or any committee thereof formally resolves to take or publicly announces an intention to take any of the foregoing actions.

  (4)
  Parent terminates the merger agreement due to a material breach by the Company of the "go-shop" and "no shop" provisions.

  (5)
  The Company terminates the merger agreement under certain specified circumstances and Parent then had the right to terminate the merger agreement and receive a termination fee from the Company.

        Notwithstanding the foregoing, in the event of any termination described in clauses (2) or (3) above in connection with a superior proposal entered into with an excluded party prior to the cut-off date, the termination fee the Company will be obligated to pay to Parent, Goldman, Sachs & Co., and P2 Capital Partners, LLC, in the aggregate, will be $13.9 million (plus reimbursable expenses up to a maximum of $5 million).

        Payment of the termination fees and reimbursable expenses described above will be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates for any damages resulting from termination of the merger agreement. In no event will the Company be required to pay any termination fee on more than one occasion.

  Fees Payable to the Company

        If any of the following series of events occur, Parent will be obligated to pay the Company a reverse termination fee of $51.3 million:

  (1)
  The Company terminates the merger agreement (a) due to a breach by Parent or Merger Sub of a representation, warranty, covenant or agreement under the merger agreement has occurred, which breach would give rise to a failure of a condition to closing and such breach is not cured within the earlier of (i) 30 calendar days after Parent's receipt of written notice of such breach from the Company and (ii) one business day prior to the earlier of (x) November 29, 2012 and (y) the date upon which the merger agreement may otherwise be terminated by Parent thereunder; provided that the Company is not in breach of its respective representations, warranties, covenants or agreements which breach would give rise to a failure of a condition to closing and (b) Parent is not otherwise entitled to terminate the merger agreement and receive a termination fee from the Company.

  (2)
  The Company or Parent terminates the merger agreement because the merger was not consummated on or before November 29, 2012 and but for such termination, the Company would have been entitled to terminate the merger agreement and receive a reverse termination fee from Parent.

        Notwithstanding the foregoing, in the event of any termination described in clauses (1) or (2) above, and Parent or Merger Sub has committed a willful and material breach (defined in the merger agreement a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of the merger agreement) of any of its representations or warranties, covenants, obligations or agreements contained in the merger agreement, Parent will be obligated to pay the Company a reverse termination fee of $68.4 million. Under the merger agreement, a willful and material breach will not be deemed to have occurred solely by reason of Parent's failure to consummate the merger if all of Parent and Merger Sub's conditions to closing have been satisfied or waived (other than those conditions to be satisfied at the closing of the merger) and Parent has complied with its obligations with respect to obtaining the debt financing but the debt financing is not available on the funding of the equity financing.

        The reverse termination fee described above, if payable, will be the sole and exclusive remedy of the Company and its affiliates for any damages resulting from termination of the merger agreement. In no event will Parent be required to pay the reverse termination fee on more than one occasion.

  Effect of Termination; General Expense Provisions

        If the merger agreement is terminated for any reason, the merger agreement will become void and of no further force or effect with no liability on the part of any party or related-party thereto, except as provided under "Fees Payable to Parent", "Fees Payable to the Company" above.

        The merger agreement provides that each party is to pay all expenses incurred by it in connection the merger agreement and the transactions contemplated thereby except (i) as provided above under "Fees Payable to Parent", "Fees Payable to the Company", (ii) Parent is obligated to pay all charges and expenses of the paying agent, (iii) Parent is obligated to reimburse the Company for its reasonable out-of-pocket expenses incurred in connection with cooperating with Parent in obtaining the requisite financing intended to satisfy the financing condition and (iv) Parent is obligated to reimburse the Company for all costs, subject to certain limited exceptions, incurred by the Company or any of its subsidiaries in connection with any Consent Solicitation, any Offer and any related documents prepared in connection therewith.

Specific Performance

        Parent, Merger Sub and the Company have agreed that irreparable damage would occur if any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached. The parties will be entitled to seek equitable relief, including injunctive relief and specific performance, to prevent breaches of the provisions of the merger agreement and to enforce specifically the merger agreement and its terms and provisions.

        Notwithstanding the foregoing, pursuant to the terms of the merger agreement, the Company will be entitled to specific performance to cause Parent to cause the equity financing to be funded by the GS Funds and the P2 Fund and to consummate the merger only if:

  •
  all conditions to the closing of the merger (other than those conditions that by their nature are to be satisfied at closing or result from a material breach by Parent or Merger Sub) have been satisfied;

  •
  the third business day immediately following the final day of the marketing period has occurred;

  •
  the debt financing has been funded or will be funded at the closing if the equity financing is funded at the closing of the merger;

  •
  Parent and Merger Sub fail to complete the closing as required by the merger agreement; and

  •
  the Company has confirmed in a written notice to Parent that if specific performance is granted and the equity and debt financing are funded, then the closing of the merger will occur.

        The parties agree that they will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the merger agreement. Any party seeking an injunction or specific performance, when expressly available, will not be required to provide any bond or other security in connection with any such order or injunction. The Company is permitted to receive either a grant of specific performance or payment of a reverse termination fee, but not both.

Amendment; Extension; Waiver

        The merger agreement may be modified or amended by the parties at any time before the effective time, whether before or after obtaining the affirmative vote of holders of a majority of the outstanding shares, so long as no amendment that requires further stockholder approval under applicable law after stockholder approval hereof shall be made without such further approval.

        At any time before the effective time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (i) waive or extend the time for the performance of any of the obligations or other acts of the other parties, or (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

Third Party Beneficiaries

        The merger agreement expressly disclaims any third party beneficiary rights subject to (i) the rights of the Company's directors, officers and other indemnified persons to enforce their rights to indemnification, exculpation, advancement and insurance as provided in the merger agreement, (ii) the rights of financing sources to ensure that Parent and Merger Sub are not required to (a) litigate against financing sources, (b) pay fees beyond those contemplated in the debt financing letters, (c) amend or waive any of the terms or conditions under the merger agreement, (d) consummate closing before closing date required by the merger agreement, or (e) seek equity financing from any source other than those counterparty to the equity commitment letters (or a permitted assignee of any such counterparty) or in an amount in excess of that contemplated by such letters, (iii) the rights of any party contemplated by the merger agreement to a termination fee or reverse termination fee as provided by the merger agreement, and (iv) the choice of forum and the parties' waiver of a jury trial.

        Notwithstanding the foregoing, each party to the debt commitment letter (and its respective representatives) is an express third party beneficiary with respect to provisions of the merger agreement relating to governing law, venue, and waiver of jury trial.

Governing Law

        The merger agreement is governed by Delaware law.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION (PROPOSAL 2)

"Golden Parachute" Compensation & Equity Awards

        The following table sets forth, in the format prescribed by SEC rules and regulations, the information regarding the aggregate dollar value of the various elements of compensation that could be received by the Company's named executive officers that is based on or otherwise relates to the merger. In preparing the table, the Company made the following assumptions:

  •
  The merger will close on August 15, 2012.

  •
  The employment of the named executive officers who are employed by Interline at the time of the merger closing will terminate immediately after the merger on August 15, 2012, either by Interline without cause or by the executive officer for good reason.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursements ($)(4)	Other ($)		Total Payments ($)
Michael J. Grebe	2,328,753	3,164,265	14,021	—	827,000	(5)	6,334,039
Kenneth D. Sweder	1,504,263	3,096,707	12,268	1,206,784	600,000	(6)	6,420,022
John A. Ebner	1,028,725	1,475,285	5,910	N/A	—	(6)	2,509,920
John M. McDonald	969,317	1,078,026	10,516	N/A	—	(6)	2,057,859
Lucretia D. Doblado	640,157	1,074,619	9,152	—	—	(6)	1,723,928

        In addition to the above assumptions, the costs of providing continued health benefits and the tax reimbursements are based on estimates. Any changes in these assumptions or estimates would affect the amounts shown in the following table.

(1)
For Mr. Grebe, this amount represents the cash severance payable pursuant to his current employment agreement that will be paid in a lump sum upon completion of the merger. This is a "single-trigger" payment as it is payable regardless of whether Mr. Grebe's employment is terminated. The cash severance used to be "double trigger" but has been modified to "single trigger" pursuant to the Term Sheet. For Messrs. Sweder, Ebner, McDonald and Ms. Doblado, amounts represent the cash severance payable pursuant to their change-in-control severance agreements. These amounts are "double-trigger" payments, as they are payable only upon the occurrence of both a change in control and a termination of the named executive officer without cause or by the named executive officer for good reason, in each case during the 24 months following the change in control. The cash severance for the named executive officers other than Mr. Grebe will be paid in a lump sum within 10 days following such termination. Although such terminations are not contemplated at this time, Mr. Grebe will become entitled to the payment listed in the "Cash" column above and Mr. Ebner will become entitled to $1,018,868 in connection with their retention arrangements pursuant to the Term Sheet even if their employment has not so terminated.

        The following table quantifies each element of the cash severance described above for each named executive officer:

Name	Multiple of Base Salary ($)	Multiple of Average Bonus ($)	Pro Rata Bonus ($)
Michael J. Grebe	1,260,000	1,068,753	N/A
Kenneth D. Sweder	793,100	498,842	212,321
John A. Ebner	649,801	262,952	115,972
John M. McDonald	547,500	285,017	136,800
Lucretia D. Doblado	416,982	148,507	74,668

(2)
Represents the cash to be received upon completion of the merger due to the accelerated vesting of unvested stock options and restricted share units. These are "single-trigger" payments as it is payable upon the completion of the merger itself regardless of whether the executive's employment is terminated. The following table quantifies each element of the equity-based award cash payments for each named executive officer:

Name	Accelerated Vesting of Stock Options ($)	Accelerated Vesting of Service-Based Restricted Share Units ($)	Accelerated Vesting of Performance-Based Restricted Share Units ($)
Michael J. Grebe	1,419,937	879,240	865,088
Kenneth D. Sweder	656,943	940,619	1,499,145
John A. Ebner	289,840	905,990	279,455
John M. McDonald	113,259	681,819	282,948
Lucretia D. Doblado	318,850	542,589	213,180
(3)
Represents health continuation coverage for each of the executives (24 months for Mr. Grebe; 21 months for Messrs. Ebner and Sweder; 18 months for Mr. McDonald and Ms. Doblado). These amounts are "double-trigger" payments as they are payable only upon the occurrence of both a change in control and a termination of the named executive officer without cause or by the named executive officer for good reason during the 24 months following the change in control.

(4)
Represents the estimated change-in-control gross-up payment payable to the eligible named executive officers pursuant to his or her employment agreement or change-in-control severance agreement. In determining the estimated tax gross-up, the Company assumed a 20% excise tax rate under Section 4999 of the Internal Revenue Code, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 0% state tax rate. For purposes of these estimates, no value was ascribed to the applicable non-competition provisions of the change-in-control severance agreements. Based on these assumptions, only Mr. Sweder would be entitled to a gross-up payment, and the amount of such payment may be decreased after determining a value for such non-competition provisions. Based on these estimates, the gross-up payment is payable only in the event that Mr. Sweder becomes entitled to severance payments under his change in control severance agreement under circumstances in which such payments would be considered "parachute payments" under Section 280G, which is not expected at this time.

(5)
Represents Mr. Grebe's success bonus ($827,000), payable upon completion of the merger.

(6)
Named executive officers other than Mr. Grebe may be eligible to receive a retention bonus at closing from the $1.25 million retention pool established for certain executive officers and members of management; however, individual retention bonus amounts have not yet been determined for our named executive officers (except for Mr. Sweder, who will be eligible for a retention bonus of $600,000). These are all "single-trigger" payments as they are payable regardless of whether the executive's employment is terminated. In addition, as provided in the Term Sheet, it is currently contemplated that Mr. Ebner will be entitled to a retention payment equal to $1,018,868 six months following the consummation of the merger, subject to (i) his continued employment with the Company through such six-month period and (ii) his agreeing to waive any severance entitlements that he may have under his employment agreement, change-in-control severance agreement or any other plan or agreement. Mr. Ebner will be entitled to such retention payment equal to $1,018,868 either six months following the consummation of the merger or if he is terminated by the Company without cause, by Mr. Ebner for good reason or by reason of Mr. Ebner's death or disability, in each case prior to the end of the six-month period following the completion of the merger.

        Mr. Grebe is subject to a non-compete agreement during his employment and for a period of (i) one year following the termination of his employment by the Company for cause or by Mr. Grebe without good reason and (ii) two years following the termination of his employment by the Company without cause or by

Mr. Grebe for good reason. Following the termination of his employment by the Company for cause or by Mr. Grebe without good reason, Mr. Grebe is also subject to a one-year prohibition against the solicitation of (i) clients who were the Company's clients within the six-month period prior to his termination of employment and (ii) any of the Company's employees. Mr. Grebe is also subject to a confidentiality agreement during and after his employment with us.

        Each executive officer's (other than Mr. Grebe's) change-in-control severance agreement provides that the executive is subject to a non-compete agreement during his or her employment and for one year (two years for Messrs. Ebner, Sweder and McDonald) thereafter. The executive is subject to a non-solicitation agreement during his or her employment and for two years (three years for Messrs. Ebner, Sweder and McDonald) thereafter. The executive is subject to confidentiality and non-disparagement agreements during and after his or her employment with us. Each executive officer must executive a release of claims in order to receive any payments pursuant to his or her change-in-control severance agreement.

Vote Required and Board of Directors Recommendation

        Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that the Company seek an advisory (non-binding) vote from its stockholders to approve certain "golden parachute" compensation that its "named executive officers" will receive from the Company in connection with the merger. Approval requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal. Accordingly, the Company is asking you to approve the following resolution:

        "RESOLVED , that the stockholders approve, on an advisory (non-binding) basis, the agreements or understandings with and items of compensation payable to the named executive officers of Interline Brands, Inc. that are based on or otherwise relate to the merger with Parent, as disclosed in the section of the Proxy Statement entitled "Advisory Vote on Golden Parachute Compensation (Proposal 2)."

        The Company's Board of Directors recommends that stockholders approve the "golden parachute" compensation arrangements described in this Proxy Statement by voting "FOR" the above proposal.

        Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on the Company or Parent. If the merger agreement is adopted by the stockholders and completed, the "golden parachute" compensation may be paid to the Company's named executive officers even if stockholders fail to approve the golden parachute compensation.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)

Adjournment of the Special Meeting

        In the event that the number of shares of the Interline common stock present in person and represented by proxy at the special meeting and voting "FOR" the merger is insufficient to approve the merger proposal, the Company may move to adjourn the special meeting in order to enable the Company's Board of Directors to solicit additional proxies in favor of the approval of the merger proposal. In that event, the Company will ask its stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this Proxy Statement.

Vote Required and Board of Directors Recommendation

        The approval of the proposal to adjourn the special meeting, if there are not sufficient votes to adopt the merger proposal requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the special meeting and entitled to vote thereon.

        The Company's Board of Directors has approved and authorized the merger, and recommends that you vote "FOR" adoption of the merger agreement and, if there are not sufficient votes to adopt the merger proposal, recommends that you were "FOR" the proposal to adjourn the special meeting.

MARKETS AND MARKET PRICE

        Shares of the Interline common stock are listed and traded on the New York Stock Exchange under the symbol "IBI." The following table shows, for the periods indicated, the reported high and low sale prices per share on the New York Stock Exchange for the Interline common stock.

        Prices listed below are the high and low prices within any given day for the period, as opposed to the high opening or closing prices during the period.

	High	Low
Fiscal Year Ended December 25, 2009
First Quarter	$10.63	$6.34
Second Quarter	16.00	8.04
Third Quarter	18.63	12.29
Fourth Quarter	18.00	14.05
Fiscal Year Ended December 31, 2010
First Quarter	$19.98	$16.35
Second Quarter	22.20	17.25
Third Quarter	19.25	15.43
Fourth Quarter	23.14	17.73
Fiscal Year Ended December 30, 2011
First Quarter	$23.31	$19.33
Second Quarter	21.49	17.28
Third Quarter	18.63	12.53
Fourth Quarter	16.43	12.20
Fiscal Year Ending December 30, 2012
First Quarter	$22.56	$15.85
Second Quarter	25.45	17.56
Third Quarter (through July 26, 2012)	25.40	25.07

        On May 25, 2012, the last trading day prior to the date of the first public announcement of the execution of the merger agreement, the high and low sale prices for the Interline common stock as reported on the New York Stock Exchange were $18.14 and $17.84 per share, respectively, and the closing sale price on that date was $17.94. On July 26, 2012, the last trading day for which information was available prior to the date of the printing of this Proxy Statement, the high and low sale prices for the Interline common stock as reported on the New York Stock Exchange were $25.40 and $25.38 per share, respectively, and the closing sale price on that date was $25.40.

        The Company's stockholders should obtain a current market quotation for the Interline common stock before making any decision with respect to the merger. On July 26, 2012 (the record date for stockholders entitled to vote at the special meeting), there were approximately 95 holders of record of the Interline common stock.

        The Company does not currently pay regular dividends and does not plan to pay any cash dividends on the Interline common stock in the foreseeable future. In addition, under the merger agreement, the Company has agreed not to make, declare or pay any dividends on the Interline common stock before the closing of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information, as of July 26, 2012 (unless otherwise indicated), with respect to the beneficial ownership (as defined by Rule 13d-3 under the Exchange Act) of the Interline common stock by:

  •
  each of the Company's directors and named executive officers;

  •
  all of the Company's current executive officers and directors as a group; and

  •
  each person or "group" of persons (as defined under Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially more than five percent of the outstanding shares or voting power of the Interline common stock.

        Unless otherwise indicated, shares are owned directly or indirectly with sole voting and investment power.

Name and Address(1)	Shares	Percentage
Michael J. Grebe(2)	1,242,263	3.8
Kenneth D. Sweder(3)	169,005	*
John A. Ebner(4)	37,617	*
Lucretia D. Doblado(5)	89,242	*
John M. McDonald	—	—
James A. Spahn(6)	252,343	*
Michael Agliata(7)	18,928	*
David C. Serrano(8)	31,253	*
Gideon Argov(9)	64,997	*
Michael E. DeDomenico(10)	63,843	*
John J. Gavin(11)	83,353	*
Barry J. Goldstein(12)	78,066	*
Randolph W. Melville(13)	12,229	*
Drew T. Sawyer(14)	54,966	*
David G. Zanca(15)	—	—
FMR LLC(16)	2,628,537	8.2
Columbia Wanger Asset Management, L.P.(17)	3,057,000	9.6
T. Rowe Price Associates, Inc.(18)	2,708,170	8.5
P2 Capital Partners, LLC(19)	2,522,059	7.9
Dimensional Fund Advisors LP(20)	2,186,600	6.9
BlackRock, Inc.(21)	1,922,564	6.0
All executive officers and directors as a group (14 persons)	2,198,175	6.5

*
Indicates less than 1% ownership.

(1)
Unless otherwise noted, the business address is Interline Brands, Inc., 701 San Marco Boulevard, Jacksonville, Florida 32207.

(2)
Includes 1,068,058 shares of common stock issuable pursuant to stock options. Includes indirect ownership of 1,125 shares of common stock held by The Katelynn Bree Nily Trust, an irrevocable trust over which Mr. Grebe's wife has investment control. Mr. Grebe disclaims beneficial ownership of the shares held by The Katelynn Bree Nily Trust.

(3)
Includes 115,701 shares of common stock issuable pursuant to stock options.

(4)
Includes 19,514 shares of common stock issuable pursuant to stock options.

(5)
Includes 61,773 shares of common stock issuable pursuant to stock options.

(6)
Includes 219,553 shares of common stock issuable pursuant to stock options.

(7)
Includes 13,744 shares of common stock issuable pursuant to stock options.

(8)
Includes 23,208 shares of common stock issuable pursuant to stock options.

(9)
Includes 48,966 shares of common stock issuable pursuant to stock options and 10,031 shares of common stock issuable pursuant to deferred stock units. Excludes 17,401 shares of common stock issuable pursuant to deferred stock units but not receivable until the earlier of a change in control or one year after departure from the Company's Board of Directors.

(10)
Includes 46,466 shares of common stock issuable pursuant to stock options and 6,307 shares of common stock issuable pursuant to deferred stock units. Excludes 17,401 shares of common stock issuable pursuant to deferred stock units but not receivable until the earlier of a change in control or one year after departure from the Company's Board of Directors.

(11)
Includes 68,966 shares of common stock issuable pursuant to stock options and 3,387 shares of common stock issuable pursuant to deferred stock units. Excludes 17,401 shares of common stock issuable pursuant to deferred stock units but not receivable until the earlier of a change in control or one year after departure from the Company's Board of Directors.

(12)
Includes 68,966 shares of common stock issuable pursuant to stock options. Excludes 17,401 shares of common stock issuable pursuant to deferred stock units but not receivable until the earlier of a change in control or one year after departure from the Company's Board of Directors.

(13)
Includes 8,966 shares of common stock issuable pursuant to stock options. Excludes 9,901 shares of common stock issuable pursuant to deferred stock units but not receivable until the earlier of a change in control or one year after departure from the Company's Board of Directors.

(14)
Includes 38,966 shares of common stock issuable pursuant to stock options. Excludes 17,401 shares of common stock issuable pursuant to deferred stock units but not receivable until the earlier of a change in control or one year after departure from the Company's Board of Directors.

(15)
Excludes 3,515 shares of common stock issuable pursuant to deferred stock units but not receivable until one year after departure from the Company's Board of Directors.

(16)
According to a Schedule 13G statement filed with the SEC reflecting ownership as of May 31, 2012, Fidelity Management & Research Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and a registered investment adviser, has sole dispositive power with respect to 2,439,000 shares. These securities are owned by various individuals and institutional investors, including Fidelity Small Cap

  Discovery Fund, 82 Devonshire Street, Boston, Massachusetts 02109, an investment company, which owns 2,439,000 shares representing 7.7% of the shares outstanding. Pyramis Global Advisors Trust Company, 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank, has sole voting power with respect to 189,537 shares and sole dispositive power with respect to 189,537 shares.

(17)
According to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2011, Columbia Wanger Asset Management, L.P., which is a registered investment adviser, has sole voting power with respect to 2,947,000 shares and sole dispositive power with respect to 3,057,000 shares. The business address is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(18)
According to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2011, T. Rowe Price Associates, Inc., which is a registered investment adviser, has sole voting power with respect to 260,670 shares and sole dispositive power with respect to 2,708,170 shares. The business address is 100 E. Pratt Street, Baltimore, Maryland 21202

(19)
According to a Schedule 13D statement filed with the SEC reflecting ownership as of May 29, 2012, P2 Capital Partners, LLC, which is a limited liability company, has sole voting power with respect to 2,522,059 shares and sole dispositive power with respect to 2,522,059 shares. The business address is 590 Madison Avenue, 25th Floor, New York, NY, 10022.

(20)
According to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2011, Dimensional Fund Advisors LP, which is a registered investment adviser, has sole voting power with respect to 2,125,664 shares and sole dispositive power with respect to 2,186,600 shares. The business address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(21)
According to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2011, BlackRock, Inc., which is the parent holding company of BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, and BlackRock International Limited, has sole voting power with respect to 1,922,564 shares and sole dispositive power with respect to 1,922,564 shares. The business address is 40 East 52nd Street, New York, NY 10022.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements of the Company and the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the fiscal year ended December 30, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in its reports appearing in the Annual Report on Form 10-K.

FUTURE STOCKHOLDER PROPOSALS

        If the merger is completed, there will be no public participation in any future meetings of the Company's stockholders. If the merger is not completed, however, the Company's stockholders will continue to be entitled to attend and participate in the Company's stockholders' meetings. If the merger is not completed, for stockholder proposals to be considered for inclusion in the proxy materials for the Company's 2013 annual meeting of stockholders, they must be received by the corporate secretary of the Company between January 10, 2013 and February 9, 2013. All proposals must comply with the rules and regulations of the SEC then in effect.

 DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

        In order to reduce printing and postage costs, in certain circumstances only one Proxy Statement or notice, as applicable, will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Proxy Statement or notice, as applicable, the Company will deliver promptly a separate copy of the Proxy Statement or notice, as applicable, to any stockholder who sends a written or oral request to Interline Brands, Inc., 701 San Marco Boulevard, Jacksonville, Florida 32207, (901) 421-1400, Attention: Corporate Secretary. If your household is receiving multiple copies of the Company's Proxy Statements or notices of internet availability of proxy materials and you wish to request delivery of a single copy, you may send a written request to Interline Brands, Inc., 701 San Marco Boulevard, Jacksonville, Florida 32207, (901) 421-1400, Attention: Corporate Secretary.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

        The Company files certain reports and information with the SEC under the Exchange Act. You may obtain copies of this information in person or by mail from the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. The SEC also maintains an Internet website that contains reports, Proxy Statements and other information about issuers like the Company, which file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this Proxy Statement.

        The Company files annual, quarterly and current reports and Proxy Statements with the SEC. You may read and copy any reports, Proxy Statements or other information that the Company files with the SEC at the following location of the SEC:

    Public Reference Room
    100 F Street, N.E., Room 1580
    Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. The Company's public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. The information contained on the Company's website is expressly not incorporated by reference into this Proxy Statement. Reports, Proxy Statements or other information concerning the Company may also be inspected at the offices of the New York Stock Exchange at:

    20 Broad Street
    New York, New York 10005

        The Company maintains a website at www.interlinebrands.com. The Company uses its website as a channel of distribution of material company information. Financial and other material information regarding Interline Brands, Inc. is routinely posted on and accessible at http://ir.interlinebrands.com. In addition, you may automatically receive email alerts and other information about Interline Brands, Inc. by enrolling your email by visiting the "email alerts" section at http:// ir.interlinebrands.com. The Company makes available on its website free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as practicable after the Company electronically files such reports with the SEC. In addition, copies of the Company's (i) Corporate Governance Guidelines, (ii) charters for the Audit Committee, Compensation Committee and Executive, Nominating and Corporate Governance Committee and (iii) Code of Conduct which is applicable for all of its employees including its principal executive, financial and accounting officers, are available on the Company's website at www.interlinebrands.com by clicking on "Investor Relations" and then on "Corporate Governance." The Company's website and the information posted on it or connected to it will not be deemed to be incorporated by reference into this Proxy Statement.

        The information contained in this Proxy Statement speaks only as of the date indicated on the cover of this Proxy Statement unless the information specifically indicates that another date applies. The information that the Company later files with the SEC may update and supersede the information in this Proxy Statement.

        Requests for copies of the Company's filings should be directed Interline Brands, Inc., 701 San Marco Boulevard, Jacksonville, Florida 32207, Attention: Corporate Secretary (901) 421-1400.

        Document requests from the Company should be made by August 15, 2012 in order to receive them before the special meeting.

        These documents are also available at the investor relations section of the Company's website, located at ir.interlinebrands.com.

        The Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this Proxy Statement should not create an implication that there has been no change in the affairs of the Company since the date of this Proxy Statement or that the information herein is correct as of any later date.

        Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained or incorporated by reference in this Proxy Statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this Proxy Statement. This Proxy Statement is dated August 1, 2012. No assumption should be made that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement will not create any implication to the contrary.

        No other matters are intended to be brought before the special meeting by the Company, and the Company does not know of any matters to be brought before the special meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

        If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this Proxy Statement or the proxy card, you should contact Interline Brands, Inc., 701 San Marco Boulevard, Jacksonville, Florida 32207, Attention: Corporate Secretary (901) 421-1400. You may call the Company's proxy solicitor, Georgeson Inc., toll-free at 1-888-206-5896.

        No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement and, if given or made, such information or representations will not be relied upon as having been authorized by the Company or any other person. This Proxy Statement is dated August 1, 2012. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to stockholders will not create any implication to the contrary.

        This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Appendix A

AGREEMENT AND PLAN OF MERGER

among

Isabelle Holding Company Inc.,

Isabelle Acquisition Sub Inc.

and

Interline Brands, Inc.

Dated as of May 29, 2012

A-i

A-ii

A-iii

 INDEX OF DEFINED TERMS

Terms	Section
Acceptable Confidentiality Agreement(s)	8.10(a)
Acquisition Proposal(s)	8.10(a)
Action	8.10(a)
Affected Employees	5.9(a)
Affiliate(s)	8.10(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(b)
Alternative Debt Financing	5.13(c)
Applicable Financing Closing Date	8.10(a)
Available Cash	8.10(a)
Benefit Plan	8.10(a)
Business Day	8.10(a)
Bylaws	2.3
Capitalization Date	3.3
Certificate(s)	2.6(a)
Certificate of Merger	1.3
Change of Recommendation	5.3(d)
Charter	2.2
Chosen Courts	8.5(a)
Closing	1.2
Closing Date	1.2
Code	2.7(g)
Common Stock	8.10(a)
Company	Preamble
Company Board	Recitals
Company Disclosure Letter	Article III
Company Equity Awards	2.8(b)
Company Group	8.10(a)
Company Intellectual Property	8.10(a)
Company Material Adverse Effect	8.10(a)
Company Preferred Stock	3.3
Company Recommendation	5.4(a)
Company SEC Documents	3.6
Company Securities	3.3
Company Severance Plan	5.9(b)
Company Stock Incentive Plan(s)	3.3
Company Stock Option(s)	3.3
Confidentiality Agreement	8.8
Consent Solicitation	5.15(a)
Continuation Period	5.9(a)
Contract	8.10(a)
Costs	5.11(a)
Cut-Off Date	5.3(b)
D&O Insurance	5.11(b)
Debt Commitment Letter	4.8(a)
Debt Financing	4.8(a)
Debt Financing Letter(s)	4.8(c)
DGCL	8.10(a)
Disclosed Conditions	4.8(c)
Dissenting Stockholders	2.6(a)

A-iv

Terms	Section
Dissenting Shares	2.6(a)
Effective Time	1.3
Employment Agreement	8.10(a)
Environmental Laws	8.10(a)
Environmental Permits	8.10(a)
Equity Commitment Letters	4.8(a)
Equity Financing	4.8(a)
Equity Interest(s)	8.10(a)
ERISA	8.10(a)
ERISA Affiliate	8.10(a)
Exchange Act	8.10(a)
Exchange Fund	2.7(a)
Excluded Parties	5.3(b)
Exchange Party Fee	7.5(b)
Excluded Share	2.6(a)
Excluded Shares	2.6(a)
Existing ABL Facility	8.10(a)
Existing Notes	8.10(a)
Existing Notes Indenture	8.10(a)
Facilities	8.10(a)
FCPA	8.10(a)
Fee Letter	4.8(a)
Financing	4.8(a)
Financing Letters	4.8(a)
Financing Sources	8.10(a)
Financing Uses	4.8(a)
GAAP	8.10(a)
Government Bid	3.23(a)
Government Contracts	8.10(a)
Governmental Entity	8.10(a)
Guarantors	Recitals
Hazardous Substance	8.10(a)
High Yield Securities	5.14(a)(i)
HSR Act	8.10(a)
Indemnified Parties	5.11(a)
Intellectual Property	8.10(a)
Intervening Event	5.3(d)
Knowledge	8.10(a)
Law	8.10(a)
Leased Real Property	8.10(a)
Lien	8.10(a)
Limited Guaranty(ies)	Recitals
Marketing Period	8.10(a)
Material Contract	3.17(b)
Merger	Recitals
Merger Communication	8.10(a)
Merger Sub	Preamble
Money Laundering Laws	3.10(c)
Negotiation Period	5.3(d)(ii)
New ABL Facility	8.10(a)
New Debt Commitment Letter	5.13(c)
New Fee Letter	5.13(c)

A-v

Terms	Section
NYSE	8.10(a)
Offer	5.15(g)
Offer Documents	5.15(g)
Opco	8.10(a)
Option Consideration	2.8(a)
Order	8.10(a)
Owned Real Property	3.18(a)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Fee	7.5(c)
Parent Group	8.10(a)
Parent Material Adverse Effect	8.10(a)
Paying Agent	2.7(a)
Per Share Merger Consideration	2.6(a)
Permits	3.11(a)
Permitted Liens	8.10(a)
Person	8.10(a)
Proxy Statement	5.4(a)
Real Estate Leases	8.10(a)
Record Holder(s)	8.10(a)
Registered Intellectual Property	3.15(a)
Regulatory Law(s)	8.10(a)
Reimbursable Expenses	8.10(a)
Related Party	3.22
Related Party Transaction	3.22
Representatives	8.10(a)
Required Information	5.14(a)(ii)
Requisite Company Vote	3.4
Restricted Payments	8.10(a)
Restricted Stock	3.3
RSUs	3.3
SEC	8.10(a)
Securities Act	8.10(a)
Share(s)	2.6(a)
Solicitation Documents	5.15(a)
Solicitation Period End-Date	5.15(a)
Solvent	8.10(a)
Specified Required Information	5.14(a)(ii)
Specified RP Baskets	3.10(a)
Stockholder Approval	6.1(a)
Stockholders Meeting	5.5(a)
Subsidiary(ies)	8.10(a)
Superior Proposal	8.10(a)
Surviving Corporation	1.1
Takeover Statute	8.10(a)
Tax(es)	8.10(a)
Tax Return	8.10(a)
Termination Date	7.2(a)
Termination Fee	7.5(b)
Transaction Litigation	5.7(b)

A-vi

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of May 29, 2012 (this "Agreement"), by and among Isabelle Holding Company Inc., a Delaware corporation ("Parent"), Isabelle Acquisition Sub Inc., a Delaware corporation ("Merger Sub"), and Interline Brands, Inc., a Delaware corporation (the "Company").

RECITALS

        WHEREAS, the board of directors of the Company (the "Company Board") and the board of directors of Merger Sub, have each (a) unanimously approved the merger of Merger Sub with and into the Company on the terms and subject to the conditions of this Agreement (the "Merger") and have approved and declared advisable this Agreement and (b) declared that it is advisable and in the best interests of their respective stockholders that the Company and Merger Sub enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, each of GS Capital Partners and P2 Capital Master Fund I, L.P. (the "Guarantors") is entering into a limited guarantee in favor of the Company (each a "Limited Guaranty" and together the "Limited Guaranties"), pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and

        WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger and also to prescribe certain conditions to the Merger;

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger

        1.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the provisions of the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II.

        1.2.    Closing.    The closing of the Merger (the "Closing") will take place: (a) at 9:00 a.m., New York City time, on the third Business Day after satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied by actions at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Fried, Frank, Harris, Shriver & Jacobson, LLP, One New York Plaza, New York, New York 10004; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article VI (other than the conditions that by their terms are to be satisfied by actions at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the earlier to occur of (i) a date before or during the Marketing Period specified by Parent on three (3) Business Days' notice to the Company and (ii) the third Business Day immediately following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver of all of the conditions set forth in Article VI as of the date determined pursuant to this proviso), or (b) at such other date, time, and/or place as agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is referred to herein as the "Closing Date." For the avoidance of doubt, a condition may only be waived in writing by the party or parties entitled to the benefit of such condition under this Agreement.

        1.3.    Effective Time.    Subject to the terms and conditions hereof, on the Closing Date, the Company and Parent will cause an appropriate certificate of merger (the "Certificate of Merger") to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall take all such reasonable further actions as may be required by Law to make the Merger effective. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the office of the Secretary of State of the State of Delaware or at such later date and time as Parent and the Company shall agree and specify in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

ARTICLE II

Effects of the Merger

        2.1.    Effects of the Merger.    The Merger shall have the effects specified in the DGCL and this Agreement.

        2.2.    The Certificate of Incorporation.    At the Effective Time, the certificate of incorporation of the Surviving Corporation (the "Charter") shall be, by virtue of the Merger, amended and restated in its entirety to be in the form of the certificate of incorporation of Merger Sub (except with respect to the name of the Surviving Corporation, which from and after the Effective Time shall be the name of the Company), until thereafter amended as provided therein or by applicable Law.

        2.3.    The Bylaws.    At the Effective Time, the bylaws of the Surviving Corporation (the "Bylaws") shall be, by virtue of the Merger, amended and restated in their entirety to be in the form of the bylaws of Merger Sub (except that the name of the Surviving Corporation shall be the name of the Company), until thereafter amended as provided therein or by applicable Law.

        2.4.    Directors.    Any director of the Company whose resignation has been requested by Parent shall resign with effect as of immediately prior to the Effective Time, and the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be (together with any directors of the Company whose resignation has not been requested by Parent) the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

        2.5.    Officers.    The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

        2.6.    Effect on Capital Stock.    At the Effective Time, as a result of the Merger and without any action on the part of the Company, Merger Sub, or any holder of any capital stock of the Company or Merger Sub:

          (a)    Merger Consideration.    Each share of Common Stock (a "Share" or, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time, other than (i) the Shares described in Sections 2.6(d) and 2.8(b), and (ii) Shares (the "Dissenting Shares") that are, as of immediately prior to the Effective Time, owned by stockholders ("Dissenting Stockholders") who have perfected and not withdrawn a demand for, or lost their right to, payment of the fair value of such Shares pursuant to the DGCL (each Share referred to in clause (i) or (ii) above being an "Excluded Share" and collectively, "Excluded Shares"), shall be converted into the right to receive $25.50 in cash (the "Per Share Merger Consideration"), without interest. Subject to Section 2.8(b), at the Effective Time, all of the Shares shall cease to be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each certificate (a "Certificate", it being understood that any reference herein to "Certificate" shall be deemed to include reference to book-entry account statements relating to the ownership of Shares) which immediately prior to the Effective Time represented any Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration multiplied by the number of such Shares, without interest.

          (b)    Cancellation of Excluded Shares.    Each Excluded Share (other than those cancelled in accordance with Section 2.8(b)), by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holder of any Dissenting Shares to receive the payment referred to in Section 2.7(f) with respect to such Dissenting Shares.

          (c)    Merger Sub.    At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (d)    Treasury Shares and Parent-Owned Shares.    Any Share owned by the Company (whether held in treasury or otherwise) or by Parent or Merger Sub, in each case immediately prior to the Effective Time, shall not represent the right to receive the Per Share Merger Consideration and shall be treated as an Excluded Share pursuant to Sections 2.6(a) and (b) hereof.

        2.7.    Payment.

          (a)    Paying Agent.    Immediately prior to the Effective Time, Parent shall enter into a paying agent agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent and reasonably satisfactory to the Company (the "Paying Agent"). Immediately prior to or at the Effective Time, Parent shall deposit and/or cause to be deposited (including by causing the Company and its Subsidiaries to deposit) with the Paying Agent, for the benefit of the Record Holders of Shares, for exchange in accordance with this Article II through the Paying Agent, an aggregate cash amount in immediately available funds necessary for the Paying Agent to make the aggregate payments under Section 2.6(a) (such cash being hereinafter referred to as the "Exchange Fund"). If, after the Effective Time, a Dissenting Stockholder effectively withdraws its demand for, or loses its, dissenters' rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, Parent shall deposit, or cause to be deposited, with the Paying Agent additional funds in an amount equal to the product of (i) the number of Dissenting Shares for which the Dissenting Stockholder has withdrawn its demand for, or lost its, dissenters' rights pursuant to Section 262 of the DGCL and (ii) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's, respectively, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall be payable to Parent or the Surviving Corporation and any amounts in excess of the amounts payable under Section 2.6(a) shall be promptly returned to the Surviving Corporation. In addition to the foregoing, to the extent that there are any losses with respect to any such investments, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such aggregate payments under Section 2.6(a). The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.6(a).

          (b)    Payment Procedures.

            (i)    Letter of Transmittal.    As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each Record Holder of Shares (other than Excluded Shares held by a Record Holder that does not also hold Shares that are not Excluded Shares) a letter of transmittal in customary form and with such other provisions as Parent and the Company shall reasonably agree and instructions for use in surrendering the Certificates representing such Shares and determining the amount to which such Record Holder is entitled as a result of the Merger in respect thereof. If any Dissenting Shares cease to be Dissenting Shares pursuant to Section 2.7(f), Parent shall cause the Paying Agent promptly (and in any event within three (3) Business Days) after the date on which such Dissenting Shares cease to be Dissenting Shares to mail to the Record Holder of Shares the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such Record Holder of Shares.

            (ii)    Payment for Shares.    Upon delivery to the Paying Agent of such letter of transmittal by any Record Holder of Shares (other than Excluded Shares), duly completed and signed in accordance with its instructions, together with such other documents as may be reasonably required by the Paying Agent pursuant to such instructions and surrender of the Certificate that immediately prior to the Effective Time represented such Shares (or affidavit of loss in lieu thereof as provided in Section 2.7(e), or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement), such Record Holder shall be entitled to receive from the Exchange Fund, and the Paying Agent shall pay, a cash amount in immediately available funds equal to the number of such Shares multiplied by the Per Share Merger Consideration, and, if applicable, the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable as provided above. Risk of loss of, and title to, any Certificate will pass only upon proper delivery as provided above. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment to be delivered upon compliance with the procedures described above may be made to the transferee if the applicable letter of transmittal and the Certificate representing such Shares is presented to the Paying Agent and is accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. The Per Share Merger Consideration paid with respect to any Share in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

          (c)    Transfers.    From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Person presents to the Surviving Corporation, Parent or the Paying Agent any Certificates or any transfer instructions relating to Shares cancelled in the Merger, such Person shall be given a copy of the letter of transmittal referred to in Section 2.7(b)(i) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such Person is entitled pursuant to this Article II.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Parent and Surviving Corporation for payment of the Per Share Merger Consideration for such Shares upon compliance with the instructions in the form of letter of transmittal referred to in Section 2.7(b)(i), without any interest thereon. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

          (e)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form reasonably satisfactory to Parent and the Paying Agent, by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will make a payment in an amount equal to the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration, without any interest thereon.

          (f)    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, no Person who has prior to the Effective Time perfected a demand for dissenters' rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn (in accordance with Section 262 of the DGCL) or lost such Person's right to payment of fair value under the DGCL with respect to such Dissenting Shares. Unless and until a Dissenting Stockholder shall have effectively so withdrawn or lost such Dissenting Stockholder's right to appraisal under the DGCL with respect to Dissenting Shares, such Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares. The Company shall give Parent (i) prompt notice of any written demands for payment of fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company stockholders' dissenters' rights and (ii) the opportunity to participate in and control all negotiations and proceedings with respect to demands for payment of fair value by Company stockholders under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of fair value, offer to settle or settle any such demands.

          (g)    Withholding Rights.    Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including pursuant to Sections 2.6(a) and 2.8) such Taxes as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or the rules and regulations promulgated thereunder, or under any other applicable provision of Law. To the extent that amounts are so deducted and withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, and paid over to the proper Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Record Holder of Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

        2.8.    Company Equity Awards.

          (a)   At the Effective Time, (i) each unvested Company Stock Option shall become immediately vested and exercisable in full, and (ii) unless otherwise agreed to in writing by the Parent and a holder of Company Stock Options prior to the Effective Time, all Company Stock Options that are outstanding and are unexercised as of immediately prior to the Effective Time shall be cancelled and, in exchange therefor, each holder of any such cancelled Company Stock Option shall be entitled to receive, in consideration of the cancellation of such Company Stock

  Option and in settlement therefor, a payment in cash of an amount equal to the product of (A) the total number of Shares previously subject to such Company Stock Option and (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share previously subject to such Company Stock Option (such amount being hereinafter referred to as the "Option Consideration"). The Option Consideration shall be paid by the Surviving Corporation as soon as practicable following the Closing Date, and in any event within three (3) Business Days (at Parent's option, through the Company's payroll system or through the Paying Agent). From and after the Effective Time, there shall be outstanding no Company Stock Options, and the former holders thereof shall be entitled only to the payment of the Option Consideration, if any. Any Company Stock Option with respect to which the Option Consideration is $0, shall be cancelled for no consideration. The Company shall take such steps as may be necessary to terminate the Company Stock Incentive Plans as of the Effective Time.

          (b)   At the Effective Time, (i) each share of Restricted Stock outstanding under the Company Stock Incentive Plans shall become immediately vested in full and all restrictions thereupon shall lapse, (ii) each RSU outstanding under the Company Stock Incentive Plans shall become immediately vested in full and all restrictions thereupon shall lapse; provided, that with respect to all or any portion of an RSU award that vests on the achievement of performance measures, the number of Shares subject to such award or portion thereof earned or deemed earned shall be equal to the maximum amount of such award, and (iii) unless otherwise agreed to in writing by the Parent and the holder of such Restricted Stock or vested RSU prior to the Effective Time, each such share of Restricted Stock and each outstanding vested RSU (including those RSUs that vest by reason of the consummation of the transaction) shall be cancelled and the holder thereof shall be paid as soon as practicable following the Closing Date, and in any event within three (3) Business Days (at Parent's option, through the Company's payroll system or through the Paying Agent) an amount equal to the Per Share Merger Consideration in respect of each Share underlying the cancelled vested share of Restricted Stock or RSU (as applicable) and in the case of clause (iii), unless a valid deferral election is in place with respect to such amount, in which case such amount shall be paid in accordance with such election.

          (c)   The Company Board (or appropriate committee thereof) shall pass resolutions and take all other such action as may be reasonably necessary to effectuate the treatment of the Company Stock Options, Restricted Stock and RSUs (collectively, the "Company Equity Awards") as contemplated by this Section 2.8 to the effect that (i) all awards issued under the Company Stock Incentive Plans shall be settled as of the Effective Time as contemplated by this Agreement, and (ii) neither any holder of Company Equity Awards, nor any other participant in any Company Stock Incentive Plan shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation, Parent, or to receive any payment or benefit with respect to any award previously granted under the Company Stock Incentive Plans, except as provided in this Section 2.8.

ARTICLE III

Representations and Warranties of the Company

        Except as set forth in (a) the Company SEC Documents (excluding, in each case, any disclosures contained or referenced therein under the captions "Risk Factors" or "Forward Looking Statements" and any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward-looking in nature) filed with the SEC after December 31, 2011 and prior to the date of this Agreement (and then (i) only to the extent that the relevance of any disclosed event, item or occurrence in such Company SEC Documents to a matter covered by a representation or warranty set forth in this Article III is reasonably apparent as to matters and items which are subject of such representation or warranty, (ii) other than any matters required to be disclosed for purposes of Sections 3.1, 3.2, 3.3, 3.6 and 3.7, which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter, and (iii) without giving effect to any amendment to any such documents filed on or after the date hereof) or (b) the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection only to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

        3.1.    Organization, Standing and Power.    The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has requisite corporate, partnership, limited liability company or other company (as the case may be) power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate, partnership, limited liability company or other company (as the case may be) power and authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of its certificate of incorporation and by-laws and has made available to Parent the certificate of incorporation and by-laws (or similar organizational documents) of each of its Subsidiaries.

        3.2.    Subsidiaries.

          (a)   Exhibit 21 to the Company's annual report on Form 10-K for the fiscal year ended December 30, 2011 sets forth each of the Company's "significant subsidiaries", as such term is defined in Section 1-02(w) of Regulation S-X under the Exchange Act. All of the outstanding Equity Interests of each Subsidiary of the Company that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding Equity Interests of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens other than Liens under the Existing ABL Facility.

          (b)   Except for the Equity Interests of Buyers Access and the Company's Subsidiaries set forth on Exhibit 21 to the Company's annual report on Form 10-K for the fiscal year ended December 30, 2011, the Company does not own, directly or indirectly, any other Equity Interests of any other Person. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide any funds to or make any investment in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation in Buyers Access or any other Person.

        3.3.    Capital Structure.    The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value of $.01 per share (the "Company Preferred Stock"). At the close of business on May 24, 2012 (the "Capitalization Date"), (a) 31,855,447 Shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, including 0 Shares that are subject to vesting or other risks of forfeiture pursuant to awards granted under the Company Stock Incentive Plans ("Restricted Stock"), (b) 2,037,163 Shares were held by the Company in its treasury, (c) 3,317,754

Shares were reserved for issuance pursuant to outstanding options to purchase Common Stock (the "Company Stock Options") granted under the Company's 2000 Stock Award Plan and 2004 Equity Incentive Plan (collectively, the "Company Stock Incentive Plans"), (d) 729,165 are restricted stock unit awards (including any awards referred to in the Company SEC Documents as "restricted share units" and awards referred to by the Company as "deferred stock units") with respect to the Shares granted by the Company ("RSUs"), (e) 826,449 shares of Common Stock were reserved for the grant of additional awards under the Company Stock Incentive Plans, and (f) no shares of Company Preferred Stock were issued and outstanding. Section 3.3 of the Company Disclosure Letter sets forth, by employee, as of the Capitalization Date, the number of Company Stock Options, shares of Restricted Stock, RSUs and, to the extent applicable, the grant date, exercise or reference price and number of Shares issuable with respect to each such award. Except as set forth in this Section 3.3 and for changes since the Capitalization Date resulting from the exercise of Company Stock Options outstanding on such date or as may be permitted pursuant to Section 5.1, there are no outstanding (i) Equity Interests of the Company, (ii) bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders of the Company or its Subsidiary, as the case may be, may vote, or (iii) securities, options, warrants, calls, rights, commitments, profits interests, stock appreciation rights, phantom stock agreements, arrangements or undertakings to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Equity Interests of the Company or of any of its Subsidiaries (or any security convertible or exercisable therefor) or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (the items in clauses (i) through (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. There are no voting trusts, proxies or other agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of any Shares or other Company Securities. No Shares are owned by any Subsidiary of the Company.

        3.4.    Authority.

          (a)   The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Company Vote, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to adoption of this Agreement by the holders of a majority of the outstanding Shares (the "Requisite Company Vote"). This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

          (b)   The Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend adoption by the stockholders of the Company of this Agreement, which resolutions, as of the date hereof, have not been subsequently withdrawn or modified in a manner adverse to Parent or Merger Sub.

        3.5.    Consents and Approvals; No Violations.    Except for filings, permits, authorizations, consents and approvals set forth in Section 3.5 of the Company Disclosure Letter or filing of the Merger Certificate with The Delaware Secretary of State, filing of the Proxy Statement, or as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, Regulatory Laws, the DGCL, the rules and regulations of the NYSE and state securities Laws, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or the bylaws of the Company, or of the similar organizational documents of any of the Company's Subsidiaries, (b) require the Company to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity or workers council or similar organization, (c) assuming compliance with the matters referred to in clause (b) and obtaining the Requisite Company Vote, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (d) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any of the terms, conditions or provisions of any Material Contract, or (e) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (b) through (e), as would not have or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        3.6.    Company SEC Documents.    The Company has filed with or furnished to the SEC, on a timely basis, all forms, reports, statements, certifications, schedules and other documents required to be filed with the SEC or furnished to the SEC by the Company since December 31, 2009 under the Securities Act or the Exchange Act (all such forms, reports, statements, certifications, schedules and other documents filed since December 31, 2009, together with any documents so filed or furnished during such period on a voluntary basis, as the same may have been amended since their filing, collectively, the "Company SEC Documents"). As of their respective filing dates, the Company SEC Documents (as amended, if applicable) complied, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed. At the time filed with the SEC (or if amended prior to the date hereof, as of the date of such amendment), none of the Company SEC Documents (as amended, if applicable) contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) complied, as of their respective dates, in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). None of the Company's Subsidiaries is required to file periodic reports with the SEC.

        3.7.    Internal Controls; Sarbanes-Oxley Act.

          (a)   The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (b)   The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed to the Company's auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were as of their respective dates made true, complete and correct.

          (c)   Since January 1, 2010 through the date of this Agreement, to the Knowledge of the Company, (i) none of the Company, any of its Subsidiaries or any director, officer, or auditor of the Company or any of its Subsidiaries has received, and the Company has no Knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

        3.8.    Absence of Material Adverse Change.    From December 31, 2011 through the date hereof, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, (b) there shall not have occurred any fact, circumstance, change, event, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action that would be prohibited by Sections 5.1(a)(i) through (iii), (c), (d), (e), (f), (g), (i), (j), (k), (m), (q) or, to the extent applicable to such sections, (r) if it were taken on or after the date of this Agreement without Parent's consent.

        3.9.    Information Supplied.    None of the information supplied or to be supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement relating to the Stockholders Meeting will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in by Parent or Merger Sub or any of their Representatives.

        3.10.    Availability for Restricted Payments.

          (a)   As of the date hereof, the aggregate dollar amount available to Opco to make Restricted Payments in cash to the Company under Section 4.09(a) of the Existing Notes Indenture, Section 4.09(b)(4) of the Existing Notes Indenture, Section 4.09(b)(9) of the Existing Notes Indenture, Section 4.09(b)(12) of the Existing Notes Indenture and Section 4.09(b)(13) of the Existing Notes Indenture, taken together (collectively, the "Specified RP Baskets") is not less than the amount set forth in Section 3.10(a) of the Company Disclosure Letter.

          (b)   As of the date hereof, no Default or Event of Default (as defined in the Existing Notes Indenture) exists or is continuing under the Existing Notes Indenture.

          (c)   As of the date hereof, the Consolidated Coverage Ratio (as defined in the Existing Notes Indenture) of Opco for the four quarter period ending March 30, 2012 exceeds the ratio set forth in Section 3.10(c) of the Company Disclosure Letter.

        3.11.    Compliance with Laws.

          (a)   Each of the Company and its Subsidiaries is in compliance, and since December 31, 2009, has been in compliance, in all material respects, with all applicable Laws. Each of the Company and its Subsidiaries is in possession of all licenses, certificates, authorizations, consents, permits, approvals and other similar authorizations of, from or by a Governmental Entity (collectively, "Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, all such Permits are valid and in full force and effect, no default has occurred under, and there exists no event that, with notice or passage of time or both, would result in a default under, any such Permit, and none of the Company or any of its Subsidiaries has received any cease and desist letters or material inquiries from any Governmental Entity with respect to any such Permit, except where the absence of Permits, where the failure of Permits to be valid and in full force and effect, or where defaults under Permits have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Since December 31, 2009, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective Representatives, auditors or accountants has received (x) any material written notice or other written communication from a Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with any Law applicable to the Company, any of its Subsidiaries or their respective businesses, operations, properties or assets or (y) any material written notice or other written communication or, to the Knowledge of the Company, any oral complaint, allegation, assertion or claim on a hotline or whistleblower or similar telephone line or service regarding deficiencies in the compliance practices, procedures, methodologies or methods of the Company or its Subsidiaries or their employees or their respective internal compliance controls, including any complaint, allegation, assertion or claim that the Company or its Subsidiaries or their employees has engaged in illegal practices with respect to the business of the Company and its Subsidiaries, and (ii) no attorney representing the Company or its Subsidiaries or any of their employees has reported evidence of a material violation of any Laws by the Company or its Subsidiaries or any of their Representatives, except, in each case, for matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

          (c)   The Company and each Subsidiary of the Company is in compliance with the FCPA and any other applicable anti-bribery, anti-corruption or similar applicable Laws and all applicable Laws relating to financial record keeping and reporting, currency transfer and money laundering (collectively, the "Money Laundering Laws") and all applicable export control Laws. The Company and its Subsidiaries have established internal controls and procedures reasonably designed to ensure compliance with the FCPA, all other anti-bribery, anti-corruption or similar Laws, all Money Laundering Laws and all export control Laws applicable to them or the conduct of their business.

        3.12.    Tax Matters.

          (a)   Each of the Company and its Subsidiaries has timely filed or caused to be timely filed (after taking into account all applicable extensions) all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and correct in all material respects.

          (b)   Each of the Company and its Subsidiaries has timely paid or caused to be timely paid all material Taxes due (whether or not shown to be due on any Tax Return).

          (c)   There are, to the Knowledge of the Company, no pending audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries, except for such audits, examinations, investigations or other proceedings that are not reasonably expected to give rise to any material liability. No Governmental Entity has asserted or threatened to assert any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open, except for such deficiencies, claims, or issues that are not reasonably expected to give rise to any material liability. All U.S. federal income Tax Returns filed with respect to Tax years of the Company and its Subsidiaries through the Tax year ended December 31, 2007 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

          (d)   To the Knowledge of the Company, no claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file a particular type of Tax Return that the Company or any such Subsidiary is or may be required to file such Tax Return in such jurisdiction, except for such claims as would not be reasonably expected to give rise to any material liability.

          (e)   Neither the Company nor any of its Subsidiaries (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any comparable provision of state, local or foreign Law) or (ii) is a party to any Tax sharing or indemnity agreement. Neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law).

          (f)    With respect to each of the Company and its Subsidiaries, (i) there is no currently effective waiver, document or other agreement extending the statute of limitation or period of assessment or collection of any material Taxes and (ii) no power of attorney with respect to any material Taxes has been executed or filed with any Governmental Entity (excluding powers of attorney granted to employees of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries). Neither the Company nor any of its Subsidiaries has extended the time within which to file any material Tax Return (other than an automatic extension not requiring the consent of any Governmental Entity), which Tax Return has since not been filed.

          (g)   Each of the Company and its Subsidiaries, within the time and in the manner prescribed by Law, has withheld and paid over to the proper Governmental Entity all material amounts required to be withheld and paid over under applicable Law (including Sections 1441, 1442, 3102 and 3402 of the Code or any other applicable provision of state, local or foreign Law).

          (h)   Neither the Company nor any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (i)    Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two-year period ending on the date of this Agreement (or will constitute such a corporation in the two-year period ending on the Effective Time) or (ii) that could otherwise constitute a "plan" or "series of related transactions" in conjunction with the transactions contemplated by this Agreement.

          (j)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign law) made on or prior to the Closing Date.

          (k)   A list of (i) all of the states, territories and jurisdictions in which material Tax Returns with respect to the Company or any of its Subsidiaries were filed for the past three (3) years and (ii) all elections made under Treasury Regulation Section 301.7701-3 for the Company or any of its Subsidiaries are set forth on Section 3.12 of the Company Disclosure Letter. True, complete and correct copies of all such Tax Returns have been made available to Parent. No other material elections for Tax purposes (including entity classification elections) have been made with respect to the Company or any of its Subsidiaries that are in force or by which the Company or any of its Subsidiaries is bound.

          (l)    Neither the Company nor any of its Subsidiaries has outstanding any material deferred intercompany gain or loss under United States federal income tax Law or under any comparable provision of state, local or foreign Law.

          (m)  The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

        3.13.    Liabilities.    Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations: (a) reflected, reserved for or disclosed in the Company's consolidated balance sheet for the fiscal quarter ended March 30, 2012 included in the Company SEC Documents (or in the related notes and schedules thereto), (b) incurred in the ordinary course of business since March 30, 2012, (c) incurred in connection with the Merger or any other transactions expressly permitted or required by this Agreement, or (d) that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

        3.14.    Litigation.    Except for matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, (i) there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries is subject to or bound by any material outstanding Order.

        3.15.    Benefit Plans.

          (a)   Each material Benefit Plan and each material Employment Agreement is listed in Section 3.15(a) of the Company Disclosure Letter. Each such Benefit Plan and Employment Agreement has been publicly filed or otherwise made available to Parent, and with respect to each such Benefit Plan, the Company has made available to Parent a true, complete and correct copy of (to the extent applicable) (i) each trust, funding, insurance or administrative agreement relating to each such Benefit Plan; (ii) the most recent summary plan description of other written explanation of each such Benefit Plan provided to participants; (iii) the two most recent Forms 5500 required to have been filed with the IRS (or any similar reports filed in any comparable non-U.S. Governmental Entity) and any schedule thereto; and (iv) the most recent determination letter issued by the IRS (or comparable qualification document issued by a comparable non-U.S. Governmental Entity). Neither the Company nor any of its Subsidiaries has communicated any intention or commitment to amend or modify any Benefit Plan or Employment Agreement or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

          (b)   Each Benefit Plan and each Employment Agreement has been maintained in compliance in all material respects with its terms and with the requirements of applicable Law. All material employer or employee contributions, premiums and expenses to or in respect of each Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the applicable financial statements of the Company included in the Company SEC Documents in accordance with GAAP.

          (c)   No Benefit Plan is subject to Title IV of ERISA, neither the Company nor any of its Subsidiaries or ERISA Affiliates has incurred any liability under Title IV of ERISA and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to such liability. Neither the Company nor any of its Subsidiaries or its ERISA Affiliates has at any time during the six-year period preceding the date hereof maintained, contributed to or incurred any liability under any "multiemployer plan" (as defined in Section 3(37) of ERISA).

          (d)   As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened, disputes, arbitrations, claims, suits or grievances involving a Benefit Plan or Employment Agreement (other than routine claims for benefits payable under any such Benefit Plan or Employment Agreement) that would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

          (e)   All Benefit Plans that are intended by their terms to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or is not yet required to be filed and, to the Knowledge of the Company, no event has occurred that would reasonably be expected to materially and adversely affect the qualification of such plans. Neither the Company nor any of its Subsidiaries has any material liability or obligation under any welfare plan or agreement to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or applicable Law.

          (f)    Except as expressly provided under this Agreement and except as set forth on Section 3.15(f) of the Company Disclosure Letter, neither the entering into this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in combination with any other event) (i) entitle any current or former officer, director, manager, employee or consultant of the Company or any Subsidiary or any independent contractor to severance pay or any other payment, (ii) accelerate the time of payment or vesting, result in any forgiveness of indebtedness or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable pursuant to, any Benefit Plan, Employment Agreement or other arrangement, or (iii) result in any payment (whether in cash or property or the vesting of property) to any "disqualified individual" (as such term is defined in Treasury Regulation section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an "excess parachute payment" (as defined in section 280G(b)(1) of the Code). Except as set forth on Section 3.15(f) of the Company Disclosure Letter, no person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of any excise taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.

          (g)   Each non-U.S. Benefit Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules, and regulations (including any special provisions relating to qualified plans where such non-U.S. Benefit Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. No non-U.S. Benefit Plan is a defined benefit plan (within the meaning of Section 3(35) of ERISA, whether or not subject to ERISA).

        3.16.    Intellectual Property.

          (a)   Section 3.16(a) of the Company Disclosure Letter contains a true, complete and correct list of all registered trademarks, copyrights, patents and domain names and applications for the foregoing ("Registered Intellectual Property"), and material unregistered Intellectual Property, in each case that is owned by the Company or any of its Subsidiaries. To the Knowledge of the Company, each item of Registered Intellectual Property is in good standing with the Governmental Entity with which it is registered or pending. To the Knowledge of the Company, the Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use all Intellectual Property reasonably necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted. No claims are pending or, to the Knowledge of the Company, threatened, (i) challenging the ownership, enforceability or validity of any Company Intellectual Property, or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property other than claims that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is violating, misappropriating or infringing any of the Company Intellectual Property. To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person. Except for actions that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries take and have taken commercially reasonable actions to maintain and preserve the Company Intellectual Property. To the Knowledge of the Company, except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall impair or alter any of the Company's or its Subsidiaries' rights in any Company Intellectual Property.

          (b)   The Company and its Subsidiaries own the Company Intellectual Property free from any Liens, other than Permitted Liens. To the Knowledge of the Company, except for matters that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have, at all times, complied with their own policies and procedures relating to data privacy and security. To the Knowledge of the Company, except for matters that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, computer services or other information technology assets of the Company or of any of its Subsidiaries that are material to each of their respective businesses do not contain any viruses, malicious code or other faults that, in each case, present a substantial risk that a Person would obtain unauthorized access to them. To the Knowledge of the Company, since December 31, 2009, except for matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, there have been no (A) failures of computer services or other information technology assets that have caused disruptions that are material to the Company or any of its Subsidiaries or customers, or (B) security breaches relating to, violations of any security policy regarding or any unauthorized access of any data, computer services or other information technology assets used in the business of the Company or any of its Subsidiaries.

        3.17.    Material Contracts.

          (a)   Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract, arrangement, commitment or understanding that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that has not been filed or incorporated by reference in the Company SEC Documents. Except as set forth in Section 3.17(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is in breach of or default under, with or without notice or lapse of time or both, in any material respect, the terms of any Material Contract (as defined below), (ii) to the Knowledge of the Company, no other party to any Material Contract is in breach of or default under, with or without notice or lapse of time or both, in any material respect, the terms of any such Material Contract, (iii) each Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto and is in full force and effect (except as such enforceability (x) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors' rights generally and (y) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iv) neither the Company nor any of its Subsidiaries has received any written notice or claim of default under any Material Contract or any written notice of an intention to terminate, not renew or challenge the validity or enforceability of any Material Contract.

          (b)   For purposes of this agreement, the term "Material Contract" means any of the following Contracts (together with all exhibits and schedules thereto) to which the Company or any of its Subsidiaries is a party as of the date hereof (in each case, other than a Benefit Plan or an Employment Agreement):

              (i)  Any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any limited liability company, partnership or joint venture, other than any such limited liability company or partnership that is a wholly-owned Subsidiary of the Company;

             (ii)  Any Contract (other than among Opco and consolidated Subsidiaries of Opco) relating to (A) indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), including any note, bond, debenture or other evidence of indebtedness issued by the Company or any of its Subsidiaries other than (1) the Existing ABL Facility and the Existing Notes Indenture and (2) capital leases of Opco and its subsidiaries not in excess of $2,500,000 in the aggregate and that are entered into in the ordinary course of business consistent with past practice, or (B) any interest rate, currency or commodity derivatives or hedging transactions;

            (iii)  Any Contract required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)10 of Regulation S-K under the Securities Act or required to be disclosed by the Company in a Current Report on Form 8-K;

            (iv)  Any Contract that (A) limits or purports to limit the right of the Company or any of its Subsidiaries or Affiliates to engage or compete in any line of business or to compete with any Person or operate in any location, (B) contains exclusivity obligations or similar restrictions binding on and material to the Company or any of its Subsidiaries or that would be binding on Parent or any of its Affiliates (other than the Company or any of its Subsidiaries) after the Closing, or (C) grants a most-favored nation status to any Person other than the Company or any of its Subsidiaries, in a manner that is material to the business of the Company and its Subsidiaries, taken as a whole, as conducted on the date hereof;

             (v)  Any Contract that (A) prohibits the pledging of the capital stock of the Company or any Subsidiary of the Company, or prohibits the issuance of guarantees by any Subsidiary of the Company, or (B) restricts the making of Restricted Payments by Opco other than as set forth in the Existing ABL Facility and the Existing Notes Indenture;

            (vi)  Any Contract or series of related Contracts, including any option agreement containing ongoing performance obligations of the Company or any of its Subsidiaries and relating to the acquisition or disposition of any business, capital stock or all or substantially all of assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise) other than any Contract entered into in the ordinary course of business consistent with past practice and that is not otherwise material to the business of the Company and its Subsidiaries, taken as a whole, as conducted on the date hereof;

           (vii)  Any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, "earn-out" or other contingent payment obligations, in each case that would reasonably be expected to result in payments, individually or in the aggregate, in excess of $500,000 other than indemnification arrangements arising pursuant to Contracts that are entered into in the ordinary course of business consistent with past practice (except for Contracts relating to an acquisition of any business, capital stock or all or substantially all of assets of any other Person or any material real property);

          (viii)  Any Contract under which (A) any Person (other than the Company or any of its Subsidiaries) has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries, or (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any Person (other than the Company or any of its Subsidiaries), in each case other than endorsements for purpose of collection in the ordinary course of business;

            (ix)  Any Real Estate Lease pursuant to which the Company or any of its Subsidiaries incur annual expenses in excess of $500,000;

             (x)  Any Contract requiring any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount that individually or in the aggregate is greater than $5,000,000;

            (xi)  Any Contract for the purchase by or from or the provision by or to the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets (including any Contract relating to the distribution or marketing of any of the foregoing by the Company or any of its Subsidiaries), including any such Contract with a Governmental Entity, that is not terminable without material penalty on ninety (90) days' notice by the Company or any of its Subsidiaries which generates and is reasonably likely to generate, annual revenue for the Company and its Subsidiaries of $2,000,000 or more, or pursuant to which the Company and its Subsidiaries incur, or are reasonably likely to incur, annual expenses in excess of $2,500,000 or more.

        A true, complete and correct list of the Material Contracts is set forth in Section 3.17(b) of the Company Disclosure Letter. The Company has made available to Parent true, complete and correct copies of all of the Material Contracts, including any amendments thereto.

        3.18.    Properties.

          (a)    Real Property.    The Company or one of its Subsidiaries has (i) good and valid fee simple title to each parcel of real property owned by the Company or any of the Company's Subsidiaries (together with all improvements and fixtures located thereon or attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing, the "Owned Real Property"), and (ii) valid leasehold estates in all Leased Real Property, in each case free and clear of any Lien, other than Permitted Liens and as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Except as provided in Section 3.18(a) of the Seller Disclosure Letter, neither the Company nor any of its Subsidiaries is a lessor, sublessor or grantor under any lease, sublease or other similar written instrument which generates, or is reasonably likely to generate, annual revenue for the Company and its Subsidiaries of $500,000 or more that grants to any other Person any material right to the possession, lease, occupancy or enjoyment of any material Owned Real Property, Leased Real Property or material portion thereof. Section 3.18(a) of the Company Disclosure Letter contains a true, complete and correct list of all Owned Real Property.

          (b)    Personal Property.    Except for matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on their businesses as is now being conducted, free and clear of all Liens, except for Permitted Liens.

        3.19.    Environmental Laws.    Except as set forth on Section 3.19 of the Company Disclosure Letter, (a) except for matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have been and are in compliance with all Environmental Laws and are in possession of, and in compliance with, all Environmental Permits necessary for the conduct and operation of the business; (ii) all such Environmental Permits are in full force and effect; and no action is pending, or to the Knowledge of the Company, threatened, to suspend, modify, amend or challenge any Environmental Permit; (iii) to the Knowledge of the Company, there is not now and has not been any Hazardous Substance used, generated, treated, released, or otherwise existing at, on, under or emanating from any Facility except as would not reasonably be expected, individually or in the aggregate, to result in liabilities under, applicable Environmental Laws; (iv) the Company and its Subsidiaries have not received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, including with respect to any Hazardous Substance located at any real property formerly owned, leased or operated by the Company or any of its Subsidiaries (or any of their predecessors) ("Former Facilities") or transported or disposed off-site by or on behalf of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no such notice is threatened; (v) there are no Actions pending, or, to the Knowledge of the Company, threatened against or regarding the Company or any of its Subsidiaries arising under Environmental Laws; (vi) neither the Company nor any of its Subsidiaries is or has been the subject of any claims alleging any damages arising from the use of or exposure to any asbestos or asbestos containing products manufactured, used, distributed, or sold on or prior to the Closing by the Company or the Subsidiaries (or any of their predecessors); and (vii) to the Knowledge of the Company, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that would reasonably be expected to (A) interfere with or prevent continued compliance by the Company or its Subsidiaries with Environmental Laws and the requirements of Environmental Permits or (B) give rise to any liability or other obligation under any Environmental Laws; (b) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation or remediation activities or notice to or consent of any Governmental Entity or third parties pursuant to any Environmental Law, including with respect to the New Jersey Industrial Site Recovery Act; and (c) the Company has delivered, or made available to Parent, copies of any material environmental assessments, reports, audits, studies, analyses, tests or monitoring possessed by or otherwise reasonably available to the Company or its Subsidiaries pertaining to compliance with, or liability under, Environmental Laws relating to the Facilities, the Former Facilities or the Company or its Subsidiaries. This Section 3.19 contains the sole representations and warranties made by the Company with respect to matters arising under Environmental Laws.

        3.20.    Insurance Policies.    Except for matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default of any of its insurance policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of such policies, (c) there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no written threat of termination of, alteration in coverage, or premium increase with respect to any such policies, and (d) the Company has not received any written notice of termination, cancellation, or non-renewal with respect to any such policy.

        3.21.    Labor and Employment Matters.    Neither the Company nor any of its Subsidiaries (a) has, in the United States, agreed to recognize any labor union or labor organization, nor has any labor union or labor organization, in the United States, been certified as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries, (b) is a party to or otherwise bound by, or currently negotiating, any collective bargaining agreement or other Contract with a labor union or labor organization in the United States, or (c) as of the date hereof is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor, to the Knowledge of the Company is any such proceeding threatened. Except for matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, Form I-9 matters, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters, and (ii) to the Knowledge of the Company, none of the Company or any of its Subsidiaries has classified an individual as an "independent contractor" or of similar status who, according to a Benefit Plan or applicable Law, should have been classified as an employee or of similar status.

        3.22.    Related Party Transactions.    No present or former director, officer or Affiliate (other than any Subsidiary of the Company) of the Company or any of its Subsidiaries (each of the foregoing, a "Related Party") (a) is, or since December 31, 2010, has been, a party to any transaction, Contract or understanding with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets (other than employment agreements), nor are there any of the foregoing currently proposed to the Company's audit committee, or (b) has any interest in any property owned by the Company or any of its Subsidiaries, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K (a "Related Party Transaction") that has not been so disclosed. Any Related Party Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company or any such Subsidiary in a similar transaction with an unaffiliated third Person. No Related Party owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has any Contract with the Company or any of its Subsidiaries.

        3.23.    Government Contracts.    Except as set forth on Section 3.23 of the Company Disclosure Letter, since December 31, 2009: (i) to the Knowledge of the Company, none of the Company's personnel has been debarred or suspended from doing business with any Governmental Entity; (ii) to the Knowledge of the Company, there have not been any, and there exist no, (1) material outstanding claims against the Company arising under or relating to any Government Contract or Government Bid; (2) criminal allegations under the False Statements Act (18 U.S.C. § 1001) or the False Claims Act (18 U.S.C. § 287) or comparable state laws; and (3) material disputes (x) between the Company and any Governmental Entity under the Contract Disputes Act, or any other federal or state law or (y) between the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid; and (iii) to the Knowledge of the Company, neither the Company nor any of its personnel has been under administrative, civil or criminal investigation, or indictment by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, and the Company has not conducted or initiated any internal investigation or made a disclosure to any Governmental Entity, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

        3.24.    Vote Required.    Except for the Stockholder Approval, no other vote or consent of the holders of any Shares is required by any Takeover Statute (including Section 203 of DGCL) or by the certificate of incorporation or bylaws of the Company to approve and adopt the Merger, this Agreement or the transactions contemplated hereby.

        3.25.    Regulated Business.    Neither the Company nor any of its Subsidiaries is engaged in any banking, investment management, telecommunications or public utility business.

        3.26.    Opinion of Financial Advisor.    The Company Board has received the opinion of Barclays, financial advisor to the Company Board, to the effect that, as of the date hereof, the Per Share Merger Consideration is fair to the Company's stockholders from a financial point of view. The Company will make available to Parent solely for informational purposes a correct and complete copy of the written opinion of Barclays as soon as practicable after the receipt thereof.

        3.27.    Brokers.    No broker, investment banker, financial advisor or other Person, other than Barclays, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Correct and complete copies of all agreements between the Company and Barclays concerning this Agreement and the transactions contemplated hereby, including any fee arrangements, have been previously provided to Parent.

        3.28.    Exclusivity of Representations.    The representations and warranties made by the Company in this Article III are the exclusive representations and warranties made by the Company. The Company hereby disclaims any other express or implied representations or warranties with respect to itself.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

        Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Letter") (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection only to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent on the face of such disclosure), Parent and Merger Sub each hereby represent and warrant to the Company as follows:

        4.1.    Organization.    Parent and Merger Sub are each a corporation, in each case, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and having all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to do business as a foreign organization and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger.

        4.2.    Authority.    Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary actions on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors' rights generally and (b) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

        4.3.    Consents and Approvals; No Violations.    Except for filings, permits, authorizations, consents and approvals set forth in Section 4.3 of the Parent Disclosure Letter, as may result from any facts or circumstances related to the Company or its Subsidiaries or as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, Regulatory Laws, the DGCL, the rules and regulations of the NYSE, state securities Laws, neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws, or similar organizational documents, of Parent or Merger Sub, (b) require Parent or Merger Sub to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity, (c) assuming compliance with the matters referred to in clause (b), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (d) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any of the terms, conditions or provisions of any Contract not otherwise terminable by the other party thereto on 180 days' or less notice to which Parent or Merger Sub is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Sub, or (e) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub, with such exceptions, in the case of each of clauses (b) through

(e), as would not be reasonably expected, individually or in the aggregate, to prevent or materially delay or impede the consummation of the Merger or any of the other transactions contemplated hereby.

        4.4.    Capitalization; Ownership of Common Stock.

          (a)   As of the date of this Agreement, the authorized capital stock of Merger Sub consists solely of 5,000 shares of common stock, par value $0.01 per share. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has no Subsidiaries.

          (b)   As of the date of this Agreement, no shares of Common Stock or securities that are convertible, exchangeable or exercisable into Common Stock are beneficially owned (as defined by Rule 13d-3 under the Exchange Act) by Parent or Merger Sub and neither Parent nor Merger Sub holds any rights to acquire or vote any shares of Common Stock except pursuant to this Agreement.

        4.5.    Information Supplied.    None of the information supplied or to be supplied by Parent or Merger Sub or any of their Representatives specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its Representatives.

        4.6.    Litigation.    As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries (including Merger Sub), including any Action that would reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement. None of Parent or any of its Subsidiaries (including Merger Sub) is subject to or bound by any Order that would reasonably be expected, individually or in the aggregate, to prevent or materially delay or impede the consummation of the Merger or any of the other transactions contemplated by this Agreement.

        4.7.    Operations of Merger Sub.    Merger Sub has been formed solely for the purpose of the Merger, Merger Sub has not conducted any business prior to the date hereof and Merger Sub has no, and prior to the Effective Time will not have any, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement, including the Financing.

        4.8.    Financing.

          (a)   Parent has delivered to the Company true, complete and correct copies of (i) executed commitment letters, dated as of the date hereof, among Parent and each of the Guarantors and GS Investors (the "Equity Commitment Letters"), pursuant to which the Guarantors and GS Investors have committed, subject to the terms and conditions thereof, to invest in Parent the cash amounts and, in the case of P2 Capital Master Fund I, L.P., cash amounts and a certain specified number of shares of Common Stock, in each case, as set forth therein (the "Equity Financing"), and (ii) the executed commitment letter, dated as of the date hereof, among Goldman Sachs Lending Partners LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A. and Merger Sub (the "Debt Commitment Letter", together with the Equity Commitment

  Letters, the "Financing Letters"), pursuant to which the counterparties thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein (the "Debt Financing" and, together with the Equity Financing, the "Financing").

          (b)   Assuming the accuracy of the representations and warranties of the Company in this Agreement as of the Closing Date and the performance by the Company of its obligations hereunder, the amount of funds to be provided pursuant to the Financing Letters, if funded in accordance with the terms of the Financing Letters, including the combination of funds expected to be available for borrowing under the New ABL Facility and any Available Cash of the Company and its subsidiaries as of the Closing Date, will be sufficient to (i) pay the aggregate Per Share Merger Consideration to all holders of Shares (other than any Share owned by the Company or by Parent or Merger Sub), including the amounts payable pursuant to Section 2.8, (ii) repay the principal and interest on all indebtedness outstanding under the Existing ABL Facility and to pay any amounts required to be paid to holders of the Existing Notes pursuant to the Consent, the Exit Consent Tender Offer or the Change of Control Offer (each as defined in the Debt Commitment Letter), (iii) pay any and all fees and expenses required to be paid at the Closing by Parent, Merger Sub or the Surviving Corporation, in connection with the Merger and the Financing and (iv) any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement (collectively, the amounts described in clauses (i) through (iv), the "Financing Uses").

          (c)   As of the date hereof, the Financing Letters are in full force and effect. Other than as set forth in the Financing Letters and any fee letter (a "Fee Letter" and, together with the Debt Commitment Letter, the "Debt Financing Letters"), a copy of which has been provided to the Company prior to the date hereof (except that only the fee amounts, consent fees, price caps (including price caps in any securities demand provisions) and economic "flex" provisions set forth therein have been redacted), there are no conditions precedent related to the funding of the full net amount of the Financing that would, or would reasonably be expected to, (i) impair the validity of the Financing Letters, (ii) reduce the aggregate amount of the Financing, (iii) prevent or materially delay the Closing, (iv) cause either of the Financing Letters to be ineffective or (v) otherwise result in the Financing not being available on a timely basis in order to consummate the transactions contemplated by this Agreement. As of the date hereof, Parent has not amended, modified, supplemented or waived any of the conditions or contingencies to funding contained in the Financing Letters (including definitive agreements related thereto) or any other provision of, or remedies under, the Financing Letters (including definitive agreements related thereto). As of the date hereof, neither the Guarantors, the GS Investors nor any Financing Source has notified Parent or Merger Sub of its intention to terminate either of the Financing Letters or not to provide the Financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing or the conditions precedent thereto, other than as set forth in the Financing Letters (the "Disclosed Conditions"). Other than the Disclosed Conditions, no Financing Source or other Person has any right to impose, and none of the Guarantors, the GS Investors, Parent, Merger Sub, the Company or any subsidiary obligor have any obligation to accept, any condition precedent to such funding nor any reduction to the aggregate amount available under the Financing Letters on the Closing Date or, in the case of the Opco Bridge Facility, the amount available thereunder to fund payments under any Exit Consent Tender Offer or any Change of Control Offer, as applicable (nor any term or condition which would have the effect of reducing the aggregate amount available under the Financing Letters on the Closing Date or, in the case of the Opco Bridge Facility, the amount available thereunder to fund payments under any Exit Consent Tender Offer or any Change of Control Offer, as applicable). Neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Financing, or that the Financing will not be available to Parent or Merger Sub on the Closing Date (subject in each case to all other parties to the Financing Letters and this Agreement complying in all material respects with their applicable obligations thereunder and hereunder). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any of the other parties thereto, under the Financing Letters, other than any such default or breach that has been waived by the Guarantors, the GS Investors, Merger Sub or the Financing Sources, as the case may be, or otherwise cured in a timely manner by Parent or Merger Sub to the reasonable satisfaction of the Guarantors, the GS Investors, or the Financing Sources, as the case may be. As of the date hereof, neither Parent nor Merger Sub nor any Affiliate thereof is a party to any side letters or other Contracts related to and that could affect the availability of the Financing other than the Financing Letters and any Fee Letter, in each case, delivered to the Company prior to the date hereof. As of the date hereof, Parent and Merger Sub have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Letters and the Fee Letter.

          (d)   Neither Parent, Merger Sub nor any of their Affiliates has (i) retained any financial advisor on a basis exclusive to Parent and/or Merger Sub and/or any such Affiliate, or (ii) entered into an exclusivity, lock-up or other similar agreement, arrangement or understanding with any bank or investment bank or other potential provider of debt or equity financing that would prevent or hinder such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries, in the case of clauses (i) and (ii), in connection with the Merger or the other transactions contemplated by this Agreement. Neither Parent, Merger Sub nor any of their Affiliates has caused or induced any Person to take any action that, if taken by Parent and/or Merger Sub, would be a breach of, or would cause to be untrue, any of the representations in this Section 4.8(d).

        4.9.    Solvency.    Assuming (i) satisfaction of the conditions to Parent's and Merger Sub's obligation to consummate the Merger and (ii) accuracy of the representations and warranties of the Company set forth in Article III as of the Effective Time, on and as of the Closing Date, and after giving effect to the transactions contemplated by this Agreement, Parent, the Surviving Corporation and the Surviving Corporation's Subsidiaries, taken as a whole, will be Solvent.

        4.10.    Limited Guaranties.    Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Limited Guaranties. Each of the Limited Guaranties is in full force and effect and is the valid, binding and enforceable obligation of the Guarantor party thereto, except that such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors' rights generally and (b) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law). As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under the Limited Guaranty provided by such Guarantor.

        4.11.    No Regulatory Impediment.    To the Knowledge of Parent, there is no material fact relating to Parent or any of its Affiliates' respective businesses, operations, financial condition or legal status, including any officer's, director's or current employee's status, that would reasonably be expected to impair the ability of the parties to this Agreement to obtain, on a timely basis, any authorization, consent, Order, declaration or approval of any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement.

        4.12.    Absence of Certain Arrangements.    Other than this Agreement, those other agreements contemplated hereby and as set forth in Section 4.12 of the Parent Disclosure Letter, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company's management or the Company Board or any of their respective Affiliates, or any stockholder, on the other hand, (i) relating to the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time or (ii) that would in any way prevent, restrict, impede or affect adversely the ability of the Company or any of the Company's directors or stockholders to entertain, negotiate or participate in any Acquisition Proposal made before or following the Requisite Company Vote in accordance with Section 5.3.

        4.13.    Brokers.    No agent, broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

        4.14.    Exclusivity of Representations.    The representations and warranties made by Parent and Merger Sub in this Article IV are the exclusive representations and warranties made by Parent and Merger Sub. Each of Parent and Merger Sub hereby disclaims any other express or implied representations or warranties with respect to itself.

        4.15.    No Other Company Representations or Warranties.

          (a)   Parent acknowledges that it and its Representatives have received access to such books and records, Facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or required to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

          (b)   Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Letter), and neither the Company nor any other Person shall be subject to any liability to Parent or any other person resulting from the Company's making available to Parent or Parent's use of such information, including the presentation materials delivered to Parent, as subsequently updated, supplemented or amended, or any information, documents or material made available to Parent in the due diligence materials provided to Parent (including in any management presentations, information or descriptive memorandum, certain "data rooms" maintained by the Company, supplemental information or other materials or information with respect to any of the above) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, except as expressly set forth in this Agreement, the Company makes no representation or warranty to Parent with respect to the Company or its Subsidiaries or Affiliates or their business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain "data rooms" maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent or any of its Affiliates, stockholders or Representatives and that, to the fullest extent permitted by applicable Law, none of the Company, its Subsidiaries or Affiliates or any of its or their respective stockholders, controlling persons or Representatives shall have any liability or responsibility whatsoever to Parent, its Affiliates, stockholders or Representatives on any basis (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent, its Subsidiaries or Affiliates, stockholders or Representatives, except as and only to the extent expressly set forth in this Agreement (or, as to Affiliates of Parent who are Financing Sources, as set forth in agreements and documents governing the Financing).

ARTICLE V

Covenants

        5.1.    Conduct of Business by the Company Pending the Merger.    Except (1) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed (except with respect to Sections 5.1(a)(i) through (iii) and 5.1(g)(B), for which consent may be withheld in Parent's sole discretion)), (2) as required by applicable Law, (3) as expressly contemplated by this Agreement or (4) as otherwise set forth in Section 5.1 of the Company Disclosure Letter, during the period from the date hereof until the Effective Time (or such earlier date on which this Agreement may be terminated) the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course consistent with past practice. To the extent consistent with the foregoing and except as otherwise consented to in writing by Parent, the Company and its Subsidiaries shall use their respective reasonable best efforts to preserve their assets and properties in good repair and condition, preserve their business organizations intact, maintain existing relations and goodwill with Governmental Entities, alliances, customers, suppliers, employees and business associates and manage its working capital (including the timing of collection of accounts receivable, the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice and, in each case, in all material respects. Without limiting the generality of the foregoing, and except as (i) required by applicable Law, (ii) expressly contemplated by this Agreement or (iii) otherwise set forth in Section 5.1 of the Company Disclosure Letter, during such period, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed (except with respect to Sections 5.1(a)(i) through (iii) and 5.1(g)(B), for which consent may be withheld in Parent's sole discretion)):

          (a)   (i) declare, set aside or pay any dividends on, or make other distributions in respect of, any of its capital stock or equity interests, except for dividends by a wholly-owned Subsidiary of the Company to its parent, (ii) permit Opco to make, or permit Opco to commit or become liable to make, any Restricted Payment that would at any time prior to the Closing reduce the aggregate amount available for Restricted Payments under Specified RP Baskets below the amount set forth in Section 3.10(a) of the Company Disclosure Letter, (iii) take any affirmative action resulting in any Default (as defined in the Existing Notes Indenture) that is not cured prior to the Effective Time, provided, that, for the avoidance of doubt, the sufferance of any judgment or decree that results in any Default shall not be deemed an action of the Company for purposes hereof; provided, further, that the Company shall use reasonable best efforts to cure any Default prior to the Effective Time, or (iv) other than in the case of wholly-owned Subsidiaries, split, combine or reclassify any of its capital stock or equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests or redeem, purchase or otherwise acquire or offer to redeem any of its capital stock or equity interests;

          (b)   authorize for issuance, issue, deliver, sell, pledge, grant, transfer or otherwise encumber any shares of its capital stock or equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares or interests, voting securities or convertible securities, other than (i) the issuance of Shares pursuant to Company Stock Options and RSUs outstanding as of the date hereof previously issued under the Company Stock Incentive Plans, and (ii) the issuance of any shares of capital stock or equity interests to the Company or any wholly-owned Subsidiary of the Company;

          (c)   amend the certificate of incorporation or bylaws of the Company or other similar organizational documents of any of its Subsidiaries;

          (d)   other than transactions that would be permissible under clause (e) below, acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to so acquire any entity, business or assets that constitute a business or division of any Person, or all or a substantial portion of the assets of any Person (or business or division thereof), in each case, for consideration in excess of $500,000 individually or $1,000,000 in the aggregate;

          (e)   make or agree to make any capital expenditure in an amount that in the aggregate exceeds $4,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects, with the 2012 capital expenditure budget of the Company in effect on the date of this Agreement (a correct and complete copy of which has been previously provided to Parent);

          (f)    other than in the ordinary course of business, transfer, assign, sell, lease, license, encumber or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or agree to transfer, assign, sell, lease, license, encumber or otherwise dispose of, any entity, business or assets having a current value in excess of $500,000 in the aggregate;

          (g)   (A) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantee thereof, other than (x) under any Material Contract listed in Section 3.17(b)(ii) of the Company Disclosure Letter and (y) capital leases incurred after the date hereof in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $2,500,000 at any one time outstanding, or (B) create, incur, assume or suffer to exist any express contractual restriction on the ability of Opco to make Restricted Payments to the Company other than as set forth in the Existing Notes Indenture and the Existing ABL Facility;

          (h)   other than in the ordinary course of business (including, for the avoidance of doubt, in connection with a capital expenditure permitted to be made pursuant to Section 5.1(e)), enter into, materially amend, materially modify or terminate, or grant any material waiver under, any Material Contract or any Contract that would constitute a Material Contract if entered into prior to the date hereof (other than the expiration or renewal of any Material Contract in accordance with its terms);

          (i)    enter into, amend, modify or terminate, or grant any waiver under, any Related Party Transaction, other than in the ordinary course of business on terms, taken as a whole, no less favorable to the Company or its Subsidiary (as applicable) than terms that would be obtained from an unaffiliated third party;

          (j)    other than in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company or any Subsidiary of the Company) in excess of $1,000,000 in the aggregate;

          (k)   except as may be required by GAAP or applicable Law, make any material change in its principles, practices, procedures and methods of financial or Tax accounting;

          (l)    merge or consolidate the Company or any of its Subsidiaries with and into any other Person, other than, in the case of any Subsidiary of the Company, to effect any acquisition permitted by clause (d) or any disposition permitted by clause (f) and other than transactions among Subsidiaries;

          (m)  except as permitted pursuant to Section 5.1(l), adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

          (n)   settle, release, waive or compromise any pending or threatened suit, action, claim, arbitration, mediation, inquiry, proceeding or investigation of or against the Company or any of its Subsidiaries (i) requiring payment by the Company of an amount in excess of $1,000,000 in the aggregate, (ii) entailing the incurrence of any obligation or liability of the Company in excess of such amount, including costs or revenue reductions or obligations that would impose any material restrictions on the business or operations of the Company or its Subsidiaries, or (iii) that imposes any non-monetary relief, in each case other than in the ordinary course of business consistent with past practice;

          (o)   other than in the ordinary course of business, enter into any Contract or other binding obligation of the Company or any of its Subsidiaries containing (i) any restriction on the ability of the Company or any of its Subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Merger, (ii) any provisions granting "most favored nation" status, or (iii) a non-competition provision restricting the Company or its Subsidiaries, in each case that is material to the Company and its Subsidiaries, taken as a whole;

          (p)   (i) increase the compensation (including contingent compensation entitles, such as severance pay) of any current or former director, officer, employee or consultant of the Company or any Subsidiaries, except for increases in base salary or wages, annual bonus targets, hourly wage rate and benefits (including in connection with promotions or other changes in job status) for non-officer employees in the ordinary course of business consistent with past practice, (ii) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Benefit Plan or Employment Agreement, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any Subsidiary, other than (x) to avoid the imposition of any excise tax under Section 4999 of the Code or (y) as permitted in clause (i) hereof, (iii) enter into any employment, severance, retention, incentive or special pay agreement or arrangement with any employees of the Company or its Subsidiaries, except as permitted in clause (i) hereof, (iv) make any new equity awards to any director, officer, employee or consultant of the Company or any of its Subsidiaries, (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, compensation or benefits under, any Benefit Plan or Employment Agreement, or (vi) enter into any collective bargaining agreements; except, in the case of each of clauses (i) through (vi), to the extent required by applicable Law, applicable Tax qualification requirements, this Agreement, or any Benefit Plan, Employment Agreement or other agreement in effect on the date of this Agreement.

          (q)   (i) make any material Tax election or take any material position on a Tax Return filed on or after the date of this Agreement or adopt any material method therein that is inconsistent with material elections made, positions taken or methods used in preparing or filing similar returns in prior periods, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Tax Return that would result in a material change in Tax liability, taxable income or loss, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax liability, (vi) give or request any waiver of a statute of limitation with respect to any material Tax Return, or (vii) fail to take into account in determining the amount of any estimated payment of U.S. federal, state, or local income taxes due following June 15, 2012 the deductible or amortizable expenses that the Company reasonably expects will be incurred if the Merger is consummated in accordance with the terms hereof prior to the Termination Date to the extent that the Company determines, in its reasonable discretion, that it is able to take such amounts into account in compliance with Law; or

          (r)   authorize, agree or commit to do any of the foregoing.

        5.2.    Conduct of Business of Parent.    Parent shall not, and shall not permit any Specified Parent Affiliate to, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) take or agree to take any action that could reasonably be expected to (a) delay or prevent the consummation of the transactions contemplated by this Agreement, or (b) materially interfere with Parent's ability to make available to the Paying Agent immediately prior to the Effective Time funds sufficient for the satisfaction of all of Parent's and Merger Sub's obligations under this Agreement, including the payment of the Per Share Merger Consideration and the payment of all associated Costs.

        5.3.    Solicitation.

          (a)   Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the Solicitation Period End-Date, the Company and its Representatives shall have the right, directly or indirectly, to (i) solicit, initiate, facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes, an Acquisition Proposal, including by way of providing access to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries and access to non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly (and in any event within 24 hours) provide or make available to Parent any written material non-public information concerning the Company or any of its Subsidiaries that is provided or made available to any Person and that was not previously provided or made available to Parent; and (ii) continue, enter into and maintain discussions or negotiations with respect to Acquisition Proposals or other proposals that could lead to Acquisition Proposals, or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations. For purposes of this Agreement, "Solicitation Period End-Date" means 11:59 p.m. (EST) on the date that is thirty (30) days after the date of this Agreement. Parent shall not, and shall cause each of Merger Sub and any Specified Parent Affiliate not to, actively interfere with or prevent the participation of any Person, including any officer or director of the Company or any of its Subsidiaries and any bank, investment bank or other potential provider of debt or equity financing, in negotiations and discussions permitted by this Section 5.3(a).

          (b)   Except as expressly permitted by Section 5.3(c), (x) the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, on the Solicitation Period End-Date, immediately cease any existing solicitations, discussions or negotiations with any Persons (other than, prior to the Cut-Off Date, any Excluded Party) that may be ongoing with respect to any Acquisition Proposals or any proposal reasonably likely to result in an Acquisition Proposal (and the Company shall request that all copies of all non-public information it or its Subsidiaries or their respective Representatives have distributed or made available since the date hereof to Persons (other than, prior to the Cut-Off Date, any Excluded Party) in connection with their consideration of any Acquisition Proposal (other than with respect to Parent and its Affiliates), be promptly destroyed or returned to the Company (subject to the exceptions set forth in any applicable confidentiality agreement)) and cause any physical or virtual data room to no longer be accessible to or by any Person other than Parent and its Affiliates and, prior to the Cut-Off Date, any Excluded Party; and (y) from the Solicitation Period End-Date until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage, facilitate or assist any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or provide any non-public information or data to any Person relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries, (iii) enter into any other acquisition agreement, merger agreement or similar definitive agreement, letter of intent or agreement in principle with respect thereto or any other agreement relating to an Acquisition Proposal (an "Alternative Acquisition Agreement"), or (iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal, other than, in each case, to request information from the Person making any such proposal or offer for the sole purpose of the Company Board informing itself about the proposal or offer that has been made and the Person that made it or to notify any Person of the Company's obligations under this Section 5.3. Notwithstanding the foregoing, the Company may continue to take any of the actions described in clauses (i), (ii), (iii) and (iv) above from and after the Solicitation Period End-Date with respect to any Excluded Party until the earlier of (x) the date that is fifteen (15) days following the Solicitation Period End-Date, and (y) the date on which the Company certifies to Parent that it is not engaged in discussions with any Excluded Party (the "Cut-Off Date"); provided, that the Cut Off Date shall be extended until the second Business Day following the expiration of any Negotiation Period relating to a Superior Proposal made by an Excluded Party for which the Company delivered a notice of termination under Section 7.3(a) prior to the original Cut-Off Date (but only with respect to any such Excluded Party). "Excluded Party" means any Person, group of Persons or group that includes any Person (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the Solicitation Period End-Date constitute at least 50% of the equity financing of such group at all times following the Solicitation Period End-Date and prior to the termination of this Agreement) (including, with respect thereto, their Representatives) from whom the Company or any of its Representatives has received prior to the Solicitation Period End-Date a written Acquisition Proposal that the Company Board determines in its good faith judgment prior to the Solicitation Period End-Date, after consultation with its independent financial advisor and outside counsel, is bona fide and is, or would reasonably be expected to result in, a Superior Proposal. Within two (2) Business Days following the Solicitation Period End-Date, the Company shall deliver to Parent a list of all Excluded Parties.

          (c)   From and after the date of this Agreement, the Company shall promptly notify Parent orally (and then in writing within 24 hours) after it or any of its Subsidiaries has received any request for discussions or negotiations, any request for access to the properties or books and records of the Company or any of its Subsidiaries of which the Company or any of its Subsidiaries or any of their respective Representatives is or has become aware, or any request for information relating to the Company or any of its Subsidiaries, in each case, in connection with an Acquisition Proposal or any proposal, inquiry, offer or request relating to or constituting an Acquisition Proposal or a potential Acquisition Proposal or any amendments to the financial or material terms of the foregoing. Such notice to Parent shall indicate the identity of the Person making such proposal or request and the material terms and conditions of such proposal, if any. Following the Solicitation Period End Date, the Company shall keep Parent reasonably informed on a current basis (and in any event within 24 hours) of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal or any change to the financial or material terms of any such Acquisition Proposal, including by providing a copy, if applicable, of any written requests, proposals or offers, including proposed agreements, regarding any such Acquisition Proposal within twenty-four (24) hours after the receipt thereof. Notwithstanding Section 5.3(b) but without limiting the actions permitted by Sections 5.3(a) and 5.3(b) and subject to complying with Section 5.3(b) (including the right to maintain discussions and negotiations with Excluded Parties), if, prior to the time the Stockholder Approval is obtained, the Company receives a bona fide written Acquisition Proposal from any Person that did not result from a breach of any provision of this Section 5.3 and that the Company Board concludes in good faith, after consultation with its independent financial advisor and outside legal counsel, constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, (x) the Company and its Representatives may provide access and non-public information with regard to the Company and its Subsidiaries in response to a request therefor by such Person if the Company receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement (a copy of which the Company shall promptly (but in any event, within 24 hours) provide to Parent following execution thereof), provided that the Company shall promptly (but in any event, within 24 hours) make available to Parent and Merger Sub any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously made available to Parent or Merger Sub, and (y) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person, in each case, provided that the Company Board concludes in good faith, after consultation with its outside legal counsel, that failure to take such action described in the foregoing clauses (x) or (y) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

          (d)   Except as set forth in this Section 5.3(d), neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, change, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, change, amend or modify), in any manner adverse to Parent, the Company Recommendation with respect to the Merger, make any public statement in connection with the Company Recommendation or in reference to an Acquisition Proposal that is inconsistent with the Company Recommendation and in any manner adverse to Parent, or fail to include the Company Recommendation in the Proxy Statement (any of the foregoing, a "Change of Recommendation"), or adopt, approve or recommend or otherwise declare advisable (publicly or otherwise), or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, or cause or permit the Company to enter into any Alternative Acquisition Agreement, or fail to make or reaffirm the Company Recommendation within five (5) Business Days following Parent's written request to do so following receipt of an Acquisition Proposal. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Stockholder Approval is obtained, the Company Board may effect a Change of Recommendation (and, in the case of the following clause (y), terminate this Agreement pursuant to Section 7.3(a) and enter into an Alternative Acquisition Agreement) if (x) an event, fact, development or occurrence affecting the business, assets or operations of the Company (but not relating to an Acquisition Proposal) that was neither known nor reasonably foreseeable to the Company Board as of the date of this Agreement becomes known to the Company Board (an "Intervening Event"), or (y) if the Company receives an Acquisition Proposal that is a binding, written offer capable of acceptance that the Company Board concludes in good faith, after consultation with its independent financial advisor and outside counsel, constitutes a Superior Proposal, provided that, in order to effect a Change of Recommendation under either clause (x) or (y) or terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal:

              (i)  the Company Board concludes in good faith, after consultation with its independent financial advisor and outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law and the Company shall have complied with its obligations under this Section 5.3;

             (ii)  the Company shall have provided prior written notice to Parent, at least five (5) Business Days in advance of making such Change of Recommendation or such termination (such period, the "Negotiation Period"), advising Parent of the intention to effect a Change of Recommendation or terminate this Agreement pursuant to Section 7.3(a), which notice shall specify in detail the basis for the Change of Recommendation or termination and, in the case of a Superior Proposal, the identity of the party making such Superior Proposal and the material terms thereof and include copies of the final forms of all relevant documents relating to such Superior Proposal;

            (iii)  during the Negotiation Period, the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith with respect to changes to the terms and conditions of this Agreement or the transactions contemplated hereby (or as to other proposals made by Parent); and

            (iv)  after so negotiating with Parent and Merger Sub during the Negotiation Period, the Company Board shall have considered in good faith any and all changes to this Agreement and the transactions contemplated hereby offered by Parent (or other proposals made by Parent), and shall have concluded, after consultation with its independent financial advisor and outside legal counsel, (A) in the event the Company Board's determination pursuant to clause (d)(i) above is in response to a Superior Proposal, that such Superior Proposal would continue to constitute a Superior Proposal even if such changes or other proposals were to be given effect, provided that, if any material amendment or revision is made to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent with respect to each successive such amendment or revision and to comply with the requirements of this Section 5.3 (including Section 5.3(e) ) with respect to such new written notice and the Negotiation Period shall recommence, or (B) in the event the Company Board's determination pursuant to clause (d)(i) above is in response to an Intervening Event, that such changes would not obviate the need for a Change of Recommendation in response to such Intervening Event.

          (e)   Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, or (ii) making any "stop-look-and-listen" communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided that any such disclosure (other than a "stop, look and listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that has the substantive effect of withholding, withdrawing, modifying or qualifying in any manner adverse to the Company Recommendation shall be deemed to for all purposes of this Agreement to be a Change of Recommendation unless the Company Board expressly publicly reaffirms the Company Recommendation within two (2) Business Days following any request by Parent.

          (f)    No Change of Recommendation shall change the approval of the Company Board for purposes of Section 251(b) of the DGCL or any Takeover Statute.

          (g)   The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.3 by any Representatives of the Company or any Subsidiary of the Company or their respective Representatives shall be deemed to be a breach of this Section 5.3 by the Company.

        5.4.    Proxy Statement.

          (a)   As promptly as reasonably practicable, and in any event within twenty (20) Business Days, after the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement relating to the Stockholders Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement"). Unless there is a Change of Recommendation in accordance with Section 5.3, the Proxy Statement shall include the recommendation of the Company Board that the stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL (the "Company Recommendation"). The Company agrees that at the date of first mailing to stockholders of the Company and at the time of the Stockholders Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein to the extent based on information supplied by or on behalf of Parent or Merger Sub or any Affiliate of Parent or Merger Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. Parent agrees to provide or cause to be provided all information with respect to itself, its Subsidiaries and its Representatives as may be reasonably requested by the Company for inclusion in the Proxy Statement, and that, at the date of first mailing to stockholders of the Company and at the time of the Stockholders Meeting, none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation or warranty is made by either Parent or Merger Sub with respect to statements made or incorporated by reference therein to the extent based on information supplied by the Company or any Affiliate of the Company in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein.

          (b)   The Company shall promptly, following its or its legal counsel's receipt thereof, inform Parent of any and all comments (written or oral) of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information, and the Company shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC and to make any amendments or filings as may be necessary in connection therewith. Each of the Company and Parent agrees to promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in this Section 5.4(b), mailed (or, to the extent permitted by Law, made available) to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. The Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

          (c)   Subject to applicable Law, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent.

        5.5.    Stockholders Meeting.

          (a)   Subject to Section 5.4(a), following the clearance of the Proxy Statement by the SEC, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all reasonable action necessary to convene a special meeting of the stockholders of the Company (the "Stockholders Meeting") within thirty (30) days after the date of mailing of the Proxy Statement (with the record date and meeting date of the Stockholders Meeting to be selected with the reasonable consent of Parent) to consider and vote upon the adoption of this Agreement. Subject to Section 5.3(d), the Company Board shall recommend adoption of this Agreement by its stockholders at the Stockholders Meeting and shall use its reasonable best efforts to solicit such adoption of this Agreement, and the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and secure any approval of its stockholders that is required by the DGCL and any other applicable Law to effect the Merger; provided, that the Company may postpone, recess or adjourn the Stockholders Meeting: (a) with the consent of Parent, (b) for the absence of a quorum or (c) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary or advisable under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company's stockholders prior to the Stockholders Meeting.

        5.6.    Reasonable Best Efforts; Filings; Other Actions.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall, the Company shall cause its Subsidiaries to, and Parent shall, with respect to clause (iii) below, cause each ultimate parent of Parent required to make any filing under the HSR Act or any other applicable Regulatory Law in connection with the Merger to, each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other in doing all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, including the Merger, (ii) obtain from any Governmental Entities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any other applicable Regulatory Law, and (C) any other applicable Law, and in the case of the notification and report form under the HSR Act, in no event later than ten (10) Business Days from the execution of this Agreement. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act and Regulatory Law. The Company and Parent (and their Subsidiaries, respectively) shall not consent, discuss or commit to any extension of any waiting period under the HSR Act or any other applicable Regulatory Law or to any agreement not to consummate the Merger without the consent of such other party, as applicable, in its sole discretion. Notwithstanding anything to the contrary contained in this Agreement, all obligations of the Company, Parent and Merger Sub to obtain the Financing or any other financing for the transactions contemplated hereby shall be governed exclusively by Sections 5.13, and not this Section 5.6.

          (b)   The Company, Parent and Merger Sub shall each use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law. Notwithstanding the foregoing or any other provision of this Agreement, nothing contained in this Agreement shall require or obligate Parent or any of its Affiliates to, and the Company shall not, without the prior written consent of Parent: (i) commence any litigation with any Governmental Entity in connection with any Regulatory Law; (ii) pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, in connection with obtaining any authorization, consent, order, registration or approval; or (iii) agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or assets of Parent, the Company, or any of their respective Subsidiaries, or any interest or interests therein, if any such action would reasonably be expected to have a material adverse effect on the business of the Company and its Subsidiaries, as a whole.

          (c)   Each of the Company, Parent and Merger Sub shall (i) subject to any restrictions under any applicable Law, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity with respect to this Agreement and the transactions and other agreements contemplated hereby and permit the other party to review in advance any proposed written communication to any Governmental Entity, (ii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice, the Federal Trade Commission, or any other Governmental Entity in respect of any registrations, declarations and filings, (iii) unless required by applicable Law, not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the extent practicable, (iv) subject to any restrictions under any applicable Law, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding any sensitive information with respect to any individual who is an officer, director, employee or equity holder in Parent or any of its Affiliates and any documents and communications which are subject to preexisting confidentiality agreements, the attorney client privilege or work product doctrine), and (v) furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including any filings necessary or appropriate under the provisions of any Regulatory Law.

          (d)   The Company shall keep Parent and Merger Sub informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax (other than ordinary course communications which could not reasonably be expected to be material to the Company), criminal or regulatory investigation or other Action involving the Company or any of its Subsidiaries, and shall reasonably cooperate with Parent and Merger Sub and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or Action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators); provided that the Company shall not be obligated to incur any Cost, liability or obligation prior to the Closing.

          (e)   Subject to compliance with applicable Law, the Company shall take such actions as are necessary to cause the Persons designated by Parent (in writing no later than three (3) Business Days prior to the Closing Date) to be elected to serve as the sole directors of Opco, effective as of immediately prior to the Effective Time, to enable such Persons, in their capacities as directors of Opco, to cause Available Cash of the Subsidiaries of the Company (determined as of immediately prior to the Effective Time) not needed for operations or reserves to be distributed as a dividend to the Company immediately prior to the Effective Time for use by Parent to pay, in part, the aggregate Per Share Merger Consideration, provided that Parent will immediately cause the resignation of such directors from the board of directors of Opco if the Effective Time does not occur following the declaration of such dividend.

        5.7.    Access and Reports.

          (a)   Subject to applicable Law, from and after the date of this Agreement to the Effective Time, upon reasonable notice, the Company shall, and shall cause each of its Subsidiaries to, (i) afford to Parent, Merger Sub and each of their Representatives, reasonable access, during normal business hours, to its officers, employees, properties, offices and other facilities, books, contracts and records and (ii) furnish or cause to be furnished such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent Merger Sub or their Representatives may reasonably request; provided that (x) no investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by the Company herein, (y) the foregoing shall not require the Company or any of its Subsidiaries (A) to permit any inspection, or to disclose any information that would violate any of its obligations with respect to confidentiality so long as the Company shall have used reasonable best efforts to obtain the consent of such third party to allow such inspection or disclosure or (B) to disclose any information of the Company or any of its Subsidiaries that would waive the protection of attorney-client privilege if the Company shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege, and (z) notwithstanding anything to the contrary contained herein, including Section 5.14, customer lists, SKU costing information and supplier program information listed in Section 5.7(a) of the Company Disclosure Letter shall only be available for review at the offices of the Company by Parent, Merger Sub and their Representatives (and financing sources and their Representatives, to the extent they are entitled to access to such information pursuant to Section 5.14) and shall not be removed, copied or duplicated by any such Person.

          (b)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any Actions commenced or, to such party's knowledge, threatened against, relating to or otherwise affecting such party or any of its Affiliates in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement ("Transaction Litigation") or (iii) if such party becomes aware of any facts or circumstances that such party believes do, or with the passage of time are reasonably likely to, constitute a breach of this Agreement by the other party or the occurrence or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party hereto to effect the Merger or any of the other transactions contemplated by this Agreement not to be satisfied; provided that the delivery of any notice pursuant to this Section 5.7(b) shall not cure any breach of any representation, warranty or covenant in this Agreement or otherwise limit or affect the remedies available hereunder to any party hereto.

        5.8.    Publicity; Communications.

          (a)   The initial press release to be issued with respect to the transactions contemplated by this Agreement, including the Merger, shall be a joint press release by the Company and Parent and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements (including conference calls with investors and analysts) with respect to the Merger or any of the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity or the NYSE with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with the NYSE (in which case, such party shall use all reasonable efforts to consult with the other parties before issuing such press release or making such public announcement or filing); provided, that Parent's consent shall not be required, and the Company shall not be required to consult with Parent in connection with, or provide Parent an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Acquisition Proposal so long as the Company is in compliance with Section 5.3 at the time of any such press release or other public statement or comment. Notwithstanding the foregoing, without the prior consent of the other parties, the Company (i) may communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (ii) may disseminate the information included in a press release or other document previously approved for external distribution by Parent.

          (b)   Upon Parent's written request, (i) the Company and Parent shall promptly prepare a mutually acceptable joint written presentation to RiskMetrics Group recommending this Agreement and the transactions contemplated hereby, including the Merger, and (ii) the Company shall request a meeting with RiskMetrics Group for purposes of obtaining its recommendation of the adoption of this Agreement by the Company's stockholders.

          (c)   Before any Merger Communication of the Company or any of its "participants" (as defined in Item 4 of Schedule 14A of the Exchange Act) is first (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of the Company or such participant (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any executive officer, key employee or advisor of the Company or any such participant as a script in discussions or meetings with any such third parties, the Company shall (or shall cause any such participant to) provide such Merger Communication to Parent and allow Parent a reasonable opportunity to comment thereon, and shall consult in good faith with Parent for purposes of determining whether that communication constitutes "soliciting material" that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act. The Company shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by Parent on any such Merger Communication.

        5.9.    Employee Benefits.

          (a)   For a period of one year following the Closing Date (the "Continuation Period"), the Surviving Corporation shall provide all employees of the Company and its Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) who continue in employment with the Surviving Corporation or its Subsidiaries following the Effective Time (the "Affected Employees"), with compensation and benefits which are substantially comparable in the aggregate to the compensation and benefits provided to such Affected Employees as of the date of this Agreement (other than equity compensation incentives and any compensation or benefits triggered in whole or in part by the consummation of the transactions contemplated hereby).

          (b)   Effective as of the Effective Time, Parent shall cause the Surviving Corporation to honor the Benefit Plans and Employment Agreements (including all severance, change-in-control and similar plans and agreements), and to perform the obligations of the Company and its Subsidiaries thereunder in accordance with the terms and conditions thereof. Notwithstanding the foregoing or Section 5.9(a), Parent shall, or shall cause the Surviving Corporation to, provide each Affected Employee who suffers a termination of employment during the Continuation Period under circumstances that would have given the Affected Employee a right to severance payments and benefits under the Company's severance policy or individual employment, severance or separation agreement or other arrangement in effect immediately prior to the Effective Time (each, a "Company Severance Plan") with severance payments and benefits no less favorable than those that would have been provided to such Affected Employee under the applicable Company Severance

  Plan, as calculated using the same salary or hourly wage rate or other compensation, as applicable, provided to such Affected Employee immediately prior to the Effective Time, except as Parent or the Surviving Corporation, as applicable, and such Employee may otherwise agree in writing. Nothing contained in this Section 5.9 shall be deemed to grant any Affected Employee any right to continued employment after the Effective Time.

          (c)   Parent will cause any employee benefit plans of Parent and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) in which the Affected Employees are entitled to participate after the Closing Date to take into account for purposes of eligibility and vesting (but not benefit accruals), service by such employees as if such service were with Parent or its Subsidiaries, to the same extent such service was credited under an analogous Benefit Plan (including with respect to service with predecessor or acquired entities or any other entities for which the Company and its Subsidiaries have given credit for prior service), except that service credit shall also be provided for purposes of calculating paid time off and entitlements to severance pay.

          (d)   To the extent permitted under applicable Law, with respect to any employee benefit plans maintained by Parent and its Subsidiaries for the benefit of the Affected Employees following the Closing Date, Parent will cause the Surviving Corporation and its Subsidiaries to (i) with respect to any such employee benefit plan providing medical, dental, pharmaceutical and/or vision benefits to any Affected Employee, cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under analogous Benefit Plans prior to the Closing Date and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, any eligible expenses paid by such employees during the calendar year in which Effective Time occurs under analogous Benefit Plans.

          (e)   With respect to any accrued but unused vacation time to which any Affected Employee is entitled pursuant to the vacation policy or individual agreement or other arrangement applicable to such Affected Employee immediately prior to the Effective Time, (the "Vacation Policy"), Parent shall, or shall cause the Surviving Corporation to, (i) allow such Affected Employee to use such accrued vacation and (ii) if any Affected Employee's employment terminates during the Continuation Period, pay the Affected Employee, in cash, an amount equal to the value of the accrued vacation time to the same extent that the Affected Employee would have received a cash payment therefor under the Vacation Policy or the applicable Company Severance Plan as in effect on the date of this Agreement.

          (f)    Nothing contained in this Section 5.9, express or implied (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement or (ii) is intended to confer upon any Person (including any current or former officers, employees, directors or consultants of the Company or any of its Subsidiaries, or dependents or beneficiaries of such current or former officers, employees, directors or consultants) any rights as a third-party beneficiary of this Agreement.

        5.10.    Expenses.    Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense. Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article II.

        5.11.    Indemnification; Directors' and Officers' Insurance.

          (a)   From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law, each present and former director and officer of the Company (collectively, the "Indemnified

  Parties") against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties' service as a director or officer of the Company or any of its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise). Parent shall, and shall cause the Surviving Corporation to, advance costs and expenses (including attorneys' fees) as incurred by any Indemnified Party promptly after receipt by Parent of a written request for such advance to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification (it being understood and agreed that the Surviving Corporation shall not require the posting of any bond or any other security for such undertaking).

          (b)   Prior to the Effective Time, the Company shall obtain and fully pay the premium for the extension of (i) the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies, and (ii) the Company's existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (collectively, "D&O Insurance") with terms, conditions, retentions, coverage limits and limits of liability that are not materially less favorable than the coverage provided under the Company's existing policies in effect on the date hereof with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided in the Company's existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company's existing policies as of the date hereof. Notwithstanding the foregoing, (i) in no event shall the Company or the Surviving Corporation be required to expend for any such policies pursuant to this Section 5.11(b) an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance, and (ii) if the annual premiums of such insurance coverage exceed such amount, the Company or the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (c)   If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 5.11.

          (d)   The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

          (e)   The rights of the Indemnified Parties under this Section 5.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws of the Company or of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

        5.12.    Rule 16b-3.    Prior to the Effective Time, the Company shall (and shall be permitted to) take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company including any Company equity awards pursuant to Section 2.8 in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        5.13.    Financing.

          (a)   Subject to the terms and conditions of this Agreement (including Section 5.13(e)), each of Parent and Merger Sub shall use its reasonable best efforts (taking into account the anticipated timing of the Marketing Period and the Termination Date) to obtain the proceeds of the Financing as soon as reasonably practicable on the terms and conditions, taken as a whole (including the "flex" provisions) described in the Financing Letters, including using its reasonable best efforts to (i) comply with its obligations under the Financing Letters, (ii) negotiate and enter into definitive agreements with respect to the Financing Letters on terms and conditions (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of the flex provisions contained in any Fee Letter) no less favorable to Parent and Merger Sub than those contained in the Financing Letters, (iii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub contained in the Financing Letters (including definitive agreements related thereto), including the payment of any commitment, engagement or placement fees required as a condition to the Financing and (iv) consummate the Financing at or prior to the Closing Date, subject to the satisfaction or waiver of the conditions contained herein. Notwithstanding anything to the contrary in the immediately preceding sentence, each of Parent and Merger Sub shall use its reasonable best efforts to take, and shall use its reasonable best efforts to cause each of its Affiliates to take, all actions necessary to maintain in effect, and enforce its rights under, the Financing Letters (including any definitive agreements relating thereto); provided that each of Parent and Merger Sub may (i) amend, replace or modify the Debt Financing Letters to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities, and (ii) subject to the limitations set forth in this Section 5.13, otherwise amend or modify, grant any waiver of any provision or remedy under, or increase the amount of indebtedness or otherwise replace the Debt Financing Letters or one or more facilities. Parent and Merger Sub shall promptly deliver to the Company copies of any such replacement, amendment, supplement, modification or waiver. Parent and Merger Sub shall not, without the prior written consent of the Company, enter into any amendment or modification to, replacement of, or grant any waiver of any provision or remedy under, or exercise its right to terminate any commitment under, the Financing Letters, if such amendment, modification, replacement, waiver or termination would or would reasonably be expected to (A) reduce the aggregate amount of the Debt Financing such that the aggregate funds that would be available to Parent and Merger Sub at the Closing (taking into account other sources of funding that would be available to them, including any equity financing or Available Cash) would not be sufficient to satisfy the Financing Uses, unless the Equity Financing is increased by a corresponding amount or (B) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (x) adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement, or (y) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Financing less likely to occur. Any reference in this Agreement to (I) "Financing" shall include the financing contemplated by the Financing Letters as amended or modified in compliance with this Section 5.13 and (II) "Financing Letters" or "Debt Commitment Letter" shall include such documents as amended or modified in compliance with this Section 5.13(a).

          (b)   Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing and provide to the Company copies of all executed definitive documents related to the Debt Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt notice (x) of any material breach or default by any party to any of the Financing Letters or definitive agreements related to the Financing of which Parent or Merger Sub or any of their Affiliates becomes aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any financing source with respect to any (1) material breach of any of Parent's or Merger Sub's obligations under the Financing Letters or default, termination or repudiation by any party to any of the Financing Letters or other agreements related to the Financing or any provisions of the Financing Letters or other agreements related to the Financing, or (2) material dispute or disagreement between or among any parties to any of the Financing Letters or other agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing Date, and (z) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Letters or other agreements related to the Financing. As soon as reasonably practicable, after the Company delivers to Parent a written request, Parent shall provide any information reasonably requested by the Company in writing relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence.

          (c)   If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any "flex" provisions) contemplated in the Debt Commitment Letter (other than due to the failure of a condition to the consummation of the Debt Financing resulting from a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement), Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources (the "Alternative Debt Financing") in an amount such that the aggregate funds that would be available to Parent and Merger Sub at the Closing (taking into account other sources of funds available to them, including any additional equity financing or Available Cash) will be sufficient to satisfy the Financing Uses, and to obtain a new financing commitment letter (including any associated engagement letter relating to any offering of equity or debt securities or other indebtedness in connection with the transactions contemplated hereby) with respect to such Alternative Debt Financing (collectively, the "New Debt Commitment Letter") and any new related fee letters (the "New Fee Letter"), which shall replace the existing Debt Commitment Letter and related Fee Letters, respectively, in whole or in part, and copies of which shall be promptly provided to the Company; provided that Parent and Merger Sub shall not be required to arrange or obtain any such Alternative Financing on terms and conditions (including any "flex" provisions) that are less favorable to Parent and Merger Sub than those terms and conditions contained in the Debt Financing Letters. Notwithstanding the foregoing, no New Debt Commitment Letter or New Fee Letter may expand upon the conditions precedent or contingencies to the funding on the Closing Date of the Financing as set forth in the Financing Letters in effect on the date hereof or which would reasonably be expected to adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the "Financing" or the "Debt Financing" shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the "Financing Letters" or the "Debt Commitment Letter" shall be deemed to include the Debt Commitment Letter and any Fee Letter to the extent not superseded by a New Debt Commitment Letter or New Fee Letter, as the case may be, at the time in question and any New Debt Commitment Letter or New Fee Letter to the extent then in effect.

          (d)   Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.13 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, Parent or Merger Sub to (i) commence any litigation or similar enforcement action against the Financing Sources to enforce Parent's or Merger Sub's rights under the Debt Financing Letters, (ii) to pay any fees in excess of those contemplated in the Debt Financing Letters (whether to secure waiver of any conditions contained therein or otherwise), (iii) amend or waive any of the terms or conditions hereof, (iv) consummate the Closing at any time prior to the date determined in accordance with Section 1.2, or (v) seek the Equity Financing from any source other than those counterparty thereto (or permitted assignee of any such counterparty), or in an amount in excess of that contemplated by, the Equity Commitment Letters.

          (e)   In the event that (x) all or any portion of the Financing contemplated to be raised in lieu of the Holdco Bridge Facility or, if the Consent does not become effective, the Opco Bridge Facility contemplated under the Debt Financing Letters has not been consummated prior to the third Business Day immediately following the final day of the Marketing Period, (y) all conditions (except for those conditions that by their terms are to be satisfied by actions at the Closing) to the obligations of the parties to effect the Merger contained in Article VI shall have been satisfied or waived and the Closing is required to occur pursuant to Section 1.2 and (z) the bridge facilities and asset based revolving loan facility contemplated by the Debt Financing Letters are available on the terms and conditions described in the Debt Financing Letters, then Parent and Merger Sub shall draw down on such bridge financing and, to the extent available, the asset based revolving loan facility, in an amount sufficient and to the extent necessary, when combined with Available Cash and other sources of funds available to Parent and Merger Sub, to satisfy the Financing Uses.

        5.14.    Financing Cooperation.

          (a)   Prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of its and their respective officers and employees to, and shall use its reasonable best efforts to cause the non-employee Representatives of the Company and each of its Subsidiaries to, use its reasonable best efforts to provide to Parent such customary cooperation reasonably requested by Parent to cause the conditions and covenants in the Debt Financing Letters to be satisfied or otherwise that is customary and necessary, proper, advisable or desirable, or reasonably requested by Parent, in connection with the Debt Financing, including the issuance of the Holdco Notes by the Company or a direct or indirect parent company of the Company at the Closing (or by Merger Sub or a direct or indirect parent company of Merger Sub prior to the Closing, with the proceeds thereof funded into escrow prior to the Closing as contemplated by the Debt Financing Letters), in each case, with reasonable prior notice and at reasonable times, including cooperation that consists of using reasonable best efforts in respect of:

              (i)  participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing or any high-yield securities or loans being issued in lieu of any portion of the Debt Financing ("High Yield Securities") and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies that are customary for financings of a type similar to the Debt Financing or such High Yield Securities;

             (ii)  (A) furnishing Parent and the Financing Sources as promptly as practicable (and no later than the Solicitation Period End Date, if requested by Parent to facilitate an issuance of Holdco Notes prior to the Closing Date) with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by the Parent, including (i) audited consolidated balance sheets and related statements of income, equity and cash flows and related notes of the Company, in each case prepared in accordance with GAAP for the three (3) most recently completed fiscal years ended at least 90 days before the Applicable Financing Closing Date, and, for each fiscal quarter after the date hereof ended at least 45 days prior to the Applicable Financing Closing Date and for the comparable quarter of the prior fiscal year, unaudited consolidated balance sheets of the Company as of the end of such fiscal quarter and the related unaudited statements of income, equity and cash flows and related notes, in each case prepared in accordance with GAAP and using the same accounting principles, policies, methods, practices, procedures, classifications, categories, estimates, judgments and assumptions as were used in preparing the audited financial statements contained in the Company SEC Documents, (ii) information regarding the Company of the type and form customarily included in an offering memorandum for private placements of debt securities under Rule 144A promulgated under the Securities Act (which, for the avoidance of doubt, shall not include financial statements or information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X or Compensation Discussion and Analysis required by Regulation S-K Item 402(b)) but shall include customary disclosure of certain guarantor and non-guarantor information, including financial statements and pro forma financial information (including as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Applicable Financing Closing Date, prepared after giving effect to the transactions contemplated hereby and the Financing as if such transactions and the Financing had occurred as of such date (in the case of the balance sheets) or at the beginning of such period (in the case of other financial statements), in each case prepared in accordance with GAAP), financial data, audit reports and business and other financial information of the type and form that would be required by Regulation S-X (other than such other information not required to be delivered pursuant the Financing Letters) and Regulation S-K promulgated under the Securities Act for a registered public offering of debt securities (including for the preparation of pro forma financial statements), or that would otherwise be necessary to receive from the independent accountants that audited the Audited Financial Statements (and any other accountant to the extent financial statements audited or reviewed by such accountants are or would be included in such offering memoranda), customary "comfort" (including "negative assurance" comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon "pricing" of any High-Yield Securities, with respect to the financial information to be included in such offering memorandum which, with respect to any interim financial statements shall have been reviewed by such independent accountants as provided in AU 722, and consents of such independent accountants to use of their reports in any materials related to the Debt Financing or High-Yield Securities; provided, that Parent shall be responsible for, and the Company's obligations are subject to, timely provision of any post-Closing pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information reasonably requested by Parent to be delivered by the Company (excluding any information that would customarily be prepared with the cooperation of the Company), (B) assisting in a commercially reasonable manner with the preparation of customary materials for rating agency presentations, lender presentations, high yield road show presentations or memoranda, syndication memoranda, offering documents, private placement memoranda, bank information memoranda, prospectuses and other marketing materials or documents, including business and financial projections reasonably requested by Parent or the Financing Sources, in each case in connection with the Debt Financing or High-Yield Securities, and (C) assisting in a commercially reasonable manner Parent and the Financing Sources in obtaining as promptly as practicable field audits and appraisals satisfactory to the Financing Sources of the customer accounts receivable and inventory of the Company suitable to be pledged as collateral for the New ABL Facility to be established pursuant to the Debt Commitment Letters (all such information required to be delivered or prepared by the Company pursuant to Section 5.14(a)(ii)(A) , together with any replacements or restatements thereof and supplements thereto, if any such information would go stale or otherwise be unusable under customary practices for such purposes, the "Required Information", and all such information required to be delivered or prepared pursuant to Section 5.14(a)(ii)(A), the "Specified Required Information") (it being understood that notwithstanding the foregoing, if at any time the Company shall in good faith reasonably believe that it has provided all Specified Required Information as required by Section 5.14(a)(ii)(A) and such Required Information is Compliant, the Company may deliver to Parent written notice to that effect (stating the date it believes such Specified Required Information was provided), in which case the Company shall be deemed to have complied with this Section 5.14(a)(ii) with respect to the Specified Required Information unless (1) Parent in good faith reasonably believes the Company has not provided all Specified Required Information and, within five (5) Business Days after delivery of such notice by the Company, delivers a written notice to the Company to that effect, stating with specificity, to the extent reasonably practicable, which items of Specified Required Information have not been provided or (2) the Required Information ceases to be Compliant before the termination of the Marketing Period);

            (iii)  executing and delivering authorization letters authorizing the distribution of information to prospective lenders or investors and containing a representation that the public side versions of such documents, if any, do not include material non-public information regarding the Company or its Subsidiaries or securities;

            (iv)  executing and delivering any securities purchase agreement, credit agreement, indenture, supplemental indenture, note, guarantee, pledge and security document, currency or interest hedging arrangement, other definitive financing document, representation letter to auditors and any other certificate or document and back-up therefor and for legal opinions as may be reasonably requested by Parent or the Financing Sources or their respective counsel, obtaining and delivering a solvency certificate of the chief financial officer of the Company and any Subsidiary of the Company that is a borrower or guarantor under any of the Debt Financing or High-Yield Securities, consents of accountants for use of their reports in any materials relating to the Debt Financing or High-Yield Securities, and other certificates, legal opinions or documents required to satisfy the conditions in the Debt Financing Letters or as may otherwise be reasonably requested by Parent or the Financing Sources or their respective counsel, and otherwise reasonably facilitating the pledging of collateral;

             (v)  obtaining accountants' comfort letters, corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, legal opinions, surveys and title insurance (including providing reasonable access to Parent and its Representatives to all owned real property and leased real property), engineering reports, environmental and other inspections and other documentation and items relating to the Debt Financing or High-Yield

    Securities as may be reasonably requested by Parent and to arrange discussions among Parent, Merger Sub and the Financing Sources and prospective Financing Sources with other parties to or beneficiaries of Material Contracts, Company Leases and Liens;

            (vi)  taking all actions reasonably necessary to (A) permit the Financing Sources to evaluate the Company's and its Subsidiaries' current assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, provided that such accounts, agreements and arrangements will not become active or take effect until the Effective Time;

           (vii)  granting the Financing Sources, with reasonable prior notice and at reasonable times, access to the Company and Company Subsidiaries' respective properties, assets, and cash management and accounting systems (including cooperating in and facilitating the completion of field examinations, collateral audits, asset appraisals, surveys, Phase I environmental site assessments and engineering/property condition reports) as would be reasonably necessary for the completion of the Debt Financing or High-Yield Securities;

          (viii)  reasonably facilitating the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering of pay-off letters and Lien terminations, in each case, in form and substance reasonably satisfactory to Parent, and other cooperation in connection with the repayment or other retirement of existing indebtedness and the release and termination of any and all related Liens);

            (ix)  taking all corporate actions, subject to the occurrence of the Applicable Financing Closing Date reasonably requested by Parent or any Financing Source to (A) permit the consummation of the Debt Financing or issuance of such High-Yield Securities, (B) the distribution or payment of Available Cash on hand of Opco and its Subsidiaries and the proceeds of the Debt Financing or High-Yield Securities, if any, obtained by any Subsidiary of the Company to the Surviving Corporation and its Subsidiaries to fund the Per Share Merger Consideration and other Financing Uses, and (D) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any replacement high-yield debt financing, by the Surviving Corporation or any Subsidiary of the Company concurrently with or immediately following the Effective Time;

             (x)  furnishing Parent and the Financing Sources promptly with all documentation and other information which any lender providing or arranging Debt Financing or the issuance of the High Yield Securities has determined is required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act; and

            (xi)  otherwise cooperating customarily and reasonably with the marketing efforts of Parent and the Financing Sources for any of the Financing as necessary or reasonably requested by Parent or the Financing Sources.

  provided, that (u) the Company shall not be required to make any representation, warranties or certifications as to which, after the Company's use of reasonable best efforts to cause such representation, warranty or certification to be true, the Company has in its good faith determined that such representation, warranty or certification is not true, (w) the Company shall not be required to become subject to any obligations or liabilities with respect to such agreements or documents prior to the Closing other than as set forth in Section 5.14 of the Company Disclosure Letter, (x) nothing shall obligate the Company or any of its Subsidiaries to provide, or cause to be provided, any legal opinion by its counsel, or to provide any information or take any action to the extent it would result in a violation of Law or loss of any privilege, and (y) Parent shall, promptly upon request by the Company, reimburse the Company and its Subsidiaries for all reasonable out-of pocket costs and expenses (including attorneys' fees) incurred by the Company or its Subsidiaries in connection with such cooperation. The Company and its Representatives shall be given a reasonable opportunity to review and comment on any financing documents and any materials that are to be presented during any meetings conducted in connection with the Financing, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its Representatives.

          (b)   The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or is not reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

          (c)   The Company shall or shall cause its Subsidiaries to supplement any Required Information on a reasonably current basis to the extent that any such information, to the Knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading.

          (d)   All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreements; provided that Parent and Merger Sub shall be permitted to disclose such information to any Financing Sources or prospective Financing Sources and other financial institutions and investors that are or may become parties to the Financing Letters and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing, or to their respective counsel and auditors, in each case, to the extent subject to customary confidentiality arrangements for use by any of them of such information in connection with the Debt Financing, and to Moody's Investors Service and Standard & Poor's Rating Agency in connection with obtaining ratings of the Debt Financing.

          (e)   Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and their respective Representatives shall not, except as set forth in this Agreement, have any liability to any person under or in connection with, the arrangement of the Financing or any Alternative Debt Financing that Parent or Merger Sub may raise in connection with the transactions contemplated by this Agreement. Parent and Merger Sub shall (x) promptly, upon request by the Company, reimburse the Company for all Costs incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.14 and (y) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all Costs incurred by them in connection with the arrangement of the Financing or any Alternative Debt Financing and any information utilized in connection therewith.

          (f)    Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 6.2(b), as it applies to the Company's obligations under Section 5.14, shall be deemed satisfied if the Company's breach(es) of its obligations under Section 5.14 did not contribute in any material respect to the failure to obtain the Financing or Alternative Debt Financing.

        5.15.    Existing Notes.

          (a)   The Company shall use its reasonable best efforts to commence, as promptly as practicable on or after the date hereof and following receipt of written instructions from Parent, a consent solicitation with respect to modifications (1) to facilitate the Consent (as contemplated by the Debt Commitment Letters) in connection with an Exit Consent Tender Offer (as contemplated by the Debt Commitment Letters) or (2) as may otherwise be reasonably determined by Parent (and reasonably satisfactory to the Company) for the purpose of facilitating the transactions contemplated hereby (each, a "Consent Solicitation"). Any Consent Solicitation will contain such customary terms and conditions as are reasonably determined by Parent; provided that (i) this Agreement shall not have been terminated in accordance with its terms and (ii) in connection with such Consent Solicitation, either the Company shall have received from Parent all necessary and appropriate documentation in connection with the Consent Solicitation, including the consent solicitation statement, consent forms and other related documents (collectively, the "Solicitation Documents"), which shall be subject to comment by and shall be in form and substance reasonably satisfactory to, the Company and its counsel, or, at Parent's request, the Company shall prepare, or cause to be prepared, such Solicitation Documents, as described in Section 5.15(c) below. The Company shall waive any of the conditions relating to any Consent Solicitation, as applicable, as may be reasonably requested by Parent in writing and shall not, without the written consent of Parent, waive any condition to any Consent Solicitation or make any changes to any Consent Solicitation other than as agreed between Parent and the Company. The Company shall use its reasonable best efforts to promptly make any change to the terms and conditions of any Consent Solicitation reasonably requested by Parent to the extent in compliance with applicable Law. Notwithstanding the foregoing, the Existing Notes Indenture shall revert to the form in effect prior to the effectiveness of any proposed amendments and be of no further effect if the Closing does not occur.

          (b)   The Company agrees that, promptly following the receipt of the requisite consents for the amendments proposed in the Consent Solicitation, the Company shall cause each of its Subsidiaries that is party to the Existing Notes Indenture as is necessary to execute a customary supplemental indenture to the Existing Notes Indenture, which supplemental indenture shall become effective upon execution and implement the proposed amendments set forth in the Solicitation Documents and shall become operative upon (but not prior to) the Effective Time. Concurrent with the Effective Time, Parent shall cause the Company to pay for consents validly delivered and not revoked in accordance with the Consent Solicitation, it being understood that all such payments shall be subject to Section 5.15(i) if such payments are made.

          (c)   Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Solicitation Documents and other customary documentation. Any Solicitation Documents (including all amendments or supplements thereto) and all mailings to the holders of the Existing Notes in connection with any Consent Solicitation shall be subject to the prior review of, and comment by, the Company and Parent (and their respective counsel) and shall be reasonably acceptable in form and substance to each of them. If at any time prior to the completion of a Consent Solicitation any information in the Solicitation Documents should be discovered by the Company and its Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Solicitation Documents, as applicable, so that they shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party in writing, and an appropriate amendment or supplement describing such information shall be disseminated by or on behalf of the Company to the holders of the Existing Notes. Notwithstanding anything to the contrary in this Section 5.15, the Company shall comply in all material respects with any applicable Law (including regulations of the SEC) in connection with a Consent Solicitation. To the extent that the provisions of any applicable Law (or regulations of the SEC) conflict with this Section 5.15, the Company shall comply with the applicable Law (or regulation of the SEC) and shall not be deemed to have breached its obligations hereunder by such compliance.

          (d)   In connection with any Consent Solicitation, Parent may select one or more solicitation agents, information agents (in each case reasonably acceptable to the Company, provided that the parties listed in Section 5.15(d) of the Parent Disclosure Letter shall be deemed acceptable) and other agents to provide assistance in connection therewith and the Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause its Subsidiaries to, enter into usual and customary agreements (including usual and customary indemnities) with such parties so selected and on terms and conditions reasonably acceptable to Parent and the Company. Parent shall provide, or cause to be provided, the requisite amount of funds to the Company for all payments to holders of Existing Notes in respect of any consents validly delivered and not revoked in accordance with the Consent Solicitation.

          (e)   Following the Closing, if requisite consents in the Consent Solicitation have not been obtained, any Exit Consent Tender Offer has not been consummated and a Change of Control (as defined in the Existing Notes Indenture) has occurred, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) comply with the requirements under the Existing Notes Indenture relating to an offer to purchase or redeem the outstanding Existing Notes as a result of the consummation of the transactions contemplated hereby.

          (f)    Notwithstanding anything to the contrary herein, it is expressly agreed by the parties hereto that (i) the failure to obtain the consent of the holders of the Existing Notes in connection with any Consent Solicitation shall not be deemed to be a breach by the Company under this Agreement so long as the Company has complied in all material respects with its obligations pursuant to this Section 5.15.

          (g)   The Company shall use its reasonable best efforts to commence, as promptly as practicable following receipt of written instruction from Parent, one or more offers to purchase the Existing Notes (an "Offer"); provided, that the Company is first reasonably satisfied that Parent will have available funds at the closing to pay all required amounts (including fees and expenses) in connection with the Offer; provided, further, that such Offer shall state that consent fees, premiums, interest and principal in connection with the Offer shall be paid solely by Parent and that none of the Company or any of its Subsidiaries shall have any liability or obligation with respect thereto. At the election of Parent, the Offer will (i) comply with the provisions of Section 4.07 of the Existing Notes Indenture and/or (ii) contain such customary terms and conditions as are reasonably determined by Parent (and reasonably satisfactory to the Company) (which may include an Exit Consent Tender Offer as contemplated by the Debt Financing Letters, in which case the foregoing clauses (a) through (d) shall apply with respect to any consent solicitation process included with such Offer); provided that (A) this Agreement shall have not been terminated in accordance with Sections 7.1 through 7.4 and (B) either the Company shall have received from Parent all necessary and appropriate documentation in connection with the Offer, including an offer to purchase or change of control notice, as applicable, letters of transmittal and other related documents (collectively, the "Offer Documents"), which shall be in form and substance reasonably satisfactory to the Company and its counsel, or, at Parent's request, the Company shall prepare, or cause to be prepared, such Offer Documents. Subject to the terms of Section 4.07 of the Existing Notes Indenture, if applicable, the Offer shall be conducted in accordance with this Section 5.15, mutatis mutandis, and shall comply in all respects with applicable Law. The consummation of any Offer shall be subject to the occurrence of the Closing. Parent shall (1) as soon as reasonably practicable after obtaining ratings with respect to the Existing Notes from Moody's Investors Service or Standard & Poor's Rating Agency, instruct the Company to commence a Consent Solicitation, (2) no later than the commencement of the Marketing Period instruct the Company to commence (x) an Offer complying with the requirements of Section 4.07 of the Existing Notes Indenture if the requisite consents to an amendment to the Existing Notes Indenture eliminating the requirement to make the Change of Control Offer have not then been obtained and (y) an Exit Consent Tender Offer if an Exit Consent Tender Offer is to be commenced prior to Closing, and

  (3) provide, or cause to be provided, the requisite amount of funds to the Company for all payments to holders of Existing Notes in respect of any Existing Notes purchased.

          (h)   In connection with any Offer, Parent may select one or more dealer managers and other agents (in each case which shall be reasonably acceptable to the Company) to provide assistance in connection therewith and the Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause its Subsidiaries to, enter into usual and customary agreements (including usual and customary indemnities) with such parties so selected, and on terms and conditions reasonably acceptable to Parent and the Company, Parent shall provide, or cause to be provided, the requisite amount of funds to the Company for all payments to holders of Existing Notes in respect of any notes validly tendered and not withdrawn in accordance with the Offer Documents.

          (i)    Parent and Merger Sub shall (x) promptly, upon request by the Company, reimburse the Company for all Costs incurred by the Company or any of its Subsidiaries in connection with any Consent Solicitation, the Solicitation Documents, any Offer and the Offer Documents and (y) indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all Costs in connection with the Consent Solicitation and/or the Offer; provided, however, that for purposes of both clauses (x) and (y), Parent shall not have any obligation to reimburse or indemnify and hold harmless any such party or person to the extent that any damages incurred thereby result from disclosure of an untrue statement of a material fact supplied by such party or person for inclusion in the Solicitation Documents or included in any Company SEC Report that is incorporated by reference in the Solicitation Documents that is determined to have contained an untrue statement of a material fact or an omission of any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading.

        5.16.    Transaction Litigation.    The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided that (a) neither the Company nor any Company Subsidiary or Representative of the Company shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Parent shall have consented in writing and (b) after receipt of Stockholder Approval, the Company shall, if requested by Parent, use its reasonable best efforts to settle any unresolved Transaction Litigation in accordance with Parent's direction.

        5.17.    State Takeover Statutes.    The Company and the Company Board shall, if any Takeover Statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on this Agreement or the transactions provided for in this Agreement.

ARTICLE VI

Conditions

        6.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger and the other transactions contemplated hereby is subject to the satisfaction or waiver in writing by Parent and the Company at or prior to the Effective Time of each of the following conditions:

          (a)    Stockholder Approval.    This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company (the "Stockholder Approval").

          (b)    Regulatory Consents.    Any applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated.

          (c)    Orders.    No court or other Governmental Entity of competent jurisdiction shall have enacted, adopted, issued, promulgated, enforced or entered any Order or Law (whether temporary, preliminary or permanent) that is in effect or pending, and restrains, enjoins or otherwise prohibits the consummation of the Merger or the other material transactions contemplated hereby.

        6.2.    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction or waiver in writing by Parent at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) Other than the representations and warranties set forth in Sections 3.1, 3.3, 3.4, 3.8(c) (insofar as it relates to the covenant set forth in Section 5.1(g)(B)), 3.10, 3.24, 3.27 and 3.28, the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term "Company Material Adverse Effect," except where the failure of such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties set forth in Section 3.3 shall be true and correct when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), except for inaccuracies that are, in the aggregate, de minimis; (iii) the representations and warranties set forth in Section 3.8(c) (insofar as it relates to the covenant set forth in Section 5.1(g)(B)) shall be true and correct in all material respects when made and as of the Closing as if made at such time; (iv) the representations and warranties set forth in Sections 3.1, 3.4, 3.10, 3.24, 3.27 and 3.28 shall be true and correct in all respects when made and as of the Closing as the time when made (in the case of Section 3.10 and otherwise, as if made at such time).

          (b)    Performance of Obligations.    The Company shall have performed or complied with, as applicable, (i) all of its obligations, agreements and covenants contained in Sections 5.1(a)(i) through (iii) and 5.1(g)(B), and (ii) in all material respects all of its other obligations, agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing pursuant to the terms hereof.

          (c)    No Company Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any fact, circumstance, change, event, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)    Closing Date Certificate.    The Company shall have delivered to Parent, a true and correct certificate of the chief financial officer of the Company stating that the amount of Available Cash as of the Closing Date is not less than $50,000,000.

          (e)    Officer's Certificate.    Parent and Merger Sub shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied or waived.

        6.3.    Conditions to Obligation of the Company.    The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) Other than the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.12 and 4.13 the representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct in all respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term "Parent Material Adverse Effect," except where the failure of such representations and warranties to be true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (ii) the representations and warranties set forth in Section 4.4 shall be true and correct when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), except for inaccuracies that are, in the aggregate, de minimis; (iii) the representations and warranties set forth in Section 4.12 shall be true and correct in all material respects when made and as of the Closing as if made at such time; and (iv) the representations and warranties set forth in Sections 4.1, 4.2 and 4.13 shall be true and correct in all respects when made and as of the Closing as if made at such time.

          (b)    Performance of Obligations.    Each of Parent and Merger shall have performed or complied with, as applicable, in all material respects all of its obligations, agreements and covenants contained in this Agreement that are required to be performed or complied by it at or prior to the Closing pursuant to the terms hereof.

          (c)    Officer's Certificate.    The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied or waived.

        6.4.    Frustration of Closing Conditions.    None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's material breach of any representation, warranty, covenant or agreement in this Agreement.

ARTICLE VII

Termination

        7.1.    Termination by Mutual Consent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval is obtained, by mutual written consent of the Company and Parent by action of their respective boards of directors.

        7.2.    Termination by Either Parent or the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

          (a)   the Merger shall not have been consummated by November 29, 2012 (the "Termination Date"), whether such date is before or after the Stockholder Approval is obtained; provided that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement in this Agreement has been the primary cause of the failure of the Merger to occur by the Termination Date;

          (b)   the Stockholders Meeting shall have been held and completed and the Stockholder Approval shall not have been obtained at such Stockholders Meeting or at any adjournment, postponement or recess thereof; or

          (c)   any Governmental Entity has denied approval of the Merger and such denial has become final and non-appealable or any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, provided, that the party seeking to terminate this Agreement pursuant to this paragraph (c) shall have used its reasonable best efforts to contest, appeal and remove such denial or Order in accordance with Section 5.6.

        7.3.    Termination by the Company.    This Agreement may be terminated and the Merger may be abandoned by the Company:

          (a)   at any time prior to the Stockholder Approval is obtained, in order to accept a Superior Proposal in accordance with Section 5.3; provided, that the Company shall have (i) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (ii) otherwise complied in all material respects with all provisions of Section 5.3, and (iii) simultaneously with such termination paid all amounts due to Parent and Merger Sub pursuant to Section 7.5;

          (b)   if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) (x) cannot be cured by Parent or Merger Sub prior to the Termination Date or (y) if capable of being cured, such breach shall not have been cured within the earlier of (A) thirty (30) calendar days following receipt of written notice from the Company of such breach and (B) one (1) Business Day prior to the earlier of the Termination Date and the date on which the Agreement may otherwise be terminated by Parent in accordance with Article VII; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(b) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder, which breach would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b); or

          (c)   if (i) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than conditions that, by their nature, are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied at such time, or the failure of which to be satisfied, is caused by a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement), (ii) the Company has notified Parent in writing that the Company is ready, willing and able to consummate the Closing and all of the conditions set forth in Section 6.3 have been satisfied or that the Company is willing to waive any unsatisfied conditions in Section 6.3 for the purpose of consummating the Closing, and (iii) Parent and Merger Sub have failed to consummate the Closing on the date the Closing is required to have occurred pursuant to Section 1.2.

        7.4.    Termination by Parent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

          (a)   (i) the Company Board or any committee thereof makes a Change of Recommendation, (ii) a tender offer or exchange offer for the outstanding Shares is commenced, or a proposal is made to the Company or publically announced, that would, in each case, if consummated, constitute an Acquisition Proposal and the Company Board or any committee thereof shall have failed to recommend against acceptance of such tender offer, exchange offer or proposal to its stockholders (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer, exchange offer or proposal or making any "stop-look-and-listen" communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act) within ten (10) Business Days after Parent's written request to do so following the commencement of such tender offer or exchange offer or making of such proposal or the Company Board or any committee thereof recommends that the stockholders of the Company tender their Shares in such tender or exchange offer, (iii) the Company or the Company Board or any committee thereof shall have (x) approved, adopted, recommended, or declared advisable any Acquisition Proposal or (y) approved or recommended, or entered into or allowed the Company or any of its Subsidiaries to enter into, an Alternative Acquisition Agreement or (iv) the Company Board or any committee thereof formally resolves to take or publicly announces an intention to take any of the foregoing actions; or

          (b)   there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement, which breach or failure to be true (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) (x) cannot be cured by the Company by the Termination Date or (y) if capable of being cured, shall not have been cured within the earlier of (A) thirty (30) calendar days following receipt of written notice from the Parent of such breach or failure and (B) one (1) Business Day prior to the earlier of the Termination Date and the date on which the Agreement may otherwise be terminated by the Company in accordance with Article VII; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4(b) if it or Merger Sub is then in material breach of any of their representations, warranties, covenants or other agreements hereunder, which breach would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b).

        7.5.    Effect of Termination and Abandonment.

          (a)   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any member of the Parent Group or the Company Group); provided, that (i) no such termination shall relieve any party hereto of any liability to pay the Termination Fee or the Excluded Party Fee, as applicable, or the Parent Fee or to reimburse expenses in accordance with this Section 7.5 or relieve any party hereto for any liability incurred or suffered as a result of fraud and (ii) the provisions listed in the first sentence of Section 8.1 shall survive the termination of this Agreement.

          (b)   In the event that:

              (i)  (x) this Agreement is terminated pursuant to Sections 7.2(a), 7.2(b) or 7.4(b) (other than as provided in Section 7.5(b)(iv)), (y) any Person shall have delivered to the Company or publicly disclosed an Acquisition Proposal prior to the Stockholders Meeting and (z) within 12 months of such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal or consummates the transactions contemplated by an Acquisition Proposal (whether the Acquisition Proposal made prior to the Stockholders Meeting or a different Acquisition Proposal), then the Company shall, on the date such definitive agreement is entered or such Acquisition Proposal is consummated (whichever is earlier), pay or cause to be paid an amount equal to $29,900,000 (the "Termination Fee") to the Termination Fee Parties and reimburse Parent for all of its Reimbursable Expenses by wire transfer of same day funds to one or more accounts designated by Parent; provided that for purposes of clause (z) above the references to "20%" in the definition of "Acquisition Proposal" shall be deemed to be references to "50%";

             (ii)  this Agreement is terminated by the Company pursuant to Section 7.3(a), the Company shall pay the Termination Fee to the Termination Fee Parties prior to such termination and shall reimburse Parent for all of its Reimbursable Expenses, provided, that if such termination occurs prior to the Cut-Off Date on account of a Superior Proposal made by a Person that is an Excluded Party, then the Company shall pay to the Termination Fee Parties an amount equal to $13,900,000 (the "Excluded Party Fee") and shall reimburse Parent for all of its Reimbursable Expenses, in each case by wire transfer of same day funds to one or more accounts designated by Parent;

            (iii)  this Agreement is terminated by Parent pursuant to Section 7.4(a), the Company shall pay the Termination Fee to the Termination Fee Parties and shall reimburse Parent for all of its Reimbursable Expenses, promptly, but in any event within two (2) Business Days, after the date of such termination; provided, that if such termination pursuant to Section 7.4(a) occurs prior to the Cut-Off Date on account of a Superior Proposal made by a Person that is an Excluded Party, then the Company shall pay to the Termination Fee Parties the Excluded Party Fee and shall reimburse Parent for all of its Reimbursable Expenses, in each case by wire transfer of same day funds to one or more accounts designated by Parent;

            (iv)  this Agreement is terminated by Parent pursuant to Section 7.4(b) as a result of any material breach by the Company of the covenants contained in Section 5.3, the Company shall pay the Termination Fee to the Termination Fee Parties and shall reimburse Parent for all of its Reimbursable Expenses, promptly, but in any event within two (2) Business Days, after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent; or

             (v)  this Agreement is terminated by the Company pursuant to Section 7.2(a), 7.2(b) or 7.3(b), at any time at which Parent was entitled to terminate this Agreement pursuant to Section 7.4(a) or 7.4(b) (in the later case, as a result of any material breach by the Company of the covenants contained in Section 5.3), the Company shall pay the Termination Fee to the Termination Fee Parties and shall reimburse Parent for all of its Reimbursable Expenses, promptly, but in any event within two (2) Business Days, after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent.

        For the avoidance of doubt, in no event shall the Company be required to pay the Excluded Party Fee or Termination Fee on more than one occasion. For purposes of this Agreement, any payment of the Termination Fee or Excluded Party Fee to the Termination Fee Parties hereunder shall be payable to Parent to the extent that Parent has any unreimbursed expenses and any remaining amounts shall be payable 50% to Goldman, Sachs & Co. and 50% to P2 Capital Partners, LLC.

          (c)   In the event that:

              (i)  this Agreement is terminated by the Company pursuant to Sections 7.3(b), at any time at which Parent was not entitled to terminate this Agreement pursuant to Section 7.4(a) or 7.4(b) (in the later case, as a result of any material breach by the Company of the covenants contained in Section 5.3), or 7.3(c), then Parent shall promptly, but in no event later than two (2) Business Days, after the date of such termination, pay or cause to be paid to the Company or its designees an amount equal the Parent Fee, by wire transfer of same day funds; or

             (ii)  if this Agreement is terminated by the Company or Parent pursuant to Section 7.2(a) and the Company would have been entitled to terminate this Agreement pursuant to Sections 7.3(b) or 7.3(c) but for such termination pursuant to Section 7.2(a), then Parent shall promptly, but in no event later than two (2) Business Days, after the date of such termination, pay or cause to be paid to the Company or its designees the Parent Fee, by wire transfer of same day funds.

        For the avoidance of doubt, in no event shall Parent be required to pay the Parent Fee on more than one occasion. The Company shall have the right to assign its right to receive the Parent Fee to one or more Persons in its sole discretion.

          (d)   Parent and the Company acknowledge that (i) the fees and other provisions of this Section 7.5 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent and the Company would not enter into this Agreement and (iii) any amount payable pursuant to this Section 7.5 does not constitute a penalty; accordingly if the Company or Parent, as applicable, fails to promptly pay the amounts due pursuant to Sections 7.5(b) or (c) (or any portion thereof), and, in order to obtain such payment, the other party commences a suit that results in a judgment against the other party hereto for the Termination Fee, Excluded Party Fee or Parent Fee (or portion thereof) as applicable, the Company or Parent, as applicable, shall pay to the other party hereto its reasonable out-of pocket costs and expenses in connection with such suit, together with interest on the amount of such fee from the date such payment was required to be made to the date of payment at the prime rate as published in the Wall Street Journal on the date such payment was required to be made.

          (e)   Notwithstanding anything to the contrary in this Agreement, in the event the Company fails to effect the Closing in accordance with Section 1.2 of this Agreement or otherwise breaches this Agreement or fails to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 8.7, Parent's and Merger Sub's sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) (other than in connection with fraud for which all applicable legal and equitable remedies shall be available to Parent and Merger Sub) against any member of the Company Group in respect of this Agreement, any Contract executed in connection herewith and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article VII and collect, if due, (i) the Termination Fee or the Excluded Party Fee, as applicable, (ii) reimbursement of the Reimbursable Expenses and (iii) any interest and other amounts payable pursuant to Section 7.5(d), and upon payment of such amounts in accordance with this Section 7.5, except in connection with an order of specific performance as and only to the extent expressly permitted by Section 8.7, and (A) no member of the Company Group shall have any further liability or obligation relating to or arising out of this Agreement, any Contract executed in connection herewith or the transactions contemplated hereby or thereby, (B) neither Parent nor any other member of the Parent Group shall be entitled to bring or maintain any claim, action or proceeding against the Company or any member of the Company Group arising out of or in connection with this Agreement, any Contract executed in connection herewith, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) Parent shall use its reasonable best efforts to cause any legal proceedings pending in connection with this Agreement, any Contract executed in connection herewith or any of the transactions contemplated hereby or thereby, to the extent maintained by Parent, Merger Sub or another member of the Parent Group against the Company, its Subsidiaries or any member of the Company Group, to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, (x) the amounts the Termination Fee Parties are entitled to collect, if due, that are specified in clauses (i), (ii) and (iii) of this Section 7.5(e) are intended to serve as a cap on the maximum aggregate liability of the Company, its Subsidiaries and any member of the Company Group under this Agreement in the event the Company fails to effect the Closing in accordance with Section 1.2 of this Agreement or otherwise breaches this Agreement or fails to perform hereunder and under no circumstances shall the Termination Fee Parties be entitled to collect, if due, more than the amounts specified in such clauses or to collect, if due, any such amounts, including the Termination Fee or the Excluded Party Fee, as applicable, and reimbursement of the Reimbursable Expenses on more than one occasion and (y) under no circumstances shall the Termination Fee Parties, Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 8.7 and any money damages, including all or any portion of the Termination Fee or the Excluded Party Fee, as applicable, and the Reimbursable Expenses.

          (f)    Notwithstanding anything to the contrary in this Agreement, in the event Parent and Merger Sub fail to effect the Closing in accordance with Section 1.2 of this Agreement or otherwise breach this Agreement or fail to perform hereunder, then, except for an order of specific performance as and only to the extent expressly permitted by Section 8.7, the Company's sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) (other than in connection with fraud for which all applicable legal and equitable remedies shall be available to the Company) against any member of the Parent Group in respect of this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letters and the Limited Guarantees, but excluding the Confidentiality Agreements) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article VII and collect, if due, (i) the Parent Fee, (ii) any interest and other amounts payable pursuant to Section 7.5(d) and (iii) any reimbursement obligations under Sections 5.14(a) and (e) and 5.15(i) from Parent, and upon payment of such amounts in accordance with this Section 7.5 and Sections 5.14(a) and (e) and 5.15(i) , except in connection with an order of specific performance as and only to the extent expressly permitted by Section 8.7, and (A) no member of the Parent Group shall have any further Liability or obligation relating to or arising out of this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letters and the Limited Guarantees, but excluding the Confidentiality Agreements) or any of the transactions contemplated hereby or thereby, (B) neither the Company nor any other member of the Company Group shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any other member of the Parent Group arising out of or in connection with this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letters and the Limited Guarantees, but excluding the Confidentiality Agreements) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) the Company shall use its reasonable best efforts to cause any legal proceedings pending in connection with this Agreement, any Contract executed in connection herewith (including the Equity Commitment Letters and the Limited Guarantees, but excluding the Confidentiality Agreements) or any of the transactions contemplated hereby or thereby, to the extent maintained by the Company or another member of the Company Group against Parent, Merger Sub or any other member of the Parent Group to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, (x) the amounts the Company is entitled to collect, if due, that are specified in clauses (i), (ii) and (iii) of this Section 7.5(f) are intended to serve as a cap on the maximum aggregate liability of Parent, Merger Sub and any member of the Parent Group under this Agreement in the event Parent and Merger Sub fail to effect the Closing in accordance with Section 1.2 of this Agreement or otherwise breach this Agreement or fail to perform hereunder and under no circumstances shall the Company be entitled to collect, if due, more than the amounts specified in such clauses or to collect, if due, any such amounts including the Parent Fee, on more than one occasion and (y) under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 8.7 and any money damages, including all or any portion of the Parent Fee.

ARTICLE VIII

General Provisions

        8.1.    Survival.    None of the representations, warranties or covenants contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, that this Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II and Sections 5.9, 5.10, 5.11, and 5.13(d) shall survive the consummation of the Merger; and that this Article VIII and Sections 5.8, 5.10, 5.11, 5.13(d) and 7.5 shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        8.2.    Modification or Amendment.    Subject to the provisions of the applicable Laws, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided that following approval of this Agreement by the Company's stockholders, there shall be no amendment of or change to the provisions of this Agreement which, pursuant to applicable Law, would require further approval by the Company's stockholders without receipt of such approval.

        8.3.    Waiver; Extension.    The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by applicable Laws. At any time prior to the Effective Time, the parties may (a) waive or extend the time for the performance of any of the obligations or other acts of the other parties, or (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        8.4.    Counterparts.    This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        8.5.    Governing Law and Venue; Waiver of Jury Trial.

          (a)   This Agreement and all Actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to principles of conflicts of law. Each party hereto agrees that it shall bring any Action between the parties or involving any member of the Company Group or Parent Group (other than the Financing Sources) arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware) (together with the appellate courts thereof, the "Chosen Courts"), and solely with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto or any member of the Company Group or Parent Group (other than the Financing Sources) and (iv) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 8.6 of this Agreement. Notwithstanding the foregoing, each of the parties hereto agrees that (x) the Financing Letters and all Actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to the Financing Letters, or the negotiation, execution or performance thereof, shall, except as otherwise expressly provided therein, be governed by and construed in accordance with the Laws of the State of New York without regard to principles of conflicts of law, and (y) such party shall not bring or support any Action of any kind or description, whether in law or in equity, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby (including the Financing), including but not limited to any dispute arising out of or relating to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof). The provisions of this Section 8.5 shall be enforceable by each Financing Source, its Affiliates and their respective successors and permitted assigns. In no event shall Parent, Guarantors, the GS Investors or any of their respective Affiliates other than GSLP and Goldman Sachs & Co., Inc., be considered a Financing Source or an Affiliate thereof for purposes of this Section 8.5.

          (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE FINANCING LETTERS OR AGAINST THE FINANCING SOURCES. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

        8.6.    Notices.    All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth Business Day following the date of such deposit, or (d) if delivered by facsimile transmission, upon confirmation of successful transmission, (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

    If to Parent or Merger Sub, to:

    c/o GS Capital Partners VI Fund, L.P.
    200 West Street
    New York, NY 10282-2198
    Attention: Bradley Gross
    Fax: 212-357-5505

    with a copy to (which shall not constitute notice):

    Fried, Frank, Harris, Shriver & Jacobson LLP
    One New York Plaza
    New York, NY 10004
    Attention:  Robert C. Schwenkel
                        David L. Shaw
    Fax: 212-859-4000

    If to the Company, to:

    Interline Brands, Inc.
    701 San Marco Boulevard
    Jacksonville, Florida 32207
    Attention: Michael J. Grebe
                      Michael Agliata
    Fax: 856-533-1566

    with a copy to (which shall not constitute notice):

    Paul, Weiss, Rifkind, Wharton & Garrison LLP
    1285 Avenue of the Americas
    New York, NY 10019
    Attention:  Robert B. Schumer
                        Paul D. Ginsberg
    Fax: 212-757-3990

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

        8.7.    Specific Performance.

          (a)   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Article VII, the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts, except as provided in Section 8.7(b).

          (b)   Notwithstanding Section 8.7(a), it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Parent's obligation pursuant to the terms of this Agreement to cause the Equity Financing to be funded to fund the Merger and to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) all of the conditions in Sections 6.1, 6.2 and 6.3 shall have been satisfied (other than those conditions that, by their terms, are to be satisfied at the Closing or the failure of which to be satisfied, is caused by a material breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement), (ii) the third Business Day immediately following the final day of the Marketing Period shall have occurred, (iii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iv) Parent and Merger Sub fail to complete the Closing in accordance with Section 1.2, and (v) the Company has confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur, and that it is willing to waive any unsatisfied conditions in Section 6.3 (but solely for purposes of consummating the Merger). For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent's obligations to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

          (c)   Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

          (d)   While the Company may pursue both a grant of specific performance as and only to the extent permitted by this Section 8.7 and the payment of the Parent Fee as provided by Section 7.5(c), under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance and payment of the Parent Fee.

        8.8.    Entire Agreement.    (a) This Agreement (including any exhibits hereto), (b) the Company Disclosure Letter, (c) the Parent Disclosure Letter, (d) the Limited Guaranties and (e) the letter agreement, dated March 19, 2012, between the Company and GS Capital Partners and the letter agreement, dated March 22, 2012, between the Company and P2 Capital Partners, LLC (each, a "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

        8.9.    No Third Party Beneficiaries.    Except for Sections 5.11, 5.13(d), 7.5 and 8.5 (each of which provisions is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Person), each of Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 5.11 shall not arise unless and until the Effective Time occurs. Notwithstanding the foregoing, each party to the Debt Commitment Letter (and its respective Representatives) shall be express third party beneficiaries with respect to Section 7.5(g) and Section 8.5.

        8.10.    Definitions; Construction.

          (a)    Definitions.    As used herein:

          "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements (except with regard to standstill provisions); provided that an Acceptable Confidentiality Agreement shall not include any provision having the effect of prohibiting the Company from satisfying its obligations under this Agreement; provided, further, that the parties hereto hereby agree that the form of Acceptable Confidentiality Agreement attached to Section 8.10(a) of the Company Disclosure Letter shall constitute an Acceptable Confidentiality Agreement for all purposes hereof.

          "Acquisition Proposal" means any proposal or offer relating to (a) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole), (b) the acquisition of 20% or more of the outstanding shares of any class of capital stock of the Company or 20% or more of the voting power represented by the outstanding voting securities of the Company, (c) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition of 20% or more of the total voting power of the capital stock of the Company or 20% or more of the voting power represented by the outstanding voting securities of the Company, (d) the acquisition in any manner, directly or indirectly, of 20% or more of the consolidated total assets (based on fair market value) of the Company and its Subsidiaries (or to which 20% or more of the Company's revenues or earnings on a consolidated basis are attributable) including, for this purpose, the outstanding assets and Equity Interests of the Subsidiaries of the Company, or (e) any other transaction having a similar effect to those described in clauses (a) through (d), and in each case other than the transactions contemplated by this Agreement.

          "Action" means any claim, charge, complaint, dispute, demand, grievance, action, litigation, audit, investigation, review, inquiry, arbitration, suit in equity or at law, administrative, regulatory or quasi-judicial proceeding, or other proceeding of whatever kind or character.

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that with respect to the Parent and Merger Sub, the term "Affiliate" shall not include either of GSLP and Goldman Sachs & Co, Inc. in its capacity as a Financing Source pursuant to the Debt Financing Letters.

          "Applicable Financing Closing Date" means, (i) the Closing Date, in the case of the New ABL Facility and the Opco Bridge Facility, and (ii) if the Holdco Notes are issued prior to the Closing Date, the date selected by Parent not earlier than 45 days after the date hereof, and otherwise, the Closing Date.

          "Available Cash" means (i) the cash and cash equivalents of the Company and its domestic Subsidiaries that are not held outside of the United States, are not subject to any escrow or reserve requirements (e.g., settlement-related cash balances and merchant reserves), and can lawfully be dividended to the Company in compliance with Section 4.09 (a) of the Existing Notes Indenture and made available for use in funding the aggregate Per Share Merger Consideration and related fees and expenses without the incurrence of any Tax or violation of any contractual, legal or other restriction on the use thereof for such purpose, less (ii) the principal amount drawn under the Existing ABL Facility as of the Closing (excluding any undrawn amounts under outstanding letters of credit).

          "Benefit Plan" means any "employee benefit plan," as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any employment, change in control, retention, bonus, defined benefit or defined contribution, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based management, retirement, vacation, severance, termination, disability, death benefit, hospitalization, medical, dental, or other employee benefit plan, program, scheme, policy, agreement or arrangement as to which the Company or any of its Subsidiaries sponsors, maintains, contributes to or is obligated to contribute to, or has or may have any liability, for the benefit of any current or former officer, employee, consultant or director of the Company or any of its Subsidiaries.

          "Business Day" means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

          "Buyers Access" means Buyers Access LLC, a Delaware limited liability company.

          "Common Stock" means the common stock of the Company, par value $0.01 per share.

          "Company Group" means (i) the Company, its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of the Company or any of its Subsidiaries, or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

          "Company Intellectual Property" means Intellectual Property owned by the Company and its Subsidiaries and material to the business and operations of the Company and its Subsidiaries taken as a whole.

          "Company Material Adverse Effect" means any fact, development, condition, matter, state of facts, circumstance, change, event, occurrence or effect that (a) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business, properties, assets or results of operations of the Company and its Subsidiaries taken as a whole; provided that none of the following, and no effect arising out of or resulting from the following, shall constitute or be taken into account in determining whether a "Company Material Adverse Effect" has occurred or may, would or could occur:

              (i)  any facts, circumstances, changes, events, occurrences or effects generally affecting (A) the industries in which the Company and its Subsidiaries operate or (B) the economy, social or political conditions, credit or financial or capital markets (including disruptions thereof) in the United States or elsewhere in the world, including changes in interest, currency or exchange rates or the price of any security, commodity or market index, or

             (ii)  any facts, circumstances, changes, events, occurrences or effects, to the extent arising out of, resulting from or attributable to (A) any changes in legal or regulatory conditions, including changes in applicable Law or generally accepted accounting principles or requirements, or any changes in the interpretation or enforcement thereof, (B) compliance by the Company and its Subsidiaries with the terms of this Agreement, including the failure to take any action restricted by this Agreement, (C) the public announcement of this Agreement and the transactions contemplated hereby including any loss of, or adverse change in, the relationship of the Company or any Subsidiary with any Person with whom they transact business with (provided that this clause (C) shall be disregarded for purposes of any representations and warranties set forth in Section 3.5), (D) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (E) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, (F) any decrease of the ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease, (G) any decline in the market price, or change in trading volume, of any capital stock of the Company, (H) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (I) any actions taken, or not taken, with the written consent, written waiver or at the written request of Parent or any action taken to the extent expressly permitted or required by this Agreement, or (J) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position;

  provided that (x) facts, developments, conditions, matters, states of facts, circumstances, changes, events, occurrences or effects set forth in clauses (a)(i), (a)(ii)(A), (a)(ii)(C), (a)(ii)(D), (a)(ii)(F) and (a)(ii)(H) above may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent (and only to the extent) such facts, developments, conditions, matters, states of facts, circumstances, changes, events, occurrences or effects have a disproportionate adverse effect on the financial condition, business, properties, assets or results of operations of the Company and its Subsidiaries, taken as a whole, in relation to others in the industries in which the Company and its Subsidiaries operate, and (y) that the underlying cause of any decrease, decline, change or failure referred to in clauses (a)(ii)(F), (a)(ii)(G) and (a)(ii)(J) above may be taken into account in determining whether there has been or is a Company Material Adverse Effect; or (b) would, or would reasonably be expected to, prevent or materially delay the consummation of the Merger.

          "Compliant" means, as of any time of determination, with respect to the Specified Required Information, that such Specified Required Information at such time (i) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Specified Required Information, in light of the circumstances under which the statements contained in the Specified Required Information are made, not misleading, and (ii) includes all Specified Required Information.

          "Contract" means any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement, commitment, arrangement or other instrument or obligation.

          "DGCL" means the General Corporation Law of the State of Delaware, as amended.

          "Employment Agreement" means any Contract of employment, service, compensation or severance between the Company or any of its Subsidiaries and any current or former employee, under which there are current or future obligations outstanding and that (a) would entitle such employee or former employee to severance payments (including payments for compliance with post-termination restrictive covenants) or severance benefits in excess of the payments or benefits such employee would be entitled to under the Company's severance policies, Benefit Plans, or applicable Law, (b) would entitle such employee or former employee to change in control payment or benefit upon, or as a result of, (i) the execution of this Agreement or (ii) consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional acts or events), (c) provides for a term of employment of longer than twelve months from the date of such Contract, (d) provides for a material retention or material retirement payment or benefit (other than under a tax-qualified plan) or (e) would entitle such employee or former employee to a bonus in excess of the bonus such employee or former employee would have been entitled to under the Company's applicable Benefit Plans that are bonus plans.

          "Environmental Laws" means any and all applicable Laws which (i) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water or air; or human health and safety as it relates to exposure to Hazardous Substances; or (ii) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Toxic Substance Control Act (15 U.S.C. 2601 et seq.) and the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH) (Regulation (EC) No 1907/2006 of the European Parliament and of the Council of 18 December 2006), or any other Law of similar effects.

          "Environmental Permits" means any Permit required under applicable Environmental Laws.

          "Equity Interest" means any share, capital stock, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means a corporation which, at the time of reference, is or was a member of a controlled group of corporations with the Company and/or its Subsidiaries within the meaning of Code Section 414(b), a trade or business which is or was under common control with the Company and/or its Subsidiaries within the meaning of Code Section 414(c), or a member of an affiliated service group with the Company and/or its Subsidiaries within the meaning of Code Section 414(m) or (o).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Existing ABL Facility" means the Credit Agreement, dated as of November 16, 2010, among Opco, as a borrower, the other loan parties party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto.

          "Existing Notes" means the 7.00% senior subordinated notes due 2018 of Opco.

          "Existing Notes Indenture" means the indenture, dated as of November 16, 2010, between Opco, as issuer, the guarantors named therein, and Wells Fargo Bank, National Association, as trustee, under which the Existing Notes are issued.

          "Facilities" means all real property owned, leased, or operated by the Company or its Subsidiaries and any buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capital items and other tangible property located on, in, under, or above the real property of the Company or its Subsidiaries.

          "FCPA" means the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1 et seq., as amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

          "Financing Sources" means the Persons (other than the Company or any of its Subsidiaries or any of their respective Affiliates (other than GSLP and Goldman Sachs & Co., Inc.) or controlling persons) that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing (including any alternative debt financings) in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the parties named in Section 4.8(a), together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns.

          "GAAP" means United States generally accepted accounting principles in effect from time to time, consistently applied.

          "Government Bid" means any unexpired bid or proposal made to any Governmental Authority for which an award has not been issued, which, if accepted or awarded, would lead to a Government Contract.

          "Government Contracts" means, with respect to or related to the business of the Company, any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, task order, teaming agreement, cooperative agreement, grant, loan or other Contract, or a legally binding commitment thereunder or relating thereto between the Company or any Affiliate of the Company and any (1) Governmental Entity, (2) prime contractor performing under a prime Contract with a Governmental Entity, or (3) subcontractor performing under a prime Contract with any Governmental Entity.

          "Governmental Entity" means any federal, state, local, municipal or foreign government, any court, tribunal, administrative agency or commission or other governmental or quasi-governmental or other regulatory authority or agency, whether federal, state, local, municipal, foreign or supranational, or any arbitral body or the NYSE.

          "GS Capital Partners" means GS Capital Partners VI Fund, L.P., a Delaware limited partnership.

          "GS Investors" means, GS Capital Partners, GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P., and GS Capital Partners VI GmbH & Co. KG.

          "GSLP" means Goldman Sachs Lending Partners LLC.

          "Hazardous Substance" means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, toxic mold, and petroleum products or by-products.

          "Holdco Bridge Facility" has the meaning ascribed to the term "Holdco Bridge Facility" in the Debt Commitment Letter.

          "Holdco Notes" has the meaning ascribed to the term "Holdco Securities" in the Fee Letter.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "Intellectual Property" means all intellectual property rights of any type or nature recognized by law, however denominated throughout the world, arising out of or associated with: trademarks, trade names, service marks, service names, mark registrations and applications, trade dress, logos, slogans, assumed names, domain names, the goodwill in any of the foregoing; works of authorship, registered and unregistered copyrights, software, data, databases; technology, inventions (whether patentable or not), patents and patent applications; and trade secrets and confidential information.

          "Knowledge" means (a) with respect to the Company, the actual knowledge of those persons set forth in Section 8.10(a) of the Company Disclosure Letter after reasonable inquiry and (b) with respect to Parent, the actual knowledge of those persons set forth in Section 8.10(a) of the Parent Disclosure Letter after reasonable inquiry.

          "Law" means any Order or any federal, state, local, foreign, supranational or international law, statute, treaty, convention or ordinance, common law, or any rule, regulation, standard, directive, requirement, policy, license or permit of any Governmental Entity.

          "Leased Real Property" means any interest in real property held by the Company or any of its Subsidiaries pursuant to a lease, sublease, license or other similar written agreement.

          "Lien" means any mortgage, pledge, security interest, encumbrance, adverse claim, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

          "Marketing Period" means, subject to the second to last sentence of this definition, the first period of twenty (20) consecutive calendar days commencing after the date hereof and throughout and at the end of which (a) Parent shall have received the Specified Required Information from the Company and the Specified Required Information shall be Compliant, (b) the conditions set forth in Sections 6.1 and 6.2 are satisfied (except for Section 6.1(a) and those conditions that by their terms are to be satisfied by actions at the Closing, or the failure of which to be satisfied, is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement), (c) nothing has occurred and no condition exists that would reasonably be expected to cause any of the conditions set forth in Sections 6.1 and 6.2 to fail to be satisfied, assuming the Closing were to be scheduled for any time during such twenty (20) consecutive calendar day period, and (d) either (1) if the Company is not engaged in discussions with any Excluded Party, the Solicitation Period End Date shall have occurred or (2) if the Company is engaged in discussions with any Excluded Party, the Cut-Off Date shall have occurred; provided that: (i) if any financial information for any fiscal quarter included in the applicable Specified Required Information in use at such time becomes stale under Regulation S-X promulgated under the Securities Act, the Marketing Period shall not be deemed to have commenced unless and until the Company has furnished Parent with updated Specified Required Information, (ii) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of the Marketing Period, (A) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company SEC Documents, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements by Deloitte & Touche LLP or another independent accounting firm reasonably acceptable to Parent, or (B) the Company shall have announced any intention to restate any historical financial statements of the Company or other financial information included in the Specified Required Information, or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest such restatement has been completed and the applicable Specified Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required in accordance with GAAP, (iii) any Specified Required Information is not Compliant at any time during such twenty (20) consecutive calendar days, (iv) if the Company shall have been delinquent in filing or furnishing any Company SEC Document, the Marketing Period shall not be deemed to have commenced unless and until, at the earliest, all such delinquencies have been cured, and (v) if the Company has received any material accounting comments from the staff of the SEC on its Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q, as such may be amended, the Marketing Period shall not be deemed to have commenced unless and until, at the earliest, all such material accounting comments have been satisfactorily resolved with the SEC staff. Notwithstanding anything to the contrary herein, the Marketing Period shall not commence until the later of (x) on or after September 5, 2012 and (y) the date on which the Company has first mailed (or, to the extent permitted by law, made available) the Proxy Statement to the stockholders of the Company. For the avoidance of doubt, once the Marketing Period commences it shall not be affected by the request by Parent or Merger Sub of Specified Required Information made after the commencement of the Marketing Period (other than with respect to Specified Required Information requested prior to the commencement of the Marketing Period, a request made in compliance with Section 5.14 that such Specified Required Information be Compliant).

          "Merger Communication" means, with respect to the Company, any document or other written communication prepared by or on behalf of the Company or any of its Subsidiaries, or any document or other material or information posted or made accessible on the website of the Company (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a stockholder of the Company, would reasonably be deemed to constitute a "solicitation" of "proxies" (in each case, as defined in Rule 14a-1 of the Exchange Act) with respect to the Merger.

          "New ABL Facility" has the meaning ascribed to the term "ABL Facility" in the Debt Commitment Letter.

          "NYSE" means the New York Stock Exchange, Inc.

          "Opco" means Interline Brands, Inc., a New Jersey corporation.

          "Opco Bridge Facility" has the meaning ascribed to the term "Opco Bridge Facility" in the Debt Commitment Letter.

          "Order" means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict, arbitration award or finding entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.

          "Parent Fee" means (A) $68,400,000, in circumstances in which a Parent Fee is payable pursuant to Section 7.5(c) and Parent or Merger Sub has committed a Willful and Material Breach of any of its representations or warranties, covenants, obligations or agreements contained in this Agreement; or (B) $51,300,000, in all other circumstances in which a Parent Fee is payable pursuant to Section 7.5(c); provided that Willful and Material Breach by Parent or Merger Sub shall not exist solely by reason of failure by Parent and Merger Sub to consummate the Merger if (x) all of the conditions set forth in Section 6.1 and 6.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) and (y) Parent has satisfied its obligations under Section 5.13 but the Debt Financing is not available pursuant to the terms thereof and would not be available upon the funding of the Equity Commitments.

          "Parent Group" means (i) Parent, Merger Sub, the Guarantors, the GS Investors, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of Parent, Merger Sub or any Guarantor or GS Investor, (iii) any Financing Source, or any lead arranger, arranger, agent or Representative of or to Parent, Merger Sub or any Guarantor or GS Investor or (iv) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

          "Parent Material Adverse Effect" means any fact, circumstance, change, event or occurrence, individually or in the aggregate, that would, or would be reasonably expected to, prevent or materially delay the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, on a timely basis.

          "Permitted Liens" means (a) zoning restrictions, easements, rights-of-way, restrictions, conditions, minor defects and irregularities in, and other similar exceptions to, title and/or other encumbrances on real property (provided that such liens and restrictions do not materially interfere with the use of such real property or the Company's or its Subsidiaries' operation of their respective businesses as currently operated or otherwise materially and adversely impair the Company's current business operations at such location), (b) pledges or deposits by the Company or any of its Subsidiaries under workmen's compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice, (c) Liens imposed by Law, including carriers', warehousemen's, landlords' and mechanics' liens, in each case incurred in the ordinary course of business consistent with past practice for sums not yet due or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (d) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (e) non-exclusive licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries, (f) Liens in favor of any lessor under the Real Estate Leases, or encumbering the interests of the lessors in the Leased Real Property, (g) Liens with respect to the Indebtedness of the Company or its Subsidiaries that is reflected in the Company SEC Documents, and (h) other Liens that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and its Subsidiaries taken as a whole.

          "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

          "Real Estate Leases" means, collectively, each lease, sublease, license and other similar written agreement pursuant to which the Company or any of its Subsidiaries is granted the right to use or occupy, now or in the future, the Leased Real Property or any portion thereof, including any and all modifications, amendments and supplements thereto and any assignments thereof.

          "Record Holder" means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

          "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any applicable foreign antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate (a) foreign investment, (b) foreign exchange or currency controls, or (c) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          "Reimbursable Expenses" means all documented out-of-pocket expenses incurred by Parent and any of its Affiliates, as applicable, in connection with this Agreement and the transactions contemplated hereby (including, for the avoidance of doubt, any interest expense on any of the Debt Financing that is funded into escrow prior to the Closing Date and released as a result of the termination of this Agreement, net of any interest income on the escrowed proceeds of such Debt Financing and any non-reimbursable underwriting fee paid in connection therewith), in either case, up to a maximum aggregate amount of $5,000,000.

          "Representatives" means, as to any Person, its directors, officers, employees, agents and representatives acting on such Person's behalf, including any such investment banker, financial advisor, attorney, accountant or other advisor, agent, representative, intermediary or Affiliate.

          "Restricted Payments" has the meaning ascribed thereto under the Existing Notes Indenture.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Solvent" means, when used with respect to any Person, that, on a consolidated basis as of any date of determination, (i) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all Liabilities of such Person, as of such date, as such amounts are determined in accordance with applicable Law governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the Liabilities of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its debts as they mature. For purposes of this definition, (A) "debt" means liability on a "claim" and (B) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. The amount of Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured Liability.

          "Specified Parent Affiliates" means, (a) the GS Investors, (b) the general partners of the GS Investors and (c) Merger Sub.

          "Subsidiary" means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

          "Superior Proposal" means a bona fide written Acquisition Proposal that is not solicited or received in violation of Section 5.3 and that the Company Board has concluded in its good faith judgment, after consultation with its independent financial advisor and outside legal counsel, and taking into consideration all relevant factors, among other things, all of the terms and conditions of such Acquisition Proposal and this Agreement (in each case taking into account any changes to this Agreement or the transactions contemplated hereby (or any other proposals) made or proposed in writing by Parent prior to the time of determination), including financing, regulatory approvals, breakup fee and expense reimbursement provisions, (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account the expected timing and risk and likelihood of consummation); provided that for purposes of the definition of "Superior Proposal," the references to "20%" in the definition of Acquisition Proposal shall be deemed to be references to "80%".

          "Takeover Statutes" means any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions" or "business combination statute or regulation" or similar state antitakeover Law.

          "Tax" (including, with correlative meaning, the term "Taxes") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, unclaimed property or escheat obligation, ad valorem, real or personal property, withholding, excise, production, value added, goods and services, transfer, license, occupation, premium, windfall profits, social security (or similar), registration, alternative or add-on minimum, estimated, occupancy and other taxes, duties, fees, governmental charges or other assessments of any nature whatsoever, whether disputed or not, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

          "Tax Return" means all returns and reports (including elections, declarations, disclosures, schedules, claims for refund, statements, estimates, information returns and other similar documents) required to be supplied to a Governmental Entity relating to Taxes, including any attachments thereto and any amendments thereof.

          "Termination Fee Parties" means (i) Parent, (ii) Goldman, Sachs & Co., and (iii) P2 Capital Partners, LLC.

          "Willful and Material Breach" means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement.

          (b)    Construction.    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.

  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. The mere listing (or inclusion of a copy) of a Contract or other document or item shall not be adequate to disclose an exception to a representation, warranty or covenant made in this Agreement, except to the extent such representation, warranty or covenant calls only for the listing (or inclusion of a copy) of such Contract or other document or other item itself. The phrase "made available," when used in reference to anything made available to Parent, Merger Sub or their Representatives, shall be deemed to include anything uploaded to and made available to Parent, Merger Sub and their Representatives in the on-line data room hosted by Intralinks on behalf of the Company in the on-line workspace captioned Project Bagpiper.

        8.11.    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        8.12.    Assignment.    Except as provided in Section 7.5(b) and 7.5(c), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that Parent and Merger Sub may assign this Agreement (in whole but not in part) to any Affiliate of Parent and/or to any Financing Sources for purposes of creating a security interest herein or otherwise assign as collateral in respect of the Financing. No assignment by any party hereto shall relieve such assigning party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any purported assignment in violation of this Section 8.12 shall be void.

        8.13.    Headings.    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

        8.14.    Delivery by Facsimile or Electronic Transmission.    This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a ".pdf" format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

INTERLINE BRANDS, INC.
By:	/s/ MICHAEL AGLIATA Name: Michael Agliata Title: Vice President, General Counsel & Secretary

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ISABELLE HOLDING COMPANY INC.
By:	/s/ BRADLEY J. GROSS Name: Bradley J. Gross Title: Vice President

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ISABELLE ACQUISITION SUB INC.
By:	/s/ BRADLEY J. GROSS Name: Bradley J. Gross Title: Vice President

Appendix B

Section 262 of the General Corporation Law of the State of Delaware

        § 262. Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix C

745 Seventh Avenue New York, NY 10019 United States

May 29, 2012

Board of Directors
Interline Brands, Inc.
701 San Marco Boulevard
Jacksonville, Florida 32207

Members of the Board of Directors:

        We understand that Interline Brands, Inc., a Delaware corporation (the "Company"), intends to enter into a transaction (the "Proposed Transaction") with Isabelle Holding Company, Inc., a Delaware corporation ("Parent"), pursuant to which (i) Isabelle Acquisition Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), will be merged with and into the Company with the Company surviving the merger (the "Merger"), and (ii) upon the effectiveness of the Merger, each issued and outstanding share of common stock of the Company (the "Company Common Stock") (other than shares to be cancelled pursuant to the Agreement (as defined below)) will be converted into the right to receive $25.50 in cash (the "Consideration"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated May 29, 2012 among the Company, Parent and Merger Sub (the "Agreement") and the summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders (other than P2 Capital Partners, LLC and its affiliated funds (collectively, "P2 Capital Partners")) of the Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Consideration to be offered to the stockholders of the Company in the Proposed Transaction.

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 30, 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2012; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company; (4) a trading history of the Company's common stock from December 16, 2004 to May 25, 2012; (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (7) estimates of independent research analysts with respect to the future financial performance of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. We have been requested to solicit third party indications of interest in the possible acquisition of all or a part of the Company's business for a specified period after the date of the Agreement as permitted by the provisions thereof (the "Go-Shop"). Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

        We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders (other than P2 Capital Partners).

        We have acted as financial advisor to the Company in connection with the Proposed Transaction, including in connection with the Go-Shop, and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i) Joint Lead Arranger and Bookrunner on the Company's $225 million ABL Revolving Credit Facility, (ii) Lead Dealer Manager on the Company's $150 million debt Tender Offer and (iii) Lead Bookrunner on the Company's $300 million Senior Subordinated Notes offering.

        In addition, we and our affiliates in the past have provided, currently are providing, or in the future may provide, investment banking and other financial services to GS Capital Partners LP ("GS Capital Partners"), which together with P2 Capital Partners is a parent company of Parent, and certain of GS Capital Partners' affiliates and portfolio companies and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to GS Capital Partners and certain of its portfolio companies and affiliates in connection with certain mergers and acquisition transactions, (ii) having acted or acting as arranger, bookrunner and/or lender for GS Capital Partners and certain of its portfolio companies and affiliates in connection with the financing for various acquisition transactions and (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by GS Capital Partners and certain of its portfolio companies and affiliates. In addition, we and our affiliates in the future may provide or seek to provide investment banking and other financial services to P2 Capital Partners and its affiliated entities for which we would expect to receive customary fees.

        Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of (i) the Company, (ii) GS Capital Partners and certain of GS Capital Partners' affiliated entities and/or funds, and (iii) P2 Capital Partners and certain of P2 Capital Partners' affiliated entities, for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

        This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                      Very truly yours,

                      BARCLAYS CAPITAL INC.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. INTERLINE BRANDS, INC. 701 SAN MARCO BOULEVARD JACKSONVILLE, FL 32207 M48891-S96605 INTERLINE BRANDS, INC. The Board of Directors recommends you vote FOR the following proposals: Abstain Against For 1. Adoption of the Merger Agreement To adopt the Agreement and Plan of Merger, dated as of May 29, 2012, by and among Isabelle Holding Company Inc., Isabelle Acquisition Sub Inc. and Interline Brands, Inc. ! ! ! 2. Approval, on an advisory (non-binding) basis, of the Golden Parachute Compensation To approve, on an advisory (non-binding) basis, the golden parachute compensation ! ! ! 3. Adjournment or Postponement of the Special Meeting, if Necessary or Appropriate, to Solicit Additional Proxies To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies ! ! ! NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion. ! For address change/comments, mark here. (see reverse for instructions) ! ! Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement are available at http://ir.interlinebrands.com or www.sec.gov M48892-S96605 INTERLINE BRANDS, INC. 701 SAN MARCO BOULEVARD JACKSONVILLE, FL 32207 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 29, 2012 The undersigned hereby appoints Michael J. Grebe, Michael Agliata and Kenneth D. Sweder, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Interline Brands, Inc. held of record by the undersigned on July 26, 2012, at the Special Meeting of Stockholders to be held at 10:00 a.m. local time on August 29, 2012 at the offices of the Company, located at 701 San Marco Boulevard, Jacksonville, Florida 32207, or any adjournment or postponement thereof. The undersigned hereby acknowledges receipt, prior to the execution of this proxy card, of the Notice of Special Meeting of Stockholders and the Proxy Statement, the terms of each of which are incorporated herein by reference and revokes any proxy heretofore given with respect to such meeting. Shares represented by this proxy will be voted by the proxies in accordance with directions given by the undersigned stockholder. If no such directions are indicated, the proxies will have authority to vote FOR Proposal 1 (merger agreement), FOR Proposal 2 ("golden parachute" compensation) and FOR Proposal 3 (adjournment or postponement of the Special Meeting, if necessary or appropriate). In their discretion, the proxies are also authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS Address Change/Comments: ______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Change and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side